Filed pursuant to Rule 424(b)(5)
Registration No. 333-250899

Prospectus Supplement No. 2
(To Prospectus dated July 26, 2024)

ABVC BIOPHARMA, INC.

3,400,187 shares of Common Stock

This prospectus relates to the resale, from time to time, by the selling stockholders identified in this prospectus under the caption “Selling Stockholders,” of up to 3,400,187 shares of Common Stock of ABVC BioPharma, Inc., a Nevada corporation (the “Company”), $0.001 par value (the “Common Stock”)

For the details about the selling stockholder, please see “Selling Stockholders.” The selling stockholder may sell these shares from time to time in the principal market on which our Common Stock is traded at the prevailing market price, in negotiated transactions, or through any other means described in the section titled “Plan of Distribution.” The selling stockholder may be deemed an underwriter within the meaning of the Securities Act of 1933, as amended, of the shares of Common Stock that they are offering. We will pay the expenses of registering these shares. We will not receive proceeds from the sale of our shares by the selling stockholder that are covered by this prospectus.

Our shares of Common Stock are currently traded on the Nasdaq Capital Market under the symbol “ABVC.” On August 5, 2024, the closing sale price of our shares of Common Stock was $0.69 per share.

Investing in our securities involves a high degree of risk. You should purchase our securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 8 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 7, 2024

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We and our Underwriter have not authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

Unless the context otherwise requires, the terms “ABVC,” “we,” “us” and “our” in this prospectus refer to ABVC BIOPHARMA, INC., and “this offering” refers to the offering contemplated in this prospectus.

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PROSPECTUS CONVENTIONS

Except where the context otherwise requires and for purposes of this prospectus only:

“American BriVision Corporation” refers to a Delaware corporation and wholly-owned subsidiary of ABVC;

“APR” or “annual percentage rate” refers to the annual rate that is charged to borrowers, including a fixed interest rate and a transaction fee rate, expressed as a single percentage number that represents the actual yearly cost of borrowing over the life of a loan;

“BioKey” means BioKey, Inc. refers to a California corporation and wholly-owned subsidiary of ABVC;

“BioLite” means BioLite Holding, Inc. refers to a Nevada corporation and a wholly-owned subsidiary of ABVC;

The “Board” or “Board of Directors” refers to the board of directors of the Company;

“China” and “P.R.C.” refer to the People’s Republic of China, including Hong Kong Special Administrative Region or Macau Special Administrative Region, unless referencing specific laws and regulations adopted by the PRC and other legal or tax matters only applicable to mainland China, excluding Taiwan for purposes of this prospectus;

“Common Stock” is the Common Stock of ABVC Biopharma, Inc., par value US$0.001 per share;

“Merger Agreement” means the Agreement and Plan of Merger dated as of January 31, 2018, pursuant to which the Company, BioLite, BioKey, “BioLite Acquisition Corp.” a Nevada corporation, and BioKey Acquisition Corp.” a California corporation completed a business combination on February 8, 2019 where ABVC acquired BioLite and BioKey via the issuance of additional shares of Common Stock to the stockholders of BioLite and BioKey;

“Series A Convertible Preferred Stock” is the Series A convertible preferred stock of ABVC Biopharma, Inc., par value US$0.001 per share;

The terms “we,” “us,” “our,” “the Company,” “our Company” or “ABVC” refers to ABVC Biopharma, Inc., a Nevada corporation, and all of the Subsidiaries as defined herein unless the context specifies;

“R.O.C.” or “Taiwan” refers to Taiwan, the Republic of China;

“Subsidiary” or “Subsidiaries,” refer to American BriVision Corporation, sometimes referred to as “BriVision”, BioLite Holding, Inc. or BioLite and BioKey, Inc. or BioKey;

All references to “NTD” and “New Taiwan Dollars” are to the legal currency of R.O.C.; and

All references to “U.S. dollars”, “dollars”, and “$” are to the legal currency of the U.S.

This prospectus specifies certain NTD amounts and in parenthesis the approximate U.S. dollar amounts at the exchange rate on the date of this prospectus. The conversion rates regarding NTD and U.S. dollars are subject to change and, therefore, we can provide no assurance that U.S. dollar amounts specified in this prospectus will not change.

For clarification, this prospectus follows English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English.

INDUSTRY AND MARKET DATA

This prospectus includes information with respect to market and industry conditions and market share from third-party sources or based upon estimates using such sources when available. We have not, directly or indirectly, sponsored or participated in the publication of any of such materials. We believe that such information and estimates are reasonable and reliable. We also assume the information extracted from publications of third-party sources has been accurately reproduced. We understand that the Company would be liable for the information included in this prospectus if any part of the information was incorrect, misleading or imprecise to a material extent.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case included elsewhere in this prospectus.

Company Overview

Our Mission

We devote our resources to building a sophisticated biotech company and becoming a pioneer in the biopharmaceutical industry. Dr. Uttam Patil, our Chief Executive Officer, and Dr. Tsung-Shann Jiang, the founder and majority shareholder of the Company, understand the challenges and opportunities of the biotech industry and intend to provide therapeutic solutions to significant unmet medical needs and to improve health and quality of human life by developing innovative botanical drugs to treat central nervous system (“CNS”) and oncology/ hematology diseases.

Business Overview

As of the date hereof, the Company’s minimal revenue has come from the sale of CDMO services through BioKey. However, the Company’s focus is on developing a pipeline of products by carefully tracking new medical discoveries or medical device technologies in research institutions in the Asia-Pacific region. Pre-clinical, disease animal model and Phase I safety studies are examined closely by the Company’s scientists and other specialists known to the Company to identify drugs or medical devices that it believes demonstrate efficacy and safety based on the Company’s internal qualifications. Once a drug or medical device is shown to be a good candidate for further development and ultimately commercialization, ABVC licenses the drug or medical device from the original researchers and introduces the drug or medical device clinical trial plan to highly respected principal investigators in the United States, Australia and Taiwan. In almost all cases, ABVC has found that research institutions in each of those countries are eager to work with the Company to move forward with Phase II clinical trials.

Institutions that have or are now conducting phase II clinical trials in partnership with ABVC include:

●	Drug: ABV-1504, Major Depressive Disorder (MDD), Phase II completed. NCE drug Principal Investigators: Charles DeBattista M.D. and Alan F. Schatzberg, MD, Stanford University Medical Center, Cheng-Ta Li, MD, Ph.D – Taipei Veterans General Hospital

●	Drug: ABV-1505, Adult Attention-Deficit Hyperactivity Disorder (ADHD), Phase II Part 1 completed. Principal Investigators: Keith McBurnett, Ph.D. and Linda Pfiffner, Ph.D., University of California San Francisco (UCSF), School of Medicine. Phase II, Part 2 clinical study sites include UCSF and 5 locations in Taiwan. The Principal Investigators are Keith McBurnett, Ph.D. and Linda Pfiffner, Ph.D., University of California San Francisco (UCSF), School of Medicine; Susan Shur-Fen Gau, M.D., National Taiwan University Hospital; Xinzhang Ni, M.D. Linkou Chang Gung Memorial Hospital; Wenjun Xhou, M.D.; Kaohsiung Chang Gung Memorial Hospital; Ton-Ping Su, M.D., Cheng Hsin General Hospital; Cheng-Ta Li, M.D., Taipei Veterans General Hospital. Phase II, Part 2 began in the 1st quarter of 2022 at the 5 Taiwan sites. The UCSF site joined the study in the 2nd quarter of 2023. The subjects enrolled in the study has reached the number for interim analysis in 2023 December, and the interim analysis of the study is in progress.

●	Drug: ABV-1601, Major Depression in Cancer Patients, Phase I/II, NCE drug Principal Investigator: Scott Irwin, MD, Ph.D. – Cedars Sinai Medical Center (CSMC). The Phase I clinical study will be initiated in the 1st quarter of 2024.

●	Medical Device: ABV-1701, Vitargus® in vitrectomy surgery, Phase II Study has been initiated in Australia and Thailand, Principal Investigator: Duangnate Rojanaporn, M.D., Ramathibodi Hospital; Thuss Sanguansak, M.D., Srinagarind Hospital of the two Thailand Sites and Professor/Dr. Matthew Simunovic, Sydney Eye Hospital; Dr. Elvis Ojaimi, East Melbourne Eye Group & East Melbourne Retina. The Phase II study started in the 2nd quarter of 2023, and the company is working on improvements to the Vitargus Product through the new batch of investigational product.

The following trials are expected to begin in the third quarter of 2024:

●	Drug: ABV-1519, Non-Small Cell Lung Cancer treatment, Phase I/II Study in Taiwan, Principal Investigator: Dr. Yung-Hung Luo, M.D., Taipei Veterans General Hospital (TVGH)

●	Drug: ABV-1703, Advanced Inoperable or Metastatic Pancreatic Cancer, Phase II, Principal Investigator: Andrew E. Hendifar, MD – Cedars Sinai Medical Center (CSMC)

Upon successful completion of a Phase II trial, ABVC will seek a partner, typically a large pharmaceutical company, to complete a Phase III study and commercialize the drug or medical device upon approval by the US FDA, Taiwan TFDA and other country regulatory authorities.

Corporate Structure

ABVC was incorporated under the laws of the State of Nevada on February 6, 2002 and has three wholly-owned Subsidiaries: BriVision, BioLite Holding, Inc. and BioKey, Inc. BriVision was incorporated in July 2015 in the State of Delaware and is in the business of developing pharmaceutical products in North America.

BioLite Holding was incorporated under the laws of the State of Nevada on July 27, 2016, with 500,000,000 shares authorized, par value $0.0001. Its key Subsidiaries include BioLite BVI, Inc. (“BioLite BVI”) that was incorporated in the British Virgin Islands on September 13, 2016 and BioLite Inc. (“BioLite Taiwan”), a Taiwanese corporation that was founded in February 2006. BioLite Taiwan has been in the business of developing new drugs for over twelve years. Certain shareholders of BioLite Taiwan exchanged approximately 73% of equity securities in BioLite Taiwan for the Common Stock in BioLite Holding in accordance with a share purchase/ exchange agreement (the “Share Purchase/ Exchange Agreement”). As a result, BioLite Holding owns via BioLite BVI approximately 73% of BioLite Taiwan. The other shareholders who did not enter this Share Purchase/ Exchange Agreement retain their equity ownership in BioLite Taiwan.

Incorporated in California on November 20, 2000, BioKey has chosen to initially focus on developing generic drugs to ride the opportunity of the booming industry.

Upon closing of the Mergers on February 8, 2019, BioLite and BioKey became two wholly-owned subsidiaries of ABVC.

In November 2023, the Company and one of its subsidiaries, BioLite, Inc. (“BioLite”) each entered into a multi-year, global licensing agreement with AiBtl BioPharma Inc. (“AIBL”) for the Company and BioLite’s CNS drugs with the indications of MDD (Major Depressive Disorder) and ADHD (Attention Deficit Hyperactivity Disorder) (the “Licensed Products”). The license covers the Licensed Products’ clinical trial, registration, manufacturing, supply, and distribution rights. The parties are determined to collaborate on the global development of the Licensed Products. The parties are also working to strengthen new drug development and business collaboration, including technology, interoperability, and standards development. As per each of the respective agreements, each of ABVC and BioLite received 23 million shares of AIBL stock at $10 per share, and if certain milestones are met, each may receive $3,500,000 and royalties equaling 5% of net sales, up to $100 million. Upon the issuance of the shares, AIBL became a subsidiary of ABVC.

The following chart illustrates the corporate structure of ABVC:

Effective March 5, 2022, the Company’s Board for Directors approved amending the Company’s Bylaws to remove Section 2.8, which permitted cumulative voting for directors since cumulative voting is specifically prohibited by our Articles of Incorporation. Since it is not otherwise stated in our Articles of Incorporation or Bylaws, directors shall be elected by a plurality of the votes cast at the election, as provided in the Nevada Revised Statutes.

Effective March 14, 2024, the Company’s Board for Directors approved amending Section 2.8 of the Company’s Bylaws to revise the number of shares needed to establish a quorum at shareholder meetings. The amendment changes the quorum requirement from a majority to 33-1/3% of the votes entitled to be cast on a matter. The full text of our current Bylaws, as amended is attached hereto as Exhibit 3.2.

Recent Developments

On March 25, 2024, we, and one of our co-development partners, BIOFIRST CORPORATION, a company registered in Taiwan (“BIOFIRST”), each entered into a twenty-year, global definitive licensing agreement (the “Licensing Agreement”) with ForSeeCon Eye Corporation, a company registered in the British Virgin Islands (“FEYE”) for the products in the Company and BIOFIRST’s Ophthalmology pipeline, including Vitargus (the “Licensed Products”). The license covers the Licensed Products’ clinical trial, registration, manufacturing, supply, and distribution rights; FEYE also has the rights to sublicense or partner with a third party to develop the Licensed Products.

As per each of the respective Agreements, each of the Company and BIOFIRST shall receive a total licensing fee of $33,500,000, composed of an upfront payment of $30,000,000, which can instead be paid with 5 million shares of FEYE stock at $6/share within 30 days after the execution of the Agreement, and a $3,500,000 cash milestone payment, due 30 days upon completion of next round fundraising, of which there can be no guarantee. Additionally, each of the Company and BIOFIRST are eligible to receive royalties of 5% of net sales.

NASDAQ Listing

On August 5, 2021, we closed a public offering (the “Offering”) of 1,100,000 units (the “Units”), with each Unit consisting of one share of our common stock (the “Common Stock”), one Series A warrant (the “Series A Warrants”) to purchase one share of common stock at an exercise price equal to $6.30 per share, exercisable until the fifth anniversary of the issuance date, and one Series B warrant (the “Series B Warrants,” and together with the Series A Warrants, the “Public Warrants”) to purchase one share of common stock at an exercise price equal to $10.00 per share, exercisable until the fifth anniversary of the issuance date; the exercise price of the Public Warrants are subject to certain adjustment and cashless exercise provisions as described therein. The Company completed the Offering pursuant to its registration statement on Form S-1 (File No. 333-255112), originally filed with the Securities and Exchange Commission (the “SEC”) on April 8, 2021 (as amended, the “Original Registration Statement”), that the SEC declared effective on August 2, 2021 and the registration statement on Form S-1 (File No. 333-258404) that was filed and automatically effective on August 4, 2021 (the “S-1MEF,” together with the Original Registration Statement, the “Registration Statement”). The Units were priced at $6.25 per Unit, before underwriting discounts and offering expenses, resulting in gross proceeds of $6,875,000. The Offering was conducted on a firm commitment basis. The Common Stock was approved for listing on The Nasdaq Capital Market and commenced trading under the ticker symbol “ABVC” on August 3, 2021.

On August 19, 2022, we received a deficiency letter from the Nasdaq Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) notifying us that, for the last 30 consecutive business days, the closing bid price for our common stock was below the minimum $1.00 per share required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (“Rule 5550(a)(2)”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we were initially given until February 14, 2023 to regain compliance with Rule 5550(a)(2). Since we did not regain compliance by such date, we requested and received an additional 180 days, until August 14, 2023, to comply with Rule 5550(a)(2).

On May 24, 2023, the Company received a deficiency letter from the Nasdaq Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it was not in compliance with the minimum stockholders' equity requirement, or the alternatives of market value of listed securities or net income from continuing operations, for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) requires listed companies to maintain stockholders’ equity of at least $2,500,000, and the Company’s stockholders’ equity was $1,734,507 as of March 31, 2023. In accordance with Nasdaq rules, the Company had 45 calendar days, or until July 10, 2023, to submit a plan to regain compliance. In response to the submitted plan, Nasdaq granted us an extension until August 31, 2023 to evidence compliance. Following several transactions we then completed, on September 6, 2023, Nasdaq informed us that they determined that we are in compliance with Nasdaq Listing Rule 5550(b)(1).

On July 10, 2024, the Company received a notification letter from the Staff notifying the Company that the minimum bid price per share for its common shares has been below $1.00 for a period of 30 consecutive business days and the Company therefore no longer meets the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2).

The notification received has no immediate effect on the listing of the Company’s common stock on Nasdaq. Under the Nasdaq Listing Rules, the Company has until January 6, 2025, to regain compliance. If at any time during such 180-day period the closing bid price of the Company’s common shares is at least $1 for a minimum of 10 consecutive business days, Nasdaq will provide the Company written confirmation of compliance. If the Company does not regain compliance during such 180-day period, the Company may be eligible for an additional 180 calendar days, provided that the Company meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for Nasdaq except for Nasdaq Listing Rule 5550(a)(2), and provide a written notice of its intention to cure this deficiency during the second compliance period, by effecting a reverse stock split, if necessary.

Strategy

Key elements of our business strategy include:

●	Advancing to the pivotal trial phase of ABV-1701 Vitargus® for the treatments of Retinal Detachment or Vitreous Hemorrhage, which we expect to generate revenues in the future.

●	Focusing on licensing ABV-1504 for the treatment of major depressive disorder, MDD, after the successful completion of its Phase II clinical trials.

●	Completing Phase II, Part 2 clinical trial for ABV-1505 for the treatment of attention deficit hyperactivity disorder, ADHD.

●	Out licensing drug candidates and medical device candidates to major pharmaceutical companies for phase III and pivotal clinical trials, as applicable, and further marketing if approved by the FDA.

We plan to augment our core research and development capability and assets by conducting Phase I and II clinical trials for investigational new drugs and medical devices in the fields of CNS, Hematology/Oncology and Ophthalmology.

Our management team has extensive experiences across a wide range of new drug and medical device development and we have in-licensed new drug and medical device candidates from large research institutes and universities in both the U.S. and Taiwan. Through an assertive product development approach, we expect that we will build a substantial portfolio of Oncology/ Hematology, CNS and Ophthalmology products. We primarily focus on Phase I and II research of new drug candidates and out license the post-Phase-II products to pharmaceutical companies; we do not expect to devote substantial efforts and resources to building the disease-specific distribution channels.

Summary Risk Factors

The below is a summary of principal risks to our business and risks associated with this offering. It is only a summary. You should read the more detailed discussion of risks set forth below and elsewhere in this prospectus for a more complete discussion of the risks listed below and other risks.

●	Risk associated with our profitability including, but not limited to:

○	We have never generated revenue and will continue to be unprofitable in the foreseeable future.

○	Our business, operations and plans and timelines could be adversely affected by the effects of health epidemics, including the recent COVID-19 pandemic.

●	Risk associated with clinical trials and the development of our products, including but not limited to:

○	Clinical trials are expensive and time consuming, and their outcome is uncertain.

○	Our clinical trials could be delayed or unsuccessful, and we may not be able to obtain regulatory approval for any of our drug candidates when expected, or at all.

○	We may experience delays in our clinical trials that could adversely affect our business and operations.

○	We rely on third parties to conduct our preclinical studies and clinical trials and if such third parties do not meet our deadlines or otherwise conduct the studies as required, we may be delayed in progressing, or ultimately may not be able to progress, our drug candidates to clinical trials.

○	We may not be able to secure and maintain research institutions to conduct our future trials.

○	We may not be able to secure co-developers or partners to further post-Phase II clinical trials and eventually commercialize our drug candidates.

○	We may need to prioritize the development of our most promising candidates at the expense of the development of other products.

○	Physicians, patients, third-party payors or others in the medical community may not be receptive to our products, and we may not generate any future revenue from the sale or licensing of our products.

●	Risks associated with intellectual property including but not limited to:

○	We may not be successful in obtaining or maintaining patent or other relating rights necessary to the development of our drug candidates in the pipeline;

○	The intellectual property rights underlying our exclusive licensing rights may expire or be terminated due to lack of maintenance;

●	Risks associated with competition and manufacturing including, but not limited to:

○	We face competition from entities that have developed or are developing products for our target disease indications, including companies developing novel treatments and technologies similar to ours; and

○	We depend primarily upon a sole supplier of our key extract for three drug candidates and could incur significant costs and delays if we are unable to promptly find a replacement for such supplier if the supplier fails to deliver the extract pursuant to our orders.

●	Risks associated with government regulations including without limitation:

○	If we do not obtain the necessary governmental approvals, we will be unable to sub-license or commercialize our pharmaceutical products; and

○	Even if we obtain regulatory approval for a drug candidate, our products may remain subject to regulatory scrutiny.

●	Risk associated with our Common Stock including without limitation:

○	The market prices and trading volumes of the Common may be volatile and may be affected by economic conditions beyond our control; and,

○	There is only a limited trading market for our Common Stock and such market may never develop.

●	Risk associated with our competition, including, but not limited to:

○	Many of our current and potential competitors have substantially greater financial, technical and human resources than we do, which could place us at a significant competitive disadvantage or deny our marketing exclusivity rights.

○	Many of our current and potential competitors have significantly more experience in the marketing, commercialization, discovery, development and regulatory approvals of products, which could place us at a significant competitive disadvantage or deny our marketing exclusivity rights

These and other risks described in this prospectus could materially and adversely impact our business, financial condition, operating results and cash flow, which could cause the trading price of our Common Stock to decline and could result in a loss of your investment. In addition, you should carefully consider the risks described under “Risk Factors” beginning on page 8.

Corporate Information

ABVC was incorporated under the laws of the State of Nevada on February 6, 2002. BriVision was incorporated in the State of Delaware on July 21, 2015. BioLite was incorporated in the State of Nevada on July 27, 2016. BioKey was incorporated in the State of California on November 20, 2000. BriVision, BioLite and BioKey are three operating subsidiaries that are wholly owned by the Company.

The Company’s shareholders approved an amendment to the Company’s Articles of Incorporation to change the Company’s corporate name from American BriVision (Holding) Corporation to ABVC BioPharma, Inc. and approved and adopted the Certificate of Amendment to affect same at the 2020 annual meeting of shareholders (the “Annual Meeting”). The name change amendment to the Company’s Articles of Incorporation was filed with Nevada’s Secretary of State and became effective on March 8, 2021 and FINRA approved our application for the name change as of May 3, 2021.

The Common Stock was approved for listing on The Nasdaq Capital Market and commenced trading under the ticker symbol “ABVC” on August 3, 2021. The Company’s CUSIP number is 0091F106.

Our principal executive office is located at 44370 Old Warm Springs Blvd., Fremont, CA 94538. Our telephone number at our principal executive office is (510)-668-0881. Our corporate website of BriVision is http://www.abvcpharma.com. The information on our corporate website is not part of, and is not incorporated by reference into, this prospectus.

THE OFFERING

Common Stock being offered by Selling Stockholders	Up to 3,400,187 shares. The Selling Stockholders may sell their shares of Common Stock at prevailing market prices or privately negotiated prices. We will not receive any proceeds from the sales by the Selling Stockholders.

Use of Proceeds	We will not receive any proceeds from the sale of shares by the Selling Stockholders.

Trading Symbol	ABVC

Risk Factors	The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. You should read “Risk Factors,” beginning on page 8 for a discussion of factors to consider before deciding to invest in our securities.

Transfer Agent	VStock Transfer, LLC

RISK FACTORS

Investing in our securities includes a high degree of risk. Prior to making a decision about investing in our securities, you should consider carefully the specific factors discussed below, together with all of the other information contained in this prospectus. If any of the following risks actually occurs, our business, financial condition, results of operations and future prospects would likely be materially and adversely affected. This could cause the market price of our Common Stock to decline and could cause you to lose all or part of your investment.

Risks Related to the Company’s Business

Unfavorable global economic conditions, including as a result of health and safety concerns, could adversely affect our business, financial condition or results of operations.

Our results of operations could be adversely affected by general conditions in the global economy, including conditions that are outside of our control, such as the impact of health and safety concerns from the current outbreak of the COVID-19 coronavirus (“COVID-19”). The spread of the COVID-19, which was declared a pandemic by the World Health Organization in March 2020, has caused different countries and cities to mandate curfews, including “shelter-in-place” and closures of most non-essential businesses as well as other measures to mitigate the spread of the virus.

The negative impact of COVID-19 on our operations is ongoing and the extent of which remains uncertain and potentially wide-spread, including:

●	our ability to successfully execute our long-term growth strategy during these uncertain times;

●	our ability to recruit the necessary number of patients to complete future clinical trials;

●	supply chain disruptions in projects ABV-1504, ABV-1505 and ABV-1601, resulting from reduced workforces, scarcity of raw materials, and scrutiny or embargoing of goods produced in infected areas;

●	our ability to perform on-site due-diligence for project ABV-1505 (MDD Phase II completed new drug candidate) and ABV-1701 (Vitargus FIH completed medical device) with our potential partners/collaborators in US, Mainland China, and Japan;

●	our ability to access capital sources, as well as the ability of our key customers, suppliers, and vendors to do the same in regard to their own obligations; and

●	diversion of management and employee attention and resources from key business activities and risk management outside of COVID-19 response efforts, including maintenance of internal controls.

The COVID-19 pandemic remains highly volatile and continues to evolve on a daily basis and therefore, despite our efforts and developments to combat the virus, there can be no assurance that these measures will prove successful. The extent to which COVID-19 continues to impact the Company’s business, sales, and results of operations will depend on future developments, which are highly uncertain and cannot be predicted.

The Company is a development stage biopharmaceutical company and is thus subject to the risks associated with new businesses in that industry.

The Company acquired the sole licensing rights to develop and commercialize for therapeutic purposes six compounds from BioLite and the right to co-develop with BioFirst a medical device (collectively the “ABVC Pipeline Products”). As such, the Company is a clinical stage biopharmaceutical company with operations that generate unsubstantial revenues. The Company is establishing and implementing many important functions necessary to operate a business, including the clinical research and development of the ABVC Pipeline Products, further establishment of the Company’s managerial and administrative structure, accounting systems and internal financial controls

BioLite and BioKey are expected to continue to have limited revenue and remain unprofitable for an indefinite period of time.

Accordingly, you should consider the Company’s prospects in light of the risks and uncertainties that a pharmaceutical company with a limited operating history and revenue faces. In particular, potential investors should consider that there are significant risks that the Company will not be able to:

●	implement or execute its current business plan, or generate profits;

●	attract and maintain a skillful management team;

●	raise sufficient funds in the capital markets or otherwise to effectuate its business plan;

●	determine that the processes and technologies that it has developed are commercially viable; and/or

●	enter into contracts with commercial partners, such as licensors and suppliers.

If any of the above risks occurs, the Company’s business may fail, in which case you may lose the entire amount of your investment in the Company. The Company cannot assure that any of its efforts in business operations will be successful or result in the timely development of new products, or ultimately produce any material revenue and profits.

As a pre-profit biopharmaceutical company, the Company needs to transition from a company with a research and development focus to a company capable of supporting commercial activities. The Company may not be able to reach such transition point or make such a transition, which would have affect our business, financial condition, results of operations and prospects.

If the Company fails to raise additional capital, its ability to implement its business model and strategy could be compromised.

The Company has limited capital resources and operations. The CDMO services provided by BioKey generates a limited amount of revenue that can only partially support the operations of the Company. To date, the Company’s operations have been funded partially from the proceeds from financings or loans from its shareholders. From time to time, we may seek additional financing to provide the capital required to expand research and development (“R&D”) initiatives and/or working capital, as well as to repay outstanding loans if cash flow from operations is insufficient to do so. We cannot predict with certainty the timing or amount of any such capital requirements.

If the Company does not raise sufficient capital to fund its ongoing development activities, it is likely that it will be unable to carry out its business plans, including R&D development and expansion of production facilities. Currently, the Company has had to put several projects on hold due to a lack of funding. Even if the Company obtains financing for near term operations and product development, the Company may require additional capital beyond the near term. Furthermore, additional capital may not be available in sufficient amounts or on reasonable terms, if at all, and our ability to raise additional capital may be adversely impacted by potential worsening global economic conditions and the recent disruptions to and volatility in the credit and financial markets in the United States and worldwide resulting from the ongoing COVID-19 pandemic. If the Company is unable to raise capital when needed, its business, financial condition and results of operations would be materially adversely affected, and it could be forced to reduce or discontinue our operations.

The Company has no history in obtaining regulatory approval for, or commercializing, any new drug candidate.

With limited operating history, the Company has never obtained regulatory approval for, or commercialized, any new drug candidate. It is possible that the FDA may refuse to accept our planned New Drug Application (or “NDA”) for any of the six drug products for substantive review or may conclude after review of our data that our application is insufficient to obtain regulatory approval of the new drug candidates or the medical device. Although our CDMO strategic business department has experience in obtaining abbreviated new drug application (or “ANDA”) approvals, the processes and timelines of obtaining an NDA approval and ANDA approval can differentiate substantially. If the FDA does not accept or approve our planned NDA for our product candidates, it may require that we conduct additional clinical, preclinical or manufacturing validation studies, which may be costly. Depending on the FDA required studies, approval of any NDA or application that we submit may be significantly delayed, possibly for several years, or may require us to expend more resources than we have. Any delay in obtaining, or inability to obtain, regulatory approvals of any of our drug candidate will prevent us from sublicensing such product. It is also possible that additional studies, if performed and completed, may not be considered sufficient by the FDA. If any of these outcomes occurs, we may be forced to abandon our planned NDA for such drug candidate, which materially adversely affects our business and could potentially cause us to cease operations. We face similar regulatory risks in a foreign jurisdiction.

Our growth is dependent on our ability to successfully develop, acquire or license new drugs.

Our growth is supported by continuous investment in time, resources and capital to identify and develop new products or new formulations for the market and market penetration. If we are unable to either develop new products on our own or acquire licenses for new products from other parties, our ability to grow revenues and market share will be adversely affected. In addition, we may not be able to recover our investment in the development of new drugs and medical devices, given that projects may be interrupted, unsuccessful, not as profitable as initially contemplated or we may not be able to obtain necessary financing for such development. Similarly, there is no assurance that we can successfully secure such rights from third parties on an economically feasible basis.

Our current products have certain side effects. If the side effects associated with our current or future products are not identified prior to their marketing and sale, we may be required to withdraw such products from the market, perform lengthy additional clinical trials or change the labeling of our products, any of which could adversely impact our growth.

The Company researches and develops the following seven drug products and one medical device: ABV-1501, ABV-1504, ABV-1505, ABV-1519, ABV-1702, ABV-1601 and ABV-1703. Each of these seven products may cause serious adverse effects to their users. For example, the API of ABV-1501, ABV-1702 and ABV-1703 is Maitake mushroom extract. Side effects, or adverse events, associated with Maitake mushroom extract include blood bilirubin increase, lymphocyte count decrease, neutrophil count decrease, platelet count decrease, white blood cell decrease, headache, and hyperglycemia. Serious adverse events (collectively, the “SAE”) associated with this compound include leukocytosis, platelet count decrease, eye disorders, abdominal pain, gastrointestinal disorders, aphonia, lung infection, muscle weakness right-sided, confusion, edema cerebral, stroke, dyspnea, wheezing, and pruritus.

ABV-1504 and ABV-1505 have the same API, “Radix Polygala”, which is known as Polygala tenuifolia Willd or PDC-1421 Capsule (“Polygala tenuifolia Willd”). Side effects, or adverse events, associated with ABV-1504 and ABV-1505, coming from administration of the trial medicine or examination procedure such as the procedure of taking blood (fainting, pain and/or bruising), may lead to gastrointestinal disorders (abdominal fullness and constipation), nervous system disorders (drowsiness, sleepiness, and oral ulcer). In addition, long-term use may cause miscarriages.

The safety and preliminary efficacy findings from this study, combined with the unique properties of ABV-1701, are supportive of further investigation for its use following vitrectomy surgery in patients requiring vitreous replacement. However, new serious side effects of ABV-1701 may be uncovered as the clinical trials continue.

The occurrence of any of those adverse events would harm our future sales of these medicines and substantially increase the costs and expenses of marketing these medicines, which in turn could cause our revenues and net income to decline. In addition, the reputation and sales of our future medicines could be adversely affected due to the severe side effects discovered.

We may be subject to product liability claims in the future, which could divert our resources, cause us to incur substantial liabilities and limit commercialization of any products that we may develop.

We face an inherent business risk of exposure to product liability claims in the event that the uses of our products are alleged to have caused adverse side effects. Side effects or marketing or manufacturing problems pertaining to any of our products could result in product liability claims or adverse publicity. These risks will exist for those products in clinical development and with respect to those products that receive regulatory approval for commercial sale. Furthermore, although we have not historically experienced any problems associated with claims by users of our products, we do not currently maintain product liability insurance and there could be no assurance that we are able to acquire product liability insurance with terms that are commercially feasible.

We face an inherent risk of product liability claims as a result of the clinical testing of our products and potentially commercially selling any products that we may develop. For example, we may be sued if any product we develop allegedly causes injury or is found to be otherwise unsuitable during clinical testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidate. Regardless of the merits or eventual outcome, liability claims may result in:

●	decreased demand for our product candidates or products that we may develop;

●	injury to our reputation and significant negative media attention;

●	withdrawal of clinical trial participants;

●	significant costs to defend resulting litigation;

●	substantial monetary awards to trial participants or patients;

●	loss of revenue;

●	reduced resources of our management to pursue our business strategy; and

●	the inability to commercialize any products that we may develop.

We currently have insurance policies to cover liabilities under the clinic trials but do not maintain general liability insurance; and even if we have a general liability insurance in the future, this insurance may not fully cover potential liabilities that we may incur. The cost of any product liability litigation or other proceeding, even if resolved in our favor, could be substantial. We would need to increase our insurance coverage if and when we begin selling any product candidate that receives marketing approval. In addition, insurance coverage is becoming increasingly expensive. If we are unable to obtain or maintain sufficient insurance coverage at an acceptable cost or to otherwise protect against potential product liability claims, it could prevent or inhibit the development and commercial production and sale of our product candidate, which could adversely affect our business, financial condition, results of operations and prospects.

We have conducted, and may in the future conduct, clinical trials for certain of our product candidates at sites outside the United States, and the FDA may not accept data from trials conducted in such locations.

We have conducted and may in the future choose to conduct one or more of our clinical trials outside the United States. Although the FDA may accept data from clinical trials conducted outside the United States, acceptance of this data is subject to certain conditions imposed by the FDA. For example, the clinical trial must be well designed and conducted and performed by qualified investigators in accordance with ethical principles. The trial population must also adequately represent the U.S. population, and the data must be applicable to the U.S. population and U.S. medical practice in ways that the FDA deems clinically meaningful. In addition, while these clinical trials are subject to the applicable local laws, FDA acceptance of the data will be dependent upon its determination that the trials also complied with all applicable U.S. laws and regulations. There can be no assurance that the FDA will accept data from trials conducted outside of the United States. If the FDA does not accept the data from any of our clinical trials that we determine to conduct outside the United States, it would likely result in the need for additional trials, which would be costly and time-consuming and delay or permanently halt our development of the product candidate.

In addition, the conduct of clinical trials outside the United States could have a significant impact on us. Risks inherent in conducting international clinical trials include:

●	foreign regulatory requirements that could restrict or limit our ability to conduct our clinical trials;

●	administrative burdens of conducting clinical trials under multiple foreign regulatory schema;

●	foreign exchange fluctuations; and

●	diminished protection of intellectual property in some countries.

If clinical trials of our product candidates fail to demonstrate safety and efficacy to the satisfaction of the FDA and comparable non-U.S. regulators, we may incur additional costs or experience delays in completing, or ultimately be unable to complete the development and commercialization of our product candidates.

We are not permitted to commercialize, market, promote or sell any product candidate in the United States without obtaining marketing approval from the FDA. Comparable non-U.S. regulatory authorities impose similar restrictions. We may never receive such approvals. We must complete extensive preclinical development and clinical trials to demonstrate the safety and efficacy of our product candidate in humans before we will be able to obtain these approvals.

Clinical testing is expensive, difficult to design and implement, can take many years to complete and is inherently uncertain as to outcome. Any inability to successfully complete preclinical and clinical development could result in additional costs to us and impair our ability to generate revenues from product sales, regulatory and commercialization milestones and royalties. In addition, if (1) we are required to conduct additional clinical trials or other testing of our product candidate beyond the trials and testing that we contemplate, (2) we are unable to successfully complete clinical trials of our product candidate or other testing, (3) the results of these trials or tests are unfavorable, uncertain or are only modestly favorable, or (4) there are unacceptable safety concerns associated with our product candidate, we, in addition to incurring additional costs, may:

●	be delayed in obtaining marketing approval for our product candidates;

●	not obtain marketing approval at all;

●	obtain approval for indications or patient populations that are not as broad as we intended or desired;

●	obtain approval with labeling that includes significant use or distribution restrictions or significant safety warnings, including boxed warnings;

●	be subject to additional post-marketing testing or other requirements; or

●	be required to remove the product from the market after obtaining marketing approval.

Even if any of our product candidates receives marketing approval, it may fail to achieve the degree of market acceptance by physicians, patients, third party payors and others in the medical community necessary for commercial success and the market opportunity for the product candidate may be smaller than we estimate.

We have never completed a new drug or new medical device FDA application process from Phase I to FDA approval and commercialization. Even if our products are approved by the appropriate regulatory authorities for marketing and sale, they may nonetheless fail to gain sufficient market acceptance by physicians, patients, third party payors and others in the medical community. For example, physicians are often reluctant to switch their patients from existing therapies even when new and potentially more effective or convenient treatments enter the market. Further, patients often acclimate to the therapy that they are currently taking and do not want to switch unless their physicians recommend switching products or they are required to switch therapies due to lack of reimbursement for existing therapies.

The potential market opportunities for our products are difficult to estimate precisely. Our estimates of the potential market opportunities are predicated on many assumptions, including industry knowledge and publications, third party research reports and other surveys. While we believe that our internal assumptions are reasonable, these assumptions involve the exercise of significant judgment on the part of our management, are inherently uncertain and the reasonableness of these assumptions has not been assessed by an independent source. If any of the assumptions proves to be inaccurate, the actual markets for our products could be smaller than our estimates of the potential market opportunities.

We may seek to enter into collaborations with third parties for the development and commercialization of our product candidates. If we fail to enter into such collaborations, or such collaborations are not successful, we may not be able to capitalize on the market potential of our product candidates.

We may seek third-party collaborators for development and commercialization of our products. Our likely collaborators for any marketing, distribution, development, licensing or broader collaboration arrangements include large and mid-size pharmaceutical companies, regional and national pharmaceutical companies, non-profit organizations, government agencies, and biotechnology companies. Our ability to generate revenues from these arrangements will depend on our collaborators’ abilities to successfully perform the functions assigned to them in these arrangements.

Collaborations involving our products will pose the following risks to us:

●	collaborators may have significant discretion in determining the efforts and resources that they will apply to these collaborations;

●	collaborators may not pursue development and commercialization of our product candidate or may elect not to continue or renew development or commercialization programs based on preclinical or clinical trial results, changes in the collaborators’ strategic focus or available funding, or external factors such as an acquisition that diverts resources or creates competing priorities;

●	collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

●	collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our product candidate if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;

●	collaborators with marketing and distribution rights to one or more products may not commit sufficient resources to the marketing and distribution of such product or products;

●	collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential litigation;

●	collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability;

●	disputes may arise between the collaborators and us that result in the delay or termination of the research, development or commercialization of our product candidate or that result in costly litigation or arbitration that diverts management attention and resources; and

●	collaborations may be terminated and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable product candidates.

Collaborative agreements may not lead to development or commercialization of our product candidate in the most efficient manner or at all. If a collaborator of ours were to be involved in a business combination, the continued pursuit and emphasis on our product development or commercialization program could be delayed, diminished or terminated.

ABVC, through BioLite, may not be able to receive the full amounts available under the collaboration agreement by and between BioLite, Inc. and BioHopeKing, which could increase its burden to seek additional capital to fund the business operations.

In February and December 2015, BioLite, Inc., a subsidiary of BioLite, entered into a total of three collaboration agreements with BioHopeKing to jointly develop ABV-1501 for TNBC (or BLI-1401-2 as used by BioLite internally) and ABV-1504 for MDD (or BLI-1005 as used by BioLite internally) in most Asian countries and BLI-1006, which has been later replaced with BLI-1008 for ADHD in Asia, excluding Japan. ABVC and BioLite are co-developing ABV-1501 for TNBC and ABV-1504 for MDD pursuant to the Collaboration Agreement and its Addendum entered by and between BriVision and BioLite Taiwan where ABVC and BriVision are responsible for the clinical trials of such two new drug candidates. In accordance with the terms of the BioHopeKing Collaboration Agreement for ABV-1501 or BLI-1401-2 and the Addendum thereto, BioLite shall receive payments of a total of $10 million in cash and equity of BioHopeKing or equity securities owned by it at various stages on a schedule dictated by BioLite’s achievements of certain milestones and twelve per cent (12%) of net sales of the drug products when ABV-1501 or BLI-1401-2 is approved for sale in the licensed territories. If BioLite fails to reach any of the milestones in a timely manner, it may not receive the rest of the payments from BioHopeKing. As a result of BioLite’s potential inability to receive the full payments under those collaboration agreements with BioHopeKing, ABVC may have to seek other sources of financing to fund its operation activities.

ABVC and its Subsidiaries may not be successful in establishing and maintaining additional strategic partnerships, which could adversely affect ABVC’s ability to develop and commercialize products, negatively impacting its operating results.

In addition to ABVC’s current collaboration with BioHopeKing for selected Asian markets, a part of its strategy is to evaluate and, as deemed appropriate, enter into additional partnerships in the future with major biotechnology or pharmaceutical companies. ABVC’s products may prove to be difficult to effectively license out as planned. Various regulatory, commercial and manufacturing factors may impact ABVC’s ability to seek co-developers of or grow revenues from licensing out any of the seven products in the pipeline, none of which has been fully licensed out. Specifically, ABVC may encounter difficulty by virtue of:

●	its inability to effectively identify and align with commercial partners in the U.S. to collaborate the development of ABV-1504 for the treatment of Major Depressive Disorder, ABV-1505 to treat Attention-Deficit Hyperactivity Disease, ABV-1501 for the treatment of Triple Negative Breast Cancer, ABV-1519 to treat of Non-Small Cell Lung Cancer, ABV-1703 to the treatment of Pancreatic Cancer, ABV-1601 to treat Depression in Cancer Patients and ABV-1702 to treat Myelodysplastic syndromes and ABV-1701 Vitargus for the treatments of Retinal Detachment or Vitreous Hemorrhage;

●	its inability to secure appropriate contract research organizations (“CRO”s) to conduct data analysis, lab research and FDA communication; and

●	its inability to effectively continue clinical studies on and secure positive research results of all of our investigational new drugs to attract additional commercial collaborators outside the U.S.

ABVC faces significant competition in seeking appropriate partners for its therapeutic candidates, and the negotiation process is time-consuming and complex. In order for ABVC to successfully partner its autoimmune, CNS and hematology therapeutic candidates, as well as Vitargus, its medical device, potential partners must view these medicinal candidates as economically valuable in markets they determine to be attractive in light of the terms that ABVC is seeking and compared to other available products for licensing by other companies. Even if ABVC is successful in its efforts to establish new strategic partnerships, the terms that ABVC agrees upon may not be favorable, and it may not be able to maintain such strategic partnerships if, for example, development or approval of an autoimmune therapeutic is delayed or sales of an approved product are disappointing. Any delay in entering into new strategic partnership agreements related to any of ABVC’s therapeutic candidates could delay the development and commercialization of such candidates and reduce its competitiveness even if it reaches the market.

If ABVC fails to establish and maintain additional strategic partnerships or collaboration related to its therapeutic candidates that have not been fully licensed, it will bear all of the risk and costs related to the development of any such drug candidate, and it may need to seek additional financing, hire additional employees and otherwise develop expertise for which it has not budgeted. This could negatively affect the development of any incompletely partnered new drug candidates.

ABVC’s licensors may choose to terminate any of the license agreements with ABVC. As a result, ABVC’s research and development of new drug candidates that contain the underlying API may be terminated abruptly.

If ABVC’s Subsidiary BioLite materially breaches any license agreements it has with Yukiguni Maitake Co. (“Yukiguni”), Medical and Pharmaceutical Industry Technology and Development Center (“MPITDC”) or Industrial Technology Research Institute (“ITRI”), or any of such license agreement terminates unexpectedly, BioLite may not be able to continue its research and development of the new drug candidate which contains the underlying API whose license has been terminated. Pursuant to the Yukiguni License Agreement, if BioLite fails to meet the milestone sales requirement or submit certain applications to the appropriate health authorities on a schedule prescribed therein, Yukiguni shall have the right to terminate the Yukiguni License Agreement. If the Yukiguni License Agreement is terminated involuntarily, BioLite will be forced to discontinue its new drug development of ABV-1703, ABV-1502 and ABV-1501 and terminate the collaboration agreements relating to the three new drug candidates. The termination of the right to use the underlying API will materially disrupt the operations of ABVC. Pursuant to the license agreement between BioLite Taiwan and ITRI, if BioLite Taiwan fails to complete the research submission milestones according to the schedule set forth therein without reasons or with reasons unstatisfied with ITRI, ITRI shall have the right to terminate the license agreement with BioLite Taiwan without refund to BioLite Taiwan. BioLite Taiwan and BioLite have submitted the IND for PDC-1421 and subsequently conducted Phase II clinical trials of two drug candidiates developed from PDC-1421 according to the schedule listed in the license agreement between BioLite Taiwan and MPITDC.

ABVC’s Subsidiary BioLite depends on one supplier for the API of ABV-1703, ABV-1519, ABV-1502 and ABV-1501 and any failure of such supplier to deliver sufficient quantities of the API that meets its quality standard could have a material adverse effect on its research of these four drug candidates.

Currently BioLite relies primarily on Yukiguni, a Japanese supplier, to provide Yukiguni Maitake Extract 404, the API which is contained in ABV-1703, ABV-1519, ABV-1502 and ABV-1501, four of the seven drug candidates in BioLite’s oncology/hematology portfolio. It has entered into the Yukiguni License Agreement, among other things, for the delivery of Yukiguni Maitake Extract 404. BioLite agrees to fulfill its demand of the Yukiguni Maitake Extract 404 by purchasing first from Yukiguni respecting the therapeutic products and Yukiguni represents that it will provide sufficient quantities of such API that meets cGMP standards. If the supplies of Yukiguni Maitake Extract 404 were interrupted for any reason, BioLite’s research and development activities of these four drug candidates could be delayed. These delays could be extensive and expensive, especially in situations where a substitution is not readily available.

BioLite is currently negotiating with another supplier of Yukiguni Maitake Extract 404 that is located in Canada. However, there can be no assurance that the negotiation will be successful. Failure to obtain adequate supplies of high quality Yukiguni Maitake Extract 404 in a timely manner could have a disruptive effect on ABVC and BioLite’s research and development activities of ABV-1703, ABV-1519, ABV-1502 and ABV-1501, resulting in a material adverse effect on the Company’s business, financial condition and results of operations.

ABVC may use hazardous chemicals and biological materials in its business. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

ABVC’s research and development may involve the controlled use of hazardous materials, including chemicals and biological materials. ABVC cannot eliminate the risk of accidental contamination or discharge and any resulting injury from these materials. ABVC may be sued for any injury or contamination that results from its use or the use by third parties of these materials, and its liability may exceed any insurance coverage and its total assets. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these hazardous materials and specified waste products, as well as the discharge of pollutants into the environment and human health and safety matters. Although ABVC makes its best efforts to comply with environmental laws and regulations despite the associated high costs and inconvenience, ABVC cannot guarantee that it will not mishandle any hazardous materials in the future. If it fails to comply with these requirements or any improper handling of hazardous materials occurs, it could incur substantial costs, including civil or criminal fines and penalties, clean-up costs or capital expenditures for control equipment or operational changes necessary to achieve and maintain compliance. In addition, ABVC cannot predict the impact on its business of new or amended environmental laws or regulations or any changes in the way existing and future laws and regulations are interpreted and enforced.

The facilities where the samples of drug candidates are manufactured need to be maintained and monitored in compliance with the good manufacturing practice standards, the failure of such maintenance could contaminate the results of our clinical trials and adversely affect our operations.

ABVC’s Subsidiary BioKey operates a laboratory facility that is a certified good manufacturing practice facility (“cGMP”) and some of its contract clinical trial service providers use cGMP facilities to conduct clinical studies. ABVC cannot be certain that ABVC or its present or future contract manufacturers or suppliers will be able to comply with cGMPs regulations and other FDA regulatory requirements. Failure to comply with these requirements may result in, among other things, total or partial suspension of production activities, failure of the FDA to grant approval for marketing, and withdrawal, suspension, or revocation of marketing approvals.

Risks Related to Intellectual Property

Pharmaceutical patents and patent applications involve highly complex legal and factual questions, which, if determined adversely to the Company, could negatively impact its respective licensors’ patent position and interrupt its research activities.

The patent positions of pharmaceutical companies and research institutions can be highly uncertain and involve complex legal and factual questions. The interpretation and breadth of claims allowed in some patents covering pharmaceutical compositions may be uncertain and difficult to determine, and are often affected materially by the facts and circumstances that pertain to the patented compositions and the related patent claims. The standards of the U.S. Patent and Trademark Office, or USPTO, are sometimes uncertain and could change in the future. Consequently, the issuance and scope of patents cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. U.S. patents and patent applications may also be subject to interference proceedings, and U.S. patents may be subject to re-examination proceedings, post-grant review and/or inter parties review in the USPTO. Foreign patents may be subject to opposition or comparable proceedings in the corresponding foreign patent office, which could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. In addition, such interference, re-examination, post-grant review, inter parties review and opposition proceedings may be costly. Accordingly, rights under any issued patents may not provide the Company with sufficient protection against competitive products or processes.

In addition, changes in or different interpretations of patent laws in the U.S. and foreign countries may permit others to use discoveries of the Company or to develop and commercialize their new drug candidates without providing any compensation thereto, or may limit the number of patents or claims the Company can obtain. The laws of some countries do not protect intellectual property rights to the same extent as U.S. laws and those countries may lack adequate rules and procedures for defending the intellectual property rights of the Company.

If the Company fails to obtain and maintain patent protection and trade secret protection of its respective products, the Company could lose their competitive advantages and competition it faces would increase, reducing any potential revenues and adversely affecting its ability to attain or maintain profitability.

Developments in patent law could have a negative impact on the Company’s Licensors’ patent positions and the Company’s business.

From time to time, the U.S. Supreme Court, other federal courts, the U.S. Congress or the USPTO may change the standards of patentability and any such changes could have a negative impact on the Company’s business.

In addition, the Leahy-Smith America Invents Act, or the America Invents Act, which was signed into law in 2011, includes a number of significant changes to U.S. patent law. These changes include a transition from a “first-to-invent” system to a “first-to-file” system, changes the way issued patents are challenged, and changes the way patent applications are disputed during the examination process. These changes may favor larger and more established companies that have greater resources to devote to patent application filing and prosecution. The USPTO has developed regulations and procedures to govern the full implementation of the America Invents Act, and many of the substantive changes to patent law associated with the America Invents Act, and, in particular, the first-to-file provisions, became effective on March 16, 2013. Substantive changes to patent law associated with the America Invents Act may affect the Company, BioLite and BioKey’s ability to obtain patents, and if obtained, to enforce or defend them. Accordingly, it is not clear what, if any, impact the America Invents Act will ultimately have on the cost of prosecuting the Company’s patent applications, its ability to obtain patents based on its discoveries and its ability to enforce or defend its patents.

If the Company is unable to protect the confidentiality of its trade secrets, its business and competitive position would be harmed, respectively.

In addition to patent protection, because the Company operates in the highly technical field of discovery and development of therapies, it relies in part on trade secret protection in order to protect its proprietary technology and processes. However, trade secrets are difficult to protect. The Company has entered into confidentiality and non-disclosure agreements with its employees, consultants, outside scientific and commercial collaborators, sponsored researchers, and other advisors. These agreements generally require that the other party keep confidential and not disclose to third parties any confidential information developed by the party or made known to the party by the Company during the course of the party’s relationship therewith. These agreements also generally provide that inventions conceived by the party in the course of rendering services to the Company will be ABVC’s exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to the Company.

In addition to contractual measures, the Company tries to protect the confidential nature of its proprietary information using physical and technological security measures. Such measures may not, for example, in the case of misappropriation of a trade secret by an employee or third party with authorized access, provide adequate protection for the Company. The Company’s security measures may not prevent an employee or consultant from misappropriating its trade secrets and providing them to a competitor, and recourse it takes against such misconduct may not provide an adequate remedy to protect the Company’s interests fully. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, courts outside the U.S. may be less willing to protect trade secrets. Trade secrets may be independently developed by others in a manner that could prevent legal recourse by the Company. If the Company’s confidential or proprietary information, such as the trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, its competitive position could be harmed.

Third parties may assert that the Company’s employees or consultants have wrongfully used or disclosed confidential information or misappropriated trade secrets.

The Company might employ individuals who were previously employed at universities or other biopharmaceutical companies, including its competitors or potential competitors. Although through certain non-disclosure covenants and employment agreements with its officers and employees, the Company tries to ensure that its employees and consultants do not use the proprietary information or know-how of others in the work for the Company, the Company may be subject to claims that it or its employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third parties. Litigation may be necessary to defend against these claims. If the Company fails in defending any such claims, in addition to paying monetary damages, the Company may lose valuable intellectual property rights or personnel. Even if the Company is successful in defending against such claims, litigation could result in substantial costs and be a distraction to the Company’s management and other employees.

ABVC’s ability to compete may decline if it does not adequately protect its proprietary rights or if it is barred by the intellectual property rights of others.

ABVC’s commercial success depends on obtaining and maintaining proprietary rights to its drug candidates as well as successfully defending these rights against third-party challenges. ABVC obtains its rights to use and research certain proprietary information to further develop the drug candidates primarily from three institutions, MPITDC, ITRI and Yukiguni (collectively the “Licensors”). These three institutions own the intellectual property rights in the products that have been licensed to us and may prosecute new patents of the drug candidates that are invented or discovered within the licensed scope of use under the respective license agreements. ABVC will only be able to protect its new drug candidates from unauthorized use by third parties to the extent that its valid and enforceable patents, or effectively protected trade secrets and know-how, cover them.

ABVC’s ability to obtain new patent protection for its new drug candidates is uncertain due to a number of factors, including that:

●	ABVC may not have been the first to make the inventions covered by pending patent applications or issued patents;

●	ABVC may not have been the first to file patent applications for its new drug candidates;

●	others may independently develop identical, similar or alternative products or compositions and uses thereof;

●	ABVC’s disclosures in patent applications may not be sufficient to meet the statutory requirements for patentability;

●	any or all of ABVC’s pending patent applications may not result in issued patents;

●	ABVC may not seek or obtain patent protection in countries that may eventually provide a significant business opportunity;

●	any patents issued to ABVC may not provide a basis for commercially viable products, may not provide any competitive advantages, or may be successfully challenged by third parties;

●	ABVC’s methods may not be patentable;

●	ABVC’s licensors may successfully challenge that ABVC’s new patent application fall outside the licensed use of the products; or

●	others may design around ABVC’s patent claims to produce competitive products which fall outside of the scope of its patents.

Even if ABVC has or obtains new patents covering its new drug candidates, ABVC may still be barred from making, using and selling them because of the patent rights of others. Others may have filed, and in the future may file, patent applications covering products that are similar or identical to ABVC. There are many issued U.S. and foreign patents relating to therapeutic products and some of these relate to ABVC’s new drug candidates. These could materially affect ABVC’s ability to develop its drug candidates. Because patent applications can take many years to issue, there may be currently pending applications unknown to ABVC that may later result in issued patents that its new drug candidates may infringe. These patent applications may have priority over patent applications filed by ABVC.

The Company and its respective licensors may not be able to enforce their intellectual property rights throughout the world.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the U.S. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property protection, especially those relating to pharmaceuticals and medical devices. This could make it difficult for the Company and its respective licensors to stop the infringement of some of the Licensors’ patents, or the misappropriation of their other intellectual property rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, the Company and its licensors have chosen in the past and may choose in the future not to seek patent protection in certain countries, and as a result the Company will not have the benefit of patent protection in such countries. Moreover, the Company may choose in the future not to seek patent protection in certain countries, and as a result it will not have the benefit of patent protection in such countries.

Proceedings to enforce the Company’s and its licensors’ patent rights in foreign jurisdictions could result in substantial costs and divert its efforts and attention from other aspects of the businesses. Accordingly, the efforts to protect the Company’s intellectual property rights in such countries may be inadequate. In addition, changes in the law and legal decisions by courts in the U.S. and foreign countries may affect the Company’s ability to obtain adequate protection for its technology and the enforcement of intellectual property.

Regulatory Risks Relating to Biopharmaceutical Business

The Company is subject to various government regulations.

The manufacture and sale of human therapeutic and diagnostic products in the U.S. and foreign jurisdictions are governed by a variety of statutes and regulations. These laws require approval of manufacturing facilities, controlled research and testing of products and government review and approval of a submission containing manufacturing, preclinical and clinical data in order to obtain marketing approval based on establishing the safety and efficacy of the product for each use sought, including adherence to current PIC/S Guide to Good Manufacturing Practice for Medicinal products during production and storage, and control of marketing activities, including advertising and labeling.

The products the Company is currently developing will require significant development, preclinical and clinical testing and investment of substantial funds prior to its commercialization. The process of obtaining required approvals can be costly and time-consuming, and there can be no assurance that future products will be successfully developed and will prove to be safe and effective in clinical trials or receive applicable regulatory approvals. Markets other than the U.S. have similar restrictions. Potential investors and shareholders should be aware of the risks, problems, delays, expenses and difficulties which we may encounter in view of the extensive regulatory environment which controls our business.

The Company cannot be certain that it will be able to obtain regulatory approval for, or successfully commercialize, any of its current or future product candidates.

The Company may not be able to develop any current or future product candidates. The Company’s new drug candidates will require substantial additional clinical development, testing, and regulatory approval before the commencement of commercialization. The clinical trials of the Company’s drug candidates are, and the manufacturing and marketing of our new drug candidates will be subject to extensive and rigorous review and regulation by numerous government authorities in the U.S. and in other countries where the Company intend to test and, if approved, market any new drug candidate. Before obtaining regulatory approvals for the commercial sale of any product candidate, the Company must demonstrate through pre-clinical testing and clinical trials that the product candidate is safe and effective for use in each target indication. This process can take many years and may include post-marketing studies and surveillance, which will require the expenditure of substantial resources. Of the large number of drugs in development in the U.S., only a small percentage successfully completes the FDA regulatory approval process and is commercialized. Accordingly, even if the Company is able to obtain the requisite financing to continue to fund its development and clinical programs, it cannot assure the investors that any of the product candidates will be successfully developed or commercialized.

The Company is not permitted to market a therapeutic product in the U.S. until it receives approval of an NDA or ANDA, for that product from the FDA, or in any foreign countries until they receive the requisite approval from such countries. Obtaining approval of an NDA is a complex, lengthy, expensive and uncertain process, and the FDA may delay, limit or deny approval of any product candidate for many reasons, including, among others:

●	Unable to demonstrate that a product candidate is safe and effective to the satisfaction of the FDA;

●	the results of the Company’s clinical trials may not meet the level of statistical or clinical significance required by the FDA for marketing approval;

●	the FDA may not approve the formulation of any product candidate;

●	the CROs, that BioLite or the Company retains to conduct its clinical trials may take actions outside of its control that materially adversely impact its clinical trials;

●	delays in patient enrollment, variability in the number and types of patients available for clinical trials, and lower-than anticipated retention rates for patients in clinical trials;

●	the FDA may find the data from pre-clinical studies and clinical trials insufficient to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks, such as the risk of drug abuse by patients or the public in general;

●	the FDA may disagree with the interpretation of data from the Company’s pre-clinical studies and clinical trials;

●	the FDA may not accept data generated at the Company’s clinical trial sites;

●	if an NDA, if and when submitted, is reviewed by an advisory committee, the FDA may have difficulties scheduling an advisory committee meeting in a timely manner or the advisory committee may recommend against approval of our application or may recommend that the FDA require, as a condition of approval, additional pre-clinical studies or clinical trials, limitations on approved labeling or distribution and use restrictions;

●	the FDA may require development of a Risk Evaluation and Mitigation Strategy, or REMS, as a condition of approval or post-approval; or

●	the FDA may change its approval policies or adopt new regulations.

These same risks apply to applicable foreign regulatory agencies from which the Company, through BioLite, may seek approval for any of our new drug candidates.

Any of these factors, many of which are beyond the Company’s control, could jeopardize its ability to obtain regulatory approval for and successfully market any new drug candidate. As a result, any such setback in the Company’s pursuit of initial or additional regulatory approval would have a material adverse effect on its business and prospects.

If the Company does not successfully complete pre-clinical and Phase I and II clinical development, it will be unable to receive full payments under their respective collaboration agreements, find future collaborators or partners to take the drug candidates to Phase III clinical trials. Even if the Company successfully completes all Phase I and II clinical trials, those results are not necessarily predictive of results of additional trials that may be needed before an NDA for Phase III trials may be submitted to the FDA. Although there are a large number of drugs in development in the U.S. and other countries, only a very small percentage result in commercialization, and even fewer achieve widespread physician and consumer acceptance following the regulatory approval.

In addition, the Company may encounter delays or drug candidate rejections based on new governmental regulations, future legislative or administrative actions, or changes in FDA policy or interpretation during the period of product development. If the Company obtains required regulatory approvals, such approvals may later be withdrawn. Delays or failures in obtaining regulatory approvals may result in:

●	varying interpretations of data and commitments by the FDA and similar foreign regulatory agencies; and

●	diminishment of any competitive advantages that such drug candidates may have or attain.

Furthermore, if the Company fails to comply with applicable FDA and other regulatory requirements at any stage during this regulatory process, the Company may encounter or be subject to:

●	delays or termination in clinical trials or commercialization;

●	refusal by the FDA or similar foreign regulatory agencies to review pending applications or supplements to approved applications;

●	product recalls or seizures;

●	suspension of manufacturing;

●	withdrawals of previously approved marketing applications; and

●	fines, civil penalties, and criminal prosecutions.

The Company faces substantial competition from companies with considerably more resources and experience than the Company has, which may result in others discovering, developing, receiving approval for, or commercializing products before or more successfully than the Company.

The Company competes with companies that research, develop, manufacture and market already-existing and new pharmaceutical products in the fields of CNS, hematology/oncology and autoimmune. The Company anticipates that it will face increased competition in the future as new companies enter the market with new drugs and/or technologies and/or their competitors improve their current products. One or more of their competitors may offer new drugs superior to the Company’s and render the Company’s drugs uneconomical. A lot of the Company’s current competitors, as well as many of its respective potential competitors, have greater name recognition, more substantial intellectual property portfolios, longer operating histories, significantly greater resources to invest in new drug development, more substantial experience in product marketing and new product development, greater regulatory expertise, more extensive manufacturing capabilities and the distribution channels to deliver products to customers. If the Company is not able to compete successfully, it may not generate sufficient revenue to become profitable. The Company’s ability to compete successfully will depend largely on its ability to:

●	successfully commercialize its drug candidates with commercial partners;

●	discover and develop new drug candidates that are superior to other products in the market;

●	with its collaborators, obtain required regulatory approvals;

●	attract and retain qualified personnel; and

●	obtain patent and/or other proprietary protection for its product candidates.

Established pharmaceutical companies devote significant financial resources to discovering, developing or licensing novel compounds that could make the Company’s products and product candidates obsolete. Our competitors may obtain patent protection, receive FDA approval, and commercialize medicines before we do. Other companies are or may become engaged in the discovery of compounds or botanical materials that may compete with the drug candidates the Company is developing.

The Company competes with a large number of well-established pharmaceutical companies that may have more resources than the Company does in developing therapeutics in the fields of CNS, oncology/hematology and ophthalmology.

Any new drug candidate the Company is developing or commercializing that competes with a currently-approved product must demonstrate compelling advantages in efficacy, convenience, tolerability and/or safety in order to address price competition and be commercially successful. If the Company is not able to compete effectively against its current and future competitors, its business will not grow and its financial condition and operations will suffer.

Risks Relating to Doing Business Outside the United States

Because part of ABVC’s pharmaceutical research and development is conducted outside of the U.S., the Company is subject to the risks of doing business internationally, including periodic foreign economic downturns and political instability, which may adversely affect the Company’s revenue and cost of doing business in Taiwan.

ABVC collaborates with partners whose primary place of business is in Taiwan, Republic of China and the Company has certain key employees in Taiwan. Foreign economic downturns may affect our results of operations in the future. Additionally, other facts relating to the operation of the Company’s business outside of the U.S. may have a material adverse effect on the Company’s business, financial condition and results of operations, including:

●	international economic and political changes;

●	the imposition of governmental controls or changes in government regulations, including tax laws, regulations and treaties;

●	changes in, or impositions of, legislative or regulatory requirements regarding the pharmaceutical industry;

●	compliance with U.S. and international laws involving international operations, including the Foreign Corrupt Practices Act and export control laws;

●	difficulties in achieving headcount reductions due to unionized labor and works councils;

●	restrictions on transfers of funds and assets between jurisdictions; and

●	China- Taiwan geo-political instability.

As the Company continues to operate its business globally, its success will depend in part, on its ability to anticipate and effectively manage these risks. The impact of any one or more of these factors could materially adversely affect the Company’s business, financial condition and results of operations.

The Company may be exposed to liabilities under the U.S. Foreign Corrupt Practices Act (“FCPA”) and Chinese anti-corruption law.

The Company is subject to the FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments, foreign government officials and political parties by U.S. persons as defined by the statute for purposes of obtaining or retaining businesses. The Company may have agreements with third parties who may make sales in mainland China and the U.S., during the process of which the Company may be exposed to corruption. Activities in Taiwan create the risk of unauthorized payments or offers of payments by an employee, consultant or agent of the Company, because these parties are not always subject to the Company’s control.

Although the Company believes to date it has complied in all material aspects with the provisions of the FCPA and Chinese anti-corruption law, the existing safeguards and any future improvements may prove to be less than effective and any of the Company’s employees, consultants or agents may engage in corruptive conduct for which the Company might be held responsible. Violations of the FCPA or Chinese anti-corruption law may result in severe criminal or civil sanctions against the Company and individuals and therefore could negatively affect the Company’s business, operating results and financial condition. In addition, the Taiwanese government may seek to hold the Company liable as a successor for FCPA violations committed by companies in which the Company invests or acquires.

International operations expose the Company to currency exchange and repatriation risks, and the Company cannot predict the effect of future exchange rate fluctuations on its business and operating results.

The Company has business operations in Taiwan and collaborative activities in the U.S. and Japan. Substantial amounts of revenues are received and expenses are incurred in New Taiwan Dollars and U.S. dollars. Thus, the Company has exposure to currency fluctuations. The Company cannot assure you that the effect of currency exchange fluctuations will not materially affect its revenues and net income in the future.

We conduct our operations internationally and the effect of business, legal and political risks associated with international operations may seriously harm our business.

Sales to customers outside the United States accounted for 93% and 66% for the year ended December 31, 2023 and 2022, respectively. Our international sales and operations are subject to a wide range of risks, which may vary from country to country or region to region. These risks include the following:

●	export and import duties, changes to import and export regulations, and restrictions on the transfer of funds;

●	political and economic instability;

●	issues arising from cultural or language differences and labor unrest;

●	longer payment cycles and greater difficulty in collecting accounts receivable;

●	compliance with trade and technical standards in a variety of jurisdictions;

●	difficulties in staffing and managing international operations, including the risks associated with fraud, theft and other illegal conduct;

●	compliance with laws and regulations, including environmental, employment and tax laws, which vary from country to country and over time, increasing the costs of compliance and potential risks of non-compliance;

●	difficulties enforcing our contractual and intellectual property rights, especially in those foreign countries that do not respect and protect intellectual property rights to the same extent as the United States and European countries;

●	operations may be affected by political tensions, trade disputes and similar matters, particularly between China and Taiwan or between China and the United States;

●	United States and foreign trade restrictions, including those that may limit the importation of technology or components to or from various countries or impose tariffs or quotas; and

●	imposition of currency exchange controls or taxes that make it impracticable or costly to repatriate funds from foreign countries.

We cannot assure you that risks relating to our international operations will not seriously harm our business.

If the Company becomes directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matters. Any unfavorable results from the investigations could harm our business operations, this offering and our reputation.

Recently, U.S. public companies that have substantially all of their operations in China, have been subjects of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered on financial and accounting irregularities, lack of effective internal control over financial accountings, inadequate corporate governance and ineffective implementation thereof and, in many cases, allegations of fraud. As a result of enhanced scrutiny, criticism and negative publicity, the publicly traded stocks of many U.S. listed Chinese companies have sharply decreased in value and, in some cases, have become virtually worthless or illiquid. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effects the sector-wide investigations will have on the Company. If the Company becomes a subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, the Company will have to expend significant resources to investigate such allegations and defend the Company. If such allegations were not proven to be baseless, the Company would be severely hampered and the price of the stock of the Company could decline substantially. If such allegations were proven to be groundless, the investigation might have significantly distracted the attention of the Company’s management.

Risks Related to the Company’s Financial Condition

Our existing indebtedness may adversely affect our ability to obtain additional funds and may increase our vulnerability to economic or business downturns.

We are subject to a number of risks associated with our indebtedness, including: 1) we must dedicate a portion of our cash flows from operations to pay debt service costs, and therefore we have less funds available for operations and other purposes; 2) it may be more difficult and expensive to obtain additional funds through financings, if available at all; 3) we are more vulnerable to economic downturns and fluctuations in interest rates, less able to withstand competitive pressures and less flexible in reacting to changes in our industry and general economic conditions; and 4) if we default under any of our existing credit facilities or if our creditors demand payment of a portion or all of our indebtedness, we may not have sufficient funds to make such payments. As of December 31, 2023, our outstanding current liabilities were approximately $5.6 million, respectively, which consisted primarily of short-term bank loans and accrued expenses. On April 5 and 20, 2020, we entered into certain exchange agreements separately with certain U.S. and non-U.S. holders of certain convertible promissory notes in the aggregate amount of $1,446,780; pursuant to the exchange agreements, we issued to the Holders an aggregate of 795,735 shares of Common Stock and warrants to purchase 795,735 shares of Common Stock. On November 9, 2020, we entered into an exchange agreement with a certain non-U.S. holder of certain convertible promissory notes in the amount of $270,272; pursuant to the exchange agreements, we will issue to the holder an aggregate of 120,121 shares of Common Stock and warrants to purchase 120,121 shares of Common Stock. We also agreed to issue an aggregate of 545,182 options of common stock to some of our employees in lieu of their deferred salaries in an aggregate amount of $1,090,360.

Failure to remediate a material weakness in internal accounting controls could result in material misstatements in our financial statements.

Our management has identified a material weakness in our internal control over financial reporting related to not having sufficient and skilled accounting personnel with appropriate level of technical accounting knowledge and experience in the application of accounting principles generally accepted in the United States commensurate with the Company’s financial reporting requirements and has concluded that, due to such material weakness, our disclosure controls and procedures were not effective as of December 31, 2023. If not remediated, or if we identify further material weaknesses in our internal controls, our failure to establish and maintain effective disclosure controls and procedures and internal control over financial reporting could result in material misstatements in our financial statements and a failure to meet our reporting and financial obligations, each of which could have a material adverse effect on our financial condition and the trading price of our common stock.

Failure to maintain the effectiveness of our disclosure controls and procedures may lead to restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market prices for our Common Stock.

The Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission (SEC) have requirements that we may fail to meet or we may fall out of compliance with, such as the internal controls auditor attestation required under Section 404 of the Sarbanes-Oxley Act of 2002, with which we are not currently required to comply as we are a smaller reporting company. If we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could drop significantly.

Our articles of incorporation allow for our board to create new series of preferred stock without further approval by our shareholders, which could adversely affect the rights of the holders of our Common Stock.

Our Board of Directors has the authority to fix and determine the relative rights and preferences of preferred stock without shareholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of Common Stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our Common Stock. In addition, our Board of Directors could authorize the issuance of a series of preferred stock that has greater voting power than our Common Stock or that is convertible into our Common Stock, which could decrease the relative voting power of our Common Stock or result in dilution to our existing shareholders.

We may create any additional series of preferred stock and issue such shares in the future although we do not have any present intention of doing so.

We may not be able to secure financing needed for future operating needs on acceptable terms, or on any terms at all.

From time to time, we may seek additional financing to provide the capital required to expand our production facilities, Research and development (“R&D”) initiatives and/or working capital, as well as to repay outstanding loans if cash flow from operations is insufficient to do so. We cannot predict with certainty the timing or amount of any such capital requirements. If such financing is not available on satisfactory terms, we may be unable to expand our business or to develop new business at the rate desired. If we are able to incur debt, we may be subject to certain restrictions imposed by the terms of the debt and the repayment of such debt may limit our cash flow and growth. If we are unable to incur debt, we may be forced to issue additional equity, which could have a dilutive effect on our current shareholders.

Our internal computer systems, or those of our third-party contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our product development programs.

Despite the implementation of security measures, our internal computer systems and those of our third-party contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we do not believe that we have experienced any such system failure, accident, or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a loss of clinical trial data for our new drug candidates which could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to our data or applications or other data or applications relating to our technology or new drug candidates, or inappropriate disclosure of confidential or proprietary information, we could incur liabilities and the further development of our product candidates could be delayed.

The elimination of personal liability against our directors and officers under Nevada law and the existence of indemnification rights held by our directors, officers and employees may result in substantial expenses.

ABVC Bylaws eliminate the personal liability of our directors and officers to us and our shareholders for damages for breach of fiduciary duty as a director or officer to the extent permissible under Nevada law. Further, our Bylaws provide that we are obligated to indemnify each of our directors or officers to the fullest extent authorized by Nevada law and, subject to certain conditions, advance the expenses incurred by any director or officer in defending any action, suit or proceeding prior to its final disposition. Those indemnification obligations could expose us to substantial expenditures to cover the cost of settlement or damage awards against our directors or officers, which we may be unable to afford. Further, those provisions and resulting costs may discourage us or our shareholders from bringing a lawsuit against any of our current or former directors or officers for breaches of their fiduciary duties, even if such actions might otherwise benefit our shareholders.

Risks Related to the Company’s Common Stock

The share price of our Common Stock is volatile and may be influenced by numerous factors, some of which are beyond our control.

There is currently only a limited public market for our Common Stock, which is listed on the Nasdaq Capital Market, and there can be no assurance that a trading market will develop further or be maintained for our Common Stock in the future. The trading price of our Common Stock is likely to be highly volatile, and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. In addition to the factors discussed in this “Risk Factors” section and elsewhere herein, these factors include:

●	the new drug candidates we acquire for commercialization;

●	the product candidates we seek to pursue, and our ability to obtain rights to develop those product candidates;

●	our decision to initiate a clinical trial, not to initiate a clinical trial or to terminate an existing clinical trial;

●	actual or anticipated adverse results or delays in our pre-clinical studies and clinical trials;

●	our failure to get any of our new drug candidates approved;

●	unanticipated serious safety and environmental concerns related to the use and research activities of any of our new drug candidates;

●	overall performance of the equity markets and other factors that may be unrelated to our operating performance or the operating performance of our competitors, including changes in market valuations of similar companies;

●	conditions or trends in the healthcare, biotechnology and pharmaceutical industries;

●	introduction of new products offered by us or our competitors;

●	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

●	our ability to maintain an adequate rate of growth and manage such growth;

●	issuances of debt or equity securities by us;

●	sales of our securities by us or our shareholders in the future, or the perception that such sales could occur;

●	trading volume of our Common Stock;

●	effectiveness of our internal control over financial reporting or disclosure controls and procedures;

●	general political and economic conditions in U.S. and other countries and territories where we conduct our business;

●	effects of natural or man-made catastrophic events; and

●	adverse regulatory decisions;

●	additions or departures of key scientific or management personnel;

●	changes in laws or regulations applicable to our product candidates, including without limitation clinical trial requirements for approvals;

●	disputes or other developments relating to patents and other proprietary rights and our ability to obtain protection for our products;

●	our dependence on third parties, including CROs and scientific and medical advisors;

●	failure to meet or exceed any financial guidance or expectations regarding development milestones that we may provide to the public;

●	actual or anticipated variations in quarterly operating results;

●	failure to meet or exceed the estimates and projections of the investment community;

●	other events or factors, many of which are beyond our control.

In addition, the stock market in general, and the stocks of small-cap healthcare, biotechnology and pharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our Common Stock, regardless of our actual operating performance. The realization of any of the above risks or any of a broad range of other risks, including those described in these “Risk Factors,” could have a dramatic and material adverse impact on the market price of our Common Stock.

Insiders have substantial control over us, and they could delay or prevent a change in our corporate control even if our other shareholders wanted it to occur.

Our executive officers, directors, and principal shareholders own, in the aggregate, approximately 61.4% of our outstanding Common Stock. As a result of their stockholdings, these shareholders are able to assert substantial control over matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent an outside party from acquiring or merging with us even if our other shareholders wanted it to occur.

The market price of our Common Stock may be volatile and there may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

The market price of our Common Stock has been and will likely continue to be highly volatile, as is the stock market in general. Factors that may materially affect the market price of our Common Stock are beyond our control, these factors may materially adversely affect the market price of our Common Stock, regardless of our performance.  In addition, the public stock markets have experienced extreme price and trading volume volatility. These broad market fluctuations may influence the market price of our Common Stock. There is currently only a limited public market for our Common Stock, which is listed on the Nasdaq Capital Market, and there can be no assurance that a trading market will develop further or be maintained in the future.

The stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies, including very recently in connection with the ongoing COVID-19 pandemic, which has resulted in decreased stock prices for many companies notwithstanding the lack of a fundamental change in their underlying business models or prospects. These fluctuations have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, including potentially worsening economic conditions and other adverse effects or developments relating to the ongoing COVID-19 pandemic, political, regulatory and other market conditions, may negatively affect the market price of shares of our common stock, regardless of our actual operating performance. The market price of shares of our common stock may decline and you may lose some or all of your investment.

We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our shares.

We have never paid any cash dividends on our Common Stock and do not anticipate paying any cash dividends in the foreseeable future, and any return on investment may be limited to the value of our Common Stock. We plan to retain any future earnings to finance growth.

Under applicable Nevada law, we, as a Nevada corporation, generally may not make a distribution if i) we would not be able to pay our debts as they become due in the usual course of business, or ii) our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and any trading volume could decline.

Any trading market for our Common Stock that may develop will depend in part on the research and reports that securities or industry analysts publish about us or our business. As of the date hereof, there is only 1 publish research report about our business. If securities or industry analysts provide additional coverage, and one or more of those analysts downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our Common Stock could decrease, which might cause our stock price and any trading volume to decline.

Future sales and issuances of our Common Stock or rights to purchase Common Stock, including pursuant to our equity incentive plan or otherwise, could result in dilution of the percentage ownership of our shareholders and could cause our stock price to fall.

We expect that we will need significant additional capital in the future to continue our planned operations. To raise capital, we may sell Common Stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell Common Stock, convertible securities or other equity securities in more than one transaction, including issuance of equity securities pursuant to any future stock incentive plan to our officers, directors, employees and non-employee consultants for their services to us, investors in a prior transaction may be materially diluted by subsequent sales. Additionally, any such sales may result in material dilution to our existing shareholders, and new investors could gain rights, preferences and privileges senior to those of holders of our Common Stock. Further, any future sales of our Common Stock by us or resales of our Common Stock by our existing shareholders could cause the market price of our Common Stock to decline. Any future grants of options, warrants or other securities exercisable or convertible into our Common Stock, or the exercise or conversion of such shares, and any sales of such shares in the market, could have an adverse effect on the market price of our Common Stock. On October 29, 2021, we filed a registration statement on Form S-3, as amended on November 16, 2021, which was declared effective on November 29, 2021. On May 11, 2022, we agreed to issue 2,000,000 shares of Common Stock, par value $0.001 per share, at a price of $2.11 per share and 5-year warrants to purchase up to 2,000,000 shares of Common Stock, exercisable at a price of $2.45 per share pursuant to certain securities purchase agreement dated May 11, 2022, which was effected as a takedown off the Company’s shelf registration statement on Form S-3, as amended. We also issued the co-placement agents warrants to purchase up to 160,000 shares of Common Stock, on the same terms as the investors warrants in connection with the transaction. We may issue shares of Common Stock through the Form S-3 in the future, which would further dilute your ownership.

Our Common Stock may be subject to the “penny stock” rules of the Securities and Exchange Commission, which may make it more difficult for shareholders to sell our Common Stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person, and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of the Company’s Common Stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

Our failure to meet the continued listing requirements of the Nasdaq Capital Market could result in a delisting of our Common Stock.

If we fail to satisfy the continued listing requirements of the Nasdaq Capital Market, such as the corporate governance requirements or the minimum closing bid price requirement, the Nasdaq Capital Market may take steps to delist our common stock. Such a delisting would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so.

On July 10, 2024, the Company received a notification letter from the Nasdaq Listing Qualifications Staff of The NASDAQ Stock Market LLC (“Nasdaq”) notifying the Company that the minimum bid price per share for its common shares has been below $1.00 for a period of 30 consecutive business days and the Company therefore no longer meets the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2). The notification received has no immediate effect on the listing of the Company’s common stock on Nasdaq. Under the Nasdaq Listing Rules, the Company has until January 6, 2025, to regain compliance. If at any time during such 180-day period the closing bid price of the Company’s common shares is at least $1 for a minimum of 10 consecutive business days, Nasdaq will provide the Company written confirmation of compliance. If the Company does not regain compliance during such 180-day period, the Company may be eligible for an additional 180 calendar days, provided that the Company meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for Nasdaq except for Nasdaq Listing Rule 5550(a)(2), and provide a written notice of its intention to cure this deficiency during the second compliance period, by effecting a reverse stock split, if necessary.

On August 19, 2022, we received a deficiency letter from the Staff of Nasdaq notifying us that, for the last 30 consecutive business days, the closing bid price for our common stock was below the minimum $1.00 per share required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (“Rule 5550(a)(2)”). Under the Nasdaq Listing Rules, we have until February 14, 2023 to regain compliance. Since we did not regain compliance by such date, we requested and received an additional 180 days, until August 14, 2023, to comply with Rule 5550(a)(2).

On May 24, 2023, the Company received a deficiency letter from the Nasdaq Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it is not currently in compliance with the minimum stockholders’ equity requirement, or the alternatives of market value of listed securities or net income from continuing operations, for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) requires listed companies to maintain stockholders’ equity of at least $2,500,000, and the Company’s stockholders’ equity was $1,734,507 as of March 31, 2023. In accordance with Nasdaq rules, the Company had 45 calendar days, or until July 10, 2023, to submit a plan to regain compliance. After submitting a plan to regain compliance, on July 10, 2023,Nasdaq granted the Company an extension until August 30, 20203, to comply with Listing Rule 5550(b)(1). On July 31, 2023, the Company issued 300,000 shares of Common Stock and 200,000 pre-funded warrants, at an exercise price of $0.01 per share, in a registered direct offering. Pursuant to this transaction, the stockholders’ equity was increased by $1.75M. On August 1, 2023, $500,000 of Notes were converted at $3.50 per share and the holder received 142,857 shares of Common Stock. As a result of this conversion, the stockholders’ equity was increased by $0.5M. Additionally, on August 14, 2023, the Company entered into a cooperation agreement with Zhonghui United Technology (Chengdu) Group Co., Ltd., pursuant to which the Company acquired a 20% ownership of certain property and a parcel of the land owned by Zhonghui in exchange for an aggregate of 370,000 shares of Common Stock. Accordingly, stockholders’ equity increased by $7.4M. On February 23, 2023, the Company entered into a securities purchase agreement with Lind, pursuant to which the Company issued Lind a secured, convertible note in the principal amount of $3,704,167 (the “Lind Offering”), for a purchase price of $3,175,000 (the “Lind Note”), that is convertible into shares of Common Stock at an initial conversion price of $1.05 per share, subject to adjustment. On August 24, 2023, the Company started repaying Lind the monthly installments due under the Lind Notes; $308,000 was repaid via the issuance of 176,678 shares of Common Stock (the “Monthly Shares”) at the Redemption Share Price (as defined in the Lind Note) of $1.698 per share. Pursuant to the terms of the Lind Note, Lind increased the amount of the next monthly payment to one million dollars, such that as of September and together with the Monthly Shares, the Company repaid Lind a total of $1M by September 2023. As a result, the stockholders’ equity increased by an additional $1M. As a result of the four transactions referenced above, the Company’ estimated that its stockholders’ equity would increase by approximately $10.65M. On September 6, 2023, Nasdaq issued a letter that the Company is in compliance with Rule 5550(b)(1), but noted that if at the time of the Company’s next periodic report the Company does not evidence compliance, it may be subject to delisting.

If our common stock were delisted from the Nasdaq, trading of our common stock would most likely take place on an over-the-counter market established for unlisted securities, such as the OTCQB or the Pink Market maintained by OTC Markets Group Inc. An investor would likely find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our common stock on an over-the-counter market, and many investors would likely not buy or sell our common stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or other reasons. In addition, as a delisted security, our common stock would be subject to SEC rules as a “penny stock,” which impose additional disclosure requirements on broker-dealers. The regulations relating to penny stocks, coupled with the typically higher cost per trade to the investor of penny stocks due to factors such as broker commissions generally representing a higher percentage of the price of a penny stock than of a higher-priced stock, would further limit the ability of investors to trade in our common stock.

In the event of a delisting, we anticipate that we would take actions to restore our compliance with the Nasdaq Capital Market or another national exchange’s listing requirements, but we can provide no assurance that any such action taken by us would allow our Common Stock to remain listed on the Nasdaq Capital Market, stabilize our market price, improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq Capital Market’s minimum bid price requirement, or prevent future non-compliance with the Nasdaq Capital Market or another national exchange’s listing requirements.

We will continue to incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance requirements as a result of our Common Stock being listed on the Nasdaq Capital Market.

We will continue to incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance requirements of the Nasdaq Capital Market. As a public company, we will continue to incur significant legal, accounting and other expenses. We are subject to mandatory reporting requirements of the Exchange Act, which require, among other things, that we continue to file with the SEC annual, quarterly and current reports with respect to our business and financial condition, that we were not required to file as a voluntary reporting company (though we did file such reports with the SEC on a voluntary basis). We have incurred and will continue to incur costs associated with the preparation and filing of these SEC reports. Furthermore, we are subject to mandatory new corporate governance and other compliance requirements of the Nasdaq Capital Market. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Nasdaq Capital Market or another national exchange have imposed various other requirements on public companies. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact (in ways we cannot currently anticipate) the way we operate our business. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations have and will continue to increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

In addition, if and when we cease to be a smaller reporting company and become subject to Section 404(b) of the Sarbanes-Oxley Act, we will be required to furnish an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed time period, we will continue to be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to dedicate substantially greater internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that our independent registered public accounting firm, when required, will not be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, including statements based on our current expectations, assumptions, estimates and projections about us, our industry and the regulatory environment in which we and companies integral to our ecosystem operate. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. The forward-looking statements included in this prospectus relate to, among others:

●	risks and uncertainties associated with our research and development activities, including our clinical trials and preclinical studies;

●	the timing or likelihood of regulatory filings and approvals or of alternative regulatory pathways for our drug candidates;

●	the potential market opportunities for commercializing our drug candidates;

●	our expectations regarding the potential market size and the size of the patient populations for our drug candidates, if approved for commercial use, and our ability to serve such markets;

●	estimates of our expenses, future revenue, capital requirements and our needs for additional financing;

●	our ability to develop, acquire and advance our product candidates into, and successfully complete, clinical trials and preclinical studies and obtain regulatory approvals;

●	the implementation of our business model and strategic plans for our business and drug candidates;

●	the initiation, cost, timing, progress and results of future preclinical studies and clinical trials, and our research and development programs;

●	the terms of future licensing arrangements, and whether we can enter into such arrangements at all;

●	timing and receipt or payments of licensing and milestone revenues, if any;

●	the scope of protection we are able to establish and maintain for intellectual property rights covering our drug candidates and our ability to operate our business without infringing the intellectual property rights of others;

●	regulatory developments in the United States and foreign countries;

●	the performance of our third party suppliers and manufacturers;

●	our ability to maintain and establish collaborations or obtain additional funding;

●	the success of competing therapies that are currently or may become available;

●	our ability to continue as a going concern;

●	the effect of the ongoing COVID-19 pandemic;

●	our financial performance; and

●	developments and projections relating to our competitors and our industry.

We caution you that the forward-looking statements highlighted above do not encompass all of the forward-looking statements made in this prospectus or in the documents incorporated by reference in this prospectus.

There are important factors that could cause actual results to vary materially from those described herein as anticipated, estimated or expected, including, but not limited to: the effects of the COVID-19 outbreak, including on the demand for our products; the duration of the COVID-19 outbreak and severity of such outbreak in regions where we operate; the pace of recovery following the COVID-19 outbreak; our ability to implement cost containment and business recovery strategies; the adverse effects of the COVID-19 outbreak on our business or the market price of our ordinary shares; competition in the industry in which we operate and the impact of such competition on pricing, revenues and margins, volatility in the securities market due to the general economic downturn; SEC regulations which affect trading in the securities of “penny stocks,” and other risks and uncertainties described herein and the risk factors set forth in Part I - Item 1A, “Risk Factors”, in our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on March 13, 2024, and elsewhere in the documents incorporated by reference into this prospectus. Moreover, we operate in a very competitive and challenging environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus and in the documents incorporated by reference in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward- looking statements, even if new information becomes available in the future. Depending on the market for our stock and other conditional tests, a specific safe harbor under the Private Securities Litigation Reform Act of 1995 may be available. Notwithstanding the above, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) expressly state that the safe harbor for forward-looking statements does not apply to companies that issue penny stock. Because we may from time to time be considered to be an issuer of penny stock, the safe harbor for forward-looking statements may not apply to us at certain times.

The forward-looking statements contained in this prospectus and in the documents incorporated by reference in this prospectus relate only to events as of the date on which the statements are made. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, other strategic transactions or investments we may make.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders pursuant to this prospectus. All proceeds from the sale of the shares will be for the account of the selling stockholder. The selling stockholder may sell these shares in the open market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices.

The selling stockholder will pay any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage or legal services or any other expenses incurred by the selling stockholder in disposing of the shares included in this prospectus. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and accountants.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell these shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any proceeds from the sale of shares by the selling stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with our financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements and Industry Data” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

From its inception, the Company has not generated substantial revenue from its medical device and new drug development. For the year ended December 31, 2023 , the Company generated $152,430 in revenue, mainly from the sale of Contract Development & Manufacturing Organization (“CDMO”) services.

ABVC BioPharma Inc., which was incorporated under the laws of the State of Nevada on February 6, 2002, is a clinical stage biopharmaceutical company focused on development of new drugs and medical devices, all of which are derived from plants.

Medicines derived from plants have a long history of relieving or preventing many diseases and, typically, have exhibited fewer side effects than drugs developed from animals or chemical ingredients. Perhaps the most famous example is aspirin, which evolved from a compound found in the bark and leaves of the willow tree and was later marketed by Bayer starting in 1899. Aspirin has very few serious side effects and has proven to be one of the most successful drugs in medical history. Some 50 years later, scientists identified anticancer compounds in the rosy periwinkle, which Eli Lilly subsequently produced for the treatment of leukemia and Hodgkins disease. Other well-known examples of successful botanical drugs include the cancer-fighting Taxol, isolated from the Pacific yew tree.

The Company develops its pipeline by carefully tracking new medical discoveries or medical device technologies in research institutions in the Asia-Pacific region. Pre-clinical, disease animal model and Phase I safety studies are examined closely by the Company’s scientists and other specialists known to the Company to identify drugs that it believes demonstrate efficacy and safety based on the Company’s internal qualifications. Once a drug is shown to be a good candidate for further development and ultimately commercialization, BriVision licenses the drug or medical device from the original researchers and begins to introduce the drugs clinical plan to highly respected principal investigators in the United States, Australia and Taiwan. In almost all cases, we have found that research institutions in each of those countries are eager to work with the Company to move forward with Phase II clinical trials.

Institutions that have or are now conducting phase II clinical trials in partnership with ABVC include:

●	Drug: ABV-1504, Major Depressive Disorder (MDD), Phase II completed. NCE drug Principal Investigators: Charles DeBattista M.D. and Alan F. Schatzberg, MD, Stanford University Medical Center, Cheng-Ta Li, MD, Ph.D - Taipei Veterans General Hospital

●	Drug: ABV-1505, Adult Attention-Deficit Hyperactivity Disorder (ADHD), Phase II Part 1 completed. Principal Investigators: Keith McBurnett, Ph.D. and Linda Pfiffner, Ph.D., University of California San Francisco (UCSF), School of Medicine. Phase II, Part 2 clinical study sites include UCSF and 5 locations in Taiwan. The Principal Investigators are Keith McBurnett, Ph.D. and Linda Pfiffner, Ph.D., University of California San Francisco (UCSF), School of Medicine; Susan Shur-Fen Gau, M.D., National Taiwan University Hospital; Xinzhang Ni, M.D. Linkou Chang Gung Memorial Hospital; Wenjun Xhou, M.D.; Kaohsiung Chang Gung Memorial Hospital; Ton-Ping Su, M.D., Cheng Hsin General Hospital; Cheng-Ta Li, M.D., Taipei Veterans General Hospital. Phase II, Part 2 began in the 1st quarter of 2022 at the 5 Taiwan sites. The UCSF site joined the study in the 2nd quarter of 2023. The subjects enrolled in the study has reached the number for interim analysis in 2023 December, and the interim analysis of the study is in progress.

●	Drug: ABV-1601, Major Depression in Cancer Patients, Phase I/II, NCE drug Principal Investigator: Scott Irwin, MD, Ph.D. - Cedars Sinai Medical Center (CSMC). The Phase I clinical study will be initiated in the 2nd quarter of 2024.

●	Medical Device: ABV-1701, Vitargus® in vitrectomy surgery, Phase II Study has been initiated in Australia and Thailand, Principal Investigator: Duangnate Rojanaporn, M.D., Ramathibodi Hospital; Thuss Sanguansak, M.D., Srinagarind Hospital of the two Thailand Sites and Professor/Dr. Matthew Simunovic, Sydney Eye Hospital; Dr. Elvis Ojaimi, East Melbourne Eye Group & East Melbourne Retina. The Phase II study started in the 2nd quarter of 2023, and the company is working on improvements to the Vitargus Product through the new batch of investigational product.

The following trials are expected to begin in the third quarter of 2024:

●	Drug: ABV-1519, Non-Small Cell Lung Cancer treatment, Phase I/II Study in Taiwan, Principal Investigator: Dr. Yung-Hung Luo, M.D., Taipei Veterans General Hospital (TVGH)

●	Drug: ABV-1703, Advanced Inoperable or Metastatic Pancreatic Cancer, Phase II, Principal Investigator: Andrew E. Hendifar, MD - Cedars Sinai Medical Center (CSMC)

Upon successful completion of a Phase II trial, ABVC will seek a partner, typically a large pharmaceutical company, to complete a Phase III study and commercialize the drug or medical device upon approval by the US FDA, Taiwan TFDA and other country regulatory authorities.

Another part of the Company’s business is conducted by BioKey, a wholly-owned subsidiary, that is engaged in a wide range of services, including, API characterization, pre-formulation studies, formulation development, analytical method development, stability studies, IND/NDA/ANDA/510K submissions, and manufacturing clinical trial materials (phase I through phase III) and commercial manufacturing.

On February 8, 2019, the Company, BioLite Holding, Inc. (“BioLite”), BioKey, Inc. (“BioKey”), BioLite Acquisition Corp., a direct wholly-owned subsidiary of the Company (“Merger Sub 1”), and BioKey Acquisition Corp., a direct wholly-owned subsidiary of the Company (“Merger Sub 2”) (collectively referred to as the “Parties”) completed the business combination pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated January 31, 2018, pursuant to which the Company acquired BioLite and BioKey via issuing shares of the Company’s Common Stock to the shareholders of BioLite and BioKey. As a result, BioLite and BioKey became two wholly-owned subsidiaries of the Company on February 8, 2019. The Company issued an aggregate of 104,558,777 shares of Common Stock (prior to the reverse stock split in 2019 and 2023) to the shareholders of both BioLite and BioKey under a registration statement on Form S-4 (file number 333-226285), which became effective by operation of law on or about February 5, 2019.

On July 25, 2023, the Company filed a Certificate of Amendment to its Articles of Incorporation authorizing a 1-for-10 reverse stock split of the issued and outstanding shares of its common stock (the “2023 Split”). The Company’s stockholders previously approved the Reverse Stock Split at the Company’s Special Shareholder Meeting held on July 7, 2023. The Reverse Stock Split was effected to reduce the number of issued and outstanding shares and to increase the per share trading value of the Company’s common stock, although that outcome is not guaranteed. In turn, the Company believes that the Reverse Stock Split will enable the Company to restore compliance with certain continued listing standards of NASDAQ Capital Market.

BioLite was incorporated under the laws of the State of Nevada on July 27, 2016, with 500,000,000 shares authorized, par value $0.0001. BioLite’s key subsidiaries include BioLite BVI, Inc. (“BioLite BVI”), which was incorporated in the British Virgin Islands on September 13, 2016 and BioLite, Inc. (“BioLite Taiwan”), a Taiwanese corporation that was founded in February 2006. BioLite Taiwan has been in the business of developing new drugs for over ten years.

BioLite and BioLite BVI are holding companies and have not carried out substantive business operations of their own.

In January 2017, BioLite, BioLite BVI, BioLite Taiwan, and certain shareholders of BioLite Taiwan entered into a share purchase / exchange agreement (the “BioLite Share Purchase / Exchange Agreement”). Pursuant to the BioLite Share Purchase / Exchange Agreement, the shareholder participants to the BioLite Share Purchase / Exchange Agreement sold their equity in BioLite Taiwan and used the proceeds from such sales to purchase shares of Common Stock of BioLite at the same price per share, resulting in share ownership in BioLite Common Stock equal to the number of shares they had held in BioLite Taiwan Common Stock. Upon closing of the Share Purchase/ Exchange Agreement in August 2017, BioLite owned, via BioLite BVI, approximately 73% of BioLite Taiwan. The other shareholders who did not enter this Share Purchase/ Exchange Agreement retained their equity ownership in BioLite Taiwan.

BioKey was incorporated on August 9, 2000 in the State of California. It is engaged primarily in research and development, manufacturing, and distribution of generic drugs and nutraceuticals with strategic partners. BioKey provides a wide range of services, including, API characterization, pre-formulation studies, formulation development, analytical method development, stability studies, IND/NDA/ANDA/510K submissions, and manufacturing clinical trial materials (phase 1 through phase 3) and commercial manufacturing. It also licenses out its technologies and initiates joint research and development processes with other biotechnology, pharmaceutical, and nutraceutical companies.

[1]	The Vitargus® Phase II study was put on hold due to Serious Adverse Events (SAEs) observed in patients with retinal detachment treated with either Vitargus or SF6 comparator after vitrectomy surgeries at the Thailand sites. By comparing the Thailand study with the First-in-Human (FIH) study completed in Australia in 2018, the SAEs derived from the patients in the Thailand study may be due to the modified in-situ hydrogel procedure which allows a longer surgical time window for the study. The Company is investigating the root causes of the events and is working towards developing a safe device in-situ procedure before reinstating the study.

As of June 21, 2023, Dr. Howard Doong resigned as the Company’s CEO and was replaced by Dr. Uttam Patil.

On August 14, 2023, the Company entered into a cooperation agreement (the “Agreement”, the transaction contemplated therein the “Transaction”) with Zhonghui United Technology (Chengdu) Group Co., Ltd., a Company established under the Law of People’s Republic of China (“Zhonghui”). Pursuant thereto, the Company acquired 20% of the ownership of a property and the parcel of the land (the “Property”) owned by Zhonghui in Leshan, Sichuan, China. The valuation of the Property as of April 18, 2023, which was assessed by an independent third party, is estimated to be approximately CNY 264,299,400 or approximately US$37,000,000. In exchange, the Company agreed to issue to Zhonghui, an aggregate of 370,000 shares of the Company’s common stock, at a per share price of $20 (the “Zhonghui Shares”). On September 4, 2023, the Company and Zhonghui entered into an amendment to the Agreement to clarify that, in no event will the Company issue to Zhonghui shares of common stock, in connection with the Transaction, in an amount exceeding 19.99% of the issued and outstanding shares as of the date of the Agreement.

The Company and Zhonghui plan to jointly develop the Property into a healthcare center for senior living, long-term care, and medical care in the areas of ABVCs’ special interests, such as Ophthalmology, Oncology, and Central Nervous Systems. The plan is to establish a base for the China market and global development of these interests. The asset ownership certification is in the application process and pending approval from the Chinese government.

During the third quarter of 2023, the Company issued the Zhonghui Shares. The Zhonghui Shares are subject to a lock-up period of one year following the closing date of this Transaction. In addition, the parties agreed that, after one year following the closing of the Transaction, the market value of the shares issued or the value of the Property increase or decrease, the parties will negotiate in good faith to make reasonable adjustment.

On July 31, 2023, the Company entered into a binding term sheet with Xinnovation Therapeutics Co., Ltd., a Company incorporated under the Law of People’s Republic of China. The term sheet contemplates that, pursuant to definitive agreements, Xinnovation will be granted an exclusive license to develop, manufacture, market, and distribute ABV-1504 for Major Depressive Disorder (MDD) and ABV-1505 for Attention-Deficit/Hyperactivity Disorder, in the Chinese market and shall bear the costs for clinical trials and product registration in China and the Company would receive an initial license fee and royalty payments ranging from 5% to 12% based on the projected annual net sales of the licensed drugs by Xinnovation in China. This transaction remains subject to the negotiation of definitive documents and therefore there is no guarantee that this transaction will occur.

In November 2023, the Company and one of its subsidiaries, BioLite, Inc. (“BioLite”) each entered into a multi-year, global licensing agreement with AIBL for the Company and BioLite’s CNS drugs with the indications of MDD (Major Depressive Disorder) and ADHD (Attention Deficit Hyperactivity Disorder) (the “Licensed Products”). The potential license will cover the Licensed Products’ clinical trial, registration, manufacturing, supply, and distribution rights. The Licensed Products for MDD and ADHD, owned by ABVC and BioLite, were valued at $667M by a third-party evaluation. The parties are determined to collaborate on the global development of the Licensed Products. The parties are also working to strengthen new drug development and business collaboration, including technology, interoperability, and standards development. As per each of the respective agreements, each of ABVC and BioLite received 23 million shares of AIBL stock at $10 per share, and if certain milestones are met, shall receive $3,500,000 and royalties equaling 5% of net sales, up to $100 million, which is not guaranteed. Upon the issuance of the shares, AIBL became a subsidiary of ABVC.

On February 6, 2024, the Company entered into a definitive agreement with Shuling Jiang (“Shuling”), pursuant to which Shuling shall transfer the ownership of certain land she owns located at Taoyuan City, Taiwan (the “Land”) to the Company (the “Agreement”). Shuling is a director of the Company, is married to TS Jiang, the Company’s Chief Strategic Officer and owns approximately 15.4% of the Company’s issued and outstanding shares of common stock. In consideration for the Land, the Company shall pay Shuling (i) 703,495 restricted shares of the Company’s common stock (the “Shares”) at a price of $3.50 per share and (ii) five-year warrants to purchase up to 1,000,000 shares of the Company’s common stock, with an exercise price of $2.00 per share. Under the Agreement, Shuling will also transfer outstanding liability owed on the Land (approximately $500,000) to the Company. Based on the above, the parties value the exchange at approximately $2,962,232.

On March 25, 2024, the Company, and one of its co-development partners, BioFirst Corporation, a company registered in Taiwan (“BioFirst”), each entered into a twenty-year, global definitive licensing agreement (the “Licensing Agreement”) with ForSeeCon Eye Corporation, a company registered in the British Virgin Islands (“FEYE”) for the products in the Company and BioFirst’s Ophthalmology pipeline, including Vitargus (the “Licensed Products”). The license covers the Licensed Products’ clinical trial, registration, manufacturing, supply, and distribution rights; FEYE also has the rights to sublicense or partner with a third party to develop the Licensed Products.

On April 16, 2024, the Company entered into a definitive agreement with OncoX BioPharma, Inc., a private company registered in the British Virgin Islands (“Oncox”), pursuant to which the Company will grant Oncox an exclusive right to develop and commercialize ABVC’s single-herb botanical drug extract from the dry fruit body of Maitake Mushroom (Grifola Frondosa) for treatment of Non-Small Cell Lung Cancer (the “Licensed Products”), within North America for 20 years (the “Oncox Agreement”). In consideration thereof, Oncox shall pay ABVC $6,250,000 (or 1,250,000 Oncox shares valued at $5 per share1) 30 days after entering into the Oncox Agreement and $625,000 30 days following the completion of Oncox’s next round of fundraising, of which there is no guarantee; ABVC is also entitled to 5% royalties based on the Net Sales, as defined in the Oncox Agreement, from the first commercial sale of the Licensed Product in North America, of which there can be no guarantee. Oncox entered into the same agreement with ABVC’s affiliate, Rgene Corporation.

On May 8, 2024, the Company entered into a definitive agreement with OncoX BioPharma, Inc., a private company registered in the British Virgin Islands (“Oncox”), pursuant to which the Company will grant Oncox an exclusive right to develop and commercialize ABVC’s BLEX 404 single-herb botanical drug extract from the dry fruit body of Maitake Mushroom (Grifola Frondosa) for treatment of Pancreatic Cancer (the “Licensed Products”), within a certain territory, specified as 50% of the Worldwide Marketsfor 20 years (the “May 2024 Oncox Agreement”). In consideration thereof, Oncox shall pay ABVC a total of $6,250,000 (or 1,250,000 Oncox shares valued at $5 per share1) within 30 days of entering into the May 2024 Oncox Agreement, with an additional milestone payment of $625,000 in cash after OncoX’s next round of fundraising, of which there can be no guarantee. Oncox may remit cash payments of at least $100,000 towards the licensing fees and deductible from the second milestone payment; ABVC is also entitled to royalties of 5% of Net Sales, as defined in the May 2024 Oncox Agreement, from the first commercial sale of the Licensed Product in the noted territory, which remains uncertain. The Company will permit Oncox to pay the license fee in installments or in a lump sum and will allow Oncox to use its revenue to fund such payments. Oncox entered into the same agreement with ABVC’s affiliate, Rgene Corporation.

Common Stock Reverse Split

On July 25, 2023, the Company filed a Certificate of Amendment to its Articles of Incorporation authorizing a 1-for-10 reverse stock split of the issued and outstanding shares of its common stock (the “2023 Split”). The Company’s stockholders previously approved the Reverse Stock Split at the Company’s Special Shareholder Meeting held on July 7, 2023. The Reverse Stock Split was effected to reduce the number of issued and outstanding shares and to increase the per share trading value of the Company’s common stock, although that outcome is not guaranteed. In turn, the Company believes that the Reverse Stock Split will enable the Company to restore compliance with certain continued listing standards of NASDAQ Capital Market.

On July 14, 2023, the Company filed a certificate of amendment to the Company’s articles of incorporation (the “Amendment”) to implement the 2023 Split with the Secretary of State of the State of Nevada. The 2023 Split took effect on July 25, 2023.

Series A Convertible Preferred Stock

As of March 31, 2024, no Series A Convertible Preferred Stock has been issued by the Company.

NASDAQ Listing

In August 2022, we received a deficiency letter from the Nasdaq Listing Qualifications Department (the “Staff”) notifying us that, for the last 30 consecutive business days, the closing bid price for our common stock was below the minimum $1.00 per share required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (“Rule 5550(a)(2)”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we were initially given until February 14, 2023 to regain compliance with Rule 5550(a)(2). Since the Company did not regain compliance by such date, it requested and received an additional 180 days, until August 14, 2023, to comply with Rule 5550(a)(2).

The deficiency has no immediate effect on the listing of the Company’s common stock, and its common stock continues to trade on The Nasdaq Capital Market under the symbol “ABVC” at this time.

If at any time before August 14, 2023, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Staff will provide written confirmation that the Company has achieved compliance and the matter will be closed.

If the Company does not regain compliance with Rule 5550(a)(2) by August 14, 2023, the Staff will provide written notification that the Company’s securities will be delisted, although the Company maintains the right to appeal such determination. The Company intends to actively monitor the closing bid price for its common stock and will consider available options to resolve the deficiency and regain compliance with Rule 5550(a)(2).

[1]	Price was determined through private negotiations between the parties; no third party valuation was completed.

On May 24, 2023, we received a deficiency letter from the Nasdaq Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it is not currently in compliance with the minimum stockholders’ equity requirement, or the alternatives of market value of listed securities or net income from continuing operations, for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) requires listed companies to maintain stockholders’ equity of at least $2,500,000, and the Company’s stockholders’ equity was $1,734,507 as of March 31, 2023. In accordance with Nasdaq rules, the Company had 45 calendar days, or until July 10, 2023, to submit a plan to regain compliance. After submitting a plan to regain compliance, on July 10, 2023, Nasdaq granted the Company an extension until August 30, 20203, to comply with Listing Rule 5550(b)(1). On July 31, 2023, the Company issued 300,000 shares of Common Stock and 200,000 pre-funded warrants, at an exercise price of $0.01 per share, in a registered direct offering. Pursuant to this transaction, the stockholders’ equity was increased by $1.75M. On August 1, 2023, $500,000 of Notes were converted at $3.50 per share and the holder received 142,857 shares of Common Stock. As a result of this conversion, the stockholders’ equity was increased by $0.5M. Additionally, on August 14, 2023, the Company entered into a cooperation agreement with Zhonghui United Technology (Chengdu) Group Co., Ltd., pursuant to which the Company acquired a 20% ownership of certain property and a parcel of the land owned by Zhonghui in exchange for an aggregate of 370,000 shares of Common Stock. Accordingly, stockholders’ equity increased by $7.4M. On February 23, 2023, the Company entered into a securities purchase agreement with Lind, pursuant to which the Company issued Lind a secured, convertible note in the principal amount of $3,704,167 (the “Lind Offering”), for a purchase price of $3,175,000 (the “Lind Note”), that is convertible into shares of Common Stock at an initial conversion price of $1.05 per share, subject to adjustment. On August 24, 2023, the Company started repaying Lind the monthly installments due under the Lind Notes; $308,000 was repaid via the issuance of 176,678 shares of Common Stock (the “Monthly Shares”) at the Redemption Share Price (as defined in the Lind Note) of $1.698 per share. Pursuant to the terms of the Lind Note, Lind increased the amount of the next monthly payment to one million dollars, such that as of September and together with the Monthly Shares, the Company repaid Lind a total of $1M by September 2023. As a result, the stockholders’ equity increased by an additional $1M. As a result of the four transactions referenced above, the Company’ estimated that its stockholders’ equity would increase by approximately $10.65M. On September 6, 2023, Nasdaq issued a letter that the Company is in compliance with Rule 5550(b)(1), but noted that if at the time of the Company’s next periodic report the Company does not evidence compliance, it may be subject to delisting.

Joint Venture Agreement

On October 6, 2021 (the “Completion Date”), ABVC BioPharma, Inc. (the “Company”), Lucidaim Co., Ltd., a Japanese corporation (“Lucidaim,” together with the Company, the “Shareholders”), and BioLite Japan K.K., a Japanese corporation (“Biolite JP”) entered into a Joint Venture Agreement (the “Agreement”). Biolite JP is a private limited company (a Japanese Kabushiki Kaisha) incorporated on December 18, 2018 and at the date of the Agreement had 10,000 ordinary shares authorized, with 3,049 ordinary shares issued and outstanding (the “Ordinary Shares”). Immediately prior to the execution of the Agreement, Lucidaim owned 1,501 ordinary shares and the Company owned 1,548 ordinary shares. The Shareholders entered into the joint venture to formally reduce to writing their intention to invest in and operate Biolite JP as a joint venture. The business of the joint venture shall be the research and development of drugs, medical device and digital media, investment, fund raising and consulting, distribution and marketing of supplements carried by Biolite JP and its subsidiaries in Japan, or any other territory or business, as the Agreement may with mutual consent be amended from time to time. The closing of the transaction was conditioned upon the approval and receipt of all necessary government approvals, which have all been received.

Pursuant to the Agreement and the related share transfer agreement, the Company shall transfer 54 of its Ordinary Shares to Lucidaim for no consideration, such that following the transfer, Lucidaim shall own 1,555 Ordinary Shares (51%) and the Company shall own 1,494 Ordinary Shares (49%). Also pursuant to the Agreement, there shall be 3 directors of Biolite JP, consisting of 1 director appointed by the Company and 2 appointed by Lucidiam. The Company shall appoint Eugene Jiang, the Company’s current Chairman and Chief Business Officer and Lucidaim shall appoint Michihito Onishi; the current director of Biolite JP, Toru Seo (who is also a director of BioLite Japan’s other shareholder), is considered the second Lucidaim director. The Agreement further provides that the Company and Biolite JP shall assign the research collaboration and license agreement between them to Biolite JP or prepare the same (the “License Agreement”). The aforementioned transactions occurred on the Completion Date.

As per the Agreement, the Shareholders shall supervise and manage the business and operations of Biolite JP. The directors shall not be entitled to any renumeration for their services as a director and each Shareholder can remove and replace the director he/she/it appointed. If a Shareholder sells or disposes of all of its Ordinary Shares, the Shareholder-appointed director must tender his/her resignation. The Agreement also sets forth certain corporate actions that must be pre-approved by all Shareholders (the “Reserved Matters”). If the Shareholders are unable to make a decision on any Reserved Matter, then either Shareholder can submit a deadlock notice to the other shareholder, 5 days after which they must refer the matter to each Shareholder’s chairman and use good faith to resolve the dispute. If such dispute is not resolved within 10 days thereafter, then either Shareholder can offer to buy all of the other Shareholder’s Ordinary Shares for cash at a specified price; if there is not affirmative acceptance of the sale, the sale shall proceed as set forth in the sale offer.

Each of the Shareholders maintains a pre-emptive right to purchase such number of additional Ordinary Shares as would allow such Shareholder to maintain its ownership percentage in Biolite JP if Biolite JP issues any new Ordinary Shares. However, the Agreement provides that the Company shall lose its pre-emptive rights under certain conditions. The Shareholders also maintain a right of first refusal if the other Shareholder receives an offer to buy such shareholder’s Ordinary Shares.

The Agreement also requires Biolite JP to obtain a bank facility in the amount of JPY 30,460,000 (approximately USD272,000), for its initial working capital purposes. Pursuant to the Agreement, each Shareholder agrees to guarantee such bank facility if the bank requires a guarantee. Accordingly, the Company may be liable for the bank facility in an amount up to JPY 14,925,400 (approximately USD134,000), which represents 49% of the maximum bank facility. The Agreement further provides that Biolite JP shall issue annual dividends at the rate of at least 1.5% of Biolite JP’s profits, if it has sufficient cash to do so.

Pursuant to the Agreement, the Company and Biolite JP agree to use their best efforts to execute the License Agreement by the end of December 2021. The Company agreed that any negotiation on behalf of Biolite JP regarding the terms of the License Agreement shall be handled by the directors appointed by Lucidaim. If the Company and such Lucidaim directors do not reach agreement on the terms, Biolite JP may at its sole discretion determine not to execute the License Agreement without any liability to the Company.

The Agreement contains non-solicitation and non-compete clauses for a period of 2 years after a Shareholder or its subsidiaries ceases to be a Shareholder, with such restrictive covenants limited to business within the ophthalmologic filed or central neurological field. Any rights to intellectual property that arise from Biolite JP’s activities, shall belong to Biolite JP.

The Agreement contains standard indemnification terms, except that no indemnifying party shall have any liability for an individual liability unless it exceeds JPY 500,000 (approximately USD4,500) and until the aggregate amount of all liabilities exceeds JPY 2,000,000 (approximately USD18,000) and then only to the extent such liability exceed such limit.

The Company paid $150,000 towards the setup of the joint venture and BioLite Japan’s other shareholder paid $150,000 after the Letter of Intent was signed.

The Agreement shall continue for 10 years, unless earlier terminated and shall continue until terminated by: (i) either party by giving the other party at least 6 months written notice, until the end of the 10 years, after which the parties can terminate at any time or (ii) or by written agreement of all Shareholders, in which case it shall terminate automatically on the date upon which all Ordinary Shares are owned by one Shareholder. The Agreement also allows a Shareholder to terminate the agreement upon certain defaults committed by another Shareholder, as set forth in the Agreement.

This was a related party transaction and was conducted at arm’s length. In addition to the Company’s board of directors providing approval for the Company to enter into the Agreement, the Company’s audit committee approved the Company’s entry into the Agreement. The Board believes that this joint venture will enhance the Company’s ability to provide therapeutic solutions to significant unmet medical needs and to develop innovative botanical drugs to treat central nervous system (“CNS”) and oncology/ hematology diseases. The Company’s Board of Directors believes that the joint venture has the potential to provide the Company with access to additional early-stage product candidates that it would not otherwise have access to and to introduce the Company to early-stage opportunities, and therefore the Board believes the joint venture is in the best interest of the Company and its shareholders.

Recent Research Results

Vitargus® Phase II Study has been initiated in Australia and Thailand, Principal Investigator: Duangnate Rojanaporn, M.D., Ramathibodi Hospital; Thuss Sanguansak, M.D., Srinagarind Hospital of the two Thailand sites and Professor/Dr. Matthew Simunovic, Sydney Eye Hospital; Dr. Elvis Ojaimi, East Melbourne Eye Group& East Melbourne Retina of the two Australian sites. The Phase II study has started in the 2nd quarter of 2023. The company is working on improvements to the Vitargus product through the new batch of investigational product.

Initially the Company will focus on ABV-2002, a solution utilized to store a donor cornea prior to either penetrating keratoplasty (full thickness cornea transplant) or endothelial keratoplasty (back layer cornea transplant). Designated ABV-2002 under the Company’s product identification system, the solution is comprised of a specific poly amino acid that protects ocular tissue from damage caused by external osmolarity exposure during pre-surgery storage. The specific polymer in ABV-2002 can adjust osmolarity to maintain a range of 330 to 390 mOsM thereby permitting hydration within the corneal stroma during the storage period. Stromal hydration results in (a) maintaining acceptable corneal transparency and (b) prevents donor cornea swelling. ABV-2002 also contains an abundant phenolic phytochemical found in plant cell walls that provides antioxidant antibacterial properties and neuroprotection.

Early testing by BioFirst indicates that ABV-2002 may be more effective for protecting the cornea and retina during long-term storage than other storage media available today and can be manufactured at lower cost. Further clinical development task was put on hold due to the lack of funding.

In addition, BioFirst was incorporated on November 7, 2006, focusing on the R&D, manufacturing, and sales of innovative patented pharmaceutical products. The technology of BioFirst comes from the global exclusive licensing agreements BioFirst maintains with domestic R & D institutions. Currently, BioFirst’s main research and development product is the vitreous substitute (Vitargus®), licensed by the National Health Research Institutes. Vitargus is the world’s first bio-degradable vitreous substitute and offers a number of advantages over current vitreous substitutes by minimizing medical complications and reducing the need for additional surgeries.

Vitargus has started the construction of a GMP factory in Hsinchu Biomedical Science Park, Taiwan, with the aim at building a production base to supply the global market, and promote the construction of bio-degradable vitreous substitute manufacturing centers in Taiwan. Completion of this factory would allow ABVC to manufacture Vitargus with world-class technology in a GMP certified pharmaceutical factory. BioFirst is targeting to complete the construction in 2025.

On July 12, 2022, the Company announced the enrollment progress in the Phase II Part II clinical study of the company’s ADHD medicine (ABV-1505). Since the first-treated subject reported on May 10, 2022, a total of sixty-nine (69) subjects have been enrolled in the study, including 50 who have completed the 56-day treatment. The study, a randomized, double-blind, placebo-controlled study entitled “A Phase II Tolerability and Efficacy Study of PDC-1421 Treatment in Adult Patients with Attention-Deficit Hyperactivity Disorder (ADHD), Part II, is expected to eventually involve approximately 100 patients. Five prestigious research hospitals in Taiwan and the research hospital at the University of California, San Francisco (UCSF) are participating in the study which is a continuation of the Phase II part 1 study of ABV-1505 completed successfully at UCSF and accepted by the U.S. Food & Drug Administration in October of 2020. The UCSF Medical Center Institutional Review Board has approved participation in the Part II study, and the site initiation visit was conducted in March 2023.

Public Offering & Financings

2024 Financings

On May 22, 2024, the Company and Lind Global Fund II, LP (“Lind”) entered into a letter agreement (the “Letter Agreement”), pursuant to which Lind exercised, for cash, 1,000,000 of its Pre-Existing Warrants (all of the warrants issued to Lind on February 23, 2023, November 17, 2023 and January 17, 2024 are hereinafter referred to as the “Pre-Existing Warrants”) to purchase shares of Common Stock at a reduced exercise price of $0.75 per share. Lind also received a new warrant to purchase 1,000,000 shares Common Stock, exercisable at any time on or after the date of its issuance and until the five-year anniversary thereof, for $1.00 per share (the “New Lind Warrant”).

On January 17, 2024, the Company entered into a securities purchase agreement with Lind, pursuant to which the Company issued Lind a secured, convertible note in the principal amount of $1,000,000, for a purchase price of $833,333 (the “3rd Lind Note”), that is convertible into shares of the Company’s common stock at a conversion price, which shall be the lesser of (i) $3.50 (the “Fixed Price”) and (ii) 90% of the average of the three lowest VWAPs (as defined in the 3rd Lind Note) during the 20 trading days prior to conversion (“Variable Price”), subject to adjustment (the “Note Shares”). Notwithstanding the foregoing, provided that no Event of Default (as defined in the 3rd Lind Note) shall have occurred, conversions under the 3rd Lind Note shall be at the Fixed Price for the first 180 days following the closing date. Lind will also receive a 5-year, common stock purchase warrant (the “3rd Lind Warrant”) to purchase up to 1,000,000 shares of the Company’s common stock at an initial exercise price of $2.00 per share, subject to adjustment (each, a “Warrant Share,” together with the 3rd Lind Note, Note Shares and 3rd Lind Warrant, the “Securities”). The parties later agreed to a floor price of $1.00 for the Variable Price and that the Company would compensate Lind in cash if the Variable Price was less than such floor price at the time of conversion.

Upon the occurrence of any Event of Default (as defined in the 3rd Lind Note), the Company must pay Lind an amount equal to 120% of the then outstanding principal amount of the 3rd Lind Note, in addition to any other remedies under the 3rd Lind Note or the other Transaction Documents (as defined below).

The 3rd Lind Warrant may be exercised via cashless exercise in the event a registration statement covering the Warrant Shares is not available for the resale of such Warrant Shares or upon exercise of the 3rd Lind Warrant in connection with a Fundamental Transaction (as defined in the 3rd Lind Warrant).

Pursuant to the terms of the securities purchase agreement, if at any time prior to a date that is 18 months following the closing of the offering, the Company proposes to offer or sell any additional securities in a subsequent financing, the Company shall first offer Lind the opportunity to purchase up to 10% of such new securities.

In connection with the Offering, the Company and its subsidiaries: (i) Biokey, Inc., a California corporation (“BioKey”), (ii) Biolite Holding, Inc., a Nevada corporation (“BioLite”), (iii) Biolite BVI, Inc., a British Virgin Islands corporation (“BioLite BVI”) and (iv) American BriVision Corporation, a Delaware corporation (“American BriVision” and, collectively with the Company, BioKey, BioLite, and BioLite BVI, the “Guarantors”), jointly and severally guaranteed all of the obligations of the Company in connection with the offering (the “Guaranty”) with certain collateral, as set forth in the related Transaction Documents (as hereinafter defined). The sale of the 3rd Lind Note and the terms of the offering, including the Guaranty are set forth in the securities purchase agreement, the 3rd Lind Note, the 3rd Lind Warrant, the Second Amendment to Guaranty, the Second Amendment to Security Agreement, and the Second Amendment to Guarantor Security Agreement (collectively, the “Transaction Documents”).

Allele Capital Partners, LLC (“Allele”) together with its executing broker dealer, Wilmington Capital Securities, LLC (together with its affiliates, “Wilmington”), served as the exclusive placement agent (the “Placement Agent”) of the offering. the Company has agreed to pay certain expenses of the placement agent in connection with the offering and issued them a warrant to purchase up to 25,000 shares of common stock, on the same terms as set forth in the 3rd Lind Warrant.

The securities purchase agreement also contains customary representation and warranties of the Company and the Investors, indemnification obligations of the Company, termination provisions, and other obligations and rights of the parties.

The foregoing description of the Transaction Documents is qualified by reference to the full text of the forms of the Transaction Documents, which are filed as Exhibits hereto and incorporated herein by reference.

Financing in 2023

On November 17, 2023, the Company entered into a securities purchase agreement (the “2nd Lind Securities Purchase Agreement”) with Lind Global Fund II, LP (“Lind”), pursuant to which the Company issued Lind a secured, convertible note in the principal amount of $1,200,000 (the “2nd Lind Offering”), for a purchase price of $1,000,000 (the “2nd Lind Note”), that is convertible into shares of the Company’s common stock at a conversion price, which shall be the lesser of (i) $3.50 (the “Fixed Price”) and (ii) 90% of the average of the three lowest VWAPs (as defined in the 2nd Lind Note) during the 20 trading days prior to conversion, subject to adjustment. Notwithstanding the foregoing, provided that no Event of Default (as defined in the 2nd Lind Note) shall have occurred, conversions under the 2nd Lind Note shall be at the Fixed Price for the first 180 days following the closing date. Lind will also receive a 5-year, common stock purchase warrant (the “2nd Lind Warrant”) to purchase up to 1,000,000 shares of the Company’s common stock at an initial exercise price of $2 per share, subject to adjustment. The parties later agreed to a floor price of $1.00 for the Variable Price and that the Company would compensate Lind in cash if the variable price was less than such floor price at the time of conversion.

Upon the occurrence of any Event of Default (as defined in the 2nd Lind Note), the Company must pay Lind an amount equal to 120% of the then outstanding principal amount of the 2nd Lind Note, in addition to any other remedies under the 2nd Lind Note or the other Transaction Documents (as defined below).

Pursuant to the terms of the 2nd Lind Securities Purchase Agreement, if at any time prior to a date that is 18 months following the closing of the 2nd Lind Offering, the Company proposes to offer or sell any additional securities in a subsequent financing, the Company shall first offer Lind the opportunity to purchase up to 10% of such new securities.

In connection with the 2nd Lind Offering, the Company and its subsidiaries: (i) BioKey, Inc., a California corporation (“BioKey”), (ii) Biolite Holding, Inc., a Nevada corporation (“BioLite”), (iii) Biolite BVI, Inc., a British Virgin Islands corporation (“BioLite BVI”) and (iv) American BriVision Corporation, a Delaware corporation (“American BriVision” and, collectively with the Company, BioKey, BioLite, and BioLite BVI, the “Guarantors”), jointly and severally guaranteed all of the obligations of the Company in connection with the 2nd Lind Offering (the “Guaranty”) with certain collateral, as set forth in the related Transaction Documents (as hereinafter defined).

The sale of the Note and the terms of the 2nd Lind Offering, including the Guaranty are set forth in the 2nd Lind Securities Purchase Agreement, the 2nd Lind Note, the 2nd Lind Warrant, the First Amendment to Guaranty, the First Amendment to Security Agreement, and the First Amendment to Guarantor Security Agreement (collectively, the “Transaction Documents”).

Allele Capital Partners, LLC (“Allele”) together with its executing broker dealer, Wilmington Capital Securities, LLC (together with its affiliates, “Wilmington”), served as the exclusive placement agent (the “Placement Agent”) of the 2nd Lind Offering. We have agreed to pay certain expenses of the placement agent in connection with the 2nd Lind Offering.

An amendment was filed on February 29, 2024 to disclose that due to Nasdaq requirements, the parties entered into an amendment to the Note, pursuant to which the conversion price shall have a floor price of $1.00 (the “Amendment”). Additionally, the Amendment requires the Company to make a cash payment to Lind if in connection with a conversion, the conversion price is deemed to be the floor price.

The Securities Purchase Agreement also contains customary representation and warranties of the Company and the Investors, indemnification obligations of the Company, termination provisions, and other obligations and rights of the parties.

The foregoing description of the Transaction Documents is qualified by reference to the full text of the forms of the Transaction Documents, which are filed as Exhibits hereto and incorporated herein by reference.

On February 23, 2023, the Company entered into a securities purchase agreement (the “Lind Securities Purchase Agreement”) with Lind Global Fund II, LP (“Lind”), pursuant to which the Company issued Lind a secured, convertible note in the principal amount of $3,704,167 (the “Lind Offering”), for a purchase price of $3,175,000 (the “Lind Note”), that is convertible into shares of the Company’s common stock at an initial conversion price of $1.05 per share, subject to adjustment (the “Note Shares”). The Company also issued Lind a common stock purchase warrant (the “Lind Warrant”) to purchase up to 5,291,667 shares of the Company’s common stock at an initial exercise price of $1.05 per share, subject to adjustment (each, a “Warrant Share,” together with the Note, Note Shares and Warrants, the “Lind Securities”).

The Lind Note does not carry any interest. Beginning with the date that is six months from the issuance date of the Lind Note and on each one (1) month anniversary thereafter, the Company shall pay Lind an amount equal to $308,650.58, until the outstanding principal amount of the Lind Note has been paid in full prior to or on the Maturity Date or, if earlier, upon acceleration, conversion or redemption of the Lind Note in accordance with the terms thereof (the “Monthly Payments”). At the Company’s discretion, the Monthly Payments shall be made in (i) cash, (ii) shares of the Company’s common stock, or (iii) a combination of cash and Shares; if made in shares, the number of shares shall be determined by dividing (x) the principal amount being paid in shares by (y) 90% of the average of the 5 lowest daily VWAPs during the 20 trading days prior to the applicable payment date. The Lind Notes sets forth certain conditions that must be satisfied before the Company may make any Monthly Payments in shares of common stock. If the Company makes a Monthly Payment in cash, the Company must also pay Lind a cash premium of 5% of such Monthly Payment.

Upon the occurrence of any Event of Default (as defined in the Lind Note), the Company must pay Lind an amount equal to 120% of the then outstanding principal amount of the Lind Note (the “Mandatory Default Amount”), in addition to any other remedies under the Note or the other Transaction Documents. The Company and Lind entered into a letter agreement on September 12, 2023, pursuant to which the Mandatory Default Amount was reduced to 115% of the then outstanding principal amount of the Lind Note; pursuant to the letter agreement, Lind also agreed to waive any default associated with the Company’s market capitalization being below $12.5 million for 10 consecutive days through February 23, 2024, but retained its right to convert its Note. In addition, if the Company is unable to increase its market capitalization and is unable to obtain a further waiver or amendment to the Lind Note, then the Company could experience an event of default under the Lind Note, which could have a material adverse effect on the Company’s liquidity, financial condition, and results of operations. The Company cannot make any assurances regarding the likelihood, certainty, or exact timing of the Company’s ability to increase its market capitalization, as such metric is not within the immediate control of the Company and depends on a variety of factors outside the Company’s control.

The Lind Warrant may be exercised via cashless exercise.

Pursuant to the terms of the Lind Securities Purchase Agreement, if at any time prior to a date that is 18 months following the closing of the Lind Offering, the Company proposes to offer or sell any additional securities in a subsequent financing, the Company shall first offer Lind the opportunity to purchase up to 10% of such new securities.

In connection with the Lind Offering, the Company and its subsidiaries: (i) BioKey, Inc., a California corporation (“BioKey”), (ii) Biolite Holding, Inc., a Nevada corporation (“BioLite”), (iii) Biolite BVI, Inc., a British Virgin Islands corporation (“BioLite BVI”) and (iv) American BriVision Corporation, a Delaware corporation (“American BriVision” and, collectively with the Company, BioKey, BioLite, and BioLite BVI, the “Guarantors”), jointly and severally guaranteed all of the obligations of the Company in connection with the Lind Offering (the “Guaranty”) with certain collateral, as set forth in the related Transaction Documents (as hereinafter defined).

The sale of the Lind Note and the terms of the Lind Offering, including the Guaranty are set forth in the Lind Securities Purchase Agreement, the Note, the Warrant, a Security Agreement, Guarantor Security, Guaranty, a Trademark Security Agreement with Rgene Corporation, a Trademark Security Agreement with BioFirst, a Patent Security Agreement, a Copyright Security Agreement and a Stock Pledge Agreement (collectively, the “Transaction Documents”).

Allele Capital Partners, LLC (“Allele”) together with its executing broker dealer, Wilmington Capital Securities, LLC (together with its affiliates, “Wilmington”), served as the exclusive placement agent (the “Placement Agent”) of the Lind Offering. As a result of the Lind Offering, the Company will pay the Placement Agent (i) a cash fee of 6% of the gross proceeds from the sale of the Securities, and (ii) common stock purchase warrants to purchase 6% of the number of shares of common stock issuable under the Lind Note. We also agreed to pay certain expenses of the placement agent in connection with the Lind Offering.

Pursuant to the Lind Securities Purchase Agreement, the Company agreed to register all of the Lind Securities and the shares of common stock underlying the warrant issued to the placement agent.

The Securities Purchase Agreement also contains customary representation and warranties of the Company and the Investors, indemnification obligations of the Company, termination provisions, and other obligations and rights of the parties.

On September 12, 2023, the Company and Lind entered into a letter agreement (the “Letter Agreement”) pursuant to which Lind agreed to waive any default, any Event of Default, and any Mandatory Default Amount (each as defined in the Note) associated with the Company’s market capitalization being below $12.5 million for 10 consecutive days through February 23, 2024. Notwithstanding the waiver, Lind retains its right to exercise conversion rights under 2.2(a), 2.2(c)(2)(x) and 3.1 of the Note, which could result in a substantial amount of common stock issued at a significant discount to the trading price of the Company’s common stock. In addition, if the Company is unable to increase its market capitalization and is unable to obtain a further waiver or amendment to the Note, then the Company could experience an event of default under the Note, which could have a material adverse effect on the Company’s liquidity, financial condition, and results of operations. The Company cannot make any assurances regarding the likelihood, certainty, or exact timing of the Company’s ability to increase its market capitalization, as such metric is not within the immediate control of the Company and depends on a variety of factors outside the Company’s control.

The foregoing description of the Transaction Documents is qualified by reference to the full text of the forms of the Transaction Documents, which are filed as Exhibits hereto and incorporated herein by reference.

On August 1, 2023, Lind converted $500,000 convertible notes into 142,857 shares of Common Stock, at a conversion price of $3.50 per share.

On July 27, 2023, the Company entered into that certain securities purchase agreement. relating to the offer and sale of 300,000 shares of common stock, par value $0.001 per share and 200,000 pre-funded warrants, at an exercise price of $0.001 per share, in a registered direct offering. Pursuant to the Purchase Agreement, the Company agreed to sell the Shares and/or Pre-funded Warrants at a per share purchase price of $3.50, for gross proceeds of $1,750,000, before deducting any estimated offering expenses. On August 1, 2023, the pre-funded warrants were exercised.

The transaction contemplated by the SPA was closed on July 31, 2023, as all the closing conditions have been satisfied.

The Company paid to the placement agents an aggregate cash fee equal to 6% of the aggregate sales price of the securities sold and warrants to purchase up to 30,000 shares of Common Stock, on the same terms as the Pre-Funded Warrants.

The above-mentioned equity is before the reverse stock split in 2023.

2022 Financing

On May 11, 2022, the Company entered into certain securities purchase agreement (the “May SPA”) with certain investors (the “Purchasers”). Pursuant to the May SPA, the Company agreed to issue 2,000,000 shares of its Common Stock, at a price of $2.11 per share and 5-year warrants to purchase up to 2,000,000 shares of Common Stock, exercisable at a price of $2.45 per share (the “May Warrants”) to the Purchasers. The gross proceeds before deducting any estimated offering expenses are $4,220,000. The transaction contemplated by the May SPA was closed on May 16, 2022.

The Company paid to the co-placement agents an aggregate cash fee equal to 8% of the aggregate sales price of the securities sold and issued them warrants to purchase up to 160,000 shares of Common Stock, on the same terms as the May Warrants. The above-mentioned equity is before the reverse stock split in 2023.

Strategy

Key elements of our business strategy include:

●	Advancing to the pivotal trial phase of ABV-1701 Vitargus® for the treatments of Retinal Detachment or Vitreous Hemorrhage, which we expect to generate revenues in the future.

●	Focusing on licensing ABV-1504 for the treatment of major depressive disorder, MDD, after the successful completion of its Phase II clinical trials.

●	Completing Phase II, Part 2 clinical trial for ABV-1505 for the treatment of attention deficit hyperactivity disorder, ADHD.

●	Out licensing drug candidates and medical device candidates to major pharmaceutical companies for phase III and pivotal clinical trials, as applicable, and further marketing if approved by the FDA.

We plan to augment our core research and development capability and assets by conducting Phase I and II clinical trials for investigational new drugs and medical devices in the fields of CNS, Hematology/Oncology and Ophthalmology.

Our management team has extensive experiences across a wide range of new drug and medical device development, and we have in-licensed new drug and medical device candidates from large research institutes and universities in both the U.S. and Taiwan. Through an assertive product development approach, we expect that we will build a substantial portfolio of Oncology/ Hematology, CNS and Ophthalmology products. We primarily focus on Phase I and II research of new drug candidates and out license the post-Phase-II products to pharmaceutical companies; we do not expect to devote substantial efforts and resources to building the disease-specific distribution channels.

Business Objectives

The Company is operating its core business based on collaborative activities that can generate current and future revenues through research, development and/or commercialization joint venture agreements. The terms of these agreements typically include payment to the Company related to one or more of the following:

●	nonrefundable upfront license fees,

●	development and commercial milestones,

●	partial or complete reimbursement of research and development costs and

●	royalties on net sales of licensed products.

Each type of payments results in revenue except for revenue from royalties on net sales of licensed products, which are classified as royalty revenues. To date, we have not received any royalty revenues. Revenue is recognized upon satisfaction of a performance obligation by transferring control of a good or service to the joint venture partner.

As part of the accounting for these arrangements, the Company applies judgment to determine whether the performance obligations are distinct and develop assumptions in determining the stand-alone selling price for each distinct performance obligation identified in the collaboration agreements. To determine the stand-alone selling price, the Company relies on assumptions which may include forecasted revenues, development timelines, reimbursement rates for R&D personnel costs, discount rates and probabilities of technical and regulatory success.

The Company had multiple deliverables under the collaborative agreements, including deliverables relating to grants of technology licenses, regulatory and clinical development, and marketing activities. Estimation of the performance periods of the Company’s deliverables requires the use of management’s judgment. Significant factors considered in management’s evaluation of the estimated performance periods include, but are not limited to, the Company’s experience in conducting clinical development, regulatory and manufacturing activities. The Company reviews the estimated duration of its performance periods under its collaborative agreements on an annual basis, and makes any appropriate adjustments on a prospective basis. Future changes in estimates of the performance period under its collaborative agreements could impact the timing of future revenue recognition.

(i) Nonrefundable upfront payments

If a license to the Company’s intellectual property is determined to be distinct from the other performance obligations identified in an arrangement, the Company recognizes revenue from the related nonrefundable upfront payments based on the relative standalone selling price prescribed to the license compared to the total selling price of the arrangement. The revenue is recognized when the license is transferred to the collaboration partners and the collaboration partners are able to use and benefit from the license. To date, the receipt of nonrefundable upfront fees was solely for the compensation of past research efforts and contributions made by the Company before the collaborative agreements were entered into and does not relate to any future obligations and commitments made between the Company and the collaboration partners in the collaborative agreements.

(ii) Milestone payments

The Company is eligible to receive milestone payments under the collaborative agreement with collaboration partners based on achievement of specified development, regulatory and commercial events. Management evaluated the nature of the events triggering these contingent payments, and concluded that these events fall into two categories: (a) events which involve the performance of the Company’s obligations under the collaborative agreement with collaboration partners, and (b) events which do not involve the performance of the Company’s obligations under the collaborative agreement with collaboration partners.

The former category of milestone payments consists of those triggered by development and regulatory activities in the territories specified in the collaborative agreements. Management concluded that each of these payments constitute substantive milestone payments. This conclusion was based primarily on the facts that (i) each triggering event represents a specific outcome that can be achieved only through successful performance by the Company of one or more of its deliverables, (ii) achievement of each triggering event was subject to inherent risk and uncertainty and would result in additional payments becoming due to the Company, (iii) each of the milestone payments is nonrefundable, (iv) substantial effort is required to complete each milestone, (v) the amount of each milestone payment is reasonable in relation to the value created in achieving the milestone, (vi) a substantial amount of time is expected to pass between the upfront payment and the potential milestone payments, and (vii) the milestone payments relate solely to past performance. Based on the foregoing, the Company recognizes any revenue from these milestone payments in the period in which the underlying triggering event occurs.

(iii) Multiple Element Arrangements

The Company evaluates multiple element arrangements to determine (1) the deliverables included in the arrangement and (2) whether the individual deliverables represent separate units of accounting or whether they must be accounted for as a combined unit of accounting. This evaluation involves subjective determinations and requires management to make judgments about the individual deliverables and whether such deliverables are separate from other aspects of the contractual relationship. Deliverables are considered separate units of accounting provided that: (i) the delivered item(s) has value to the customer on a standalone basis and (ii) if the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially within its control. In assessing whether an item under a collaboration has standalone value, the Company considers factors such as the research, manufacturing, and commercialization capabilities of the collaboration partner and the availability of the associated expertise in the general marketplace. The Company also considers whether its collaboration partners can use the other deliverable(s) for their intended purpose without the receipt of the remaining element(s), whether the value of the deliverable is dependent on the undelivered item(s), and whether there are other vendors that can provide the undelivered element(s).

The Company recognizes arrangement consideration allocated to each unit of accounting when all of the revenue recognition criteria in ASC 606 are satisfied for that particular unit of accounting. In the event that a deliverable does not represent a separate unit of accounting, the Company recognizes revenue from the combined unit of accounting over the Company’s contractual or estimated performance period for the undelivered elements, which is typically the term of the Company’s research and development obligations. If there is no discernible pattern of performance or objectively measurable performance measures do not exist, then the Company recognizes revenue under the arrangement on a straight-line basis over the period the Company is expected to complete its performance obligations. Conversely, if the pattern of performance in which the service is provided to the customer can be determined and objectively measurable performance measures exist, then the Company recognizes revenue under the arrangement using the proportional performance method. Revenue recognized is limited to the lesser of the cumulative amount of payments received or the cumulative amount of revenue earned, as determined using the straight-line method or proportional performance method, as applicable, as of the period ending date.

At the inception of an arrangement that includes milestone payments, the Company evaluates whether each milestone is substantive and at risk to both parties on the basis of the contingent nature of the milestone. This evaluation includes an assessment of whether: (1) the consideration is commensurate with either the Company’s performance to achieve the milestone or the enhancement of the value of the delivered item(s) as a result of a specific outcome resulting from its performance to achieve the milestone, (2) the consideration relates solely to past performance and (3) the consideration is reasonable relative to all of the deliverables and payment terms within the arrangement. The Company evaluates factors such as the scientific, clinical, regulatory, commercial, and other risks that must be overcome to achieve the particular milestone and the level of effort and investment required to achieve the particular milestone in making this assessment. There is considerable judgment involved in determining whether a milestone satisfies all of the criteria required to conclude that a milestone is substantive. Milestones that are not considered substantive are recognized as earned if there are no remaining performance obligations or over the remaining period of performance, assuming all other revenue recognition criteria are met.

(iv) Royalties and Profit-Sharing Payments

Under the collaborative agreement with the collaboration partners, the Company is entitled to receive royalties on sales of products, which is at certain percentage of the net sales. The Company recognizes revenue from these events based on the revenue recognition criteria set forth in ASC 606. Based on those criteria, the Company considers these payments to be contingent revenues, and recognizes them as revenue in the period in which the applicable contingency is resolved.

Revenues Derived from Research and Development Activities Services - Revenues related to research and development and regulatory activities are recognized when the related services or activities are performed, in accordance with the contract terms. The Company typically has only one performance obligation at the inception of a contract, which is to perform research and development services. The Company may also provide its customers with an option to request that the Company provides additional goods or services in the future, such as active pharmaceutical ingredient, API, or IND/NDA/ANDA/510K submissions. The Company evaluates whether these options are material rights at the inception of the contract. If the Company determines an option is a material right, the Company will consider the option a separate performance obligation.

If the Company is entitled to reimbursement from its customers for specified research and development expenses, the Company accounts for the related services that it provides as separate performance obligations if it determines that these services represent a material right. The Company also determines whether the reimbursement of research and development expenses should be accounted for as revenues or an offset to research and development expenses in accordance with provisions of gross or net revenue presentation. The Company recognizes the corresponding revenues or records the corresponding offset to research and development expenses as it satisfies the related performance obligations.

The Company then determines the transaction price by reviewing the amount of consideration the Company is eligible to earn under the contracts, including any variable consideration. Under the outstanding contracts, consideration typically includes fixed consideration and variable consideration in the form of potential milestone payments. At the start of an agreement, the Company’s transaction price usually consists of the payments made to or by the Company based on the number of full-time equivalent researchers assigned to the project and the related research and development expenses incurred. The Company does not typically include any payments that the Company may receive in the future in its initial transaction price because the payments are not probable. The Company would reassess the total transaction price at each reporting period to determine if the Company should include additional payments in the transaction price.

The Company receives payments from its customers based on billing schedules established in each contract. Upfront payments and fees may be recorded as contract liabilities upon receipt or when due, and may require deferral of revenue recognition to a future period until the Company performs its obligations under these arrangements. Amounts are recorded as accounts receivable when the right of the Company to consideration is unconditional. The Company does not assess whether a contract has a significant financing component if the expectation at contract inception is such that the period between payment by the customers and the transfer of the promised goods or services to the customers will be one year or less.

Examples of collaborative agreements the Company has entered into are as follows:

Collaborative agreements with BHK, a related party

(i)	In February and December of 2015, BioLite, Inc. entered into a total of three joint venture agreements with BioHopeKing to jointly develop ABV-1501 for Triple Negative Breast Cancer (TNBC), ABV-1504 for MDD and ABV-1505 for ADHD. The agreements granted marketing rights to BioHopeKing for certain Asian countries in return for a series of milestone payments totaling $10 million in cash and equity of BioHopeKing or equity securities owned by BioHopeKing.

The milestone payments are determined by a schedule of BioLite development achievements as shown below:

Milestone	Payment
Execution of BHK Co-Development Agreement	$1,000,000
Investigational New Drug (IND) Submission	$1,000,000
Phase II Clinical Trial Complete	$1,000,000
Initiation of Phase III Clinical Trial	$3,000,000
New Drug Application (NDA) Submission	$4,000,000
Total	$10,000,000

(ii)	In December of 2015, BHK paid the initial cash payment of $1 million upon the execution of the BHK Agreement. The Company concluded that certain deliverables are considered separate units of accounting as the delivered items have value to the customer on a standalone basis and recognized this cash payment as collaboration revenue when all research, technical, and development data was delivered to BHK in 2015. The payment included compensation for past research efforts and contributions made by BioLite Taiwan before the BHK agreement was signed and does not relate to any future commitments made by BioLite Taiwan and BHK in the BHK Agreement.

(iii)	In August 2016, the Company received the second milestone payment of $1 million, and recognized collaboration revenue for the year ended December 31, 2016. The Company completed the phase II clinical trial for ABV-1504 MDD on October 31, 2019, but has not yet completed the phase II clinical trial for ABV-1505 ADHD.

(iv)	In addition to the milestone payments, BioLite Inc. is entitled to receive a royalty equal to 12% of BHK’s net sales related to ABV-1501, ABV-1504 and ABV-1505 Products. As of March 31, 2024, the Company has not earned royalties under the BHK Co-Development Agreement.

(v)	The BHK Co-Development Agreement will remain in effect for fifteen years from the date of first commercial sale of the Product in in Asia excluding Japan.

Collaborative agreement with BioLite, Inc., a related party

The Company entered into a collaborative agreement with BioLite, Inc. on December 29, 2015, and then entered into two addendums to such agreement, as amended and revised, (the “BioLite Agreement”). The majority shareholder of BioLite is one of the Company’s subsidiaries, Mr. Jiang, the Company’s Chairman is a director of BioLite and Dr. Jiang, the Company’s Chief Strategy Officer and a director, is the Chairman of BioLite.

Pursuant to the BioLite Agreement, the Company acquired the sole licensing rights to develop and commercialize for therapeutic purposes six compounds from BioLite. In accordance with the terms of the Agreement, the Company shall pay BioLite (i) milestone payments of up to $100 million in cash and equity of the Company or equity securities owned by it at various stages on a schedule dictated by BioLite’s achievements of certain milestones, as set forth in the Agreement (the “Milestone Payments”) and (ii) a royalty payment equal to 5% of net sales of the drug products when ABV-1501 is approved for sale in the licensed territories. If BioLite fails to reach any of the milestones in a timely manner, it may not receive the rest of the payments from the Company.

According to the BioLite Agreement, after Phase II clinical trials are completed, 15% of the Milestone Payment becomes due and shall be paid in two stages: (i) 5% no later than December 31, 2021 (the “December 2021 Payment”) and (ii) 10% no later than December 31, 2022.

On February 12, 2022, the Company’s Board of Directors determined that the December 2021 Payment, which is equal to $5,000,000, shall be paid via the cancellation of certain outstanding debt, in the amount of $5,000,000, that BioLite owes the Company as of December 31, 2021.

On February 22, 2022, the parties entered into an amendment to the BioLite Agreement allowing the Company to make all payments due under the Agreement via the forgiveness of debt, in equal value, owed by BioLite to the Company.

On September 13, 2023, the BioLite received a new patent granted notice (application no. 109130285) for PDC-1421 from the Intellectual Property Office of Taiwan.

This was a related party transaction.

Co-Development agreement with Rgene Corporation, a related party

On May 26, 2017, BriVision entered into a co-development agreement (the “Co-Dev Agreement”) with Rgene Corporation (the “Rgene”), a related party under common control by controlling beneficiary shareholder of YuanGene Corporation and the Company (See Note 8). Pursuant to Co-Dev Agreement, BriVision and Rgene agreed to co-develop and commercialize ABV-1507 HER2/neu Positive Breast Cancer Combination Therapy, ABV-1511 Pancreatic Cancer Combination Therapy and ABV-1527 Ovary Cancer Combination Therapy. Under the terms of the Co-Dev Agreement, Rgene is required to pay the Company $3,000,000 in cash or stock of Rgene with equivalent value by August 15, 2017. The payment is for the compensation of BriVision’s past research efforts and contributions made by BriVision before the Co-Dev Agreement was signed and it does not relate to any future commitments made by BriVision and Rgene in this Co-Dev Agreement. In addition to $3,000,000, the Company is entitled to receive 50% of the future net licensing income or net sales profit earned by Rgene, if any, and any development costs shall be equally shared by both BriVision and Rgene.

On June 1, 2017, the Company has delivered all research, technical, data and development data to Rgene. Since both Rgene and the Company are related parties and under common control by a controlling beneficiary shareholder of YuanGene Corporation and the Company, the Company has recorded the full amount of $3,000,000 in connection with the Co-Dev Agreement as additional paid-in capital during the year ended December 31, 2017. During the year ended December 31, 2017, the Company has received $450,000 in cash. On December 24, 2018, the Company received the remaining balance of $2,550,000 in the form of newly issued shares of Rgene’s Common Stock, at the price of NT$50 (approximately equivalent to $1.64 per share), for an aggregate number of 1,530,000 shares, which accounted for equity method long-term investment as of December 31, 2018. During the year ended December 31, 2018, the Company has recognized investment loss of $549. On December 31, 2018, the Company determined to fully write off this investment based on the Company’s assessment of the severity and duration of the impairment, and qualitative and quantitative analysis of the operating performance of the investee, adverse changes in market conditions and the regulatory or economic environment, changes in operating structure of Rgene, additional funding requirements, and Rgene’s ability to remain in business. All projects that have been initiated will be managed and supported by the Company and Rgene.

The Company and Rgene signed an amendment to the Rgene Agreement on November 10, 2020, pursuant to which both parties agreed to delete AB-1507 HER2/neu Positive Breast Cancer Combination Therapy and AB-1527 Ovary Cancer Combination Therapy and add ABV-1519 EGFR Positive Non-Small Cell Lung Cancer Combination Therapy and ABV-1526 Large Intestine / Colon / Rectal Cancer Combination Therapy to the products to be co-developed and commercialized. Other provisions of the Rgene Agreement remain in full force and effect.

Clinical Development Service Agreement with Rgene Corporation, a related party

On June 10, 2022, the Company expanded its co-development partnership with Rgene. The Company’s subsidiary, BioKey, entered into a Clinical Development Service Agreement with Rgene (“Service Agreement”) to guide certain Rgene drug products, RGC-1501 for the treatment of Non-Small Cell Lung Cancer (NSCLC), RGC-1502 for the treatment of pancreatic cancer and RGC 1503 for the treatment of colorectal cancer patients, through completion of Phase II clinical studies under U.S. FDA IND regulatory requirements (the “Rgene Studies”). Under the terms of the Service Agreement, BioKey is eligible to receive payments totaling up to $3.0 million over a 3-year period with each payment amount to be determined by certain regulatory milestones obtained during the agreement period. The Service Agreement shall remain in effect until the expiration date of the last patent and automatically renew for 5 more years unless terminated earlier by either party with six months written notice. Either party may terminate the Service Agreement for cause by providing 30 days written notice.

Through a series of transactions over the past 5 years, the Company and Rgene have co-developed the three drug products covered by the Service Agreement, which has resulted in the Company owning 31.62% of Rgene.

As part of the Rgene Studies, the Company agreed to loan $1.0 million to Rgene, for which Rgene has provided the Company with a 5% working capital convertible loan (the “Note”). If the Note is fully converted, the Company will own an additional 6.4% of Rgene. The Company is expected to receive the outstanding loan from the related party by the 2023 Q4, either by cash or conversion of shares of Rgene. The Company may convert the Note at any time into shares of Rgene’s common stock at either (i) a fixed conversion price equal to $1.00 per share or (ii) 20% discount of the stock price of the then most recent offering, whichever is lower; the conversion price is subject to adjustment as set forth in the Note. The Note includes standard events of default, as well as a cross default provision pursuant to which a breach of the Service Agreement will trigger an event of default under the Note if not cured after 5 business days of written notice regarding the breach is provided. Upon an event of default, the outstanding principal and any accrued and unpaid interest shall be immediately due and payable.

The Service Agreement shall remain in effect until the expiration date of the last patent and automatically renew for 5 more years unless terminated earlier by either party with six months written notice. Either party may terminate the Service Agreement for cause by providing 30 days written notice.

Rgene has further agreed, effective July 1, 2022, to provide the Company with a seat on Rgene’s Board of Directors until the loan is repaid in full. The Company has nominated Dr. Jiang, its Chief Strategy Officer and Director to occupy that seat; Dr. Jiang is also one of the Company’s largest shareholders, owning 12.8% of the Company.

The Rgene Studies is a related party transaction.

Collaborative agreement with BioFirst Corporation, a related party

On July 24, 2017, BriVision entered into a collaborative agreement (the “BioFirst Collaborative Agreement”) with BioFirst Corporation (“BioFirst”), pursuant to which BioFirst granted the Company the global licensing right for medical use of the product (the “Product”): BFC-1401 Vitreous Substitute for Vitrectomy. BioFirst is a related party to the Company because a controlling beneficiary shareholder of YuanGene Corporation and the Company is one of the directors and Common Stock shareholders of BioFirst (See Note 8).

Pursuant to the BioFirst Collaborative Agreement, the Company will co-develop and commercialize the Product with BioFirst and pay BioFirst in a total amount of $3,000,000 in cash or stock of the Company before September 30, 2018. The amount of $3,000,000 is in connection with the compensation for BioFirst’s past research efforts and contributions made by BioFirst before the BioFirst Collaborative Agreement was signed and it does not relate to any future commitments made by BioFirst and BriVision in this BioFirst Collaborative Agreement. In addition, the Company is entitled to receive 50% of the future net licensing income or net sales profit, if any, and any development cost shall be equally shared by both BriVision and BioFirst.

On September 25, 2017, BioFirst has delivered all research, technical, data and development data to BriVision. The Company determined to fully expense the entire amount of $3,000,000 since currently the related licensing rights do not have alternative future uses. According to ASC 730-10-25-1, absent alternative future uses the acquisition of product rights to be used in research and development activities must be charged to research and development expenses immediately. Hence, the entire amount of $3,000,000 is fully expensed as research and development expense during the year ended December 31, 2017.

On June 30, 2019, BriVision entered into a Stock Purchase Agreement (the “Purchase Agreement”) with BioFirst Corporation. Pursuant to the Purchase Agreement, the Company issued 428,571 shares of the Company’s common stock to BioFirst in consideration for $3,000,000 owed by the Company to BioFirst (the “Total Payment”) in connection with a certain collaborative agreement between the Company and BioFirst dated July 24, 2017 (the “Collaborative Agreement”). Pursuant to the Collaborative Agreement, BioFirst granted the Company the global licensing right to co-develop BFC-1401 or ABV-1701 Vitreous Substitute for Vitrectomy for medical purposes in consideration for the Total Payment.

On August 5, 2019, BriVision entered into a second Stock Purchase Agreement (“Purchase Agreement 2”) with BioFirst Corporation. Pursuant to Purchase Agreement 2, the Company issued 414,702 shares of the Company’s common stock to BioFirst in consideration for $2,902,911 owed by the Company to BioFirst in connection with a loan provided to BriVision from BioFirst.

On November 4, 2020, the Company executed an amendment to the BioFirst Agreement with BioFirst, to add ABV-2001 Intraocular Irrigation Solution and ABV-2002 Corneal Storage Solution to the agreement. ABV-2002 is utilized during a corneal transplant procedure to replace a damaged or diseased cornea, while ABV-2001 has broader utilization during a variety of ocular procedures.

Initially, the Company will focus on ABV-2002, a solution utilized to store a donor cornea prior to either penetrating keratoplasty (full thickness cornea transplant) or endothelial keratoplasty (back layer cornea transplant). ABV-2002 is a solution comprised of a specific poly amino acid that is intended to protect ocular tissue from damage caused by external osmolarity exposure during pre-surgery storage. The specific polymer in ABV-2002 can adjust osmolarity to maintain a range of 330 to 390 mOsM, thereby permitting hydration within the corneal stroma during the storage period. Stromal hydration typically results in (a) maintaining acceptable corneal transparency and (b) prevents donor cornea swelling. ABV-2002 also contains an abundant phenolic phytochemical found in plant cell walls that provides antioxidant antibacterial properties and neuroprotection.

Early testing by BioFirst indicates that ABV-2002 may be more effective for protecting the cornea and retina during long-term storage than other storage media available today and can be manufactured at lower cost. Further clinical development was put on hold due to the lack of funding.

In addition, BioFirst was incorporated on November 7, 2006, focusing on the R&D, manufacturing, and sales of innovative patented pharmaceutical products. The technology of BioFirst comes from the global exclusive licensing agreements BioFirst maintains with domestic R & D institutions. Currently, BioFirst’s main research and development product is the vitreous substitute (Vitargus®), licensed by the National Health Research Institutes. Vitargus is the world’s first bio-degradable vitreous substitute and offers a number of advantages over current vitreous substitutes by minimizing medical complications and reducing the need for additional surgeries.

Vitargus has started the construction of a GMP factory in Hsinchu Biomedical Science Park, Taiwan, with the aim at building a production base to supply the global market, and promote the construction of bio-degradable vitreous substitute manufacturing centers in Taiwan. Completion of this factory would allow ABVC to manufacture Vitargus with world-class technology in a GMP certified pharmaceutical factory. BioFirst is targeting to complete the construction in 2024.

The above-mentioned equity is before the reverse stock split in 2023.

Co-Development agreement with BioLite Japan K.K.

On October 6, 2021 (the “Completion Date”), the Company, Lucidaim Co., Ltd., a Japanese corporation (“Lucidaim,” together with the Company, the “Shareholders”), and BioLite Japan K.K., a Japanese corporation (“BioLite JP”) entered into a Joint Venture Agreement (the “Agreement”). BioLite JP is a private limited company (a Japanese Kabushiki Kaisha) incorporated on December 18, 2018 and at the date of the Agreement has 10,000 ordinary shares authorized, with 3,049 ordinary shares issued and outstanding (the “Ordinary Shares”). Immediately prior to the execution of the Agreement, Lucidaim owned 1,501 ordinary shares and the Company owned the 1,548 ordinary shares. The Shareholders entered into the joint venture to formally reduce to writing their desire to invest in and operate BioLite JP as a joint venture. The business of the joint venture shall be the research and development of drugs, medical device and digital media, investment, fund running and consulting, distribution and marketing of supplements carried on by BioLite JP and its subsidiaries in Japan, or any other territory or businesses as may from time to time be agreed by an amendment to the Agreement. The closing of the transaction is conditioned upon the approval and receipt of all necessary government approvals, which have been received.

Pursuant to the Agreement and the related share transfer agreement, the Company shall transfer 54 of its Ordinary Shares to Lucidaim for no consideration, such that following the transfer, Lucidaim shall own 1,555 Ordinary Shares (51%) and the Company shall own 1,494 Ordinary Shares (49%). Also pursuant to the Agreement, there shall be 3 directors of BioLite JP, consisting of 1 director appointed by the Company and 2 appointed by Lucidiam. The Company shall appoint Eugene Jiang, the Company’s current Chairman and Chief Business Officer and Lucidaim shall appoint Michihito Onishi; the current director of BioLite JP, Toru Seo (who is also a director of BioLite Japan’s other shareholder), is considered the second Lucidaim director. The Agreement further provides that the Company and BioLite JP shall assign the research collaboration and license agreement between them to BioLite JP or prepare the same (the “License Agreement”). The aforementioned transactions occurred on the Completion Date.

As per the Agreement, the Shareholders shall supervise and manage the business and operations of BioLite JP. The directors shall not be entitled to any renumeration for their services as a director and each Shareholder can remove and replace the director he/she/it appointed. If a Shareholder sells or disposes of all of its Ordinary Shares, the director such Shareholder appointed must tender his/her resignation. The Agreement also sets forth certain corporate actions that must be pre-approved by all Shareholders (the “Reserved Matters”). If the Shareholders are unable to make a decision on any Reserved Matter, then either Shareholder can submit a deadlock notice to the other shareholder, 5 days after which they must refer the matter to each Shareholder’s chairman and use good faith to resolve the dispute. If such dispute is not resolved within 10 days thereafter, then either Shareholder can offer to buy all of the other Shareholder’s Ordinary Shares for cash at a specified price; if there is not affirmative acceptance of the sale, the sale shall proceed as set forth in the sale offer.

Each of the Shareholders maintains a pre-emptive right to purchase such number of additional Ordinary Shares as would allow such Shareholder to maintain its ownership percentage in BioLite JP if BioLite JP issues any new Ordinary Shares. However, the Agreement provides that the Company shall lose its pre-emptive rights under certain conditions. The Shareholders also maintain a right of first refusal if the other Shareholder receives an offer to buy such shareholder’s Ordinary Shares.

The Agreement also requires BioLite JP to obtain a bank facility in the amount of JPY 30,460,000 (approximately USD272,000), for its initial working capital purposes. Pursuant to the Agreement, each Shareholder agrees to guarantee such bank facility if the bank requires a guarantee. Accordingly, the Company may be liable for the bank facility in an amount up to JPY 14,925,400 (approximately USD134,000), which represents 49% of the maximum bank facility. The Agreement further provides that BioLite JP shall issue annual dividends at the rate of at least 1.5% of Biolite’s profits, if it has sufficient cash to do so.

Pursuant to the Agreement, the Company and BioLite JP agree to use their best efforts to execute the License Agreement by the end of December 2021. The Company agreed that any negotiation on behalf of BioLite JP regarding the terms of the License Agreement shall be handled by the directors appointed by Lucidaim. If the Company and such Lucidaim directors do not reach agreement on the terms, Biolite may at its sole discretion determine not to execute the License Agreement without any liability to the Company.

The Agreement contains non-solicitation and non-compete clauses for a period of 2 years after a Shareholder or its subsidiaries ceases to be a Shareholder, with such restrictive covenants limited to business within the ophthalmologic filed or central neurological field. Any rights to intellectual property that arise from Biolite’s activities, shall belong to BioLite JP.

The Agreement contains standard indemnification terms, except that no indemnifying party shall have any liability for an individual liability unless it exceeds JPY 500,000 (approximately USD4,500) and until the aggregate amount of all liabilities exceeds JPY 2,000,000 (approximately USD18,000) and then only to the extent such liability exceed such limit.

The Company paid $150,000 towards the setup of the joint venture; BioLite Japan’s other shareholder also paid $150,000 after the Letter of Intent was signed.

The Agreement shall continue for 10 years, unless earlier terminated. The Agreement also allows a Shareholder to terminate the agreement upon certain defaults committed by another Shareholder, as set forth in the Agreement.

This was a related party transaction.

In November 2021, the Company received $4,244,452 in gross proceeds from the exercise of warrants issued in the Company’s August 3, 2021, public offering of securities. Investors exercised a total of 673,405 Series A warrants at a price of $6.30 per share, and 200 Series B warrants at a price of $10 per share.

BioKey Revenues

In addition to collaborative agreements, ABVC earns revenue through its wholly-owned BioKey subsidiary which provides a wide range of Contract Development & Manufacturing Organization (“CDMO”) services including API characterization, pre-formulation studies, formulation development, analytical method development, stability studies, IND/NDA/ANDA/510K submissions, and manufacturing clinical trial materials (from Phase I through Phase III) and commercial manufacturing of pharmaceutical products.

In addition, BioKey provides a variety of regulatory services tailored to the needs of its customers, which include proofreading and regulatory review of submission documents related to formulation development, clinical trials, marketed products, generics, nutraceuticals and OTC products and training presentations. In addition to supporting ABVC’s new drug development, BioKey submits INDs, NDAs, ANDAs, and DMFs to the FDA, on ABVC’s behalf in compliance with new electronic submission guidelines of the FDA.

Impact of COVID-19 Outbreak

On January 30, 2020, the World Health Organization declared the coronavirus outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The coronavirus and actions taken to mitigate it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates. While the closures and limitations on movement, domestically and internationally, are expected to be temporary, if the outbreak continues on its current trajectory the duration of the supply chain disruption could reduce the availability, or result in delays, of materials or supplies to and from the Company, which in turn could materially interrupt the Company’s business operations. Given the speed and frequency of the continuously evolving developments with respect to this pandemic, the Company cannot reasonably estimate the magnitude of the impact to its consolidated results of operations. We have taken every precaution possible to ensure the safety of our employees.

The COVID-19 pandemic, including variants, has adversely affected, and is expected to continue to adversely affect, elements of our CDMO business sector. The COVID-19 pandemic government imposed restrictions constrained researcher access to labs globally. These constraints limited scientific discovery capacity and we observed that demand in those labs fell well below historic levels. As constraints on social distancing were gradually lifted around the world recently, labs have been able to increase research activity. While we believe that underlying demand is still not yet at pre-COVID-19 levels since lab operations remain below their normal capacity, we are hopeful that the vaccination programs that are underway combined with policy changes planned for the summer will further increase research activity and support a return to pre-COVID-19 demand levels worldwide.

The global pandemic of COVID-19 continues to evolve rapidly, and we will continue to monitor the situation closely, including its potential effect on our plans and timelines.

Additionally, it is reasonably possible that estimates made in the financial statements have been, or will be, materially and adversely impacted in the near term as a result of these conditions, including losses on inventory; impairment losses related to goodwill and other long-lived assets and current obligations.

Summary of Critical Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated interim financial statements have been prepared in accordance with the generally accepted accounting principles in the United States of America (the “U.S. GAAP”). All significant intercompany transactions and account balances have been eliminated.

This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred. The Company’s financial statements are expressed in U.S. dollars.

Reclassifications of Prior Year Presentation

Certain prior year unaudited consolidated interim balance sheet and unaudited consolidated cash flow statement amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited consolidated financial statements and the amount of revenues and expenses during the reporting periods. Actual results could differ materially from those results.

Stock Reverse Split

On July 25, 2023, the Company filed a Certificate of Amendment to its Articles of Incorporation authorizing a 1-for-10 reverse stock split of the issued and outstanding shares of its common stock. The Company’s stockholders previously approved the Reverse Stock Split at the Company’s Special Shareholder Meeting held on July 7, 2023. The Reverse Stock Split was effected to reduce the number of issued and outstanding shares and to increase the per share trading value of the Company’s common stock, although that outcome is not guaranteed. In turn, the Company believes that the Reverse Stock Split will enable the Company to restore compliance with certain continued listing standards of NASDAQ Capital Market. All shares and related financial information in this report reflect this 1-for-10 reverse stock split. On July 14, 2023, the Company filed a certificate of amendment to the Company’s articles of incorporation (the “Amendment”) to implement the 2023 Split with the Secretary of State of the State of Nevada. The 2023 Split took effect on July 25, 2023.

Fair Value Measurements

FASB ASC 820, “Fair Value Measurements” defines fair value for certain financial and nonfinancial assets and liabilities that are recorded at fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It requires that an entity measure its financial instruments to base fair value on exit price, maximize the use of observable units and minimize the use of unobservable inputs to determine the exit price. It establishes a hierarchy which prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy increases the consistency and comparability of fair value measurements and related disclosures by maximizing the use of observable inputs and minimizing the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the assets or liabilities based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy prioritizes the inputs into three broad levels based on the reliability of the inputs as follows:

●	Level 1 - Inputs are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. Valuation of these instruments does not require a high degree of judgment as the valuations are based on quoted prices in active markets that are readily and regularly available.

●	Level 2 - Inputs other than quoted prices in active markets that are either directly or indirectly observable as of the measurement date, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3 - Valuations based on inputs that are unobservable and not corroborated by market data. The fair value for such assets and liabilities is generally determined using pricing models, discounted cash flow methodologies, or similar techniques that incorporate the assumptions a market participant would use in pricing the asset or liability.

The carrying values of certain assets and liabilities of the Company, such as cash and cash equivalents, restricted cash, accounts receivable, due from related parties, inventory, prepaid expenses and other current assets, accounts payable, accrued liabilities, and due to related parties approximate fair value due to their relatively short maturities. The carrying value of the Company’s short-term bank loan, convertible notes payable, and accrued interest approximates their fair value as the terms of the borrowing are consistent with current market rates and the duration to maturity is short. The carrying value of the Company’s long-term bank loan approximates fair value because the interest rates approximate market rates that the Company could obtain for debt with similar terms and maturities.

Cash and Cash Equivalents

The Company considers highly liquid investments with maturities of three months or less, when purchased, to be cash equivalents. As of March 31, 2024 and December 31, 2023, the Company’s cash and cash equivalents amounted to $30,489 and $60,155, respectively. Some of the Company’s cash deposits are held in financial institutions located in Taiwan where there is currently regulation mandated on obligatory insurance of bank accounts. The Company believes this financial institution is of high credit quality.

Restricted Cash

Restricted cash primarily consist of certificate of deposits as a collateral of short-term loan held in CTBC Bank. As of March 31, 2024 and December 31, 2023, the Company’s restricted cash amounted to $628,513 and $656,625, respectively.

Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments in high quality credit institutions, but these investments may be in excess of Taiwan Central Deposit Insurance Corporation and the U.S. Federal Deposit Insurance Corporation’s insurance limits. The Company does not enter into financial instruments for hedging, trading or speculative purposes.

We perform ongoing credit evaluation of our customers and requires no collateral. An allowance for doubtful accounts is provided based on a review of the collectability of accounts receivable. We determine the amount of allowance for doubtful accounts by examining its historical collection experience and current trends in the credit quality of its customers as well as its internal credit policies. Actual credit losses may differ from our estimates.

Concentration of clients

As of March 31, 2024, the most major client, specializes in developing and commercializing of dietary supplements and therapeutics in dietary supplement industry, accounted for 87.24% of the Company’s total account receivable.

As of December 31, 2023, the most major client, specializes in developing and commercializing of dietary supplements and therapeutics in dietary supplement industry, accounted for 87.24% of the Company’s total account receivable.

For the three months ended March 31, 2024, one major client, manufactures a wide range of pharmaceutical products, accounted for 100% of the Company’s total revenues. For the three months ended March 31, 2023, one major client, manufacturing drugs, dietary supplements, and medical products, accounted for 84.78% of the Company’s total revenues.

Accounts receivable and allowance for expected credit losses accounts

Accounts receivable is recorded and carried at the original invoiced amount less an allowance for any potential uncollectible amounts.

The Company make estimates of expected credit and collectability trends for the allowance for credit losses and allowance for unbilled receivables based upon our assessment of various factors, including historical experience, the age of the accounts receivable balances, credit quality of customers, current economic conditions reasonable and supportable forecasts of future economic conditions, and other factors that may affect our ability to collect from customers. The provision is recorded against accounts receivable balances, with a corresponding charge recorded in the consolidated statements of income. Actual amounts received may differ from management’s estimate of credit worthiness and the economic environment. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

Allowance for expected credit losses accounts was $616,448 and $616,505 as of March 31, 2024 and December 31, 2023, respectively.

Revenue Recognition

During the fiscal year 2018, the Company adopted Accounting Standards Codification (“ASC”), Topic 606 (ASC 606), Revenue from Contracts with Customers, using the modified retrospective method to all contracts that were not completed as of January 1, 2018, and applying the new revenue standard as an adjustment to the opening balance of accumulated deficit at the beginning of 2018 for the cumulative effect. The results for the Company’s reporting periods beginning on and after January 1, 2018 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported under the accounting standards in effect for the prior period. Based on the Company’s review of existing collaborative agreements as of January 1, 2018, the Company concluded that the adoption of the new guidance did not have a significant change on the Company’s revenue during all periods presented.

Pursuant to ASC 606, the Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that the Company determines is within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration the Company is entitled to in exchange for the goods or services the Company transfers to the customers. At inception of the contract, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract, determines those that are performance obligations, and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

The following are examples of when the Company recognizes revenue based on the types of payments the Company receives.

Collaborative Revenues - The Company recognizes collaborative revenues generated through collaborative research, development and/or commercialization agreements. The terms of these agreements typically include payment to the Company related to one or more of the following: non-refundable upfront license fees, development and commercial milestones, partial or complete reimbursement of research and development costs, and royalties on net sales of licensed products. Each type of payments results in collaborative revenues except for revenues from royalties on net sales of licensed products, which are classified as royalty revenues. To date, the Company has not received any royalty revenues. Revenue is recognized upon satisfaction of a performance obligation by transferring control of a good or service to the collaboration partners.

As part of the accounting for these arrangements, the Company applies judgment to determine whether the performance obligations are distinct, and develop assumptions in determining the stand-alone selling price for each distinct performance obligation identified in the collaboration agreements. To determine the stand-alone selling price, the Company relies on assumptions which may include forecasted revenues, development timelines, reimbursement rates for R&D personnel costs, discount rates and probabilities of technical and regulatory success.

The Company had multiple deliverables under the collaborative agreements, including deliverables relating to grants of technology licenses, regulatory and clinical development, and marketing activities. Estimation of the performance periods of the Company’s deliverables requires the use of management’s judgment. Significant factors considered in management’s evaluation of the estimated performance periods include, but are not limited to, the Company’s experience in conducting clinical development, regulatory and manufacturing activities. The Company reviews the estimated duration of its performance periods under its collaborative agreements on an annually basis, and makes any appropriate adjustments on a prospective basis. Future changes in estimates of the performance period under its collaborative agreements could impact the timing of future revenue recognition.

(i) Non-refundable upfront payments

If a license to the Company’s intellectual property is determined to be distinct from the other performance obligations identified in an arrangement, the Company recognizes revenue from the related non-refundable upfront payments based on the relative standalone selling price prescribed to the license compared to the total selling price of the arrangement. The revenue is recognized when the license is transferred to the collaboration partners and the collaboration partners are able to use and benefit from the license. To date, the receipt of non-refundable upfront fees was solely for the compensation of past research efforts and contributions made by the Company before the collaborative agreements entered into and it does not relate to any future obligations and commitments made between the Company and the collaboration partners in the collaborative agreements.

(ii) Milestone payments

The Company is eligible to receive milestone payments under the collaborative agreement with collaboration partners based on achievement of specified development, regulatory and commercial events. Management evaluated the nature of the events triggering these contingent payments, and concluded that these events fall into two categories: (a) events which involve the performance of the Company’s obligations under the collaborative agreement with collaboration partners, and (b) events which do not involve the performance of the Company’s obligations under the collaborative agreement with collaboration partners.

The former category of milestone payments consists of those triggered by development and regulatory activities in the territories specified in the collaborative agreements. Management concluded that each of these payments constitute substantive milestone payments. This conclusion was based primarily on the facts that (i) each triggering event represents a specific outcome that can be achieved only through successful performance by the Company of one or more of its deliverables, (ii) achievement of each triggering event was subject to inherent risk and uncertainty and would result in additional payments becoming due to the Company, (iii) each of the milestone payments is non-refundable, (iv) substantial effort is required to complete each milestone, (v) the amount of each milestone payment is reasonable in relation to the value created in achieving the milestone, (vi) a substantial amount of time is expected to pass between the upfront payment and the potential milestone payments, and (vii) the milestone payments relate solely to past performance. Based on the foregoing, the Company recognizes any revenue from these milestone payments in the period in which the underlying triggering event occurs.

(iii) Multiple Element Arrangements

The Company evaluates multiple element arrangements to determine (1) the deliverables included in the arrangement and (2) whether the individual deliverables represent separate units of accounting or whether they must be accounted for as a combined unit of accounting. This evaluation involves subjective determinations and requires management to make judgments about the individual deliverables and whether such deliverables are separate from other aspects of the contractual relationship. Deliverables are considered separate units of accounting provided that: (i) the delivered item(s) has value to the customer on a standalone basis and (ii) if the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially within its control. In assessing whether an item under a collaboration has standalone value, the Company considers factors such as the research, manufacturing, and commercialization capabilities of the collaboration partner and the availability of the associated expertise in the general marketplace. The Company also considers whether its collaboration partners can use the other deliverable(s) for their intended purpose without the receipt of the remaining element(s), whether the value of the deliverable is dependent on the undelivered item(s), and whether there are other vendors that can provide the undelivered element(s).

The Company recognizes arrangement consideration allocated to each unit of accounting when all of the revenue recognition criteria in ASC 606 are satisfied for that particular unit of accounting. In the event that a deliverable does not represent a separate unit of accounting, the Company recognizes revenue from the combined unit of accounting over the Company’s contractual or estimated performance period for the undelivered elements, which is typically the term of the Company’s research and development obligations. If there is no discernible pattern of performance or objectively measurable performance measures do not exist, then the Company recognizes revenue under the arrangement on a straight-line basis over the period the Company is expected to complete its performance obligations. Conversely, if the pattern of performance in which the service is provided to the customer can be determined and objectively measurable performance measures exist, then the Company recognizes revenue under the arrangement using the proportional performance method. Revenue recognized is limited to the lesser of the cumulative amount of payments received or the cumulative amount of revenue earned, as determined using the straight-line method or proportional performance method, as applicable, as of the period ending date.

At the inception of an arrangement that includes milestone payments, the Company evaluates whether each milestone is substantive and at risk to both parties on the basis of the contingent nature of the milestone. This evaluation includes an assessment of whether: (1) the consideration is commensurate with either the Company’s performance to achieve the milestone or the enhancement of the value of the delivered item(s) as a result of a specific outcome resulting from its performance to achieve the milestone, (2) the consideration relates solely to past performance and (3) the consideration is reasonable relative to all of the deliverables and payment terms within the arrangement. The Company evaluates factors such as the scientific, clinical, regulatory, commercial, and other risks that must be overcome to achieve the particular milestone and the level of effort and investment required to achieve the particular milestone in making this assessment. There is considerable judgment involved in determining whether a milestone satisfies all of the criteria required to conclude that a milestone is substantive. Milestones that are not considered substantive are recognized as earned if there are no remaining performance obligations or over the remaining period of performance, assuming all other revenue recognition criteria are met.

(iv) Royalties and Profit Sharing Payments

Under the collaborative agreement with the collaboration partners, the Company is entitled to receive royalties on sales of products, which is at certain percentage of the net sales. The Company recognizes revenue from these events based on the revenue recognition criteria set forth in ASC 606. Based on those criteria, the Company considers these payments to be contingent revenues, and recognizes them as revenue in the period in which the applicable contingency is resolved.

Revenues Derived from Research and Development Activities Services - Revenues related to research and development and regulatory activities are recognized when the related services or activities are performed, in accordance with the contract terms. The Company typically has only one performance obligation at the inception of a contract, which is to perform research and development services. The Company may also provide its customers with an option to request that the Company provides additional goods or services in the future, such as active pharmaceutical ingredient, API, or IND/NDA/ANDA/510K submissions. The Company evaluates whether these options are material rights at the inception of the contract. If the Company determines an option is a material right, the Company will consider the option a separate performance obligation.

If the Company is entitled to reimbursement from its customers for specified research and development expenses, the Company accounts for the related services that it provides as separate performance obligations if it determines that these services represent a material right. The Company also determines whether the reimbursement of research and development expenses should be accounted for as revenues or an offset to research and development expenses in accordance with provisions of gross or net revenue presentation. The Company recognizes the corresponding revenues or records the corresponding offset to research and development expenses as it satisfies the related performance obligations.

The Company then determines the transaction price by reviewing the amount of consideration the Company is eligible to earn under the contracts, including any variable consideration. Under the outstanding contracts, consideration typically includes fixed consideration and variable consideration in the form of potential milestone payments. At the start of an agreement, the Company’s transaction price usually consists of the payments made to or by the Company based on the number of full-time equivalent researchers assigned to the project and the related research and development expenses incurred. The Company does not typically include any payments that the Company may receive in the future in its initial transaction price because the payments are not probable. The Company would reassess the total transaction price at each reporting period to determine if the Company should include additional payments in the transaction price.

The Company receives payments from its customers based on billing schedules established in each contract. Upfront payments and fees may be recorded as contract liabilities upon receipt or when due, and may require deferral of revenue recognition to a future period until the Company performs its obligations under these arrangements. Amounts are recorded as accounts receivable when the right of the Company to consideration is unconditional. The Company does not assess whether a contract has a significant financing component if the expectation at contract inception is such that the period between payment by the customers and the transfer of the promised goods or services to the customers will be one year or less.

Property and Equipment

Property and equipment is carried at cost net of accumulated depreciation. Repairs and maintenance are expensed as incurred. Expenditures that improve the functionality of the related asset or extend the useful life are capitalized. When property and equipment is retired or otherwise disposed of, the related gain or loss is included in operating income. Leasehold improvements are depreciated on the straight-line method over the shorter of the remaining lease term or estimated useful life of the asset. Depreciation is calculated on the straight-line method, including property and equipment under capital leases, generally based on the following useful lives:

Estimated Life in Years
Buildings and leasehold improvements	5 ~ 50
Machinery and equipment	5 ~ 10
Office equipment	3 ~ 6

Construction-in-Progress

The Company acquires constructions that constructs certain of its fixed assets. All direct and indirect costs that are related to the construction of fixed assets and incurred before the assets are ready for their intended use are capitalized as construction-in-progress. No depreciation is provided in respect of construction-in-progress. Construction in progress is transferred to specific fixed asset items and depreciation of these assets commences when they are ready for their intended use. The Company acquired 20% of the ownership of a certain property and parcel of land owned by Zhonghui, with a view to jointly develop the property into a healthcare center for senior living, long-term care, and medical care in the areas of ABVC’s special interests, such as Ophthalmology, Oncology, and Central Nervous Systems. The plan is to establish a base for the China market and global development of these interests. The Company is a party to a related cooperation agreement with Zhonghui, but is awaiting final asset ownership certification from the Chinese government.

Impairment of Long-Lived Assets

The Company has adopted Accounting Standards Codification subtopic 360-10, Property, Plant and Equipment (“ASC 360-10”). ASC 360-10 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates its long-lived assets for impairment annually or more often if events and circumstances warrant. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. ASC 360-10 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Long-term Equity Investment

The Company acquires the equity investments to promote business and strategic objectives. The Company accounts for non-marketable equity and other equity investments for which the Company does not have control over the investees as:

●	Equity method investments when the Company has the ability to exercise significant influence, but not control, over the investee. Its proportionate share of the income or loss is recognized monthly and is recorded in gains (losses) on equity investments.

●	Non-marketable cost method investments when the equity method does not apply.

Significant judgment is required to identify whether an impairment exists in the valuation of the Company’s non-marketable equity investments, and therefore the Company considers this a critical accounting estimate. Its yearly analysis considers both qualitative and quantitative factors that may have a significant impact on the investee’s fair value. Qualitative analysis of its investments involves understanding the financial performance and near-term prospects of the investee, changes in general market conditions in the investee’s industry or geographic area, and the management and governance structure of the investee. Quantitative assessments of the fair value of its investments are developed using the market and income approaches. The market approach includes the use of comparable financial metrics of private and public companies and recent financing rounds. The income approach includes the use of a discounted cash flow model, which requires significant estimates regarding the investees’ revenue, costs, and discount rates. The Company’s assessment of these factors in determining whether an impairment exists could change in the future due to new developments or changes in applied assumptions.

Other-Than-Temporary Impairment

The Company’s long-term equity investments are subject to a periodic impairment review. Impairments affect earnings as follows:

●	Marketable equity securities include the consideration of general market conditions, the duration and extent to which the fair value is below cost, and our ability and intent to hold the investment for a sufficient period of time to allow for recovery of value in the foreseeable future. The Company also considers specific adverse conditions related to the financial health of, and the business outlook for, the investee, which may include industry and sector performance, changes in technology, operational and financing cash flow factors, and changes in the investee’s credit rating. The Company records other-than-temporary impairments on marketable equity securities and marketable equity method investments in gains (losses) on equity investments.

●	Non-marketable equity investments based on the Company’s assessment of the severity and duration of the impairment, and qualitative and quantitative analysis of the operating performance of the investee; adverse changes in market conditions and the regulatory or economic environment; changes in operating structure or management of the investee; additional funding requirements; and the investee’s ability to remain in business. A series of operating losses of an investee or other factors may indicate that a decrease in value of the investment has occurred that is other than temporary and that shall be recognized even though the decrease in value is in excess of what would otherwise be recognized by application of the equity method. A loss in value of an investment that is other than a temporary decline shall be recognized. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of the investee to sustain an earnings capacity that would justify the carrying amount of the investment. The Company records other-than-temporary impairments for non-marketable cost method investments and equity method investments in gains (losses) on equity investments. Other-than-temporary impairments of equity investments were both $0 for the three months ended March 31, 2024 and 2023.

Goodwill

The Company evaluates goodwill for impairment annually or more frequently when an event occurs or circumstances change that indicate the carrying value may not be recoverable. In testing goodwill for impairment, the Company may elect to utilize a qualitative assessment to evaluate whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the qualitative assessment indicates that goodwill impairment is more likely than not, the Company performs a two-step impairment test. The Company tests goodwill for impairment under the two-step impairment test by first comparing the book value of net assets to the fair value of the reporting units. If the fair value is determined to be less than the book value or qualitative factors indicate that it is more likely than not that goodwill is impaired, a second step is performed to compute the amount of impairment as the difference between the estimated fair value of goodwill and the carrying value. The Company estimates the fair value of the reporting units using discounted cash flows. Forecasts of future cash flows are based on our best estimate of future net sales and operating expenses, based primarily on expected category expansion, pricing, market segment share, and general economic conditions.

The Company completed the required testing of goodwill for impairment as of March 31, 2024 and December 31, 2023, and determined that goodwill was impaired because of the current financial condition of the Company and the Company’s inability to generate future operating income without substantial sales volume increases, which are highly uncertain. Furthermore, the Company anticipates future cash flows indicate that the recoverability of goodwill is not reasonably assured.

Convertible Notes

The Company accounts for the convertible notes issued at a discount, by comparing the principal amount and book value, with the calculation of discounted method. The Company assess the discount per month. The amortization period of the promissory note is 18 months.

Research and Development Expenses

The Company accounts for the cost of using licensing rights in research and development cost according to ASC Topic 730-10-25-1. This guidance provides that absent alternative future uses the acquisition of product rights to be used in research and development activities must be charged to research and development expenses when incurred.

For CDMO business unit, the Company accounts for R&D costs in accordance with Accounting Standards Codification (“ASC”) 730, Research and Development (“ASC 730”). Research and development expenses are charged to expense as incurred unless there is an alternative future use in other research and development projects or otherwise. Research and development expenses are comprised of costs incurred in performing research and development activities, including personnel-related costs, facilities-related overhead, and outside contracted services including clinical trial costs, manufacturing and process development costs for both clinical and preclinical materials, research costs, and other consulting services. Non-refundable advance payment for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made. In instances where the Company enters into agreements with third parties to provide research and development services, costs are expensed as services are performed.

Post-retirement and post-employment benefits

The Company’s subsidiaries in Taiwan adopted the government mandated defined contribution plan pursuant to the Labor Pension Act (the “Act”) in Taiwan. Such labor regulations require that the rate of contribution made by an employer to the Labor Pension Fund per month shall not be less than 6% of the worker’s monthly salaries. Pursuant to the Act, the Company makes monthly contribution equal to 6% of employees’ salaries to the employees’ pension fund. The Company has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were $2,379 and $2,804 for the three months ended March 31, 2024 and 2023, respectively. Other than the above, the Company does not provide any other post-retirement or post-employment benefits.

Stock-based Compensation

The Company measures expense associated with all employee stock-based compensation awards using a fair value method and recognizes such expense in the consolidated financial statements on a straight-line basis over the requisite service period in accordance with FASB ASC Topic 718 “Compensation-Stock Compensation”. Total employee stock-based compensation expenses were $1,935,755 and $0 for the three months ended March 31, 2024 and 2023, respectively.

The Company accounted for stock-based compensation to non-employees in accordance with FASB ASC Topic 718 “Compensation-Stock Compensation” and FASB ASC Topic 505-50 “Equity-Based Payments to Non-Employees” which requires that the cost of services received from non-employees is measured at fair value at the earlier of the performance commitment date or the date service is completed and recognized over the period the service is provided. Total non-employee stock-based compensation expenses were $225,740 and $366,489 for the three months ended March 31, 2024 and 2023, respectively.

Beneficial Conversion Feature

From time to time, the Company may issue convertible notes that may contain an imbedded beneficial conversion feature. A beneficial conversion feature exists on the date a convertible note is issued when the fair value of the underlying common stock to which the note is convertible into is in excess of the remaining unallocated proceeds of the note after first considering the allocation of a portion of the note proceeds to the fair value of the warrants, if related warrants have been granted. The intrinsic value of the beneficial conversion feature is recorded as a debt discount with a corresponding amount to additional paid in capital. The debt discount is amortized to interest expense over the life of the note using the effective interest method.

Income Taxes

The Company accounts for income taxes using the asset and liability approach which allows the recognition and measurement of deferred tax assets to be based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will expire before the Company is able to realize their benefits, or future deductibility is uncertain.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The evaluation of a tax position is a two-step process. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigations based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefits recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer satisfied. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the year incurred. No significant penalty or interest relating to income taxes has been incurred for the three months  ended March 31, 2024 and 2023. GAAP also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transition.

On December 22, 2017, the SEC issued Staff Accounting Bulletin (“SAB 118”), which provides guidance on accounting for tax effects of the Tax Act. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting under ASC 740. In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the Act for which the accounting under ASC 740 is complete. To the extent that a company’s accounting for certain income tax effects of the Tax Act is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate to be included in the financial statements. If a company cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 on the basis of the provision of the tax laws that were in effect immediately before the enactment of the Tax Act. While the Company is able to make reasonable estimates of the impact of the reduction in corporate rate and the deemed repatriation transition tax, the final impact of the Tax Act may differ from these estimates, due to, among other things, changes in our interpretations and assumptions, additional guidance that may be issued by the I.R.S., and actions the Company may take. The Company is continuing to gather additional information to determine the final impact.

Valuation of Deferred Tax Assets

A valuation allowance is recorded to reduce the Company’s deferred tax assets to the amount that is more likely than not to be realized. In assessing the need for the valuation allowance, management considers, among other things, projections of future taxable income and ongoing prudent and feasible tax planning strategies. If the Company determines that sufficient negative evidence exists, then it will consider recording a valuation allowance against a portion or all of the deferred tax assets in that jurisdiction. If, after recording a valuation allowance, the Company’s projections of future taxable income and other positive evidence considered in evaluating the need for a valuation allowance prove, with the benefit of hindsight, to be inaccurate, it could prove to be more difficult to support the realization of its deferred tax assets. As a result, an additional valuation allowance could be required, which would have an adverse impact on its effective income tax rate and results. Conversely, if, after recording a valuation allowance, the Company determines that sufficient positive evidence exists in the jurisdiction in which the valuation allowance was recorded, it may reverse a portion or all of the valuation allowance in that jurisdiction. In such situations, the adjustment made to the deferred tax asset would have a favorable impact on its effective income tax rate and results in the period such determination was made.

Loss Per Share of Common Stock

The Company calculates net loss per share in accordance with ASC Topic 260, “Earnings per Share”. Basic loss per share is computed by dividing the net loss by the weighted average number of common stock outstanding during the period. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common stock that would have been outstanding if the potential common stock equivalents had been issued and if the additional common stock were dilutive. Diluted earnings per share excludes all dilutive potential shares if their effect is anti-dilutive.

Commitments and Contingencies

The Company has adopted ASC Topic 450 “Contingencies” subtopic 20, in determining its accruals and disclosures with respect to loss contingencies. Accordingly, estimated losses from loss contingencies are accrued by a charge to income when information available before financial statements are issued or are available to be issued indicates that it is probable that an assets had been impaired or a liability had been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is at least reasonably possible that a material loss could be incurred.

Foreign-currency Transactions

For the Company’s subsidiaries in Taiwan, the foreign-currency transactions are recorded in New Taiwan dollars (“NTD”) at the rates of exchange in effect when the transactions occur. Gains or losses resulting from the application of different foreign exchange rates when cash in foreign currency is converted into New Taiwan dollars, or when foreign-currency receivables or payables are settled, are credited or charged to income in the year of conversion or settlement. On the balance sheet dates, the balances of foreign-currency assets and liabilities are restated at the prevailing exchange rates and the resulting differences are charged to current income except for those foreign currencies denominated investments in shares of stock where such differences are accounted for as translation adjustments under the Statements of Stockholders’ Equity (Deficit).

Translation Adjustment

The accounts of the Company’s subsidiaries in Taiwan were maintained, and their financial statements were expressed, in New Taiwan Dollar (“NT$”). Such financial statements were translated into U.S. Dollars (“$” or “USD”) in accordance ASC 830, “Foreign Currency Matters”, with the NT$ as the functional currency. According to the Statement, all assets and liabilities are translated at the current exchange rate, shareholder’s deficit are translated at the historical rates and income statement items are translated at an average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income (loss) as a component of shareholders’ equity (deficit).

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for convertible debt by eliminating the beneficial conversion and cash conversion accounting models. Upon adoption of ASU 2020-06, convertible debt, unless issued with a substantial premium or an embedded conversion feature that is not clearly and closely related to the host contract, will no longer be allocated between debt and equity components. This modification will reduce the issue discount and result in less non-cash interest expense in financial statements. ASU 2020-06 also updates the earnings per share calculation and requires entities to assume share settlement when the convertible debt can be settled in cash or shares. For contracts in an entity’s own equity, the type of contracts primarily affected by ASU 2020-06 are freestanding and embedded features that are accounted for as derivatives under the current guidance due to a failure to meet the settlement assessment by removing the requirements to (i) consider whether the contract would be settled in registered shares, (ii) consider whether collateral is required to be posted, and (iii) assess shareholder rights. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, and only if adopted as of the beginning of such fiscal year. The Company is currently evaluating the impact that the standard will have on its unaudited consolidated financial statements.

In March 2022, the FASB issued ASU 2022-02, Troubled Debt Restructurings and Vintage Disclosures. This ASU eliminates the accounting guidance for troubled debt restructurings by creditors that have adopted ASU 2016-13, Measurement of Credit Losses on Financial Instruments. This ASU also enhances the disclosure requirements for certain loan refinancing and restructurings by creditors when a borrower is experiencing financial difficulty. In addition, the ASU amends the guidance on vintage disclosures to require entities to disclose current period gross write-offs by year of origination for financing receivables and net investments in leases within the scope of ASC 326-20. The ASU is effective for annual periods beginning after December 15, 2022, including interim periods within those fiscal years. Adoption of the ASU would be applied prospectively. Early adoption is also permitted, including adoption in an interim period. The Company is currently evaluating the impact that the standard will have on its unaudited consolidated financial statements.

Estimates and Assumptions

In preparing our consolidated financial statements, we use estimates and assumptions that affect the reported amounts and disclosures. Our estimates are often based on complex judgments, probabilities and assumptions that we believe to be reasonable, but that are inherently uncertain and unpredictable. We are also subject to other risks and uncertainties that may cause actual results to differ from estimated amounts.

Results of Operations - Three Months Ended March 31, 2024 Compared to Three Months Ended March 31, 2023.

The following table presents, for the three months indicated, our unaudited consolidated statements of operations information.

	Three Months Ended
	March 31, 2024	March 31, 2023

Revenues	$1,205	$128,272

Cost of revenues	277	60,236

Gross (loss) profit	928	68,036

Operating expenses
Selling, general and administrative expenses	831,257	1,272,752
Research and development expenses	69,066	334,979
Stock-based compensation	2,544,995	366,489
Total operating expenses	3,445,318	1,974,220

Loss from operations	(3,444,390)	(1,906,184)

Other income (expense)
Interest income	4,049	52,711
Interest expense	(684,683)	(56,663)
Operating sublease income	-	22,100
Gain/Loss on foreign exchange changes	113,520	(12,261)
Other (expense) income	30,485	3,067
Total other (expense) income	(536,629)	8,954

Loss before income tax	(3,981,019)	(1,897,230)

Provision for (benefit from) income tax	-	-

Net loss	(3,981,019)	(1,897,230)

Net loss attributable to noncontrolling interests	(48,043)	(73,535)

Net loss attributed to ABVC and subsidiaries	(3,932,976)	(1,823,695)
Foreign currency translation adjustment	(283,064)	29,109
Comprehensive Loss	$(4,216,040)	$(1,794,586)

Net loss per share:
Basic and diluted	$(0.40)	$(0.55)

Weighted average number of common stock outstanding:
Basic and diluted	9,736,150	3,307,577

Revenues. We generated $1,205 and $128,272 in revenues for the three months ended March 31, 2024 and 2023, respectively. The decrease in revenues was due to completion of ongoing projects and awaiting for new approval.

Operating Expenses. Our operating expenses have increased by $1,471,098 or 75%, to $3,445,318 for the three months ended March 31, 2024 from $1,974,220 for the three months ended March 31, 2023. Such increase in operating expenses was mainly attributable to the increase in stock-based compensation, while being offset by the decrease in selling, general and administrative expenses and research and development expenses, since research and development projects have been dormant as the Company waits for results for further development.

Other Income (Expense). Our other expense was $536,629 for the three months ended March 31, 2024, compared to other income of $8,954 for the three months ended March 31, 2023. The change was principally caused by the increase in other income, and the gain on foreign exchange changes, while being offset by the decrease in interest income, interest expense for the three months ended March 31, 2024.

Interest income (expense), net, was $(680,634) for the three months ended March 31, 2024, compared to $(3,952) for the three months ended March 31, 2023. The increase of $(676,682), or approximately 17,123%, was primarily due to the increase in interest expense due to recognition of interest expense for the converted notes for proper accounting purpose.

Net Loss. As a result of the above factors, our net loss was $(3,981,019) for the three months ended March 31, 2024 compared to $(1,897,230) for the three months ended March 31, 2023, representing an increase of $2,083,789, or 110%.

Results of Operations - Year Ended December 31, 2023 Compared to Year Ended December 31, 2022.

Revenues. We generated $152,430 and $969,783 in revenues for the years ended December 31, 2023 and 2022, respectively. The decrease of $817,353, or approximately 84%, was primarily caused by the completion of ongoing projects and waiting for new approval.

Operating Expenses. Our operating expenses were $8,066,902 in the year ended December 31, 2023, compared to $15,797,780 in December 31, 2022. Such decrease in operating expenses was mainly attributable to the decreased stock-based compensation and selling, general and administrative expenses, by $6,100,337, and decreasing research and development expenses of $1,630,541.

Other Income (expense). The other expense was $2,437,773 in the year ending December 31, 2023, compared to other income of $400,184 on December 31, 2022. The change was principally caused by the increase in interest expense, mainly from the convertible notes payable, while being offset by the increase in foreign exchange for the year ended December 31, 2023, loss on investment in equity securities and decrease in impairment loss and investment loss for the year ended December 31, 2023.

Interest income (expense), net, was $(2,307,859) for the year ended December 31, 2023, compared to $(106,151) for the year ended December 31, 2022. The increase of $(2,201,708), or approximately 2,074%, was primarily due to the increase in interest expense due to recognition of interest expense for the converted notes for proper accounting purpose.

Net Loss. The net loss was $10,910,288 for the year ended December 31, 2023, compared to $16,312,374 for the year ended December 31, 2022. The Company reduce its net loss by $5,061,086 or approximately 31% during the year ended December 31, 2023 from 2022, through more effective usage of funding and discontinuing certain consulting services.

Liquidity and Capital Resources

Working Capital

	As of December 31, 2023	As of December 31, 2022
Current Assets	$1,656,709	$2,987,247
Current Liabilities	$5,932,490	$5,543,628
Working (Deficit) Capital	$(4,275,781)	$(2,556,381)

Cash Flow from Operating Activities

During the years ended December 31, 2023 and 2022, the net cash used in operating activities were ($4,235,845) and $7,398,391, respectively. The decrease in the amount of $3,162,546 was primarily due to the increased account receivables, loss on investment in equity securities, loss and sales of treasury stock, accrued expenses and other current liabilities, partially offset by the decreased net loss, gain on sales of investment in equity securities, due from related parties, prepaid expenses, impairment loss, and stock-based compensation; and by the decrease of deferred tax during the year ended December 31, 2023.

Cash Flow from Investing Activities

During the years ended December 31, 2023 and 2022, the net cash used in investing activities were $360,186 and $1,721,684, respectively. The decrease in the amount of $1,361,498 was primarily due to the decrease in prepayment for equity investment and purchase of equipment, while being offset by the increase in prepayment for long-term investments during the year ended December 31, 2023.

Cash Flow from Financing Activities

During the years ended December 31, 2023 and 2022, the net cash provided by financing activities were $3,918,960 and $4,013,925, respectively. The net cash provided by financing activities decreased by $94,965, due to the increase in proceeds from convertible notes and issuance of warrants, partially offset by the decrease in issuance of common stock, as well as decrease in proceeds from short-term loans, and repayment of short-term notes during the year ended December 31, 2023.

Off-Balance Sheet Arrangements

As of December 31, 2023, we did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to investors.

BUSINESS

Industry Overview

The biotechnology industry focuses on developing breakthrough products and technologies to combat various types of diseases through efficient industrial manufacturing process. Biotechnology is an important business sector in the world’s economies and plays a key role in human health. Companies engaged in biotechnology generally require large amounts of capital investment for their research & development activities and it may take up to tens of years to develop and commercialize a new drug or a new medical device. ABVC (“we” or the “Company”) is an early stage biotechnology company with a pipeline of seven new drugs and one medical device under development, all of which are licensed from related parties of the Company.

Our Mission

We devote our resources to building a sophisticated biotech company and becoming a pioneer in the biopharmaceutical industry. Dr. Uttam Patil, our Chief Executive Officer, and Dr. Tsung-Shann Jiang, the founder and majority shareholder of the Company, understand the challenges and opportunities of the biotech industry and intend to provide therapeutic solutions to significant unmet medical needs and to improve health and quality of human life by developing innovative botanical drugs to treat central nervous system (“CNS”) and oncology/ hematology diseases.

Business Overview

As of the date hereof, the Company’s minimal revenue has come from the sale of CDMO services through BioKey. However, the Company’s focus is on developing a pipeline of products by carefully tracking new medical discoveries or medical device technologies in research institutions in the Asia-Pacific region. Pre-clinical, disease animal model and Phase I safety studies are examined closely by the Company’s scientists and other specialists known to the Company to identify drugs or medical devices that it believes demonstrate efficacy and safety based on the Company’s internal qualifications. Once a drug or medical device is shown to be a good candidate for further development and ultimately commercialization, ABVC licenses the drug or medical device from the original researchers and introduces the drug or medical device clinical trial plan to highly respected principal investigators in the United States, Australia and Taiwan. In almost all cases, ABVC has found that research institutions in each of those countries are eager to work with the Company to move forward with Phase II clinical trials.

Institutions that have or are now conducting phase II clinical trials in partnership with ABVC include:

●	Drug: ABV-1504, Major Depressive Disorder (MDD), Phase II completed. NCE drug Principal Investigators: Charles DeBattista M.D. and Alan F. Schatzberg, MD, Stanford University Medical Center, Cheng-Ta Li, MD, Ph.D – Taipei Veterans General Hospital

●	Drug: ABV-1505, Adult Attention-Deficit Hyperactivity Disorder (ADHD), Phase II Part 1 completed. Principal Investigators: Keith McBurnett, Ph.D. and Linda Pfiffner, Ph.D., University of California San Francisco (UCSF), School of Medicine. Phase II, Part 2 clinical study sites includes UCSF and 5 locations in Taiwan.The Principal Investigators are Keith McBurnett, Ph.D. and Linda Pfiffner, Ph.D., University of California San Francisco (UCSF), School of Medicine; Susan Shur-Fen Gau, M.D., National Taiwan University Hospital; Xinzhang Ni, M.D. Linkou Chang Gung Memorial Hospital; Wenjun Xhou, M.D., Kaohsiung Chang Gung Memorial Hospital; Ton-Ping Su, M.D., Cheng Hsin General Hospital, Cheng-Ta Li, M.D., Taipei Veterans General Hospital. The Phase II, Part 2 began in the 1st quarter of 2022 at the 5 Taiwan sites. The UCSF site joined the study in the 2nd quarter of 2023. The subjects enrolled in the study has reached the number for interim analysis in 2023 December, and the interim analysis of the study is in progress.

●	Drug: ABV-1601, Major Depression in Cancer Patients, Phase I/II, NCE drug Principal Investigator: Scott Irwin, MD, Ph.D. – Cedars Sinai Medical Center (CSMC). The Phase I clinical study will be initiated in the 1st quarter of 2024.

●	Medical Device: ABV-1701, Vitargus® in vitrectomy surgery, Phase II Study has been initiated in Australia and Thailand, Principal Investigator: Duangnate Rojanaporn, M.D., Ramathibodi Hospital; Thuss Sanguansak, M.D., Srinagarind Hospital of the two Thailand Sites and Professor/Dr. Matthew Simunovic, Sydney Eye Hospital; Dr. Elvis Ojaimi, East Melbourne Eye Group & East Melbourne Retina. The Phase II study started in the 2nd quarter of 2023, and the company is working on improvements to the Vitargus Product through the new batch of investigational product.

The following trials are expected to begin in the third quarter of 2024:

●	Drug: ABV-1519, Non-Small Cell Lung Cancer treatment, Phase I/II Study in Taiwan, Principal Investigator: Dr. Yung-Hung Luo, M.D., Taipei Veterans General Hospital (TVGH)

●	Drug: ABV-1703, Advanced Inoperable or Metastatic Pancreatic Cancer, Phase II, Principal Investigator: Andrew E. Hendifar, MD – Cedars Sinai Medical Center (CSMC)

Upon completing a Phase II trial, ABVC will seek a partner, typically a large pharmaceutical company, to complete a Phase III study and commercialize the drug or medical device upon approval by the US FDA, Taiwan TFDA and other country regulatory authorities.

GMP Manufacturing

ABVC owns a certified GMP manufacturing facility, through BioKey, that is qualified to deliver small quantities of drugs for use by its clients in clinical trials from Phase I to Phase III. The GMP facility can manufacture direct API or blend fill-in capsules, manual and automated encapsulation, wet granulation or tray drying process, tablet compression and coating process, packaging solid dosage forms for ANDA and IND submission.

The BioKey facility consists of a GMP suite, product development area, analytical laboratory, food processing area, caged GMP storage area, receiving area and two warehouses. The facility was remodeled  in December 2008 and received its first drug manufacturing license in June 2009. ABVC’s current drug manufacturing license allows it to manufacture drug products under IND for human clinical trials until the expiration of the license on December 2, 2024.

In 2022, BioKey began manufacturing a dietary supplement based on the maitake mushroom. The mushrooms, supplied by Shogun Maitake Canada, Co. Ltd., are grown in a controlled temperature and humid environment free of pesticides and chemicals. Initially, sales of the new supplement in the US and Canada will be targeted to high end grocery stores and worldwide via online distribution. While there are many mushroom-based supplements currently available to customers, BioKey believes its new line has a significant competitive advantage since the purity and consistency of the mushrooms themselves exceeds any maitake mushrooms currently available and the extraction process employed by BioKey delivers a particularly strong dose. The maitake mushroom is rich in bioactive polysaccharides, especially beta-glucans. These polysaccharides have well-documented immune-protecting and antitumor properties. BioKey has developed both a tablet and a liquid version of the supplement. GMP manufacturing of bulk quantities Maitake mushroom tablets and Maitake mushroom drinks were completed in 2 and 1 batches respectively for commercial launches in Taiwan and Canada in 2022.

Beta-glucans in maitake mushrooms has been shown to reduce cholesterol, resulting in improved artery functionality and overall better cardiovascular health that lowers the risk of heart disease. Further, studies have shown that the beta-glucans in maitake mushroom have the effect of strengthening the immune system1. In a trial of postmenopausal breast cancer patients, oral administration of a maitake extract was shown to have immunomodulatory effects. In a different trial done at Memorial Sloan Kettering Cancer Center, maitake extracts were shown to enhance neutrophil and monocyte function in patients with myelodysplastic syndrome. It boosts production of lymphokines (protein mediators) and interleukins (secreted proteins) resulting in improved immune response. Further, beta-glucans, has been shown in clinical trials to lower blood glucose levels thereby helping to activate insulin receptors, while reducing insulin resistance in diabetes management.

BioKey has entered into a three-year distribution agreement with Define Biotech Co. Ltd., a Taiwan-based pharmaceutical marketing company that focuses on sales of drugs, dietary supplements and medical products in the Asia-Pacific region. The agreement grants Define Biotech the exclusive right to distribute this new dietary supplement in China and Taiwan in exchange for the commitment to purchase $3.0 million worth of the new product over the three-year period.

NASDAQ Listing

On August 5, 2021, we closed a public offering (the “Offering”) of 1,100,000 units (the “Units”), with each Unit consisting of one share of our common stock (the “Common Stock”), one Series A warrant (the “Series A Warrants”) to purchase one share of common stock at an exercise price equal to $6.30 per share, exercisable until the fifth anniversary of the issuance date, and one Series B warrant (the “Series B Warrants,” and together with the Series A Warrants, the “Public Warrants”) to purchase one share of common stock at an exercise price equal to $10.00 per share, exercisable until the fifth anniversary of the issuance date; the exercise price of the Public Warrants are subject to certain adjustment and cashless exercise provisions as described therein. The Company completed the Offering pursuant to its registration statement on Form S-1 (File No. 333-255112), originally filed with the Securities and Exchange Commission (the “SEC”) on April 8, 2021 (as amended, the “Original Registration Statement”), that the SEC declared effective on August 2, 2021 and the registration statement on Form S-1 (File No. 333-258404) that was filed and automatically effective on August 4, 2021 (the “S-1MEF,” together with the Original Registration Statement, the “Registration Statement”). The Units were priced at $6.25 per Unit, before underwriting discounts and offering expenses, resulting in gross proceeds of $6,875,000. The Offering was conducted on a firm commitment basis. The Common Stock was approved for listing on The Nasdaq Capital Market and commenced trading under the ticker symbol “ABVC” on August 3, 2021.

On August 19, 2022, we received a deficiency letter from the Nasdaq Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) notifying us that, for the last 30 consecutive business days, the closing bid price for our common stock was below the minimum $1.00 per share required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (“Rule 5550(a)(2)”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we were initially given until February 14, 2023 to regain compliance with Rule 5550(a)(2). Since we did not regain compliance by such date, we requested and received an additional 180 days, until August 14, 2023, to comply with Rule 5550(a)(2).

On May 24, 2023, we received a deficiency letter from the Nasdaq Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it is not currently in compliance with the minimum stockholders’ equity requirement, or the alternatives of market value of listed securities or net income from continuing operations, for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) requires listed companies to maintain stockholders’ equity of at least $2,500,000, and the Company’s stockholders’ equity was $1,734,507 as of March 31, 2023. In accordance with Nasdaq rules, the Company had 45 calendar days, or until July 10, 2023, to submit a plan to regain compliance. After submitting a plan to regain compliance, on July 10, 2023,Nasdaq granted the Company an extension until August 30, 20203, to comply with Listing Rule 5550(b)(1). On July 31, 2023, the Company issued 300,000 shares of Common Stock and 200,000 pre-funded warrants, at an exercise price of $0.01 per share, in a registered direct offering. Pursuant to this transaction, the stockholders’ equity was increased by $1.75M. On August 1, 2023, $500,000 of Notes were converted at $3.50 per share and the holder received 142,857 shares of Common Stock. As a result of this conversion, the stockholders’ equity was increased by $0.5M. Additionally, on August 14, 2023, the Company entered into a cooperation agreement with Zhonghui United Technology (Chengdu) Group Co., Ltd., pursuant to which the Company acquired a 20% ownership of certain property and a parcel of the land owned by Zhonghui in exchange for an aggregate of 370,000 shares of Common Stock. Accordingly, stockholders’ equity increased by $7.4M. On February 23, 2023, the Company entered into a securities purchase agreement with Lind, pursuant to which the Company issued Lind a secured, convertible note in the principal amount of $3,704,167 (the “Lind Offering”), for a purchase price of $3,175,000 (the “Lind Note”), that is convertible into shares of Common Stock at an initial conversion price of $1.05 per share, subject to adjustment. On August 24, 2023, the Company started repaying Lind the monthly installments due under the Lind Notes; $308,000 was repaid via the issuance of 176,678 shares of Common Stock (the “Monthly Shares”) at the Redemption Share Price (as defined in the Lind Note) of $1.698 per share. Pursuant to the terms of the Lind Note, Lind increased the amount of the next monthly payment to one million dollars, such that as of September and together with the Monthly Shares, the Company repaid Lind a total of $1M by September 2023. As a result, the stockholders’ equity increased by an additional $1M. As a result of the four transactions referenced above, the Company’ estimated that its stockholders’ equity would increase by approximately $10.65M. On September 6, 2023, Nasdaq issued a letter that the Company is in compliance with Rule 5550(b)(1), but noted that if at the time of the Company’s next periodic report the Company does not evidence compliance, it may be subject to delisting.

On July 10, 2024, the Company received a notification letter from the Staff notifying the Company that the minimum bid price per share for its common shares has been below $1.00 for a period of 30 consecutive business days and the Company therefore no longer meets the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2). The notification received has no immediate effect on the listing of the Company’s common stock on Nasdaq. Under the Nasdaq Listing Rules, the Company has until January 6, 2025, to regain compliance. If at any time during such 180-day period the closing bid price of the Company’s common shares is at least $1 for a minimum of 10 consecutive business days, Nasdaq will provide the Company written confirmation of compliance. If the Company does not regain compliance during such 180-day period, the Company may be eligible for an additional 180 calendar days, provided that the Company meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for Nasdaq except for Nasdaq Listing Rule 5550(a)(2), and provide a written notice of its intention to cure this deficiency during the second compliance period, by effecting a reverse stock split, if necessary.

Name Change and Cusip Number

The Company’s shareholders approved an amendment to the Company’s Articles of Incorporation to change the Company’s corporate name to “ABVC BioPharma, Inc.” and approved and adopted the Certificate of Amendment to affect same at the 2020 annual meeting of shareholders (the “Annual Meeting”). Nevada’s Secretary of State approved the name change on March 8, 2021, and FINRA processed our request for such name change on April 30, 2021. The new name was effective on May 3, 2021. Stock certificates issued before the name change remain valid and stockholders are not required to submit their stock certificates for exchange as a result of the name change. New stock certificates issued by the Company after the name change will be printed with the Company’s new name, ABVC BioPharma, Inc.; existing stock certificates remain valid.

The Company’s cusip number is 0091F106. The Company’s stock symbol remains ABVC.

Our Pipeline

I.	Central Nervous System

1.	ABV-1504 to treat Major Depressive Disorder (“MDD”)

We are developing and researching ABV-1504, a botanical reuptake inhibitor that targets norepinephrine. Prior to clinical trials, we conducted radioligand-binding assay tests on ABV-1504. Radioligand-binding assays are used to characterize the binding effects of a drug to its target receptor. In the case of ABV-1504, the receptors of radioligand-binding assays are norepinephrine, dopamine and serotonin. The radioligand-binding assay test on norepinephrine was conducted from May 3 to May 8, 2007 and the radioligand-binding assay test on dopamine and serotonin was administered from November 26 to December 5, 2007. The result of radioligand-binding assay to norepinephrine of ABV-1504was 2.102 μg/ml of IC50, which indicated ABV-1504’s high inhibitory efficiency on norepinephrine. The results of radioligand-binding assay to dopamine and serotonin were not as good as to norepinephrine, which indicated lower inhibitory efficiency. Because research has shown that norepinephrine inhibitors can alleviate the level of depression, our research team saw ABV-1504’s potential to treat depression and decided to commence the clinical trial process of ABV-1504.

In 2013, ABVC successfully completed the Phase I clinical trial of ABV-1504. The primary objective of the Phase I study was to assess the safety profile of ABV-1504. The safety endpoint was assessed based on the results of physical examinations, vital signs, laboratory data, electrocardiograms (“ECG”), Columbia-Suicide Severity Rating Scale evaluation and a number of adverse events during the study period. We began recruiting healthy people as subjects for the Phase I trial in Taiwan on October 30, 2012. For the Phase I trial, we screened 85 healthy volunteers at the Taipei Veterans General Hospital and eventually enrolled 30 people as trial subjects. We divided the subjects into four cohort groups and administered ABV-1504oral capsules of 380 mg, 1140 mg, 2280 mg, and 3800 mg to the subjects in each cohort group, respectively. BioLite visited the first subject the first time on November 13, 2012 and the last subject the last time on July 5, 2013. During the said period, no subject had a serious adverse event nor discontinued the trial due to any adverse events. ABVC did not observe any clinically significant findings in physical examinations, vital signs, electrocardiogram, laboratory measurements, and C-SSRS throughout the treatment period. However, ABVC observed the following mild adverse events: two subjects with flatulence and one subject with constipation in the single-dose 380mg cohort of seven subjects; one subject with somnolence and one subject with stomatitis ulcer in the single-dose 2,280 mg cohort. Comparatively, two subjects with somnolence and one subject with stomatitis ulcer were observed in the placebo group of seven subjects. ABVC did not observe any suicidal ideation or behavior throughout the trial period. ABV-1504’s Phase I clinical trial results reflected that the oral administration of ABV-1504 to healthy volunteers was safe and well-tolerated at the dose levels of from 380 mg to 3,800 mg.

ABVC received an IND approval to proceed with the Phase II clinical trial of ABV-1504 from the F.D.A. in March 2014 and an IND approval of its Phase II trial from the Taiwan F.D.A. in June 2014. For the Phase II trial, BioLite administered oral capsules to 72 MDD patients (the trial subjects) in a randomized, double-blind study with a placebo control group to assess ABV-1504’s efficacy and safety profile, primarily in accordance with the Montgomery-Åsberg Depression Rating Scale (“MADRS”). ABVC via BioLite began recruiting Phase II subjects in March 2015 at the following study sites, Taipei Veterans General Hospital, Linkou Chang Gung Memorial Hospital, Taipei City Hospital-Songde Branch, Tri-Service General Hospital, Wan Fang Hospital and started recruiting MDD patients at Stanford Depression Research Clinic. The first five sites are in Taiwan and the last one is in the United States. The primary endpoint of the Phase II trial is to see changes of the subjects’ MADRS total scores from the baseline scores of the placebo subjects within the first six weeks. The secondary objectives of the Phase II trial are to evaluate the efficacy and safety profile of ABV-1504 on other rating scales with secondary endpoints of (i) demonstrating changes in MADRS total scores from baseline scores within the second to seventh weeks and (ii) showing changes in the total scores on Hamilton Rating Scale for Depression (HAM-D-17), Hamilton Rating Scale for Anxiety (HAM-A), Depression and Somatic Symptoms Scale (DSSS), Clinical Global Impression Scale (CGI) from the baseline scores in the second, fourth, sixth and seventh week. ABVC plans to measure the percentages of partial responders (subjects with a 25% to 50% decrease of total MADRS scores from the baseline score) and responders (subjects with 50% or more decrease of total MADRS scores from the baseline score) by the second, fourth, sixth and seventh week. Additionally, ABVC intends to monitor the subjects’ performance in accordance with the Safety Assessments and Columbia-Suicide Severity Rating Scale from the screening stage to each subject’s last visit as well as to analyze the differences in the mean changes of MADRS, HAM-D-17, HAM-A, DSSS, CGI and Columbia-Suicide Severity Rating Scale scores of the subjects administered with ABV-1504 and the placebo group in the second, fourth, sixth and seventh week.

On May 23, 2019, the Company announced the Phase II clinical study results of ABV-1504. The clinical study results showed that PDC-1421, the active pharmaceutical ingredient of ABV-1504, met the pre-specified primary endpoint of the Phase II clinical trial and significantly improved the symptoms of MDD. The Phase II clinical study was a randomized, double-blind, placebo-controlled, multi-center trial, in which sixty (60) adult patients with confirmed moderate to severe MDD were treated with PDC-1421 in either low dose (380 mg) or high dose (2 x 380 mg) compared with placebo administration, three times a day for six weeks. PDC-1421 high dose (2 x 380 mg) met the pre-specified primary endpoint by demonstrating a highly significant 13.2-point reduction in the Montgomery-Åsberg Depression Rating Scale (MADRS) total score by Intention-To-Treat (ITT) analysis, averaged over the 6-week treatment period (overall treatment effect) from baseline, as compared to 9.2-point reduction of the placebo group. By Per-Protocol (PP) analysis, PDC-1421 showed a dose dependent efficacy toward MDD in which high dose (2 x 380 mg) gave 13.4-point reduction in MADRS total score from baseline and low dose (380 mg) gave 10.4-point reduction as compared to a 8.6-point in the placebo group. Based on the trial results as set forth above, the Company has decided to use the high dose formula for ABV-1504’s Phase III clinical trial.

2.	ABV-1505 to treat Attention Deficit Hyperactivity Disorder (“ADHD”)

We developed the ADHD indication from the same API of ABV-1504. Also, ABV-1505 shares similar pharmaceutical mechanism of action as ABV-1504 in as much as ABV-1505 shows the potential of increasing the level of norepinephrine in the human’s nervous system by inhibiting its reabsorption. Because of ABV-1505’s sufficient similarity with ABV-1504, in January 2016 the FDA approved our IND application to conduct ABV-1505’s Phase II clinical trial based on its preclinical research and the Phase I trial results of ABV-1504.

For the ADHD Phase II trial, ABVC plans to recruit a maximum of 105 ADHD patients as trial subjects in the United States and Taiwan, to whom ABVC intends to administer ABV-1505 oral capsules. ABVC has designed a randomized, double-blind dose escalation study with a placebo-controlled group to assess the efficacy and safety profile of ABV-1505, primarily against the ADHD Rating Scale-IV (“ADHD-RS-IV”). The primary endpoint of the Phase II trial is a 40% or higher improvement on the ADHD-RS-IV from the respective baseline scores within a period of up to eight weeks. The secondary objective is to determine the efficacy and safety profile of ABV-1505 on other rating scales with secondary endpoints of (i) improvements of the total ADHD symptom scores from the respective baseline scores on the Conners’ Adult ADHD Rating Scale-Self Report: Short Version (“CAARS-S:S”) 18-Item for a treatment period of eight weeks at maximum; and (ii) achievement of scores of two or lower on both the Clinical Global Impression-ADHD- Severity (“CGI-ADHD-S”) and Clinical Global Impression-ADHD-Improvement (“CGI-ADHD-I”) from the subjects’ respective baseline scores. The University of California San Francisco (“UCSF”) initiated the Phase II, Part 1 clinical trial entitled “A Phase II Tolerability and Efficacy Study of PDC-1421 Treatment in Adult Patients with Attention-Deficit Hyperactivity Disorder (ADHD). Part I, on January 14, 2020. The Part 1 trial is a single center, open label, dose escalation evaluation with two dosage levels in six subjects. Six subjects were initially evaluated for safety and efficacy assessments at low-dose (1 capsule of PDC-1421, three times a day (TID)) for 28 days. A safety checkpoint was evaluated at day-28 for entering the high-dose (2 capsules TID). The subjects who passed the checkpoint were evaluated for safety and efficacy assessments at high-dose (2 capsules of PDC-1421 TID) for 28 days. On July 15, 2020, the last patient last visit (LPLV) marked the final step toward the completion of the ABV-1505 Phase II Part I clinical trial for the treatment of adult ADHD. On October 24, 2020, a full clinical study report (CSR) of ABV-1505 Phase II Part I clinical trial was issued. The study results showed that the PDC-1421 Capsule was safe, well tolerated and efficacious during its treatment and the follow-up period with six adult patients. For the primary endpoints, the percentages of improvement in ADHD-RS-IV score from baseline to 8 weeks treatment were 83.3% (N=5) in the ITT population and 80.0% (N=4) in the PP population. Both low and high doses of PDC-1421 Capsule met the primary end points by passing the required 40% population in ADHD-RS-IV test scores. Overall, the results from this study, which demonstrate the therapeutic value of PDC-1421, support further Phase II Part II clinical development of ABV-1505 for the treatment of adult ADHD.

The Phase II Part II study with its clinical protocol entitled “A Phase II Tolerability and Efficacy Study of PDC-1421 Treatment in Adult Patients with Attention-Deficit Hyperactivity Disorder (ADHD), Part II” is a randomized, double-blind, placebo-controlled, parallel three-groups with a maximum 99 subjects to be enrolled. This study was started at five Taiwan medical centers beginning in April 2022. The University of California, San Francisco site was initiated in the 2nd quarter of 2023. The subjects enrolled in the study has reached the number for interim analysis (69 subjects) in 2023 December, and the interim analysis of the study is now in progress.

3.	ABV-1601 to treat Depression in Cancer Patients

We developed a treatment for depression in cancer patient from the same active pharmaceutical ingredients    as ABV-1504. ABV-1601 shares similar pharmaceutical mechanisms of action as ABV-1504 in that ABV-1601 shows the potential of increasing the level of norepinephrine in the human nervous system by inhibiting its reabsorption. Due to ABV-1601’s similarity with ABV-1504, the FDA approved our ABV-1601-001 clinical protocol under the same IND as for ABV-1504 (IND 112567) in December 2018.

For the Phase II trial of ABV-1601, ABVC plans to recruit a maximum number of 54 cancer patients with depression, to whom ABVC intends to administer ABV-1601 oral capsules. ABVC is engaging the Principal Investigator at Cedars-Sinai Medical Center in the U.S. which designed a randomized, double-blind dose escalation study with a comparator-controlled group to assess the efficacy and safety profile of ABV-1601, primarily against Montgomery-Åsberg Depression Rating Scale (MADRS) total score. The primary endpoint of the Phase II trial is a change in MADRS, Hospital Anxiety and Depression Scale (HADS), subscales (HADS-A and HADS-D), and Clinical Global Impression Scale (CGI) total scores from baseline in patients taking PDC-1421 compared to the comparator. As of the date hereof, the Part I of Phase II clinical protocol, which is an open trial, has been approved by Cedars-Sinai Medical Center IRB Committee. This study will be initiated on March 31, 2023.

II.	Oncology

1.	ABV-1702 to treat Myelodysplastic Syndrome (“MDS”)

ABVC started the preparation for ABV-1702’s Phase II clinical trials after receiving its IND approval from the FDA in July 2016. ABVC plans to recruit fifty-two subjects in the United States who are diagnosed with either IPSS int-1, IPSS int-2 or high risk MDS or CMML and may take azacitidine as part of the subjects’ prescription. Azacitidine is an FDA-approved drug used to treat MDS. ABVC intends to administer ABV-1702 in the oral liquid form along with azacitidine. The Phase II trial is divided into two parts, where Part 1 is to determine the safety and recommended dose level (“RDL”) of ABV-1702 in combination with azacitidine and Part 2 is to determine whether ABV-1702 under the established RDL reduces bactericidal and fungicidal infection in the subjects’ respiratory systems. The primary endpoint of Part 1 Phase II trial is to assess the safety and RDL profile of ABV-1702 administered with azacitidine by measuring ABV-1702’s prohibited toxicity. The secondary endpoints of Phase II Part 1 are to determine the safety, time-to-first infection after first dose (Day 1) of the first azacitidine treatment cycle, reduction in treatment requirements and duration of infections, enhancement of immune responses, improvements of response rates, progression, and survival rates of the subjects under such ABV-1702 - azacitidine combination treatment. The primary endpoint of Part 2 of Phase II is to determine whether ABV-1702 under the established RDL reduces bactericidal and fungicidal infection risks in the subjects’ respiratory systems in combination with azacitidine as compared to the control group with incidence of infections and incidence/frequency of inpatient hospitalization due to infections. The secondary endpoints of Part 2 of Phase II are to determine the safety, time-to-first infection after first dose (Day 1) of the first azacitidine treatment cycle, reduction in required dosage and duration of infection, enhancement of immune responses, improvement of response rate, progression, and survival rates of the subjects under the trial conditions. In April 2016, BioLite submitted a letter to the FDA in response to its queries with additional information about the proposed Phase II trial.

The Company expects to begin Phase II clinical trials of ABV-1702 in the fourth quarter of 2024 and is actively looking for qualified principal investigators and an appropriate site for the study and therefore the timing cannot be guaranteed.

2.	ABV-1703 to treat Pancreatic Cancer

ABVC developed a new indication for Pancreatic Cancer from Maitake Extract, which is named as ABV-1703 and out licensed it to Rgene for the preparation of its IND application with the FDA. On August 25, 2017, ABV-1703’s Phase II trial was approved by FDA. Pursuant to the ABVC-Rgene Co-development Agreement, ABVC is responsible for coordinating and conducting the clinical trials of ABV-1703 globally and Rgene is responsible for preparing the related FDA applications. As of the date hereof, we are engaging Cedars-Sinai Medical Center in the U.S. to conduct the Phase II clinical trial and plan to initiate the Phase II trial in the third quarter of 2023. We plan to submit ABV-1703’s Phase II clinical trial IND to the Taiwan FDA after we commence the clinical trials in the United States.

3.	ABV- 1501 Triple Negative Breast Cancer - Combination therapy for Triple Negative Breast Cancer (“TNBC”)

●	ABV- 1501 is developed from BLI-1401-2 whose active pharmaceutical ingredient is Yukiguni Maitake Extract 404. Memorial Sloan Kettering Cancer Center (“MSKCC”) conducted the Phase I clinical trial of a polysaccharide extract from Grifola frondosa (Maitake mushroom), which is very similar to Yukiguni Maitake Extract 404. The Phase I trial focused on Grifola frondosa extract’s immunological effects on breast cancer patients. The results of the Phase I trial showed that oral administration of a polysaccharide extract from Maitake mushroom is associated with both immunologically stimulatory and inhibitory measurable effects in peripheral blood.

●	Our ABV-1501 Investigational New Drug (“IND”) application to the US FDA for the Phase II clinical trials referencing the MSKCC maitake research resulted in a Phase II IND approval in March of 2016 by the U.S. FDA.

●	The collaboration with BHK to file clinical trial application to the Taiwan FDA (“TFDA”) for conducting this combination therapy trial in Taiwan was temporarily put on hold due to the lack of funding.

Our Collaborative Agreements

I.	ABV-1701 Vitreous Substitute for Vitrectomy and Collaboration Agreement with BioFirst

On July 24, 2017, BriVision, one of our wholly-owned subsidiaries entered into a collaboration agreement (the “BioFirst Agreement”) with BioFirst, pursuant to which BioFirst granted BriVision the global license to co-develop BFC-1401 Vitreous Substitute for Vitrectomy  (“BFC-1401”) for medical purposes. BioFirst is a related party to the Company because BioFirst and YuanGene Corporation (“YuanGene”), the Company’s controlling shareholder, are under common control, being both controlled by the controlling beneficiary shareholder of YuanGene.

According to the BioFirst Agreement, we are to co-develop and commercialize BFC-1401 or ABV-1701 with BioFirst and are obligated to pay BioFirst $3,000,000 (the “Total Payment”) in cash or common stock of BriVision on or before September 30, 2018 in two installments. An upfront payment of $300,000, representing 10% of the Total Payment due under the Collaboration Agreement, was to be paid upon execution of the BioFirst Agreement. BriVision is entitled to receive 50% of the future net licensing income or net sales profit when ABV-1701 is sublicensed or commercialized. On June 30, 2019, the Company and BioFirst entered into a Stock Purchase Agreement (the “Purchase Agreement”), pursuant to which the Company will issue 428,571 shares of the Company’s common stock to BioFirst in consideration for $3,000,000 owed by the Company to BioFirst in connection with the BioFirst Collaborative Agreement. For more information about the BioFirst Agreement and Purchase Agreement, please refer to the current reports on Form 8-K filed on July 24, 2017 and July 12, 2019.

On November 7, 2016, the application of Phase I clinical trial prepared and submitted by BioFirst was approved by the Human Research Ethics Committee, Australia (“HREC”), and on November 14, 2016, it was approved by the Therapeutic Goods Administration, Australia (“TGA”).

We successfully finished the Phase I clinical trial of ABV-1701 at Sydney Retina Clinic and Day Surgery, a clinic located in Sydney, Australia. This was the only site for this Phase I clinical trial. The trial started on November 17, 2016, and was completed with positive results in July 2018. The Protocol Title is “A Phase I, single center, safety and tolerability study of Vitargus in the treatment of Retinal Detachment.”

The primary endpoint of this Phase I clinical trial was to evaluate the safety and tolerability of a single intravitreal dose of Vitargus in patients as a vitreous substitute during vitrectomy surgery for retinal detachment. Intravitreal is a route of administration of a drug or other substance, in which the substance is delivered into the eyes. The secondary endpoint of this Phase I clinical trial is to assess retinal attachment and Virtagus degradation at day 90 and to assess best corrected visual acuity (“BVCA”) after vitrectomy surgery. BVCA refers to the best possible vision a person can achieve. The primary and second endpoints are required by HREC for the purpose of evaluation of our Phase I clinical trial application. We enrolled an aggregate number of 10 patient subjects in this trial. On November 17, 2016, we received the approval from the Data and Safety Monitoring Board for the first subject, and nine more subjects were enrolled thereafter. In this trial, Vitargus was injected into the vitreous cavity of vitrectomised eyes, whose vitreous gel was removed from the vitreous cavity after a vitrectomy surgery. On August 24, 2020, a full clinical study report (CSR) of ABV-1701 Phase I clinical trial was issued. The study results showed that ABV-1701 (Vitargus) was well-tolerated as a vitreous substitute without any apparent toxicity to ocular tissues. Further, there was no indication of an increased overall safety risk with Vitargus. For efficacy, participants showed significant improvement in visual acuity. The optical properties of Vitargus allowed the patients to see well and facilitated visualisation of the fundus immediately following surgery. In addition, since Vitargus set as a stable semisolid gel adhering to the retina, it maintained its position without requiring the patient to remain face-down following surgery.

ABV-1701, Vitargus® in vitrectomy surgery, Phase II Study will be started in the 2nd quarter of 2023. A total of four (4) study sites in Australia and Thailand join this multi-nation and multi-site clinical study. The Company is working on improvements to the Vitargus product through the new batch of investigational product.

II.	Co-development Agreement with Rgene

On May 26, 2017, American BriVision Corporation entered into a co-development agreement (the “Co-Dev Agreement”) with Rgene Corporation (the “Rgene”), a related party under common control by controlling beneficiary shareholder of YuanGene Corporation and the Company. Pursuant to Co-Dev Agreement, BriVision and Rgene agreed to co-develop and commercialize ABV-1507 HER2/neu Positive Breast Cancer Combination Therapy, ABV-17 Pancreatic Cancer Combination Therapy and ABV-1527 Ovary Cancer Combination Therapy. Under the terms of the Co-Dev Agreement, Rgene is required to pay the Company $3,000,000 in cash or stock of Rgene with equivalent value by August 15, 2017. The payment is for the compensation of BriVision’s past research efforts and contributions made by BriVision before the Co-Dev Agreement was signed and it does not relate to any future commitments made by BriVision and Rgene in this Co-Dev Agreement. In addition to the $3,000,000, the Company is entitled to receive 50% of the future net licensing income or net sales profit earned by Rgene, if any, and any development costs shall be equally shared by both BriVision and Rgene.

By June 1, 2017, the Company had delivered all research, technical, data and development data to Rgene. Since both Rgene and the Company are related parties and under common control by a controlling beneficiary shareholder of YuanGene Corporation and the Company, the Company has recorded the full amount of $3,000,000 in connection with the Co-Dev Agreement as additional paid-in capital during the year ended September 30, 2017. During the year ended December 31, 2017, the Company received $450,000 in cash. On December 24, 2018, the Company received the remaining balance of $2,550,000 in the form of newly issued shares of Rgene’s Common Stock, at the price of NT$50 (approximately equivalent to $1.60 per share), for an aggregate number of 1,530,000 shares, which accounted for equity method long-term investment as of December 31, 2018. During the year ended December 31, 2018, the Company has recognized investment loss of $549. On December 31, 2018, the Company determined to fully write off this investment based on the Company’s assessment of the severity and duration of the impairment, and qualitative and quantitative analysis of the operating performance of the investee, adverse changes in market conditions and the regulatory or economic environment, changes in operating structure of Rgene, additional funding requirements, and Rgene’s ability to remain in business. All projects that have been initiated will be managed and supported by the Company and Rgene.

The Company and Rgene signed an amendment to the Co-Dev Agreement on November 10, 2020, pursuant to which both parties agreed to delete AB-1507 HER2/neu Positive Breast Cancer Combination Therapy and AB 1527 Ovary Cancer Combination Therapy and add ABV-1519 EGFR Positive Non-Small Cell Lung Cancer Combination Therapy and ABV-1526 Large Intestine / Colon / Rectal Cancer Combination Therapy to the products to be co-developed and commercialized. Other provisions of the Co-Dev Agreement remain in full force and effect.

III.	Clinical Development Service Agreement with Rgene

On June 10, 2022, the Company expanded its co-development partnership with Rgene. BioKey entered into a Clinical Development Service Agreement with Rgene (“Service Agreement”) to guide certain Rgene drug products, RGC-1501 for the treatment of Non-Small Cell Lung Cancer (NSCLC), RGC-1502 for the treatment of pancreatic cancer and RGC 1503 for the treatment of colorectal cancer patients, through completion of Phase II clinical studies under U.S. FDA IND regulatory requirements (the “Rgene Studies”).

Under the terms of the Service Agreement, BioKey is eligible to receive payments totaling up to $3.0 million over a 3-year period with each payment amount to be determined by certain regulatory milestones obtained during the agreement period. Through a series of transactions over the past 5 years, the Company and Rgene have co-developed the three drug products covered by the Service Agreement, which has resulted in the Company owning 31.62% of Rgene.

As part of the Rgene Studies, the Company agreed to loan $1.0 million to Rgene, for which Rgene has provided the Company with a 5% working capital convertible loan (the “Note”). If the Note is fully converted, the Company will own an additional 6.4% of Rgene. The Company is expected to receive the outstanding loan from the related party by the 2023 Q1, either by cash or conversion of shares of Rgene. The Company may convert the Note at any time into shares of Rgene’s common stock at either (i) a fixed conversion price equal to $1.00 per share or (ii) 20% discount of the stock price of the then most recent offering, whichever is lower; the conversion price is subject to adjustment as set forth in the Note. The Service Agreement shall remain in effect until the expiration date of the last patent and automatically renew for 5 more years unless terminated earlier by either party with six months written notice. Either party may terminate the Service Agreement for cause by providing 30 days written notice.

Rgene has further agreed, effective July 1, 2022, to provide the Company with a seat on Rgene’s Board of Directors until the loan is repaid in full. The Company has nominated Dr. Jiang, its Chief Strategy Officer and Director to occupy that seat; Dr. Jiang is also one of the Company’s largest shareholders, owning 12.8% of the Company. For more information about the Service Agreement and Note, please refer to the current reports on Form 8-K filed on June 21, 2022.

BLEX 404, a new drug under clinical development covered by the Service Agreement, is extracted from Maitake mushroom (Grifola frondosa), an edible mushroom. Its immunological effects and the safety have been demonstrated in two Phase I/II clinical studies performed at Memorial Sloan Kettering Cancer Center (MSKCC) with breast cancer and myelodysplastic syndromes (MDS) patients.

Market Distribution Strategy

We focus primarily on developing botanical drugs, which are intended for use in the diagnosis, cure, mitigation or treatment of disease in humans. Together with our strategic partners, we plan to market, distribute and sell our drug products internationally once those drug candidates comply with the local authorities regulating drugs and foods. Currently, many countries follow the International Council for Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use (the “ICH”) guidelines that are published by European Medicines to provide guidance on quality and safety of pharmaceutical development and new drug commercialization in Japan, the United States and Europe. All of our drug candidates first go through the United States FDA process for new drug development first and then seek regulatory approval from regulators equivalent to the FDA in the jurisdictions where we plan to distribute those candidates.

Intellectual Property

The new drug candidates are dependent on or are the subject of the following patents and patent applications.

No.	Status	Patent No.	Patent Starting Date	Patent Expiration Date	Patent Name	Territory	Patent Owner (1) (2)
1	granted	DE202007003503 U1	8/23/2007	9/20/2026	Novel Polygalatenosides and use thereof as an antidepressant agent	Germany	MPITDC
2	granted	7531519	5/12/2009	9/20/2026	Novel Polygalatenosides and use thereof as an antidepressant agent	The U.S.	MPITDC
3	granted	4620652	11/20/2006	11/19/2026	Novel Polygalatenosides and use thereof as an antidepressant agent	Japan	MPITDC
4	granted	I 314453	9/21/2006	9/20/2026	Novel Polygalatenosides and use thereof as an antidepressant agent	Taiwan	MPITDC
5	granted	I389713	3/21/2013	10/13/2030	Cross-linked oxidized hyaluronic acid for use as a vitreous substitute (3)	Taiwan	NHRI
6	granted	US 8197849 B2	6/12/2012	8/30/2030	Cross-linked oxidized hyaluronic acid for use as a vitreous substitute	The U.S.	NHRI
7	granted	AU 2011/215775 B2	4/17/2014	2/9/2031	Cross-linked oxidized hyaluronic acid for use as a vitreous substitute	Australia	NHRI
8	granted	KR 10-1428898	8/4/2014	2/9/2031	Cross-linked oxidized hyaluronic acid for use as a vitreous substitute	Korea	NHRI
9	granted	CA 2786911 (C)	10/6/2015	2/10/2031	Cross-linked oxidized hyaluronic acid for use as a vitreous substitute	Canada	NHRI
10	granted	WO2011100469 A1	N/A(4)	N/A(4)	Cross-linked oxidized hyaluronic acid for use as a vitreous substitute	PCT	NHRI
11	granted	EP 2534200	4/8/2015	2/9/2031	Cross-linked oxidized hyaluronic acid for use as a vitreous substitute	European Union (Germany, United Kingdom, France, Switzerland, Spain, Italy)	NHRI
12	granted	特許第 5885349號	2/9/2011	2/9/2031	Cross-linked oxidized hyaluronic acid for use as a vitreous substitute	Japan	NHRI

13	granted	ZL 201180005494.7	12/24/2014	2/9/2031	Cross-linked oxidized hyaluronic acid for use as a vitreous substitute(3)	China	NHRI
14	granted	HK1178188	3/6/2015	6/21/2030	Cross-linked oxidized hyaluronic acid for use as a vitreous substitute(3)	Hong Kong (5)	NHRI
15	granted	US 16/936,032	9/4/2020	9/4/2040	Polygala extract for the treatment of major depressive disorder	US	BioLite
16	granted	TW I821593	11/1/2023	7/22/2040	Polygala extract for the treatment of major depressive disorder	Taiwan	BioLite
17	granted	US17/120,965	12/20/2020	12/20/2040	Polygala Extract for the Treatment of Attention Deficit Hyperactive Disorder	U.S.	BioLite
18	granted	TW 110106546	2/24/2021	2/24/2041	Polygala Extract for the Treatment of Attention Deficit Hyperactive Disorder	Taiwan	BioLite
19	granted	TW I792427	02/11/2023	07/19/2041	Storage Media For Preservation of Corneal Tissue	Taiwan	NHRI
20	granted	AU2021314052B2	04/09/2024	04/09/2041	Polygala Extract for the Treatment of Major Depressive Disorder	Australia	BioLite
21	applied	202180001626. 2			Polygala Extract for the Treatment of Major Depressive Disorder	China
22	applied	特願 2023502736			Polygala Extract for the Treatment of Major Depressive Disorder	Japan
23	applied	21 846 424.6			Polygala Extract for the Treatment of Major Depressive Disorder	Europe
24	applied	110106546			Polygala Extract for the Treatment of Attention-Deficient and Hyperactivity Disorder	Taiwan
25	applied	202180001615. 4			Polygala Extract for the Treatment of Attention-Deficient and Hyperactivity Disorder	China
26	applied	特願 2023536203			Polygala Extract for the Treatment of Attention-Deficient and Hyperactivity Disorder	Japan
27	applied	21 907 345.9			Polygala Extract for the Treatment of Attention-Deficient and Hyperactivity Disorder	Europe
28	applied	2021403197			Polygala Extract for the Treatment of Attention-Deficient and Hyperactivity Disorder	Australia

(1)	“MPITDC” stands for Medical and Pharmaceutical Industry Technology and Development Center, Taiwan.

(2)	“NHRI” stands for National Health Research Institutes, Taiwan.

(3)	The patent name is translated into English and the original patent name is written as “交联氧化透明质酸作为眼球玻璃体之替代物.”

(4)	The starting date and expiration date of patents under PTC are subject to the laws of the specific participating jurisdiction where the patent application is filed. We have subsequently submitted such patent to the jurisdictions listed in No.22 herein above.

(5)	NHRI has obtained standard patent in Hong Kong based on the registration of the patent (listed as No.24 herein) granted by the State Intellectual Property Office, People’s Republic of China.

Corporate History and Structure

ABVC was incorporated under the laws of the State of Nevada on February 6, 2002 and has three wholly-owned Subsidiaries: BriVision, BioLite Holding, Inc. and BioKey, Inc. BriVision was incorporated in July 2015 in the State of Delaware and is in the business of developing pharmaceutical products in North America.

BioLite Holding was incorporated under the laws of the State of Nevada on July 27, 2016, with 500,000,000 shares authorized, par value $0.0001. Its key Subsidiaries include BioLite BVI, Inc. (“BioLite BVI”) that was incorporated in the British Virgin Islands on September 13, 2016 and BioLite Inc. (“BioLite Taiwan”), a Taiwanese corporation that was founded in February 2006. BioLite Taiwan has been in the business of developing new drugs for over twelve years. Certain shareholders of BioLite Taiwan exchanged approximately 73% of equity securities in BioLite Taiwan for the Common Stock in BioLite Holding in accordance with a share purchase/ exchange agreement (the “Share Purchase/ Exchange Agreement”). As a result, BioLite Holding owns via BioLite BVI approximately 73% of BioLite Taiwan. The other shareholders who did not enter this Share Purchase/ Exchange Agreement retain their equity ownership in BioLite Taiwan.

Incorporated in California on November 20, 2000, BioKey has chosen to initially focus on developing generic drugs to ride the opportunity of the booming industry.

Upon closing of the Mergers on February 8, 2019, BioLite and BioKey became two wholly-owned subsidiaries of ABVC.

In November 2023, the Company and one of its subsidiaries, BioLite, Inc. (“BioLite”) each entered into a multi-year, global licensing agreement with AiBtl BioPharma Inc. (“AIBL”) for the Company and BioLite’s CNS drugs with the indications of MDD (Major Depressive Disorder) and ADHD (Attention Deficit Hyperactivity Disorder) (the “Licensed Products”). The license covers the Licensed Products’ clinical trial, registration, manufacturing, supply, and distribution rights. The parties are determined to collaborate on the global development of the Licensed Products. The parties are also working to strengthen new drug development and business collaboration, including technology, interoperability, and standards development. As per each of the respective agreements, each of ABVC and BioLite received 23 million shares of AIBL stock at $10 per share, and if certain milestones are met, each may receive $3,500,000 and royalties equaling 5% of net sales, up to $100 million. Upon the issuance of the shares, AIBL became a subsidiary of ABVC.

The following chart illustrates the corporate structure of ABVC:

Effective March 5, 2022, the Company’s Board for Directors approved amending the Company’s Bylaws to remove Section 2.8, which permitted cumulative voting for directors since cumulative voting is specifically prohibited by our Articles of Incorporation. Since it is not otherwise stated in our Articles of Incorporation or Bylaws, directors shall be elected by a plurality of the votes cast at the election, as provided in the Nevada Revised Statutes.

Effective March 14, 2024, the Company’s Board for Directors approved amending the Company’s Bylaws to amend Section 2.8 of the Company’s Bylaws to revise the number of shares needed to establish a quorum at shareholder meetings. The Amendment changes the quorum requirement from a majority to 33-1/3% of the votes entitled to be cast on a matter.

Competition

The healthcare industry is highly competitive and subject to significant and rapid technological change as researchers learn more about diseases and develop new technologies and treatments. Significant competitive factors in our industry include product efficacy and safety; quality and breadth of an organization’s technology; skill of an organization’s employees and its ability to recruit and retain key employees; timing and scope of regulatory approvals; the average selling price of products; the availability of raw materials and qualified manufacturing capacity; manufacturing costs; intellectual property and patent rights and their protection; and our capabilities of securing competent collaborators. Market acceptance of our current products and product candidates will depend on a number of factors, including: (i) potential advantages over existing or alternative therapies or tests, (ii) the actual or perceived safety of similar classes of products, (iii) the effectiveness of sales, marketing, and distribution capabilities, and (iv) the scope of any approval provided by the FDA or foreign regulatory authorities.

Since we are a small biopharmaceutical company compared to other companies that we may compete against, it is our intention to license our products to much larger pharmaceutical, specialty pharmaceutical and generic drug companies with the financial, technical and human resources to compete effectively in the markets we address.

We anticipate that our license partners will face intense and increasing competition when and as our new drug candidates enter the markets, as advanced technologies become available and as generic forms of currently branded products become available. Finally, the development of new treatment methods for the diseases we are targeting could render our products non-competitive or obsolete. There can be no assurance that any of our new drug candidates will be clinically superior or scientifically preferable to products developed or introduced by our competitors.

The following chart lists some, not all, of the biopharmaceutical companies that research, develop, commercialize, distribute or sell drugs that are in competition with our drug candidates.

Disease	Drug Name	Pharmaceutical Companies	Headquarters
Major Depressive Disorder	Cymbalta oral	Eli Lilly and Co., Inc.	IN
	Lexapro oral	Forest Laboratories, Inc.	NJ
		Pfizer Pharmaceuticals, Inc.	CT

Attention-Deficit	Adderall XR	Shire Development LLC	MA
Hyperactivity Disease	Ritalin	Novartis Pharmaceuticals Corporation	NJ
	Dexedrine	Amedra Pharmaceuticals LLC	PA

Myelodysplastic	Vidaza	Celgene Corporation	NJ
Syndromes	Dacogen	Astex Pharmaceuticals, Inc.	CA

Triple Negative Breast Cancer	Avastin	Genentech, Inc.	CA
	Erbitux (Cetuximab)	ImClone Systems Incorporated	NY

Pancreatic Cancer	Abraxane, Abraxis BioScience LLC	Los Angeles	CA
	Novartis Pharma Stein AG	Stein	Switzerland

Vitargus for the treatments	Alcon Laboratories, Inc.	Fort Worth	TX
of Retinal Detachment or Vitreous Hemorrhage	Arcadophta	Toulouse	France

Government Regulations

Currently, we are focusing on the research and development of six therapeutic candidates in the fields of CNS, oncology/hematology and autoimmune, for which regulatory approval must be received before we can commence marketing. In addition, our cGMP facility is subject to review by the FDA. Regulatory approval processes and FDA regulations for ABVC’s current and any future product candidates are discussed below.

Approval Process for Pharmaceutical Products

FDA Approval Process for Pharmaceutical Products

In the U.S., pharmaceutical products are subject to extensive regulation by the FDA. The Federal Food, Drug and Cosmetic Act (the “FDC Act”), and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending NDAs, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties, and criminal prosecution. Pharmaceutical product development in the U.S. typically involves the performance of satisfactory nonclinical, also referred to as pre-clinical, laboratory and animal studies under the FDA’s Good Laboratory Practice, or GLP, regulation, the development and demonstration of manufacturing processes, which conform to FDA mandated current good manufacturing requirements, or cGMPs, including a quality system regulating manufacturing, the submission and acceptance of an IND application, which must become effective before human clinical trials may begin in the U.S., obtaining the approval of Institutional Review Boards, or IRBs, at each site where we plan to conduct a clinical trial to protect the welfare and rights of human subjects in clinical trials, adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug for each indication for which FDA approval is sought, and the submission to the FDA for review and approval of an NDA. Satisfaction of FDA requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity, and novelty of the product or disease.

Pre-clinical tests generally include laboratory evaluation of a product candidate, its chemistry, formulation, stability and toxicity, as well as certain animal studies to assess its potential safety and efficacy. Results of these pre-clinical tests, together with chemistry, manufacturing controls and analytical data and the clinical trial protocol, which details the objectives of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated, along with other requirements must be submitted to the FDA as part of an IND, which must become effective before human clinical trials can begin. The entire clinical trial and its protocol must be in compliance with what are referred to as good clinical practice, or GCP, requirements. The term, GCP, is used to refer to various FDA laws and regulations, as well as international scientific standards intended to protect the rights, health and safety of patients, define the roles of clinical trial sponsors and assure the integrity of clinical trial data.

An IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the intended conduct of the trials and imposes what is referred to as a clinical hold. Pre-clinical studies generally take several years to complete, and there is no guarantee that an IND based on those studies will become effective, allowing clinical testing to begin. In addition to FDA review of an IND, each medical site that desires to participate in a proposed clinical trial must have the protocol reviewed and approved by an independent IRB or Ethics Committee, or EC. The IRB considers, among other things, ethical factors, and the selection and safety of human subjects. Clinical trials must be conducted in accordance with the FDA’s GCP requirements. The FDA and/or IRB may order the temporary, or permanent, discontinuation of a clinical trial or that a specific clinical trial site be halted at any time, or impose other sanctions for failure to comply with requirements under the appropriate entity jurisdiction.

Clinical trials to support NDAs for marketing approval are typically conducted in three sequential phases, but the phases may overlap.

In Phase I clinical trials, a product candidate is typically introduced either into healthy human subjects or patients with the medical condition for which the new drug is intended to be used. The main purpose of the trial is to assess a product candidate’s safety and the ability of the human body to tolerate the product candidate. Phase I clinical trials generally include less than 50 subjects or patients.

During Phase 2 trials, a product candidate is studied in an exploratory trial or trials in a limited number of patients with the disease or medical condition for which it is intended to be used in order to: (i) further identify any possible adverse side effects and safety risks, (ii) assess the preliminary or potential efficacy of the product candidate for specific target diseases or medical conditions, and (iii) assess dosage tolerance and determine the optimal dose for Phase III trials.

Phase III trials are generally undertaken to demonstrate clinical efficacy and to further test for safety in an expanded patient population with the goal of evaluating the overall risk-benefit relationship of the product candidate. Phase III trials are generally designed to reach a specific goal or endpoint, the achievement of which is intended to demonstrate the candidate product’s clinical efficacy and adequate information for labeling of the approved drug.

The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the FDA’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of NDAs. Most applications for standard review drug products are reviewed within ten months; most applications for priority review drugs are reviewed within six months. Priority review can be applied to drugs that the FDA determines offer major advances in treatment, or provide a treatment where no adequate therapy exists. The review process for both standard and priority review may be extended by the FDA for three additional months to consider certain late-submitted information, or information intended to clarify information already provided in the submission. The FDA may also refer applications for novel drug products, or drug products which present difficult questions of safety or efficacy, to an advisory committee — typically a panel that includes clinicians and other experts — for review, evaluation, and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, the FDA will inspect the facility or the facilities at which the drug is manufactured. The FDA will not approve the product unless compliance with cGMPs is satisfactory and the NDA contains data that provide substantial evidence that the drug is safe and effective in the indication studied.

After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. If and when those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require a risk evaluation and mitigation strategy, or REMS, to help ensure that the benefits of the drug outweigh the potential risks.

REMS can include medication guides, communication plans for healthcare professionals, and elements to assure safe use, or ETASU. ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the drug. Moreover, product approval may require substantial post-approval testing and surveillance to monitor the drug’s safety or efficacy. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

Post-Approval Regulations

Even if a product candidate receives regulatory approval, the approval is typically limited to specific clinical indications. Further, even after regulatory approval is obtained, subsequent discovery of previously unknown problems with a product may result in restrictions on its use or even complete withdrawal of the product from the market. Any FDA-approved products manufactured or distributed by us are subject to continuing regulation by the FDA, including record-keeping requirements and reporting of adverse events or experiences. Further, drug manufacturers and their subcontractors are required to register their establishments with the FDA and state agencies, and are subject to periodic inspections by the FDA and state agencies for compliance with cGMPs, which impose rigorous procedural and documentation requirements upon us and our contract manufacturers. ABVC cannot be certain that ABVC or its present or future contract manufacturers or suppliers will be able to comply with cGMPs regulations and other FDA regulatory requirements. Failure to comply with these requirements may result in, among other things, total or partial suspension of production activities, failure of the FDA to grant approval for marketing, and withdrawal, suspension, or revocation of marketing approvals.

If the FDA approves one or more of our product candidates, ABVC must provide certain updated safety and efficacy information. Product changes, as well as certain changes in the manufacturing process or facilities where the manufacturing occurs or other post-approval changes may necessitate additional FDA review and approval. The labeling, advertising, promotion, marketing and distribution of a drug must be in compliance with FDA and Federal Trade Commission, or FTC, requirements which include, among others, standards and regulations for direct-to-consumer advertising, off-label promotion, industry sponsored scientific and educational activities, and promotional activities involving the Internet. The FDA and FTC have very broad enforcement authority, and failure to abide by these regulations can result in penalties, including the issuance of a warning letter directing us to correct deviations from regulatory standards and enforcement actions that can include seizures, fines, injunctions and criminal prosecution.

Foreign Regulatory Approval

Outside of the U.S., ABVC’s ability to market our product candidates will be contingent also upon its receiving marketing authorizations from the appropriate foreign regulatory authorities, whether or not FDA approval has been obtained. The foreign regulatory approval process in most industrialized countries generally encompasses risks similar to those ABVC will encounter in the FDA approval process. The requirements governing conduct of clinical trials and marketing authorizations, and the time required to obtain requisite approvals, may vary widely from country to country and differ from those required for FDA approval.

ABVC will be subject to additional regulations in other countries in which we market, sell and import our products, including Canada. ABVC or its distributors must receive all necessary approvals or clearance prior to marketing and/or importing our products in those markets.

Other Regulatory Matters

Manufacturing, sales, promotion and other activities following product approval are also subject to regulation by numerous regulatory authorities in addition to the FDA, including, in the U.S., the Centers for Medicare & Medicaid Services, other divisions of the Department of Health and Human Services, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety &Health Administration, the Environmental Protection Agency and state and local governments. In the U.S., sales, marketing and scientific/educational programs must also comply with state and federal fraud and abuse laws. Pricing and rebate programs must comply with the Medicaid rebate requirements of the U.S. Omnibus Budget Reconciliation Act of 1990 and more recent requirements in the Health Care Reform Law, as amended by the Health Care and Education Affordability Reconciliation Act, or ACA. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. The handling of any controlled substances must comply with the U.S. Controlled Substances Act and Controlled Substances Import and Export Act. Products must meet applicable child-resistant packaging requirements under the U.S. Poison Prevention Packaging Act. Manufacturing, sales, promotion and other activities are also potentially subject to federal and state consumer protection and unfair competition laws.

The distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive recordkeeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

The failure to comply with regulatory requirements subjects firms to possible legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in criminal prosecution, fines, imprisonment or other penalties, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of product approvals, or refusal to allow a firm to enter into supply contracts, including government contracts. In addition, even if a firm complies with FDA and other requirements, new information regarding the safety or effectiveness of a product could lead the FDA to modify or withdraw product approval. Prohibitions or restrictions on sales or withdrawal of future products marketed by us could materially affect our business in an adverse way.

Changes in regulations, statutes or the interpretation of existing regulations could impact our business in the future by requiring, for example: (i) changes to our manufacturing arrangements; (ii) additions or modifications to product labeling; (iii) the recall or discontinuation of our products; or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business.

Employees

As of December 31, 2023, we, including the subsidiaries, have 19 employees, 16 of which are full-time, located in the U.S. and Taiwan.

Functional Area	Number of Employees
Senior management	4
Research and development	9
Administration	2
Accounting	4
Total	19

ABVC believes that it maintains a good working relationship with its employees. ABVC offers its employees competitive benefits, including a pleasant and rewarding work environment, career-oriented training, and career growth opportunities. ABVC believes its employees are devoted to delivering superb services. ABVC did not experience any significant labor disputes.

Legal Proceedings

From time to time ABVC and its Subsidiaries may become involved in legal proceedings and claims, or be threatened with other legal actions and claims, arising in the ordinary course of business relating to its intellectual property, product liability, regulatory compliance and/or marketing and advertising of its products. As of the date of this prospectus, ABVC and its Subsidiaries were not involved or threatened with any legal actions and regulatory proceedings.

Environment

ABVC seeks to comply with all applicable statutory and administrative requirements concerning environmental quality. Expenditures for compliance with federal state and local environmental laws have not had, and are not expected to have, a material effect on ABVC’s capital expenditures, results of operations or competitive position.

Properties

Our Subsidiary BioLite has its laboratories located in Hsinchu Biomedical Science Park, with an address of 20, Sec. 2, Shengyi Rd., 2nd Floor, Zhubei City, Hsinchu County 302, Taiwan (R.O.C.). On January 1, 2015, BioLite Taiwan entered into a lease agreement with the National Science Park Administrative Office (Hsinchu City) under which it rents two dormitory buildings in Hsinchu County, Taiwan for a period of five years. The aggregate leasing area amounts to approximately 678 square meters (equivalent to approximately 7,298 square feet) on the second floor of the building. The leased space counts for approximately 1.9% of the total space of the building. On January 1, 2020, BioLite Taiwan extended the contract for another five years. The new expiration date is on December 31, 2024. The rent increases by a small percentage each year during the term of the lease agreement. BioLite paid $50,572 and $60,104 in rental expense for the laboratory space for the years ended December 31, 2023 and 2022, respectively.

Another subsidiary BioKey is headquartered in Fremont, California. BioKey’s office lease will end on February 28, 2026 and the office occupies approximately 28,186 square feet. BioKey’s space consists of offices, research and production laboratories, and manufacturing facilities, which are GMP certified. BioKey has an option to extend the lease for its offices in Fremont for a period of five years commencing February 28, 2026, and BioKey may exercise this option for 5 more years. The total BioKey’s rental expenses were $353,466 and $328,051 for the years ended December 31, 2023 and 2022, respectively.

MANAGEMENT

We are currently negotiating the compensation terms of Leeds Chow’s employment agreement; due to disagreements regarding salaries due and payable, Mr. Chow has informed the Company that he is suspending his work as CFO. The disagreement relates solely to salary owed and payable to Mr. Chow and is not the result of any disagreements with the Company on any matter related to the Company’s disclosures in its public filings. The Company’s CEO, Uttam Patil, will assume the duties of interim Chief Financial Officer until the parties settle the disagreement and Mr. Chow resumes his position as CFO.

The following table sets forth as of the date of this prospectus, the name, age, and position of each executive officer and director and the term of office of each such person.

Name	Age	Title
Eugene Jiang	37	Chairman of the Board and Chief Business Officer (“CBO”)
Dr. Uttam Patil	38	Chief Executive Officer (“CEO”), Interim CFO
Leeds Chow	34	Chief Financial Officer (“CFO”) - Deferred
Dr. Tsung-Shann (T.S.) Jiang	69	Chief Strategy Officer (“CSTRO”) and Director
Dr. Tsang Ming Jiang	62	Director
Dr. Chang-Jen Jiang	67	Director
Norimi Sakamoto	52	Independent Director
Yen-Hsin Chou	42	Independent Director
Hsin-Hui Miao	56	Independent Director
Yoshinobu Odaira	75	Independent Director
Che-Wei Hsu	42	Independent Director
Shuling Jiang	67	Director
Yu-Min (Francis) Chung	58	Independent Director
Dr. Chi-Hsin (Richard) King	74	Chief Scientific Officer (“CSO”)

Set forth below is certain biographical information regarding each of our directors and executive officers as of the date of this prospectus.

Eugene Jiang, Chairman, has served as our CEO and President since the Company’s inception in July 2015 until he resigned on September 15, 2017. He remains the Chairman of the Board. He also serves as our CBO since September 2019 and serves as the CBO of BioKey, Inc. since 2019. Mr. Jiang also serves as Director for BioLite Incorporation since June 2015 and as Director for BioFirst Corp. since 2012. He also serves as CEO for Genepro Investment Company since March 2010. Mr. Jiang obtained a PMBA degree from National Taiwan University in 2017 and an EMBA degree from the University of Texas in Arrington in 2010. And in 2009, Mr. Jiang received a bachelor’s degree in Physical Education from Fu-Jen Catholic University.

Dr. Uttam Patil, CEO, was appointed as the Company’s Chief Executive Officer on June 21, 2023. Dr. Patil has served as the Chief Operating and Scientific Officer of the Company’s subsidiary, BioKey, Inc. since May 2023; he also works for Rgene Corporation (a related party), as the R&D Manager since May 2023, after being promoted from Project Manager, to which he serves from August 2022 to May 2023. Prior to that, Dr. Patil was a Post-Doctoral Research Fellow at NTNU from March 2020 to July 2022. In 2019, Dr. Patil received the “Platinum Award” for an Oral Presentation on the topic, “Nucleobase Functionalized Single-Walled Carbon Nanotubes Hybridization with Single-Stranded DNA” at a Workshop on Organic Chemistry for Junior Chemists held in South Korea. Dr. Patil received his Ph.D. in Chemistry from National Tsing Hua University and a Masters in Analytical Chemistry from Pune University, as well as a Bachelors in industrial chemistry from Pune University.

Leeds Chow, was appointed as the Company’s Chief Financial Officer and Principal Accounting Officer on September 4, 2022, but has currently suspended his duties. He has served as a Financial Controller of the Company from March 2021 to August 2022. Mr. Chow has over 12 years of experience in Audit and Financing Industry. He has served as the finance manager in a family office, in charge of managing investment portfolios, handling financial and operating aspects. He has also worked in a local investment company in Hong Kong, serving as a financial advisor during the Hong Kong Initial Public Offering process, as well as preparing opinion letters as an independent financial advisor for transactions for Hong Kong listed companies. Mr. Chow graduated in University of California, Santa Barbara, with a Bachelor of Arts degree, majoring in Business Economics with Accounting Emphasis.

Dr. T.S. Jiang, Chief Strategy Officer and Director, has served as the Company’s Chief Strategy Officer since September 2019. Dr. Jiang serves as the CEO of Biokey, Inc. since December 2021, as a director of BioFirst Corp. since 2013, and has been the CEO and chairman of BioLite, Inc., a subsidiary of BioLite BVI, Inc., since January 2010. Prior to BioLite, Dr. Jiang served as the president and/or chairman of multiple biotech companies in Taiwan, including PhytoHealth Corporation from 1998 to 2009 and AmCad BioMed Corporation from 2008 to 2009. In addition, Dr. Jiang is a director on various biotech associations, such as the Taiwan Bio Industry Organization (Taiwan) from 2006 to 2008 and the Chinese Herbs and Biotech Development Association in Taiwan from 2003 to 2006. Dr. Jiang was an assistant professor at University of Illinois from 1981 to 1987 and an associate professor at Rutgers, the State University of New Jersey from 1987 to 1990 and served as a professor at a few Taiwanese universities during a period from 1990 to 1993, such as National Taiwan University, National Cheng Kung University and Tunghai University. Dr. Jiang obtained his bachelor degree in Engineering and Chemical Engineering from National Taiwan University in Taiwan in 1976, masters and Ph.D. from Northwestern University in the U.S. in 1981 and Executive Master of Business Administration (“EMBA”) from National Taiwan University in Taiwan in 2007. As a successful entrepreneur, Dr. Jiang has developed and commercialized PG2 Lyo Injection, a new drug to treat cancer related fatigue. From 1998 to 2009, Dr. T. S. Jiang served as President of Phyto Health Corporation where he led a project team to develop PG2 Injectable. This product was extracted, isolated and purified from a type of Traditional Chinese Medicine. PG2 Injection was intended for cancer patients who had trouble recovering from severe fatigue. Dr. Jiang oversaw and managed the R&D department, daily corporate operations and business of Phyto Health Corporation when he was the President. PG2 Lyo Injection received approval on its NDA from Taiwan Food and Drug Administration in 2010 and later was launched into the Taiwan market in 2012. We believe that Dr. Jiang provides leadership and technological guidance on our strategic development and operations.

Dr. Tsang Ming Jiang, Director, has served as a director of BioFirst Corp. since 2017 and as a technical director at Supermicro Computer, Inc. since August 2022. Dr. Jiang served as a technical director at the Industrial Technology Research Institute in Taiwan from February 2017 to July 2021. Prior to joining the Industrial Technology Research Institute as a technical director, Dr. Jiang worked at the Company as chief information officer from November 2016 to January 2017, Ericsson as engineering manager from 2013 to 2016 and the Industrial Technology Research Institute as deputy director from October 2011 to February 2013. In addition, Dr. Jiang worked at several other research institutes, including University of Alaska Fairbanks, National Taiwan University and Chung Cheng University, with his research interest in cloud computing and Internet security, especially in the areas of virtualization, software-defined data centers, SDN enabled networks and big data analytics. Dr. Jiang received his Bachelor of Science in electrical engineering in 1983 and Master of Science in electrical engineering in 1984, both from National Taiwan University, and his Ph.D. in electrical engineering and computer science from University of Illinois at Chicago in 1988. Dr. Tsang Ming Jiang is a brother of Dr. Tsung-Shann Jiang, who together with his wife collectively owns 80% of Lion Arts Promotion, Inc. which has approximately 69.3% of ownership interest in the Company through YuanGene Corporation, a wholly-owned subsidiary of Lion Arts Promotion, Inc.

Dr. Chang-Jen Jiang, Director, has served as a director of BioLite Inc. since 2013 and as a director of BioFirst Corp. since 2015. Dr. Jiang has been a pediatrician at the department of pediatrics of Eugene Women and Children Clinic since 2016. Previously, Dr. Chang-Jen worked as an attending doctor at the department of pediatrics of Keelung Hospital, the Ministry of Health and Welfare in Taiwan from 1994 to 2009. Before his position at Keelung Hospital, he was a chief doctor at the department of pediatrics, hematology and oncology of Mackay Memorial Hospital in Taiwan for three years until 1994. Dr. Chang-Jen Jiang obtained his doctor of medicine degree (the Taiwanese equivalent degree of MD) from Taipei Medical University in Taiwan in 1982 and started his career in Mackay Memorial Hospital. We believe that the Company will benefit from Dr. Jiang’s knowledge in biology and experiences in medical practice.

Norimi Sakamoto, Director, currently serves a director at Shogun Maitake Canada Co., Ltd. from June 2016. Ms. Sakamoto served as the chief executive officer of MyLife Co., Ltd. from June 2013 to March 2020. Ms. Sakamoto started her career in 1997 from Sumitomo Corporation Hokkaido Co., Ltd. in Japan. Ms. Sakamoto received her Bachelor Degree of Arts in travel and tourism from Davis and Elkins College in 1993 and Master of Science in urban studies from the University of New Orleans in 1995.

Yen-Hsin Chou, Director, has served as a financial specialist at Mega Bank since 2011. Ms. Chou’s responsibilities primarily include customer services and financial consultations. Ms. Chou received a Bachelor Degree in finance and economics from Yuan Ze University School of Economics in 2010.

Hsin-Hui Miao, Director, served as counter manager at Yueh Shan Chi Cram School from August 2021 to May 2022. From August 1988 to July 2021, Ms. Miao was a kindergarten teacher and also severed as the leader of general affairs team at the affiliated high school of Tunghai University, Kindergarten Division. Ms. Miao received her Bachelor Degree of Education from Taichung University of Education in 1998.

Yoshinobu Odaira, Director, was elected as a director on our Board of Directors on February 8, 2019. He is an entrepreneur and has founded a number of Japanese agricultural companies, including Yukiguni Maitake, our licensing partner. In 1983, Mr. Odaira established Yukiguni Maitake, which became a public company in Japan in 1994. In 2015, Bain Capital Private Equity purchased Yukiguni Maitake through a tender offer. In addition to his success with Yukiguni Maitake, Mr. Odaira served as the CEO of Yukiguni Shoji Co., Ltd. since 1988, as the CEO of Odaira Shoji Co., Ltd. from 1989 and as a director of Shogun Maitake Japan Co., Ltd. since June 1989. In 2015, Mr. Odaira founded two new companies, Shogun Maitake Canada Co., Ltd. in Canada and Odaira Kinoko Research Co., Ltd. in Japan. Mr. Odaira has served as the CEO and director of Shogun Maitake Canada Co., Ltd. since June 2016. Mr. Odaira served as a director of BioLite Inc. from February 2019 to April 2019. Yoshinobu Odaira graduated from the Ikazawa Junior High School in 1963. We believe that we will benefit from Mr. Odaira’s successful business experience.

Che Wei Hsu, Director, is currently employed as a clerk by Chunghwa Post Co., Ltd. since August 2016; previously she was a teacher in a Junior High School. Ms. Hsu received a Bachelor Degree from Tunghai University School of Chinese Literature in 2004.

Shuling Jiang, Director, has served as a director for various companies, including BioLite, Inc. and BioFirst Corp, , since 2017 and started to serve as Managing Director for Biokey, Inc. in 2022. Ms. Jiang received a Bachelor Degree from National Taiwan Normal University School of Music in 1978 and a Master Degree from Northwestern University School of Music in 1983.

Yu-Min (Francis) Chung, Director, was a Partner at Maxpro Ventures, an investment firm in Taiwan focused on breakthrough biomedical technology companies, from July 2018 to May 2022. Prior to that, he served as Vice President at TaiAn Technology, which is a biotechnology service company and a management company for biotechnology venture capital funds in Taiwan, from June 2016 to June 2018. Mr. Chung received his Bachelor’s Degree of Science in Chemistry from National Taiwan University in 1987, Master’s Degree in Business Administration from National Taiwan University in 2006, and Ph.D. in Pharmacy from University of Iowa in 1995.

Significant Employees

The following are employees who are not executive officers, but who are expected to make significant contributions to our business:

Dr. Chi-Hsin Richard King, CSO. Effective September 15, 2017, the Board appointed Dr. Chi-Hsin Richard King as the CSO of the Company. Dr. Chi-Hsin Richard King, 71, retired since July 2017. He served as the consultant at TaiGen Biotechnology Co. Ltd (“TaiGen”), a Taiwan company in the biotechnology business, from August 2016 to July 2017, the Senior Vice President at TaiGen from July 2008 to August 2016 and as the Vice President at Research and Development of TaiGen from June 2005 to July 2008. Dr. King served as the Director at Albany Molecular Research Inc. (“AMRI”), a New York corporation, from January 2003 to June 2005, the Assistant Director at Medicinal Chemistry Department of AMRI from January 2000 to December 2002 and the Assistant Director at Chemical Development Department of AMRI from August 1997 to January 2000. Dr. King received the Ph.D. degree of bio-organic chemistry from University of Utah in 1980, and B.S. degree of chemistry from National Taiwan Normal University in 1972.

Family Relationships

There are no family relationships among the executive officers and directors of the Company, except that Dr. Tsang Ming Jiang, Dr. Tsung-Shann Jiang and Dr. Chang-Jen Jiang are brothers, Mr. Eugene Jiang is Dr. Tsung-Shann Jiang’s son, and the marital relationship between Yoshinobu Odaira and Norimi Sakamoto and between Shuling Jiang and Dr. Jiang.

Legal Proceedings

Involvement in Certain Legal Proceedings

During the past ten years, none of our current directors, executive officers, promoters, control persons, or nominees has been:

●	the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or any Federal or State authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

●	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

●	the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (a) any Federal or State securities or commodities law or regulation; (b) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (c) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Unless disclosed otherwise, we are currently not a party to any material legal or administrative proceedings and are not aware of any pending legal or administrative proceedings against us. We may from time to time become a party to various legal or administrative proceedings arising in the ordinary course of our business.

Director Independence

The NASDAQ Rules require that a majority of the Board be independent. The Board consists of 11 directors, of which nine are non-management directors. Each year the Board reviews the materiality of any relationship that each of our directors has with the Company, either directly or indirectly. No member of the Board has any relationship or arrangement that would require disclosure under Item 404 of Regulation S-K. For additional information see “Certain Relationships and Related-Party Transactions” in this report. Based on this review, the Board has determined that the following current directors are “independent directors” as defined by the NASDAQ Rules: Messrs. Odaira and Chung and Mses. Sakamoto, Chou and Miao.

Each director who is a member of the Audit and Finance Committee, Compensation Committee and Nominating and Corporate Governance Committee is an independent director.

Board Committees

Audit Committee. The Audit Committee of the Board of Directors currently consists of Ms. Chou, Yen-Hsin (Chair), Ms. Miao, Hsin-Hui, and Ms. Hsu, Che-Wei. The functions of the Audit Committee include the retention of our independent registered public accounting firm, reviewing and approving the planned scope, proposed fee arrangements and results of the Company’s annual audit, reviewing the adequacy of the Company’s accounting and financial controls and reviewing the independence of the Company’s independent registered public accounting firm. The Board has determined that Ms. Chou, Ms. Miao and Ms. Hsu are each an “independent director” under the listing standards of The NASDAQ Stock Market. The Board of Directors has also determined Ms. Chou is an “audit committee financial expert” within the applicable definition of the SEC. The Audit Committee is governed by a written charter approved by the Board of Directors, a copy of which is available on our website at www.abvcpharma.com. Information contained on our website are not incorporated by reference into and do not form any part of this reports. We have included the website address as a factual reference and do not intend it to be an active link to the website.

Compensation Committee. The Compensation Committee of the Board of Directors currently consists of Ms. Norimi Sakamoto (Chair), Ms. Miao, Hsin-Hui, and Ms. Hsu, Che-Wei. The functions of the Compensation Committee include the approval of the compensation offered to our executive officers and recommending to the full Board of Directors the compensation to be offered to our directors, including our Chairman. The Board has determined that Ms. Sakamoto, Ms. Miao and Ms. Hsu are each an “independent director” under the listing standards of The NASDAQ Stock Market LLC. In addition, the members of the Compensation Committee qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee is governed by a written charter approved by the Board of Directors, a copy of which is available on our website at www.abvcpharma.com. Information contained on our website are not incorporated by reference into and do not form any part of this report. We have included the website address as a factual reference and do not intend it to be an active link to the website.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee of the Board of Directors consists of Mr. Yoshinobu Odaira (Chair), Ms. Miao, Hsin-Hui, and Ms. Hsu, Che-Wei, each of whom is an independent director under Nasdaq’s listing standards. The corporate governance and nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The corporate governance and nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the Corporate Governance and Nominating Committee Charter, generally provide that persons to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;

●	should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The corporate governance and nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The board of directors will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of shareholders (or, if applicable, a special meeting of shareholders). Our shareholders that wish to nominate a director for election to the Board should follow the procedures set forth in our bylaws. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Board Leadership Structure and Role in Risk Oversight

We have two separate individuals serving as our CEO and Chairman. Our Board of Directors, or the Board, is primarily responsible for overseeing our risk management processes on behalf of our company. The Board receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. In addition, the Board focuses on the most significant risks facing our company and our company’s general risk management strategy, and also ensures that risks undertaken by our company are consistent with the board’s appetite for risk. While the Board oversees our company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

Code of Ethics

We adopted a code of ethics, a copy of which is attached herein as Exhibit 14.1. The Code of Ethics applies to all of our employees, officers and directors. This Code constitutes a “code of ethics” as defined by the rules of the SEC. Copies of the code may be obtained free of charge from our website, www.abvcpharma.com. Any amendments to, or waivers from, a provision of our code of ethics that applies to any of our executive officers will be posted on our website in accordance with the rules of the SEC.

Indemnification

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.7502 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to Wyoming law, we are informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

The following tables set forth, for each of the last two completed fiscal years of us, the total compensation awarded to, earned by or paid to any person who was a principal executive officer during the preceding fiscal year and every other highest compensated executive officers earning more than $100,000 during the last fiscal year (together, the “Named Executive Officers”). The tables set forth below reflect the compensation of the Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(7)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Howard Doong (1)	2022	200,000			248,386				448,386
	2023	95,000			-				95,000

Leeds Chow (2)	2022	130,000			-				130,000
	2023	180,000			-				180,000

Tsung-Shann Jiang (3)	2022	200,000			248,386				448,386
	2023	200,000			-				200,000

Richard Chi-Hsin King (4)	2022	200,000			248,386				448,386
	2023	90,556			-				90,556

Eugene Jiang (5)	2022	200,000			248,386				448,386
	2023	200,000			-				200,000

Chihliang An (6)	2022	133,333			248,386				381,719
	2023	-			-				-

Uttam Patil (1)	2022	-			-				-
	2023	-			-				-

(1)	Dr. Doong was appointed as the CEO on September 15, 2017. Dr. Doong later resigned from his position as the Company’s CEO on June 21, 2023. The Company’s board of directors appointed Dr. Uttam Patil to replace Dr. Doong as the Company’s CEO.

(2)	Mr. Chow was appointed as the CFO on September 4, 2022.

(3)	Dr. Jiang was appointed as the CSTRO on September 1, 2019. Dr. Jiang was also appointed as the Company’s CSO on June 15, 2023, to replace Dr. King, who resigned from his position as CSO.

(4)	Dr. King was appointed as the CSO on September 15, 2017. Dr. King later resigned from his position as the Company’s CSO on June 15, 2023. The Company’s board of directors appointed Dr. Jiang to replace Dr. King as the Company’s CSO.

(5)	Eugene Jiang was appointed as CBO on September 1, 2019.

(6)	Mr. An resigned from his positions as the Company’s CFO on September 4, 2022.

(7)	The weighted average grant date fair value of options granted during 2023 was $2.79, using the Black-Scholes option-pricing model. Accordingly, the Company recognized stock-based compensation expense of $1,635,709 for the year ended December 31, 2023. There were no options granted during 2023

Narrative Disclosure to Summary Compensation Table

Other than set out below, there are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive share options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that share options may be granted at the discretion of our board of directors.

Stock Option Plan

Our board approved and adopted the Amended and Restated 2016 Equity Incentive Plan on September 12, 2020 (the “Plan”), a copy of which is attached hereto as exhibit 10.17.

Grants of Plan-Based Awards

On April 16, 2022, the Company entered into stock option agreements with 5 directors, pursuant to which the Company granted options to purchase an aggregate of 761,920 shares of common stock under the Plan, as amended, at an exercise price of $3 per share. The options were vested at the grant date and become exercisable for 10 years from the grant date.

As of the date of this report, we have granted options under the Plan that can be exercised for an aggregate of 2,587,104 shares of Common Stock.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes outstanding unexercised options, unvested stocks and equity incentive plan awards held by each of our named executive officers, as of December 31, 2023:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Prices ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Been Issued (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Been Issued ($)
Howard Doong	85,715	10,715	-	2.00	Nov 20, 2031	-	-	-	-
	400,001	-	-	3.00	Oct 15, 2032
	152,384	-	-	3.00	Apr 16, 2033

Chihliang An	54,762	9,524	-	2.00	Nov 20, 2031
	233,334	-	-	3.00	Oct 15, 2032
	152,384	-	-	3.00	Apr 16, 2033

Tsung-Shann Jiang	34,105	-	-	2.00	Nov 20, 2031
	30,000	-	-	3.00	Oct 15, 2032
	152,384	-	-	3.00	Apr 16, 2033

Richard Chi-Hsin King	82,144	14,286	-	2.00	Nov 20, 2031
	316,667	-	-	3.00	Oct 15, 2032
	152,384	-	-	3.00	Apr 16, 2033

Eugene Jiang	72,418	12,193	-	2.00	Nov 20, 2031
	30,000	-	-	3.00	Oct 15, 2032
	152,384	-	-	3.00	Apr 16, 2033
Uttam Patil	-	-	-	-	-

Compensation of Directors

We did not pay stock options to directors in fiscal year 2023.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the board of directors or a committee thereof.

Employment Contracts

Dr. Uttam Patil has entered into an employment agreement (“Patil Employment Agreement”) with the Company on June 23, 2023, pursuant to which he shall receive the initial base salary by stock options in accordance with Company’s standard payroll practice. As of the date of this prospectus, Dr. Patil has yet to receive any stock options.

On September 4, 2022, the Board appointed Mr. Leeds Chow as the Company’s Chief Financial Officer (“CFO”) and Principal Accounting Officer effective from September 4, 2022 for a term of 3 years.

Dr. Chi-Hsin Richard King has entered into an employment agreements (“King Employment Agreement”) with the Company, pursuant to which he shall receive an annual base salary of $50,000. As of December 31, 2017, we paid Mr. King 10,416 shares of the Company’s common stock at a per share price of $1.60 as opposed to cash compensation. Under King Employment Agreement, Dr. King is employed as the CSO of the Company. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or grossly negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. In such case, the executive officer will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the executive officer’s right to all other benefits will terminate, except as required by any applicable law. We may also terminate an executive officer’s employment without cause upon one-month advance written notice. In such case of termination by us, we are required to provide compensation to the executive officer, including severance pay equal to 12 months of base salary. The executive officer may terminate the employment at any time with a one-month advance written notice if there is any significant change in the executive officer’s duties and responsibilities or a material reduction in the executive officer’s annual salary. In such case, the executive officer will be entitled to receive compensation equivalent to 12 months of the executive officer’s base salary. On August 21, 2019, all of the Board members present at the Meeting, unanimously reelected Dr. Richard King as the Chief Scientific Officer (“CSO”), which became effective on September 1, 2019 for a term of three years. On June 13, 2023, Dr. Richard King resigned from his position as the CSO. The Company’s board of directors appointed Dr. Jiang to replace Dr. Richard King as the CSO.

On August 21, 2019, all of the Board members present at the Meeting, except Eugene Jiang, appointed Mr. Eugene Jiang, the current Chairman of the Board, as the Chief Business Officer, effective since September 1, 2019 for a term of three years. Mr. Eugene Jiang excused himself from the discussion regarding his appointment as the Chief Business Officer of the Company during the Board meeting. The contract was renewed for another three years.

On August 21, 2019, all of the Board members present at the Meeting, except Dr. Tsung-Shann Jiang, reelected Dr. Tsung-Shann Jiang as the Chief Strategy Officer, effective since September 1, 2019 for a term of three years. Dr. Tsung-Shann Jiang excused himself from the discussion regarding his appointment as the Chief Strategy Officer of the Company during the Board meeting. The contract was renewed for another three years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of the date hereof (i) each person (or group of affiliated persons) who is known by us to own more than five percent (5%) of the outstanding shares of our Common Stock, (ii) each director, executive officer and director nominee, and (iii) all of our directors, executive officers and director nominees as a group.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of the date of the respective table. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of the date of the respective table is deemed to be outstanding for such person, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Unless otherwise noted, the business address of each beneficial owner listed is 44370 Old Warm Springs Blvd., Fremont, CA 94538. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

As of July 18, 2024, we had 12,051,823 shares of common stock issued and outstanding.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Dr. Uttam Patil	72,428	*
Eugene Jiang (1)	147,373	1.4%
Leeds Chow	52,007	*
Yen-Hsin Chou	41,956	*
Hsin-Hui Miao	48,072	*
Dr. Tsang-Ming Jiang	41,994	*
Norimi Sakamoto	41,854	*
Dr. Tsung-Shann Jiang (2)(4)	590,843	5.6%
Dr. Chang-Jen Jiang (3)	42,082	*
Yoshinobu Odaira	57,758	*
Che -Wei Hsu	41,723	*
Shuling Jiang	1,628,464	15.4%
Yu-Min Chung	41,943	*
All officers and directors as a group (Fourteen (14) persons)	2,848,497	27.0%
YuanGene Corporation (4)	829,699	7.9%

*	less than 1%.

(1)	Eugene Jiang held 147,373 shares through direct ownership.

(2)	Dr. Tsung-Shann Jiang held 167,599 shares of common stock through his ownership in YuanGene Corporation, 722 shares through Rgene Corporation, 608 shares through BioFirst, 45 shares through BioLite, 3,227 shares through Lion Arts, and the rest of 418,642 shares through direct ownership.

(3)	Dr. Chang-Jen Jiang held 234 shares of common stock in the Company through his ownership in BioFirst, 1 share through Rgene, and the rest of 41,847 shares through direct ownership.

(4)	Ms. Shuling Jiang held 662,100 shares of common stock through her ownership in YuanGene Corporation, 964 shares through Rgene Corporation, 8,833 shares through BioFirst, 182 shares through BioLite, 48,761 shares through Liongene, 21,313 shares through Keypoint, 1,012 shares through Genepro, 12,747 shares through Lion Arts, and the rest of 872,552 shares through direct ownership.

(5)	YuanGene Corporation is a company wholly-owned by Lion Arts, which is owned by Shu-Ling Chiang (80%) and Dr. Tsung-Shann Jiang (20%); however, YuanGene appointed Eugene Jiang to have sole voting control over the shares held by YuanGene, the principal office address of which is 2nd floor, Building B, SNPF Plaza, Savalalo, Apia, Samoa.

RELATED PARTY TRANSACTIONS OF DIRECTORS AND EXECUTIVE OFFICERS

Except as disclosed herein, no director, executive officer, shareholder holding at least 5% of shares of our common stock, or any family member thereof, had any material interest, direct or indirect, in any transaction, or proposed transaction since January 1, 2022, in which the amount involved in the transaction exceeds the lesser of $120,000 or one percent of the average of our total assets at the year-end for the last two completed fiscal years.

Co-Development agreement with Rgene Corporation

On November 10, 2020, the Company and Rgene signed an amendment to the Co-Dev Agreement dated May 26, 2017, pursuant to which both parties agreed to delete AB-1507 HER2/neu Positive Breast Cancer Combination Therapy and AB 1527 Ovary Cancer Combination Therapy and add ABV-1519 EGFR Positive Non-Small Cell Lung Cancer Combination Therapy and ABV-1526 Large Intestine / Colon / Rectal Cancer Combination Therapy to the products to be co-developed and commercialized. Other provisions of the Co-Dev Agreement remain in full force and effect.

Clinical Development Service Agreement with Rgene Corporation

On June 10, 2022, the Company expanded its co-development partnership with Rgene. BioKey, Inc. entered into a Clinical Development Service Agreement with Rgene (“Service Agreement”) to guide certain Rgene drug products, RGC-1501 for the treatment of Non-Small Cell Lung Cancer (NSCLC), RGC-1502 for the treatment of pancreatic cancer and RGC 1503 for the treatment of colorectal cancer patients, through completion of Phase II clinical studies under U.S. FDA IND regulatory requirements (the “Rgene Studies”). The Service Agreement shall remain in effect until the expiration date of the last patent and automatically renew for 5 more years unless terminated earlier by either party with six months written notice. Under the terms of the Service Agreement, BioKey is eligible to receive payments totaling up to $3.0 million over a 3-year period with each payment amount to be determined by certain regulatory milestones obtained during the agreement period.

Collaborative agreement with BioFirst Corporation

On November 4, 2020, we executed an amendment to our collaboration agreement with BioFirst dated July 24, 2017, to add ABV-2001 Intraocular Irrigation Solution and ABV-2002 Corneal Storage Solution to our agreement. ABV-2002 is intended to be utilized during a corneal transplant procedure to replace a damaged or diseased cornea while ABV-2001 has broader utilization during a variety of ocular procedures.

Initially ABVC will focus on ABV-2002, a solution utilized to store a donor cornea prior to either penetrating keratoplasty (full thickness cornea transplant) or endothelial keratoplasty (back layer cornea transplant). Designated ABV-2002 under ABVC’s product identification system, the solution is comprised of a specific poly amino acid that protects ocular tissue from damage caused by external osmolarity exposure during pre-surgery storage. The specific polymer in ABV 2002 can adjust osmolarity to maintain a range of 330 to 390 mOsM thereby permitting hydration within the corneal stroma during the storage period. Stromal hydration results in (a) maintaining acceptable corneal transparency and (b) prevents donor cornea swelling. ABV-2002 also contains an abundant phenolic phytochemical found in plant cell walls that provides antioxidant antibacterial properties and neuroprotection.

Early testing by BioFirst indicates that ABV-2002 may be more effective for protecting the cornea and retina during long-term storage than other storage media available today and can be manufactured at lower cost. ABV-2002 is categorized as a Class I Medical Device that has the lowest risk to patients; however, further clinical development was put on hold due to the lack of funding.

On May 11, 2018, the Company and BioFirst (Australia) entered into a loan agreement for a total amount of $40,000 to meet its working capital needs. The advances bear 0% interest rate and are due on demand prior to September 30, 2020. Afterwards, all outstanding load will bear interest rate at 12% per annum. On July 1, 2020, the Company entered into a loan agreement with BioFirst (Australia) for $361,487 to properly record R&D cost and tax refund allocation based on co-development contract executed on July 24, 2017. The loan was originally set to mature on September 30, 2021 with an interest rate of 6.5% per annum, however, on September 7, 2021, the Company entered into a loan agreement with BioFirst (Australia) for $67,873 to meet its new project needs. On December 1, 2021, the Company entered into a loan agreement with BioFirst (Australia) for $250,000 to increase the cost for upcoming projects. The loan has an interest rate of 6.5% per annum and matured on November 30, 2022. As of December 31, 2022 and 2021, the aggregate amount of outstanding loans and accrued interest was $1,028,556 and $491,816, respectively.

Joint Venture Agreement

On October 6, 2021 (the “Completion Date”), the Company, Lucidaim Co., Ltd., a Japanese corporation (“Lucidaim,” together with the Company, the “Shareholders”), and BioLite Japan K.K., a Japanese corporation (“Biolite JP”) entered into a Joint Venture Agreement (the “Agreement”). Biolite JP is a private limited company (a Japanese Kabushiki Kaisha) incorporated on December 18, 2018 and at the date of the Agreement has 10,000 ordinary shares authorized, with 3,049 ordinary shares issued and outstanding (the “Ordinary Shares”). Immediately prior to the execution of the Agreement, Lucidaim owned 1,501 Ordinary Shares and the Company owned 1,548 Ordinary Shares. The Shareholders entered into the joint venture to formally reduce to writing their desire to invest in and operate Biolite JP as a joint venture. The business of the joint venture shall be the research and development of drugs, medical device and digital media, investment, fund running and consulting, distribution and marketing of supplements carried on by Biolite JP and its subsidiaries in Japan, or any other territory or businesses as may from time to time be agreed by an amendment to the Agreement. The closing of the transaction is conditioned upon the approval and receipt of all necessary government approvals, which have been received.

Pursuant to the Agreement and the related share transfer agreement, the Company shall transfer 54 of its Ordinary Shares to Lucidaim for no consideration, such that following the transfer, Lucidaim shall own 1,555 Ordinary Shares (51%) and the Company shall own 1,494 Ordinary Shares (49%). Also pursuant to the Agreement, there shall be 3 directors of Biolite JP, consisting of 1 director appointed by the Company and 2 appointed by Lucidiam. The Company shall appoint Eugene Jiang, the Company’s current Chairman and Chief Business Officer and Lucidaim shall appoint Michihito Onishi; the current director of Biolite JP, Toru Seo (who is also a director of BioLite Japan’s other shareholder), is considered the second Lucidaim director. The Agreement further provides that the Company and Biolite JP shall assign the research collaboration and license agreement between them to Biolite JP or prepare the same (the “License Agreement”). The aforementioned transactions occurred on the Completion Date.

As per the Agreement, the Shareholders shall supervise and manage the business and operations of Biolite JP. The directors shall not be entitled to any renumeration for their services as a director and each Shareholder can remove and replace the director he/she/it appointed. If a Shareholder sells or disposes of all of its Ordinary Shares, the director such Shareholder appointed must tender his/her resignation. The Agreement also sets forth certain corporate actions that must be pre-approved by all Shareholders (the “Reserved Matters”). If the Shareholders are unable to make a decision on any Reserved Matter, then either Shareholder can submit a deadlock notice to the other shareholder, 5 days after which they must refer the matter to each Shareholder’s chairman and use good faith to resolve the dispute. If such dispute is not resolved within 10 days thereafter, then either Shareholder can offer to buy all of the other Shareholder’s Ordinary Shares for cash at a specified price; if there is not affirmative acceptance of the sale, the sale shall proceed as set forth in the sale offer.

Each of the Shareholders maintains a pre-emptive right to purchase such number of additional Ordinary Shares as would allow such Shareholder to maintain its ownership percentage in Biolite JP if Biolite JP issues any new Ordinary Shares. However, the Agreement provides that the Company shall lose its pre-emptive rights under certain conditions. The Shareholders also maintain a right of first refusal if the other Shareholder receives an offer to buy such shareholder’s Ordinary Shares.

The Agreement also requires Biolite JP to obtain a bank facility in the amount of JPY 30,460,000 (approximately USD272,000), for its initial working capital purposes. Pursuant to the Agreement, each Shareholder agrees to guarantee such bank facility if the bank requires a guarantee. Accordingly, the Company may be liable for the bank facility in an amount up to JPY 14,925,400 (approximately USD134,000), which represents 49% of the maximum bank facility. The Agreement further provides that Biolite JP shall issue annual dividends at the rate of at least 1.5% of Biolite JP’s profits, if it has sufficient cash to do so.

Pursuant to the Agreement, the Company and Biolite JP agree to use their best efforts to execute the License Agreement by the end of December 2021, but since it was not yet executed, the parties continue such efforts. The Company agreed that any negotiation on behalf of Biolite JP regarding the terms of the License Agreement shall be handled by the directors appointed by Lucidaim. If the Company and such Lucidaim directors do not reach agreement on the terms, Biolite JP may at its sole discretion determine not to execute the License Agreement without any liability to the Company.

The Agreement contains non-solicitation and non-compete clauses for a period of 2 years after a Shareholder or its subsidiaries ceases to be a Shareholder, with such restrictive covenants limited to business within the ophthalmologic filed or central neurological field. Any rights to intellectual property that arise from Biolite JP’s activities, shall belong to Biolite JP.

The Agreement contains standard indemnification terms, except that no indemnifying party shall have any liability for an individual liability unless it exceeds JPY 500,000 (approximately USD4,500) and until the aggregate amount of all liabilities exceeds JPY 2,000,000 (approximately USD18,000) and then only to the extent such liability exceed such limit.

The Company paid $150,000 towards the setup of the joint venture; BioLite Japan’s other shareholder also paid $150,000 after the Letter of Intent was signed.

The Agreement shall continue for 10 years, unless earlier terminated. The Agreement also allows a Shareholder to terminate the agreement upon certain defaults committed by another Shareholder, as set forth in the Agreement.

Agreement with BioLite, Inc.

We entered into a Collaborative Agreement with BioLite, Inc., a company incorporated under the laws of Taiwan, and a subsidiary of the Company, (“BioLite”) on December 29, 2015, and then entered into two addendums to such agreement (as amended and revised, (the “Agreement”). The majority shareholder of BioLite is one of the Company’s subsidiaries, the Company’s Chairman is a director of BioLite and Dr. Jiang, the Company’s Chief Strategy Officer and a director, is the Chairman of BioLite.

Pursuant to the Agreement, the Company acquired the sole licensing rights to develop and commercialize for therapeutic purposes six compounds from BioLite. In accordance with the terms of the Agreement, the Company shall pay BioLite (i) milestone payments of up to $100 million in cash and equity of the Company or equity securities owned by it at various stages on a schedule dictated by BioLite’s achievements of certain milestones, as set forth in the Agreement (the “Milestone Payments”) and (ii) a royalty payment equal to 5% of net sales of the drug products when ABV-1501 is approved for sale in the licensed territories. If BioLite fails to reach any of the milestones in a timely manner, it may not receive the rest of the payments from the Company. According to the Agreement, after Phase II clinical trials are completed, 15% of the Milestone Payment becomes due and shall be paid in two stages: (i) 5% no later than December 31, 2021 (the “December 2021 Payment”) and (ii) 10% no later than December 31, 2022. On February 12, 2022, the Company’s Board of Directors determined that the December 2021 Payment, which is equal to $5,000,000, shall be paid via the cancellation of certain outstanding debt, in the amount of $5,000,000, that BioLite owes the Company as of December 31, 2021. On February 22, 2022, the parties entered into an amendment to the Agreement allowing the Company to make all payments due under the Agreement via the forgiveness of debt, in equal value, owed by BioLite to the Company.

This was a related party transaction and was conducted at arm’s length. In addition to the Company’s board of directors approving the modification of terms of the Agreement, the Company’s audit committee approved them too. The Board believes it is in the Company’s best interest to cancel outstanding debt and apply it to the December 2021 Payment.

Following such approval, the Company and BioLite entered into an amendment to the Agreement reflecting the modified payment method.

Real Estate Purchase

On February 6, 2024, the Company entered into a definitive agreement with Shuling Jiang (“Shuling”), pursuant to which Shuling shall transfer the ownership of certain land she owns located at Taoyuan City, Taiwan (the “Land”) to the Company (the “Agreement”). Shuling is a director of the Company, is married to TS Jiang, the Company’s Chief Strategic Officer and owns approximately 15.4% of the Company’s issued and outstanding shares of common stock.

In consideration for the Land, the Company shall pay Shuling (i) 703,495 restricted shares of the Company’s common stock (the “Shares”) at a price of $3.50 per share and (ii) five-year warrants to purchase up to 1,000,000 shares of the Company’s common stock, with an exercise price of $2.00 per share. Under the Agreement, Shuling will also transfer outstanding liability owed on the Land (approximately $500,000) to the Company. Thus, the parties value the exchange at approximately $2,962,232.

Other related party transactions

Due from related parties:

(1)

On June 16, 2022, the Company entered into a one-year convertible loan agreement with Rgene, with a principal amount of $1,000,000 to Rgene which bears interest at 5% per annum for the use of working capital that, if fully converted, would result in ABVC owning an additional 6.4% of Rgene. The Company may convert the Note at any time into shares of Rgene’s common stock at either (i) a fixed conversion price equal to $1.00 per share or (ii) 20% discount of the stock price of the then most recent offering, whichever is lower; the conversion price is subject to adjustment as set forth in the Note. The Note includes standard events of default, as well as a cross-default provision pursuant to which a breach of the Service Agreement will trigger an event of default under the convertible note if not cured after 5 business days of written notice regarding the breach is provided.

As of December 31, 2023, the outstanding loan balance was $700,000; and accrued interest was $45,573.

(2)	In 2022, the Company entered into several loan agreements with BioFirst (Australia) for a total amount of $507,000 to increase the cost for upcoming projects. All the loans period was twelve months with an interest rate of 6.5% per annum. As of December 31, 2023 and 2022, the outstanding loan balance and allocated research fee was $0 and $660,484, respectively; and accrued interest was $0 and $92,171, respectively. The outstanding amount was settled in 2023.

Due to related parties:

(1)	Since 2019, BioFirst has advanced funds to the Company for working capital purpose. The advances bear interest 1% per month (or equivalent to 12% per annum). As of December 31, 2022, the aggregate amount of outstanding balance and accrued interest is $188,753, a combination of $147,875 from loan, and $40,878 from expense-sharing. The outstanding amount was being settled in 2023.

(2)	Since 2019, the Jiangs advanced funds to the Company for working capital purpose. As of December 31, 2023 and 2022, the outstanding balance due to the Jiangs amounted to $20,750 and $19,789, respectively. These loans bear interest rate of 0% to 1% per month, and are due on demand.

(3)	Since 2018, the Company’s shareholders have advanced funds to the Company for working capital purpose. The advances bear interest rate from 12% to 13.6224% per annum. As of December 31, 2023 and 2022, the outstanding principal and accrued interest was $152,382 and $151,450, respectively. Interest expenses in connection with these loans were $20,094 and $21,378 for the years ended December 31, 2023 and 2022, respectively.

Promoters and Certain Control Persons

None of our management or other control persons were “promoters” (within the meaning of Rule 405 under the Securities Act), and none of such persons took the initiative in the formation of our business or received any of our debt or equity securities or any of the proceeds from the sale of such securities in exchange for the contribution of property or services, during the last five years.

DESCRIPTION OF SECURITIES

General

 The Company’s authorized capital stock consists of:

●	100,000,000 shares of Common Stock, $0.001 par value per share; and

●	20,000,000 shares of preferred stock, $0.001 par value per share.

Our Common Stock may be issued for such consideration as may be fixed from time to time by our board of directors. Our board of directors may issue such shares of our Common Stock in one or more series, with such voting powers, shall be stated in the resolution or resolutions.

Common Stock

As of the date hereof, there are 656 shares of our Common Stock issued and outstanding. Holders of Common Stock are entitled to cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of funds legally available therefore. Such holders do not have any preemptive or other rights to subscribe for additional shares. All holders of Common Stock are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up of the Company, subject to prior distribution rights of preferred stock then outstanding. There are no conversions, redemptions or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

Preferred Stock

As of the date hereof, there is no preferred stock outstanding. Pursuant to the articles of incorporation of the Company, the Board of Directors is expressly granted the authority to issue preferred stock up to 20,000,000 shares and prescribe its designations.

The following description of preferred stock and the description of the terms of any particular series of preferred stock of the Company are not complete. The Company’s Board of Directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred stock. Any or all of these rights may be greater than the rights of the Company’s Common Stock. These descriptions are qualified in their entirety by reference to the Company’s Articles of Incorporation, as amended, and the certificate of designation relating to each such series.

Conversion Rights

Each share of Series A Convertible Preferred Stock is initially convertible at any time at the option of the holders into one share of Common Stock and automatically converts into one share of Common Stock (the “Conversion Ratio”) on its four-year anniversary of issuance and without the payment of additional consideration by the holder thereof.

No fractional shares shall be issued upon conversion of Series A Convertible Preferred Stock into Common Stock and no payment. In lieu of delivering fractional shares, we will pay to the holder, to the extent permitted by law, an amount in cash equal to the current fair market value of such fractional share as determined in good faith by our Board.

No Maturity, Sinking Fund or Mandatory Redemption

The Series A Convertible Preferred Stock has no maturity date and we are not required to redeem the Series A Convertible Preferred Stock at any time. However, we may choose to convert all the outstanding shares of the Series A Convertible Preferred Stock into our Common Stock at the same Conversion Ratio at any time, provided that we have prepaid and distributed all the dividend accrued and to be accrued at the end of the four-year period since issuance thereof. Accordingly, the Series A Convertible Preferred Stock will remain outstanding until automatically converted to Common Stock on the four-year anniversary of issuance, unless the holders of the Series A Convertible Preferred Stock or we choose to convert the Series A Convertible Preferred Stock into the Common Stock. The Series A Convertible Preferred Stock is also not subject to any sinking fund.

Voting Rights

Holders of shares of the Series A Convertible Preferred Stock shall have the same voting rights as of the holders of our Common Stock.

Warrants and Options

As of the date hereof, we have 1,307,102 and 7,038,442 options and warrants, respectively of the Company outstanding. We are not registering shares of common stock underlying any warrants in this S1.

Transfer Agent

The transfer agent and registrar for our Common Stock is: VStock Transfer, LLC; Address: 18 Lafayett Place, Woodmere, New York 11598; Phone: (212) 828-8436; website: www.VStockTransfer.com

Anti-Takeover Provisions

Nevada Revised Statutes

Acquisition of Controlling Interest Statutes. Nevada’s “acquisition of controlling interest” statutes contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied certain voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These statutes provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. Our articles of incorporation and bylaws currently contain no provisions relating to these statutes, and unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest were to provide otherwise, these laws would apply to us if we were to (i) have 200 or more stockholders of record (at least 100 of which have addresses in the State of Nevada appearing on our stock ledger) and (ii) do business in the State of Nevada directly or through an affiliated corporation. If these laws were to apply to us, they might discourage companies or persons interested in acquiring a significant interest in or control of the Company, regardless of whether such acquisition may be in the interest of our stockholders.

Combinations with Interested Stockholders Statutes. Nevada’s “combinations with interested stockholders” statutes prohibit certain business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless (i) the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or (ii) the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (x) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (y) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between the corporation and an “interested stockholder”. Subject to certain timing requirements set forth in the statutes, a corporation may elect not to be governed by these statutes. We have not included any such provision in our articles of incorporation.

The effect of these statutes may be to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our board of directors.

SELLING STOCKHOLDERS

This prospectus relates to the offering and sale, from time to time, of up to 3,400,187 shares of our common stock held by the stockholders named in the table below. We are registering the shares to permit the selling stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution.” As of July 18, 2024, there were 12,051,823 shares of Common Stock issued and outstanding.

The following table sets forth:

●	the name of the selling stockholders,

●	the number of shares of our Common Stock that the selling stockholders beneficially owned prior to the offering for resale of the shares under this prospectus,

●	the maximum number of shares of our Common Stock that may be offered for resale for the account of the selling stockholders under this prospectus, and

●	the number and percentage of shares of our Common Stock beneficially owned by the selling stockholders after the offering of the shares (assuming all of the offered shares are sold by the selling stockholders).

Unless set forth below, the selling stockholders received their securities in a private transaction with the Company.

Each selling stockholder may offer for sale all or part of the Shares from time to time. The table below assumes that the selling stockholders will sell all of the Shares offered for sale. A selling stockholder is under no obligation, however, to sell any Shares pursuant to this prospectus.

Name of selling stockholder	Shares of Common Stock Beneficially Owned Prior To offering	Maximum Number of Shares of Common Stock To Be Sold	Number of Shares of Common Stock Owned After offering (1)	Percentage Ownership After offering (2)
AsianGene Corporation(3)	561,016	501,483	59,533	*
Buffett Investment Corporation(4)	106,508	106,508	0	*
Cheng-Mei Liu	250,000	250,000	0	*
Chung-An Lin	20,000	20,000	0	*
Euro-Asia Investment & Finance Corp. Limited(5)	93,611	93,611	0	*
Liongene Corporation(6)	509,877	311,772	198,105	*
Mindy Liao Chan	133,840	133,840	0	*
Ming-Kuo Chiu	11,112	11,112	0	*
Ming-Tsung Kuo	20,700	20,700	0	*
New Eastern Asia Limited(7)	50,000	50,000	0	*

Name of selling stockholder	Shares of Common Stock Beneficially Owned Prior To offering	Maximum Number of Shares of Common Stock To Be Sold	Number of Shares of Common Stock Owned After offering (1)	Percentage Ownership After offering (2)
Pei-Fen Hsiao	57,890	57,890	0	*
Pei-Ying Chen	26,489	26,489	0	*
Yu-Chun Liu	42,589	42,589	0	*
Thalia Media Limited(8)	108,869	108,869	0	*
Wan-Yi Chou	37,764	37,764	0	*
Yu Hsieh Yueh	4,667	4,667	0	*
Yu-Ching Kuo	13,334	13,334	0	*
BioFirst Corporation(12)	448,499	448,499	0	*
BioLite Inc.(13)	269,079	269,079	0	*
Tsung-Shann Jiang	2,161,742	16,589	2,145,153	9.6%
Eugeng Jiang	25,173	7,579	17,594	*
Rgene Corporation(14)	69,445	69,445	0	*
Cheng-Li Liu	222,500	222,500	0	*
Che-Wei Hsu	1,012	1,012	0	*
Fei Chih Kuo	5,276	1,737	3,539	*
Jin-Ching Shen	3,338	3,338	0	*
Jui-Hung Chen	1,320	1,320	0	*
Ju-Yu Hsu	6,890	6,890	0	*
Kimho Consultants Co, Limited(15)	6,946	6,946	0	*
Li-Li Hsieh	7,500	695	6,805	*
Mei-Na Hunag	1,500	1,500	0	*
Pi-Lien Chen	10,189	2,084	8,105	*
Shu-Mei Weng Huang	5,179	5,179	0	*
Yen-Hsin Chou	5,679	5,679	0	*
Yi-Lun Lin	8,335	8,335	0	*
Yu-Kuei Shen	5,556	5,556	0	*
Brenton Yu Chen	72,313	72,313	0	*
Ling Ling Chang	27,778	27,778	0	*
Hsiao-Ling Liu	12,358	4,168	8,190	*
Sau-Chi Wong	612	612	0	*
Yi-Chun Chen	6,112	6,112	0	*
Joe-Yuan Howard Doong	16,667	16,667	0	*
Howard Doong	1,737	1,737	0	*
Chi-Hsin Richard King	869	869	0	*
Kazunori Kameyama	269	269	0	*
Chang-Jen Jiang	4,600	4,600	0	*
Yoshinobu Odaira	163,702	163,702	0	*
Keypoint Technology Ltd.(17)	213,120	213,120	0	*
Ping-Shan Chang	6,067	-	6,067	*
Ching Hsuan Liu	13,650	13,650	0	*

*	Represents Beneficial Ownership of Less Than One Percent of Our Outstanding Shares.

(1)	Since we do not have the ability to control how many, if any, of their shares each of the selling stockholders listed above will sell, we have assumed that the selling stockholders will sell all of the shares offered herein for purposes of determining how many shares they will own after the offering and their percentage of ownership following the offering.

(2)	All percentages have been rounded up to the nearest one hundredth of one percent.

(3)	Consists of 561,016 shares of Common Stock, including 59,533 unrestricted shares, the selling stockholder received in the merger that took place on February 8, 2019 pursuant to the Merger Agreement. The person having voting, dispositive or investment powers over AsianGene is Eugene Jiang. The address for AsianGene is 9F.-7, No. 472, Sec. 1, Guangfu Rd. East Dist. Hsinchu City, TA-30072 R.O.C.

(4)	Consists of 106,508 shares of Common Stock the selling stockholder received in the merger that took place on February 8, 2019 pursuant to the Merger Agreement. The person having voting, dispositive or investment powers over Buffet Investment Corporation is Savina Kuo. The address for Buffet is No. 61-3, Sec. 1, Zhongzheng E. Rd., Tamsui Dist., New Taipei City 251, Taiwan (R.O.C.)

(5)	Consists of 93,611 shares of Common Stock the selling stockholder received in the merger that took place on February 8, 2019 pursuant to the Merger Agreement. The person having voting, dispositive or investment powers over Euro-Asia Investment & Finance Corp. Limited is Cheng-Mei Liu. The address for Euro-Asia is Unit 604G, Block A, Po Lung Centre, No 11, Wang Chiu Road, Kowloon Bay, Hong Kong.

(6)	Consists of 509,877 shares of Common Stock, including 198,105 unrestricted shares, the selling stockholder received in the merger that took place on February 8, 2019 pursuant to the Merger Agreement. The person having voting, dispositive or investment powers over Liongene Corporation is Da-Perong Yang. The address for Liongene is 9F.-7, No. 472, Sec. 1, Guangfu Rd., East Dist., Hsinchu City 300, Taiwan (R.O.C.).

(7)	Consists of 50,000 shares of Common Stock the selling stockholder received in the merger that took place on February 8, 2019 pursuant to the Merger Agreement. The person having voting, dispositive or investment powers over New Eastern Asia Limited is Hsin-Te Chen. The address for New Eastern is Unit A, 2/F Hung To Centre, 94-96 How Ming Street, Kwun Tong, Hong Kong.

(8)	Consists of 108,869 shares of Common Stock the selling stockholder received in the merger that took place on February 8, 2019 pursuant to the Merger Agreement. The person having voting, dispositive or investment powers over Thalia Media Limited is Sze Ho Yeung, Freddy. The address for Thalia Media Limited is Unit 604 G, Block A, 6/F, Po Lung Centre, No. 11 Wang Chiu Rd, Kowloon Bay, Kowloon, Hongkong.

(9)	Reserved.

(10)	Reserved.

(11)	Reserved.

(12)	Consists of 448,499 shares of Common Stock the selling stockholder received through a debt to equity conversion that took place in August 2019. The person having voting, dispositive or investment powers over BioFirst Corporation is Tsung-Shann Jiang. The address for BioFirst Corporation is 15F.-2, No. 177, Sec. 3, Roosevelt Rd., Da-An Dist., Taipei City 10647, Taiwan (R.O.C.).

(13)	Consists of 269,079 shares of Common Stock the selling stockholder received in the merger that took place on February 8, 2019 pursuant to the Merger Agreement. The person having voting, dispositive or investment powers over BioLite Inc. is Tsung-Shann Jiang. The address for BioLite Inc. is 15f.-2, No. 177, Sec. 3, Roosevelt Rd., Da-An Dist., Taipei City 10647, Taiwan (R.O.C.).

(14)	Consists of 69,445 shares of Common Stock the selling stockholder received in the merger that took place on February 8, 2019 pursuant to the Merger Agreement. The person having voting, dispositive or investment powers over Rgene Corporation is Yu-Kuei Shen. The address for Rgene Corporation is 5F., No. 148, Songjiang Rd., Zhongshan Dist., Taipei City 104, Taiwan (R.O.C.).

(15)	Consists of 6,946 shares of Common Stock the selling stockholder received in the merger that took place on February 8, 2019 pursuant to the Merger Agreement. The person having voting, dispositive or investment powers over Kimho Consultants Co, Limited is Leung Yuk Yee Kimberly. The address for Kimho Consultants Co, Limited is Rm E, Block 2, 13/F, Greer Park Villa, Sreung Sriu, NT, Hongkong.

(16)	Reserved.

(17)	Consists of 213,320 shares of Common Stock the selling stockholder received through a debt to equity conversion that took place in April 2020. The person having voting, dispositive or investment powers over Keypoint Technology is Shuling Jiang. The address for Keypoint Technology is No.7, Ln. 120, Ruiguang Rd., Neihu Dist., Taipei City 11491, Taiwan (R.O.C.).

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal;

●	facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately-negotiated transactions;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing of options on the shares;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act, the Exchange Act and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter.  The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any member of the FINRA may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus.

MARKET FOR OUR COMMON STOCK, DIVIDENDS AND

RELATED STOCKHOLDER INFORMATION

Market Information. As of August 3, 2021, our common stock, par value $.001 per share (the “Common Stock”), is currently quoted on the Nasdaq Capital Markets under the symbol “ABVC”.

Holders. As of July 18, 2024, we had approximately 656 shareholders of record of our common stock.

Dividends.  Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors. No dividends on our common stock have ever been paid, and we do not anticipate that dividends will be paid on our common stock in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

The following table discloses information as of the year ended December 31, 2023, with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, aggregated as follows:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Shares of common stock remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	2,587,104	$2.79	3,860,211
Equity compensation plans not approved by security holders	-	-	-
Total	2,587,104	$2.79	3,860,211

LEGAL MATTERS

The validity of the securities being offered by this prospectus been passed upon for us by  Hunter Taubman Fischer & Li LLC.

EXPERTS

The consolidated financial statements of ABVC BioPharma, Inc.as of December 31, 2023 and 2022 included elsewhere in this prospectus have been audited by WWC P.C. CPA, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.  The consolidated financial statements for the three months ended March 31, 2024 incorporated herein are not audited.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, and other information with the SEC. Copies of the reports and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

●	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s Public Reference Room; or

●	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

We file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. After the closing of this offering, you may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference into this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

Financial Statements and Supplementary Data

Our Consolidated Financial Statements and Notes thereto and the report of WWC P.C. CPA, our independent registered public accounting firm, are set forth on pages F-1 through F-69 of this Report.

PAGE	F-2	UNAUDITED CONSOLIDATED BALANCE SHEETS AS OF MARCH 31, 2024 AND DECEMBER 31, 2023

PAGE	F-3	UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS FOR THE THREE MONTHS ENDED MARCH 31, 2024 AND 2023

PAGE	F-4	UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS ENDED MARCH 31, 2024 AND 2023

PAGE	F-5	UNAUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) FOR THE THREE MONTHS ENDED MARCH 31, 2024 AND 2023

PAGE	F-6	NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

PAGE	F-33	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PCAOB ID 1171)

PAGE	F-35	CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2023 AND DECEMBER 31, 2022.

PAGE	F-36	CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS FOR THE YEARS ENDED DECEMBER 31, 2023 AND DECEMBER 31, 2022.

PAGE	F-37	CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2023 AND DECEMBER 31, 2022.

PAGES	F-38	CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) FOR THE YEARS ENDED DECEMBER 31, 2023 AND DECEMBER 31, 2022.

PAGES	F-39	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

ABVC BIOPHARMA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$30,489	$60,155
Restricted cash	628,513	656,625
Accounts receivable, net	1,530	1,530
Accounts receivable – related parties, net	10,463	10,463
Due from related parties – current	887,937	747,573
Short-term investments	75,916	79,312
Prepaid expense and other current assets	159,602	101,051
Total Current Assets	1,794,450	1,656,709

Property and equipment, net	7,949,150	7,969,278
Operating lease right-of-use assets	708,023	809,283
Long-term investments	2,474,514	2,527,740
Deferred tax assets, net	-	-
Prepaid expenses – non-current	75,416	78,789
Security deposits	60,644	62,442
Prepayment for long-term investments	1,274,842	1,274,842
Due from related parties – non-current, net	123,363	113,516
Total Assets	$14,460,402	$14,492,599

LIABILITIES AND EQUITY
Current Liabilities
Short-term bank loans	$860,750	$899,250
Accrued expenses and other current liabilities	4,050,845	3,696,380
Contract liabilities	79,500	79,500
Taxes payables	108,110	112,946
Operating lease liabilities – current portion	389,870	401,826
Due to related parties	301,972	173,132
Convertible notes payable – third parties, net	842,567	569,456
Total Current Liabilities	6,633,614	5,932,490

Tenant security deposit	21,680	21,680
Operating lease liability – non-current portion	318,153	407,457
Total Liabilities	6,973,447	6,361,627
COMMITMENTS AND CONTINGENCIES
Equity
Preferred stock, $0.001 par value, 20,000,000 authorized, nil shares issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 authorized, 10,698,315 and 7,940,298 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively(1)	10,698	7,940
Additional paid-in capital	86,029,237	82,636,966
Stock subscription receivable	(225,740)	(451,480)
Accumulated deficit	(69,353,071)	(65,420,095)
Accumulated other comprehensive income	233,323	516,387
Treasury stock	(8,902,371)	(8,901,668)
Total Stockholders’ equity	7,792,076	8,388,050
Noncontrolling interest	(305,121)	(257,078)
Total Equity	7,486,955	8,130,972

Total Liabilities and Equity	$14,460,402	$14,492,599

(1)	Prior period results have been adjusted to reflect the 1-for-10 reverse stock split effected on July 25, 2023.

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ABVC BIOPHARMA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	Three months Ended March 31,
	2024	2023
Revenues	$1,205	$128,272

Cost of revenues	277	60,236

Gross (loss) profit	928	68,036

Operating expenses
Selling, general and administrative expenses	831,257	1,272,752
Research and development expenses	69,066	334,979
Stock-based compensation	2,544,995	366,489
Total operating expenses	3,445,318	1,974,220

Loss from operations	(3,444,390)	(1,906,184)

Other income (expense)
Interest income	4,049	52,711
Interest expense	(684,683)	(56,663)
Operating sublease income	-	22,100
Gain/(Loss) on foreign exchange changes	113,520	(12,261)
Other (expense) income	30,485	3,067
Total other income (expense)	(536,629)	8,954

Loss before income tax	(3,981,019)	(1,897,230)

Provision for (benefit from) income tax	-	-

Net loss	(3,981,019)	(1,897,230)

Net loss attributable to noncontrolling interests	(48,043)	(73,535)

Net loss attributed to ABVC and subsidiaries	(3,932,976)	(1,823,695)
Foreign currency translation adjustment	(283,064)	29,109
Comprehensive loss	$(4,216,040)	$(1,794,586)

Net loss per share:
Basic and diluted	$(0.40)	$(0.55)

Weighted average shares used in computing net loss per share of common stock(1):
Basic and diluted	9,736,150	3,307,577

(1)	Prior period results have been adjusted to reflect the 1-for-10 reverse stock split effected on July 25, 2023.

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ABVC BIOPHARMA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three months Ended March 31,
	2024	2023
Cash flows from operating activities
Net loss	$(3,981,019)	$(1,897,230)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,286	6,493
Stock-based compensation	2,544,995	366,489
Other non-cash expenses	672,016	(1,521)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	-	113,339
Decrease (increase) in prepaid expenses and security deposits	(53,380)	(203,621)
Decrease (increase) in due from related parties	(140,364)	(110,720)
Increase (decrease) in accrued expenses and other current liabilities	354,465	(146,316)
Increase (decrease) in due to related parties	128,840	375,454
Net cash used in operating activities	(473,161)	(1,497,633)

Cash flows from financing activities
Proceeds from issuance of warrant	394,071	-
Proceeds from convertible notes payable – third parties	282,095	3,206,587
Repayment of short-term bank loans	-	(1,000,000)
Net cash provided by financing activities	676,166	2,206,587

Effect of exchange rate changes on cash and cash equivalents and restricted cash	(260,783)	(308,804)

Net decrease in cash and cash equivalents and restricted cash	(57,778)	400,150

Cash and cash equivalents and restricted cash
Beginning	716,780	1,391,728
Ending	$659,002	$1,791,878
Supplemental disclosure of cash flows
Cash paid during the year for:
Interest expense paid	$5,701	$56,663
Non-cash financing and investing activities
Issuance of common stock for conversion of debt	$(681,000)	$-
Supplemental disclosure of cash flows

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ABVC BIOPHARMA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE THREE MONTHS ENDED MARCH 31, 2024 AND 2023

(UNAUDITED)

	Common Stock		Stock	Additional		Accumulated Other	Treasury Stock		Non	Total
	Number of shares(1)	Amounts(1)	Subscription Receivable	Paid-in Capital(1)	Accumulated Deficit	Comprehensive Income	Number of Shares(1)	Amount	controlling Interest	Equity (Deficit)
Balance at December 31, 2022	3,286,190	$3,286	$(1,354,440)	$67,937,050	$(54,904,439)	$517,128	(27,535)	$(9,100,000)	$137,554	$3,236,139
Issuance of common stock for consulting service	22,341	22	-	140,727	-	-	-	-	-	140,749
Stock-based compensation	-	-	225,740	-	-	-	-	-	-	225,740
Net loss for the period	-	-	-	-	(1,823,695)	-	-	-	(73,535)	(1,897,230)
Cumulative transaction adjustments	-	-	-	-	-	29,109	-	-	-	29,109
Balance at March 31, 2023	3,308,531	$3,308	$(1,128,700)	$68,077,777	$(56,728,134)	$546,237	(27,535)	$(9,100,000)	$64,019	$1,734,507

	Common Stock		Stock	Additional		Accumulated Other	Treasury Stock		Non	Total
	Number of shares(1)	Amounts(1)	Subscription Receivable	Paid-in Capital(1)	Accumulated Deficit	Comprehensive Income	Number of Shares(1)	Amount	controlling Interest	Equity (Deficit)
Balance at December 31, 2023	7,940,298	$7,940	$(451,480)	$82,636,966	$(65,420,095)	$516,387	(26,553)	$(8,901,668)	$(257,078)	$8,130,972
Issuance of subsidiaries’ common shares for consulting services	-	-	-	383,500	-	-	-	-	-	383,500
Issuance of common shares upon exercise of convertible notes	751,795	752	-	680,248	-	-	-	-	-	681,000
Issuance of pre-funded warrant	-	-	-	394,071	-	-	-	-	-	394,071
Stock based compensation	1,302,726	1,303	225,740	1,934,452	-	-	-	-	-	2,161,495
Net loss for the period	-	-	-	-	(3,932,976)	-	-	-	(48,043)	(3,981,019)
Repurchase of common stock	703,496	703	-	-	-	-	-	(703)	-	-
Cumulative transaction adjustments	-	-	-	-	-	(283,064)	-	-	-	(283,064)
Balance at March 31, 2024	10,698,315	$10,698	$(225,740)	$86,029,237	$(69,353,071)	$233,323	(26,553)	$(8,902,371)	$(305,121)	$7,486,955

(1)	Prior period results have been adjusted to reflect the 1-for-10 reverse stock split effected on July 25, 2023.

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ABVC BIOPHARMA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

ABVC BioPharma, Inc. (the “Company”), formerly known as American BriVision (Holding) Corporation, a Nevada corporation, through the Company’s operating entity, American BriVision Corporation (“BriVision”), which was incorporated in July 2015 in the State of Delaware, engages in biotechnology to fulfill unmet medical needs and focuses on the development of new drugs and medical devices derived from plants.  BriVision develops its pipeline by carefully tracking new medical discoveries or medical device technologies in research institutions in the Asia-Pacific region. Pre-clinical, disease animal model and Phase I safety studies are examined closely by the Company to identify drugs that BriVision believes demonstrate efficacy and safety. Once a drug appears to be a good candidate for development and ultimately commercialization, BriVision licenses the drug or medical device from the original researchers and begins to introduce the drugs clinical plan to highly respected principal investigators in the United States, Australia and Taiwan to conduct a Phase II clinical trial. At present, clinical trials for the Company’s drugs and medical devices are being conducted at such world-famous institutions as including Stanford University, University of California San Fransisco (UCSF) and Cedar Sinai Medical Centre (CSMC). BriVision had no predecessor operations prior to its formation on July 21, 2015.

2. LIQUIDITY AND GOING CONCERN

The accompanying unaudited interim consolidated financial statements have been prepared in conformity with U.S. GAAP which contemplates continuation of the Company on a going concern basis. The going concern basis assumes that assets are realized, and liabilities are settled in the ordinary course of business at amounts disclosed in the unaudited interim consolidated financial statements. The Company’s ability to continue as a going concern depends upon its ability to market and sell its products to generate positive operating cash flows. For the three months ended March 31, 2024, the Company reported net loss of $3,981,019. As of March 31, 2024, the Company’s working capital deficit was $4,839,164. In addition, the Company had net cash outflows of $473,161 from operating activities for the three months ended March 31, 2024. These conditions give rise to substantial doubt as to whether the Company will be able to continue as a going concern.

Management’s plan is to continue improve operations to generate positive cash flows and raise additional capital through private of public offerings. If the Company is not able to generate positive operating cash flows, and raise additional capital, there is the risk that the Company may not be able to meet its short-term obligations. Management is committed to enhancing operations to generate positive cash flows and plans to secure additional capital through private or public offerings.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The unaudited interim consolidated financial statements do not include all the information and footnotes required by the U.S. GAAP for complete financial statements. Certain information and note disclosures normally included in the annual financial statements prepared in accordance with the U.S. GAAP have been condensed or omitted consistent with Article 10 of Regulation S-X. In the opinion of the Company’s management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, in normal recurring nature, as necessary for the fair statement of the Company’s financial position as of March 31, 2024, and results of operations and cash flows for the three months ended March 31, 2024 and 2023. The unaudited interim consolidated balance sheet as of December 31, 2023 has been derived from the audited financial statements at that date but does not include all the information and footnotes required by the U.S. GAAP. Interim results of operations are not necessarily indicative of the results expected for the full fiscal year or for any future period. These financial statements should be read in conjunction with the audited consolidated financial statements as of and for the years ended December 31, 2023 and 2022, and related notes included in the Company’s audited consolidated financial statements.

The accompanying unaudited consolidated interim financial statements have been prepared in accordance with the generally accepted accounting principles in the United States of America (the “U.S. GAAP”). All significant intercompany transactions and account balances have been eliminated.

This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred. The Company’s unaudited financial statements are expressed in U.S. dollars.

Reclassifications of Prior Year Presentation

Certain prior year unaudited consolidated interim balance sheet and unaudited consolidated cash flow statement amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited consolidated financial statements and the amount of revenues and expenses during the reporting periods. Actual results could differ materially from those results.

On July 25, 2023, the Company filed a Certificate of Amendment to its Articles of Incorporation authorizing a 1-for-10 reverse stock split of the issued and outstanding shares of its common stock. The Company’s stockholders previously approved the Reverse Stock Split at the Company’s Special Shareholder Meeting held on July 7, 2023. The Reverse Stock Split was effected to reduce the number of issued and outstanding shares and to increase the per share trading value of the Company’s common stock, although that outcome is not guaranteed. In turn, the Company believes that the Reverse Stock Split will enable the Company to restore compliance with certain continued listing standards of NASDAQ Capital Market. All shares and related financial information in this Form 10-Q reflect this 1-for-10 reverse stock split.

Fair Value Measurements

FASB ASC 820, “Fair Value Measurements” defines fair value for certain financial and nonfinancial assets and liabilities that are recorded at fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It requires that an entity measure its financial instruments to base fair value on exit price, maximize the use of observable units and minimize the use of unobservable inputs to determine the exit price. It establishes a hierarchy which prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy increases the consistency and comparability of fair value measurements and related disclosures by maximizing the use of observable inputs and minimizing the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the assets or liabilities based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy prioritizes the inputs into three broad levels based on the reliability of the inputs as follows:

●	Level 1 Inputs are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. Valuation of these instruments does not require a high degree of judgment as the valuations are based on quoted prices in active markets that are readily and regularly available.

●	Level 2 Inputs other than quoted prices in active markets that are either directly or indirectly observable as of the measurement date, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3 Valuations based on inputs that are unobservable and not corroborated by market data. The fair value for such assets and liabilities is generally determined using pricing models, discounted cash flow methodologies, or similar techniques that incorporate the assumptions a market participant would use in pricing the asset or liability.

The carrying values of certain assets and liabilities of the Company, such as cash and cash equivalents, restricted cash, accounts receivable, due from related parties, prepaid expenses and other current assets, accounts payable, accrued liabilities, convertible notes payable, and due to related parties approximate fair value due to their relatively short maturities. The carrying value of the Company’s short-term bank loan, convertible notes payable, and accrued interest approximates their fair value as the terms of the borrowing are consistent with current market rates and the duration to maturity is short. The carrying value of the Company’s long-term bank loan approximates fair value because the interest rates approximate market rates that the Company could obtain for debt with similar terms and maturities.

Cash and Cash Equivalents

The Company considers highly liquid investments with maturities of three months or less, when purchased, to be cash equivalents. As of March 31, 2024 and December 31, 2023, the Company’s cash and cash equivalents amounted $30,489 and $60,155, respectively. Some of the Company’s cash deposits are held in financial institutions located in Taiwan where there is currently regulation mandated on obligatory insurance of bank accounts. The Company believes this financial institution is of high credit quality.

Restricted Cash

Restricted cash primarily consist of certificate of deposits as a collateral of short-term loan held in CTBC Bank. As of March 31, 2024 and December 31, 2023, the Company’s restricted cash amounted $628,513 and $656,625, respectively.

Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments in high quality credit institutions, but these investments may be in excess of Taiwan Central Deposit Insurance Corporation and the U.S. Federal Deposit Insurance Corporation’s insurance limits. The Company does not enter into financial instruments for hedging, trading or speculative purposes.

The Company performs ongoing credit evaluation of our customers and requires no collateral. An allowance for doubtful accounts is provided based on a review of the collectability of accounts receivable. The Company determines the amount of allowance for doubtful accounts by examining its historical collection experience and current trends in the credit quality of its customers as well as its internal credit policies. Actual credit losses may differ from our estimates.

Concentration of clients

As of March 31, 2024, the most major client, specializes in developing and commercializing of dietary supplements and therapeutics in dietary supplement industry, accounted for 87.24% of the Company’s total account receivable.

As of December 31, 2023, the most major client, specializes in developing and commercializing of dietary supplements and therapeutics in dietary supplement industry, accounted for 87.24% of the Company’s total account receivable.

For the three months ended March 31, 2024, one major client, manufactures a wide range of pharmaceutical products, accounted for 100% of the Company’s total revenues. For the three months ended March 31, 2023, one major client, manufacturing drugs, dietary supplements, and medical products, accounted for 84.78% of the Company’s total revenues.

Accounts receivable and allowance for expected credit losses accounts

Accounts receivable is recorded and carried at the original invoiced amount less an allowance for any potential uncollectible amounts.

The Company make estimates of expected credit and collectability trends for the allowance for credit losses and allowance for unbilled receivables based upon our assessment of various factors, including historical experience, the age of the accounts receivable balances, credit quality of customers, current economic conditions reasonable and supportable forecasts of future economic conditions, and other factors that may affect our ability to collect from customers. The provision is recorded against accounts receivable balances, with a corresponding charge recorded in the consolidated statements of income. Actual amounts received may differ from management’s estimate of credit worthiness and the economic environment. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

Allowance for expected credit losses accounts was $616,448 and $616,505 as of March 31, 2024 and December 31, 2023, respectively.

Revenue Recognition

During the fiscal year 2018, the Company adopted Accounting Standards Codification (“ASC”), Topic 606 (ASC 606), Revenue from Contracts with Customers, using the modified retrospective method to all contracts that were not completed as of January 1, 2018, and applying the new revenue standard as an adjustment to the opening balance of accumulated deficit at the beginning of 2018 for the cumulative effect. The results for the Company’s reporting periods beginning on and after January 1, 2018 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported under the accounting standards in effect for the prior period. Based on the Company’s review of existing collaborative agreements as of January 1, 2018, the Company concluded that the adoption of the new guidance did not have a significant change on the Company’s revenue during all periods presented.

Pursuant to ASC 606, the Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that the Company determines is within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration the Company is entitled to in exchange for the goods or services the Company transfers to the customers. At inception of the contract, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract, determines those that are performance obligations, and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

The following are examples of when the Company recognizes revenue based on the types of payments the Company receives.

Collaborative Revenues — The Company recognizes collaborative revenues generated through collaborative research, development and/or commercialization agreements. The terms of these agreements typically include payment to the Company related to one or more of the following: non-refundable upfront license fees, development and commercial milestones, partial or complete reimbursement of research and development costs, and royalties on net sales of licensed products. Each type of payments results in collaborative revenues except for revenues from royalties on net sales of licensed products, which are classified as royalty revenues. To date, the Company has not received any royalty revenues. Revenue is recognized upon satisfaction of a performance obligation by transferring control of a good or service to the collaboration partners.

As part of the accounting for these arrangements, the Company applies judgment to determine whether the performance obligations are distinct, and develop assumptions in determining the stand-alone selling price for each distinct performance obligation identified in the collaboration agreements. To determine the stand-alone selling price, the Company relies on assumptions which may include forecasted revenues, development timelines, reimbursement rates for R&D personnel costs, discount rates and probabilities of technical and regulatory success.

The Company had multiple deliverables under the collaborative agreements, including deliverables relating to grants of technology licenses, regulatory and clinical development, and marketing activities. Estimation of the performance periods of the Company’s deliverables requires the use of management’s judgment. Significant factors considered in management’s evaluation of the estimated performance periods include, but are not limited to, the Company’s experience in conducting clinical development, regulatory and manufacturing activities. The Company reviews the estimated duration of its performance periods under its collaborative agreements on an annually basis, and makes any appropriate adjustments on a prospective basis. Future changes in estimates of the performance period under its collaborative agreements could impact the timing of future revenue recognition.

(i) Non-refundable upfront payments

If a license to the Company’s intellectual property is determined to be distinct from the other performance obligations identified in an arrangement, the Company recognizes revenue from the related non-refundable upfront payments based on the relative standalone selling price prescribed to the license compared to the total selling price of the arrangement. The revenue is recognized when the license is transferred to the collaboration partners and the collaboration partners are able to use and benefit from the license. To date, the receipt of non-refundable upfront fees was solely for the compensation of past research efforts and contributions made by the Company before the collaborative agreements entered into and it does not relate to any future obligations and commitments made between the Company and the collaboration partners in the collaborative agreements.

(ii) Milestone payments

The Company is eligible to receive milestone payments under the collaborative agreement with collaboration partners based on achievement of specified development, regulatory and commercial events. Management evaluated the nature of the events triggering these contingent payments, and concluded that these events fall into two categories: (a) events which involve the performance of the Company’s obligations under the collaborative agreement with collaboration partners, and (b) events which do not involve the performance of the Company’s obligations under the collaborative agreement with collaboration partners.

The former category of milestone payments consists of those triggered by development and regulatory activities in the territories specified in the collaborative agreements. Management concluded that each of these payments constitute substantive milestone payments. This conclusion was based primarily on the facts that (i) each triggering event represents a specific outcome that can be achieved only through successful performance by the Company of one or more of its deliverables, (ii) achievement of each triggering event was subject to inherent risk and uncertainty and would result in additional payments becoming due to the Company, (iii) each of the milestone payments is non-refundable, (iv) substantial effort is required to complete each milestone, (v) the amount of each milestone payment is reasonable in relation to the value created in achieving the milestone, (vi) a substantial amount of time is expected to pass between the upfront payment and the potential milestone payments, and (vii) the milestone payments relate solely to past performance. Based on the foregoing, the Company recognizes any revenue from these milestone payments in the period in which the underlying triggering event occurs.

(iii) Multiple Element Arrangements

The Company evaluates multiple element arrangements to determine (1) the deliverables included in the arrangement and (2) whether the individual deliverables represent separate units of accounting or whether they must be accounted for as a combined unit of accounting. This evaluation involves subjective determinations and requires management to make judgments about the individual deliverables and whether such deliverables are separate from other aspects of the contractual relationship. Deliverables are considered separate units of accounting provided that: (i) the delivered item(s) has value to the customer on a standalone basis and (ii) if the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially within its control. In assessing whether an item under a collaboration has standalone value, the Company considers factors such as the research, manufacturing, and commercialization capabilities of the collaboration partner and the availability of the associated expertise in the general marketplace. The Company also considers whether its collaboration partners can use the other deliverable(s) for their intended purpose without the receipt of the remaining element(s), whether the value of the deliverable is dependent on the undelivered item(s), and whether there are other vendors that can provide the undelivered element(s).

The Company recognizes arrangement consideration allocated to each unit of accounting when all of the revenue recognition criteria in ASC 606 are satisfied for that particular unit of accounting. In the event that a deliverable does not represent a separate unit of accounting, the Company recognizes revenue from the combined unit of accounting over the Company’s contractual or estimated performance period for the undelivered elements, which is typically the term of the Company’s research and development obligations. If there is no discernible pattern of performance or objectively measurable performance measures do not exist, then the Company recognizes revenue under the arrangement on a straight-line basis over the period the Company is expected to complete its performance obligations. Conversely, if the pattern of performance in which the service is provided to the customer can be determined and objectively measurable performance measures exist, then the Company recognizes revenue under the arrangement using the proportional performance method. Revenue recognized is limited to the lesser of the cumulative amount of payments received or the cumulative amount of revenue earned, as determined using the straight-line method or proportional performance method, as applicable, as of the period ending date.

At the inception of an arrangement that includes milestone payments, the Company evaluates whether each milestone is substantive and at risk to both parties on the basis of the contingent nature of the milestone. This evaluation includes an assessment of whether: (1) the consideration is commensurate with either the Company’s performance to achieve the milestone or the enhancement of the value of the delivered item(s) as a result of a specific outcome resulting from its performance to achieve the milestone, (2) the consideration relates solely to past performance and (3) the consideration is reasonable relative to all of the deliverables and payment terms within the arrangement. The Company evaluates factors such as the scientific, clinical, regulatory, commercial, and other risks that must be overcome to achieve the particular milestone and the level of effort and investment required to achieve the particular milestone in making this assessment. There is considerable judgment involved in determining whether a milestone satisfies all of the criteria required to conclude that a milestone is substantive. Milestones that are not considered substantive are recognized as earned if there are no remaining performance obligations or over the remaining period of performance, assuming all other revenue recognition criteria are met.

(iv) Royalties and Profit Sharing Payments

Under the collaborative agreement with the collaboration partners, the Company is entitled to receive royalties on sales of products, which is at certain percentage of the net sales. The Company recognizes revenue from these events based on the revenue recognition criteria set forth in ASC 606. Based on those criteria, the Company considers these payments to be contingent revenues, and recognizes them as revenue in the period in which the applicable contingency is resolved.

Revenues Derived from Research and Development Activities Services — Revenues related to research and development and regulatory activities are recognized when the related services or activities are performed, in accordance with the contract terms. The Company typically has only one performance obligation at the inception of a contract, which is to perform research and development services. The Company may also provide its customers with an option to request that the Company provides additional goods or services in the future, such as active pharmaceutical ingredient, API, or IND/NDA/ANDA/510K submissions. The Company evaluates whether these options are material rights at the inception of the contract. If the Company determines an option is a material right, the Company will consider the option a separate performance obligation.

If the Company is entitled to reimbursement from its customers for specified research and development expenses, the Company accounts for the related services that it provides as separate performance obligations if it determines that these services represent a material right. The Company also determines whether the reimbursement of research and development expenses should be accounted for as revenues or an offset to research and development expenses in accordance with provisions of gross or net revenue presentation. The Company recognizes the corresponding revenues or records the corresponding offset to research and development expenses as it satisfies the related performance obligations.

The Company then determines the transaction price by reviewing the amount of consideration the Company is eligible to earn under the contracts, including any variable consideration. Under the outstanding contracts, consideration typically includes fixed consideration and variable consideration in the form of potential milestone payments. At the start of an agreement, the Company’s transaction price usually consists of the payments made to or by the Company based on the number of full-time equivalent researchers assigned to the project and the related research and development expenses incurred. The Company does not typically include any payments that the Company may receive in the future in its initial transaction price because the payments are not probable. The Company would reassess the total transaction price at each reporting period to determine if the Company should include additional payments in the transaction price.

The Company receives payments from its customers based on billing schedules established in each contract. Upfront payments and fees may be recorded as contract liabilities upon receipt or when due, and may require deferral of revenue recognition to a future period until the Company performs its obligations under these arrangements. Amounts are recorded as accounts receivable when the right of the Company to consideration is unconditional. The Company does not assess whether a contract has a significant financing component if the expectation at contract inception is such that the period between payment by the customers and the transfer of the promised goods or services to the customers will be one year or less.

Property and Equipment

Property and equipment is carried at cost net of accumulated depreciation. Repairs and maintenance are expensed as incurred. Expenditures that improve the functionality of the related asset or extend the useful life are capitalized. When property and equipment is retired or otherwise disposed of, the related gain or loss is included in operating income. Leasehold improvements are depreciated on the straight-line method over the shorter of the remaining lease term or estimated useful life of the asset. Depreciation is calculated on the straight-line method, including property and equipment under capital leases, generally based on the following useful lives:

Estimated Life in Years
Buildings and leasehold improvements	5 ~ 50
Machinery and equipment	5 ~ 10
Office equipment	3 ~ 6

Construction-in-Progress

The Company acquires constructions that constructs certain of its fixed assets. All direct and indirect costs that are related to the construction of fixed assets and incurred before the assets are ready for their intended use are capitalized as construction-in-progress. No depreciation is provided in respect of construction-in-progress. Construction in progress is transferred to specific fixed asset items and depreciation of these assets commences when they are ready for their intended use.

Impairment of Long-Lived Assets

The Company has adopted Accounting Standards Codification subtopic 360-10, Property, Plant and Equipment (“ASC 360-10”). ASC 360-10 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates its long-lived assets for impairment annually or more often if events and circumstances warrant. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. ASC 360-10 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Long-term Equity Investment

The Company acquires the equity investments to promote business and strategic objectives. The Company accounts for non-marketable equity and other equity investments for which the Company does not have control over the investees as:

●	Equity method investments when the Company has the ability to exercise significant influence, but not control, over the investee. Its proportionate share of the income or loss is recognized monthly and is recorded in gains (losses) on equity investments.

●	Non-marketable cost method investments when the equity method does not apply.

Significant judgment is required to identify whether an impairment exists in the valuation of the Company’s non-marketable equity investments, and therefore the Company considers this a critical accounting estimate. Its yearly analysis considers both qualitative and quantitative factors that may have a significant impact on the investee’s fair value. Qualitative analysis of its investments involves understanding the financial performance and near-term prospects of the investee, changes in general market conditions in the investee’s industry or geographic area, and the management and governance structure of the investee. Quantitative assessments of the fair value of its investments are developed using the market and income approaches. The market approach includes the use of comparable financial metrics of private and public companies and recent financing rounds. The income approach includes the use of a discounted cash flow model, which requires significant estimates regarding the investees’ revenue, costs, and discount rates. The Company’s assessment of these factors in determining whether an impairment exists could change in the future due to new developments or changes in applied assumptions.

Other-Than-Temporary Impairment

The Company’s long-term equity investments are subject to a periodic impairment review. Impairments affect earnings as follows:

●	Marketable equity securities include the consideration of general market conditions, the duration and extent to which the fair value is below cost, and our ability and intent to hold the investment for a sufficient period of time to allow for recovery of value in the foreseeable future. The Company also considers specific adverse conditions related to the financial health of, and the business outlook for, the investee, which may include industry and sector performance, changes in technology, operational and financing cash flow factors, and changes in the investee’s credit rating. The Company records other-than-temporary impairments on marketable equity securities and marketable equity method investments in gains (losses) on equity investments.

●	Non-marketable equity investments based on the Company’s assessment of the severity and duration of the impairment, and qualitative and quantitative analysis of the operating performance of the investee; adverse changes in market conditions and the regulatory or economic environment; changes in operating structure or management of the investee; additional funding requirements; and the investee’s ability to remain in business. A series of operating losses of an investee or other factors may indicate that a decrease in value of the investment has occurred that is other than temporary and that shall be recognized even though the decrease in value is in excess of what would otherwise be recognized by application of the equity method. A loss in value of an investment that is other than a temporary decline shall be recognized. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of the investee to sustain an earnings capacity that would justify the carrying amount of the investment. The Company records other-than-temporary impairments for non-marketable cost method investments and equity method investments in gains (losses) on equity investments. Other-than-temporary impairment of equity investments were $0 for the three months ended March 31, 2024 and 2023, respectively.

Goodwill

The Company evaluates goodwill for impairment annually or more frequently when an event occurs or circumstances change that indicate the carrying value may not be recoverable. In testing goodwill for impairment, the Company may elect to utilize a qualitative assessment to evaluate whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the qualitative assessment indicates that goodwill impairment is more likely than not, the Company performs a two-step impairment test. The Company tests goodwill for impairment under the two-step impairment test by first comparing the book value of net assets to the fair value of the reporting units. If the fair value is determined to be less than the book value or qualitative factors indicate that it is more likely than not that goodwill is impaired, a second step is performed to compute the amount of impairment as the difference between the estimated fair value of goodwill and the carrying value. The Company estimates the fair value of the reporting units using discounted cash flows. Forecasts of future cash flows are based on our best estimate of future net sales and operating expenses, based primarily on expected category expansion, pricing, market segment share, and general economic conditions.

The Company completed the required testing of goodwill for impairment as of March 31, 2024 and December 31, 2023, and determined that goodwill was impaired because of the current financial condition of the Company and the Company’s inability to generate future operating income without substantial sales volume increases, which are highly uncertain. Furthermore, the Company anticipates future cash flows indicate that the recoverability of goodwill is not reasonably assured.

Warrants

The Company accounts for the convertible notes issued at a discount, by comparing the principal amount and book value, with the calculation of discounted method. The Company assess the discount per month. The amortization period of the promissory note is 18 months.

Convertible Notes

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. The Company determined that upon further review of the warrant agreement, the Public Warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

Beneficial Conversion Feature

From time to time, the Company may issue convertible notes that may contain an imbedded beneficial conversion feature. A beneficial conversion feature exists on the date a convertible note is issued when the fair value of the underlying common stock to which the note is convertible into is in excess of the remaining unallocated proceeds of the note after first considering the allocation of a portion of the note proceeds to the fair value of the warrants, if related warrants have been granted. The intrinsic value of the beneficial conversion feature is recorded as a debt discount with a corresponding amount to additional paid in capital. The debt discount is amortized to interest expense over the life of the note using the effective interest method.

Research and Development Expenses

The Company accounts for the cost of using licensing rights in research and development cost according to ASC Topic 730-10-25-1. This guidance provides that absent alternative future uses the acquisition of product rights to be used in research and development activities must be charged to research and development expenses when incurred.

For CDMO business unit, the Company accounts for R&D costs in accordance with Accounting Standards Codification (“ASC”) 730, Research and Development (“ASC 730”). Research and development expenses are charged to expense as incurred unless there is an alternative future use in other research and development projects or otherwise. Research and development expenses are comprised of costs incurred in performing research and development activities, including personnel-related costs, facilities-related overhead, and outside contracted services including clinical trial costs, manufacturing and process development costs for both clinical and preclinical materials, research costs, and other consulting services. Non-refundable advance payment for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made. In instances where the Company enters into agreements with third parties to provide research and development services, costs are expensed as services are performed.

Post-retirement and post-employment benefits

The Company’s subsidiaries in Taiwan adopted the government mandated defined contribution plan pursuant to the Labor Pension Act (the “Act”) in Taiwan. Such labor regulations require that the rate of contribution made by an employer to the Labor Pension Fund per month shall not be less than 6% of the worker’s monthly salaries. Pursuant to the Act, the Company makes monthly contribution equal to 6% of employees’ salaries to the employees’ pension fund. The Company has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were $2,379 and $2,804 for the three months ended March 31, 2024 and 2023, respectively. Other than the above, the Company does not provide any other post-retirement or post-employment benefits.

Stock-based Compensation

The Company measures expense associated with all employee stock-based compensation awards using a fair value method and recognizes such expense in the unaudited consolidated financial statements on a straight-line basis over the requisite service period in accordance with FASB ASC Topic 718 “Compensation-Stock Compensation”. Total employee stock-based compensation expenses were $1,935,755 and $0 for the three months ended March 31, 2024 and 2023, respectively.

The Company accounted for stock-based compensation to non-employees in accordance with FASB ASC Topic 718 “Compensation-Stock Compensation” and FASB ASC Topic 505-50 “Equity-Based Payments to Non-Employees” which requires that the cost of services received from non-employees is measured at fair value at the earlier of the performance commitment date or the date service is completed and recognized over the period the service is provided. Total non-employee stock-based compensation expenses were $609,240 and $366,489 for the three months ended March 31, 2024 and 2023, respectively.

Income Taxes

The Company accounts for income taxes using the asset and liability approach which allows the recognition and measurement of deferred tax assets to be based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will expire before the Company is able to realize their benefits, or future deductibility is uncertain.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The evaluation of a tax position is a two-step process. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigations based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefits recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer satisfied. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the year incurred. No significant penalty or interest relating to income taxes has been incurred for the three months ended March 31, 2024 and 2023. GAAP also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transition.

On December 22, 2017, the SEC issued Staff Accounting Bulletin (“SAB 118”), which provides guidance on accounting for tax effects of the Tax Act. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting under ASC 740. In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the Act for which the accounting under ASC 740 is complete. To the extent that a company’s accounting for certain income tax effects of the Tax Act is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate to be included in the financial statements. If a company cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 on the basis of the provision of the tax laws that were in effect immediately before the enactment of the Tax Act. While the Company is able to make reasonable estimates of the impact of the reduction in corporate rate and the deemed repatriation transition tax, the final impact of the Tax Act may differ from these estimates, due to, among other things, changes in our interpretations and assumptions, additional guidance that may be issued by the I.R.S., and actions the Company may take. The Company is continuing to gather additional information to determine the final impact.

Valuation of Deferred Tax Assets

A valuation allowance is recorded to reduce the Company’s deferred tax assets to the amount that is more likely than not to be realized. In assessing the need for the valuation allowance, management considers, among other things, projections of future taxable income and ongoing prudent and feasible tax planning strategies. If the Company determines that sufficient negative evidence exists, then it will consider recording a valuation allowance against a portion or all of the deferred tax assets in that jurisdiction. If, after recording a valuation allowance, the Company’s projections of future taxable income and other positive evidence considered in evaluating the need for a valuation allowance prove, with the benefit of hindsight, to be inaccurate, it could prove to be more difficult to support the realization of its deferred tax assets. As a result, an additional valuation allowance could be required, which would have an adverse impact on its effective income tax rate and results. Conversely, if, after recording a valuation allowance, the Company determines that sufficient positive evidence exists in the jurisdiction in which the valuation allowance was recorded, it may reverse a portion or all of the valuation allowance in that jurisdiction. In such situations, the adjustment made to the deferred tax asset would have a favorable impact on its effective income tax rate and results in the period such determination was made.

Loss Per Share of Common Stock

The Company calculates net loss per share in accordance with ASC Topic 260, “Earnings per Share”. Basic loss per share is computed by dividing the net loss by the weighted average number of common stock outstanding during the period. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common stock that would have been outstanding if the potential common stock equivalents had been issued and if the additional common stock were dilutive. Diluted earnings per share excludes all dilutive potential shares if their effect is anti-dilutive.

Commitments and Contingencies

The Company has adopted ASC Topic 450 “Contingencies” subtopic 20, in determining its accruals and disclosures with respect to loss contingencies. Accordingly, estimated losses from loss contingencies are accrued by a charge to income when information available before financial statements are issued or are available to be issued indicates that it is probable that an asset had been impaired or a liability had been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is at least reasonably possible that a material loss could be incurred.

Foreign-currency Transactions

For the Company’s subsidiaries in Taiwan, the foreign-currency transactions are recorded in New Taiwan dollars (“NTD”) at the rates of exchange in effect when the transactions occur. Gains or losses resulting from the application of different foreign exchange rates when cash in foreign currency is converted into New Taiwan dollars, or when foreign-currency receivables or payables are settled, are credited or charged to income in the year of conversion or settlement. On the balance sheet dates, the balances of foreign-currency assets and liabilities are restated at the prevailing exchange rates and the resulting differences are charged to current income except for those foreign currencies denominated investments in shares of stock where such differences are accounted for as translation adjustments under the Statements of Stockholders’ Equity (Deficit).

Translation Adjustment

The accounts of the Company’s subsidiaries in Taiwan were maintained, and their financial statements were expressed, in New Taiwan Dollar (“NT$”). Such financial statements were translated into U.S. Dollars (“$” or “USD”) in accordance ASC 830, “Foreign Currency Matters”, with the NT$ as the functional currency. According to the Statement, all assets and liabilities are translated at the current exchange rate, stockholder’s deficit are translated at the historical rates and income statement items are translated at an average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income (loss) as a component of stockholders’ equity (deficit).

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for convertible debt by eliminating the beneficial conversion and cash conversion accounting models. Upon adoption of ASU 2020-06, convertible debt, unless issued with a substantial premium or an embedded conversion feature that is not clearly and closely related to the host contract, will no longer be allocated between debt and equity components. This modification will reduce the issue discount and result in less non-cash interest expense in financial statements. ASU 2020-06 also updates the earnings per share calculation and requires entities to assume share settlement when the convertible debt can be settled in cash or shares. For contracts in an entity’s own equity, the type of contracts primarily affected by ASU 2020-06 are freestanding and embedded features that are accounted for as derivatives under the current guidance due to a failure to meet the settlement assessment by removing the requirements to (i) consider whether the contract would be settled in registered shares, (ii) consider whether collateral is required to be posted, and (iii) assess shareholder rights. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, and only if adopted as of the beginning of such fiscal year. The Company is currently evaluating the impact that the standard will have on its unaudited consolidated financial statements.

4. COLLABORATIVE AGREEMENTS

Collaborative agreements with BHK, a related party

(i) On February 24, 2015, BioLite Taiwan and BioHopeKing Corporation (the “BHK”) entered into a co-development agreement, (the “BHK Co-Development Agreement”), pursuant to which it is collaborative with BHK to develop and commercialize BLI-1401-2 (Botanical Drug) Triple Negative Breast Cancer (TNBC) Combination Therapy (BLI-1401-2 Products) in Asian countries excluding Japan for all related intellectual property rights, and has developed it for medicinal use in collaboration with outside researchers. The development costs shall be shared 50/50 between BHK and the Company. The BHK Co-Development Agreement will remain in effect for fifteen years from the date of first commercial sale of the Product in in Asia excluding Japan.

On July 27, 2016, BioLite Taiwan and BHK agreed to amend the payment terms of the milestone payment in an aggregate amount of $10 million based on the following schedule:

●	Upon the signing of the BHK Co-Development Agreement: $1 million, or 10% of total payment

●	Upon the first Investigational New Drug (IND) submission and BioLite Taiwan will deliver all data to BHK according to FDA Reviewing requirement: $1 million, or 10% of total payment

●	At the completion of first phase II clinical trial: $1 million, or 10% of total payment

●	At the initiation of phase III of clinical trial research: $3 million, or 30% of total payment

●	Upon the New Drug Application (NDA) submission: $4 million, or 40% of total payment

In December 2015, BHK has paid a non-refundable upfront cash payment of $1 million, or 10% of $10,000,000, upon the signing of BHK Co-Development Agreement. The Company concluded that the deliverables are considered separate units of accounting as the delivered items have value to the customer on a standalone basis and recognized this cash receipt as collaboration revenue when all research, technical, and development data was delivered to BHK in 2015. The receipt is for the compensation of past research efforts and contributions made by BioLite Taiwan before this collaborative agreement was signed and it does not relate to any future commitments made by BioLite Taiwan and BHK in this collaborative agreement. In August 2016, the Company has received the second milestone payment of NT$31,649,000, approximately equivalent to $1 million, and recognized collaboration revenue for the year ended December 31, 2016. As of the date of this report, the Company has not completed the first phase II clinical trial.

In addition to the milestone payments, BioLite Taiwan is entitled to receive royalty on 12% of BHK’s net sales related to BLI-1401-2 Products. As of March 31, 2024 and December 31, 2023, the Company has not earned the royalty under the BHK Co-Development Agreement.

(ii) On December 9, 2015, BioLite Taiwan entered into another two collaborative agreements (the “BHK Collaborative Agreements”), pursuant to which it is collaborative with BHK to co-develop and commercialize BLI-1005 for “Targeting Major Depressive Disorder” (BLI-1005 Products) and BLI-1006 for “Targeting Inflammatory Bowel Disease” (BLI-1006 Products) in Asia excluding Japan for all related intellectual property rights, and has developed it for medicinal use in collaboration with outside researchers. The development costs shall be shared 50/50 between BHK and the Company. The BHK Co-Development Agreement will remain in effect for fifteen years from the date of first commercial sale of the Product in in Asia excluding Japan.

In 2015, the Company recognized the cash receipt in a total of NT$50 million, approximately equivalent to $1.64 million, as collaboration revenue when all research, technical, and development data was delivered to BHK. The Company concluded that the deliverables are considered separate units of accounting as the delivered items have value to the customer on a standalone basis and recognized this payment as collaboration revenue when all research, technical, data and development data was delivered to BHK. The cash receipt is for the compensation of past research efforts and contributions made by BioLite Taiwan before this BHK Collaborative Agreements was signed and it does not relate to any future commitments made by BioLite Taiwan and BHK in this BHK Collaborative Agreements.

In addition to the total of NT$50 million, approximately equivalent to $1.64 million, BioLite Taiwan is entitled to receive 50% of the future net licensing income or net sales profit. As of March 31, 2024 and December 31, 2023, the Company has not earned the royalty under the BHK Collaborative Agreements.

Co-Development agreement with Rgene Corporation, a related party

On May 26, 2017, BriVision entered into a co-development agreement (the “Co-Dev Agreement”) with Rgene Corporation (the “Rgene”), a related party under common control by controlling beneficiary shareholder of YuanGene Corporation and the Company (See Note 8). Pursuant to Co-Dev Agreement, BriVision and Rgene agreed to co-develop and commercialize ABV-1507 HER2/neu Positive Breast Cancer Combination Therapy, ABV-1511 Pancreatic Cancer Combination Therapy and ABV-1527 Ovary Cancer Combination Therapy. Under the terms of the Co-Dev Agreement, Rgene is required to pay the Company $3,000,000 in cash or stock of Rgene with equivalent value by August 15, 2017. The payment is for the compensation of BriVision’s past research efforts and contributions made by BriVision before the Co-Dev Agreement was signed and it does not relate to any future commitments made by BriVision and Rgene in this Co-Dev Agreement. In addition to $3,000,000, the Company is entitled to receive 50% of the future net licensing income or net sales profit earned by Rgene, if any, and any development costs shall be equally shared by both BriVision and Rgene.

On June 1, 2017, the Company has delivered all research, technical, data and development data to Rgene. Since both Rgene and the Company are related parties and under common control by a controlling beneficiary shareholder of YuanGene Corporation and the Company, the Company has recorded the full amount of $3,000,000 in connection with the Co-Dev Agreement as additional paid-in capital during the year ended December 31, 2017. During the year ended December 31, 2017, the Company has received $450,000 in cash. On December 24, 2018, the Company received the remaining balance of $2,550,000 in the form of newly issued shares of Rgene’s Common Stock, at the price of NT$50 (approximately equivalent to $1.64 per share), for an aggregate number of 1,530,000 shares, which accounted for equity method long-term investment as of December 31, 2018. During the year ended December 31, 2018, the Company has recognized investment loss of $549. On December 31, 2018, the Company determined to fully write off this investment based on the Company’s assessment of the severity and duration of the impairment, and qualitative and quantitative analysis of the operating performance of the investee, adverse changes in market conditions and the regulatory or economic environment, changes in operating structure of Rgene, additional funding requirements, and Rgene’s ability to remain in business. All projects that have been initiated will be managed and supported by the Company and Rgene.

The Company and Rgene signed an amendment to the Co-Dev Agreement on November 10, 2020, pursuant to which both parties agreed to delete AB-1507 HER2/neu Positive Breast Cancer Combination Therapy and AB 1527 Ovary Cancer Combination Therapy and add ABV-1519 EGFR Positive Non-Small Cell Lung Cancer Combination Therapy and ABV-1526 Large Intestine / Colon / Rectal Cancer Combination Therapy to the products to be co-developed and commercialized. Other provisions of the Co-Dev Agreement remain in full force and effect.

On June 10, 2022, the Company expanded its co-development partnership with Rgene. On that date, BioKey, ABVC has entered into a Clinical Development Service Agreement with Rgene to guide three Rgene drug products, RGC-1501 for the treatment of Non-Small Cell Lung Cancer (NSCLC), RGC-1502 for the treatment of pancreatic cancer and RGC 1503 for the treatment of colorectal cancer patients, through completion of Phase II clinical studies under the U.S. FDA IND regulatory requirements. Under the terms of the new Services Agreement, BioKey is eligible to receive payments totaling $3.0 million over a 3-year period with each payment amount to be determined by certain regulatory milestones obtained during the agreement period. The Service Agreement shall remain in effect until the expiration date of the last patent and automatically renew for 5 more years unless terminated earlier by either party with six months written notice. Either party may terminate the Service Agreement for cause by providing 30 days written notice.

Through a series of transactions over the past 5 years, the Company and Rgene have co-developed the three drug products covered by the Service Agreement, which has resulted in the Company owning 31.62% of Rgene.

As part of the Rgene Studies, the Company agreed to loan $1.0 million to Rgene, for which Rgene has provided the Company with a 5% working capital convertible loan (the “Note”). If the Note is fully converted, the Company will own an additional 6.4% of Rgene. The Company is expected to receive the outstanding loan from the related party by the 2023 Q4, either by cash or conversion of shares of Rgene. The Company may convert the Note at any time into shares of Rgene’s common stock at either (i) a fixed conversion price equal to $1.00 per share or (ii) 20% discount of the stock price of the then most recent offering, whichever is lower; the conversion price is subject to adjustment as set forth in the Note. The Note includes standard events of default, as well as a cross default provision pursuant to which a breach of the Service Agreement will trigger an event of default under the Note if not cured after 5 business days of written notice regarding the breach is provided. Upon an event of default, the outstanding principal and any accrued and unpaid interest shall be immediately due and payable.

The Service Agreement shall remain in effect until the expiration date of the last patent and automatically renew for 5 more years unless terminated earlier by either party with six months written notice. Either party may terminate the Service Agreement for cause by providing 30 days written notice.

Rgene has further agreed, effective July 1, 2022, to provide the Company with a seat on Rgene’s Board of Directors until the loan is repaid in full. The Company has nominated Dr. Jiang, its Chief Strategy Officer and Director to occupy that seat; Dr. Jiang is also one of the Company’s largest shareholders, owning 12.8% of the Company.

The Rgene Studies is a related party transaction.

Collaborative agreement with BioFirst Corporation, a related party

On July 24, 2017, BriVision entered into a collaborative agreement (the “BioFirst Collaborative Agreement”) with BioFirst Corporation (“BioFirst”), pursuant to which BioFirst granted the Company the global licensing right for medical use of the product (the “Product”): BFC-1401 Vitreous Substitute for Vitrectomy. BioFirst is a related party to the Company because a controlling beneficiary shareholder of YuanGene Corporation and the Company is one of the directors and Common Stock shareholders of BioFirst (See Note 8).

Pursuant to the BioFirst Collaborative Agreement, the Company will co-develop and commercialize the Product with BioFirst and pay BioFirst in a total amount of $3,000,000 in cash or stock of the Company before September 30, 2018. The amount of $3,000,000 is in connection with the compensation for BioFirst’s past research efforts and contributions made by BioFirst before the BioFirst Collaborative Agreement was signed and it does not relate to any future commitments made by BioFirst and BriVision in this BioFirst Collaborative Agreement. In addition, the Company is entitled to receive 50% of the future net licensing income or net sales profit, if any, and any development cost shall be equally shared by both BriVision and BioFirst.

On September 25, 2017, BioFirst has delivered all research, technical, data and development data to BriVision. The Company determined to fully expense the entire amount of $3,000,000 since currently the related licensing rights do not have alternative future uses. According to ASC 730-10-25-1, absent alternative future uses the acquisition of product rights to be used in research and development activities must be charged to research and development expenses immediately. Hence, the entire amount of $3,000,000 is fully expensed as research and development expense during the year ended December 31, 2017.

On June 30, 2019, BriVision entered into a Stock Purchase Agreement (the “Purchase Agreement”) with BioFirst Corporation. Pursuant to the Purchase Agreement, the Company issued 428,571 shares of the Company’s common stock to BioFirst in consideration for $3,000,000 owed by the Company to BioFirst (the “Total Payment”) in connection with a certain collaborative agreement between the Company and BioFirst dated July 24, 2017 (the “Collaborative Agreement”). Pursuant to the Collaborative Agreement, BioFirst granted the Company the global licensing right to co-develop BFC-1401 or ABV-1701 Vitreous Substitute for Vitrectomy for medical purposes in consideration for the Total Payment.

On August 5, 2019, BriVision entered into a second Stock Purchase Agreement (“Purchase Agreement 2”) with BioFirst Corporation. Pursuant to Purchase Agreement 2, the Company issued 414,702 shares of the Company’s common stock to BioFirst in consideration for $2,902,911 owed by the Company to BioFirst in connection with a loan provided to BriVision from BioFirst.

On November 4, 2020, the Company executed an amendment to the BioFirst Agreement with BioFirst to add ABV-2001 Intraocular Irrigation Solution and ABV-2002 Corneal Storage Solution to the agreement. ABV-2002 is utilized during a corneal transplant procedure to replace a damaged or diseased cornea while ABV-2001 has broader utilization during a variety of ocular procedures.

Initially the Company will focus on ABV-2002, a solution utilized to store a donor cornea prior to either penetrating keratoplasty (full thickness cornea transplant) or endothelial keratoplasty (back layer cornea transplant). ABV-2002 is a solution comprised of a specific poly amino acid that protects ocular tissue from damage caused by external osmolarity exposure during pre-surgery storage. The specific polymer in ABV-2002 can adjust osmolarity to maintain a range of 330 to 390 mOsM thereby permitting hydration within the corneal stroma during the storage period. Stromal hydration results in (a) maintaining acceptable corneal transparency and (b) prevents donor cornea swelling. ABV-2002 also contains an abundant phenolic phytochemical found in plant cell walls that provides antioxidant antibacterial properties and neuroprotection.

Early testing by BioFirst indicates that ABV-2002 may be more effective for protecting the cornea and retina during long-term storage than other storage media available today and can be manufactured at lower cost. Further clinical development was put on hold due to the lack of funding.

In addition, BioFirst was incorporated on November 7, 2006, focusing on the R&D, manufacturing, and sales of innovative patented pharmaceutical products. The technology of BioFirst comes from the global exclusive licensing agreements BioFirst maintains with domestic R & D institutions. Currently, BioFirst’s main research and development product is the vitreous substitute (Vitargus®), licensed by the National Health Research Institutes. Vitargus is the world’s first bio-degradable vitreous substitute and offers a number of advantages over current vitreous substitutes by minimizing medical complications and reducing the need for additional surgeries.

Vitargus has started the construction of a GMP factory in Hsinchu Biomedical Science Park, Taiwan, with the aim at building a production base to supply the global market, and promote the construction of bio-degradable vitreous substitute manufacturing centers in Taiwan. Completion of this factory would allow ABVC to manufacture Vitargus with world-class technology in a GMP certified pharmaceutical factory. BioFirst is targeting to complete the construction in 2024.

The above-mentioned equity is before the reverse stock split in 2023.

5. PROPERTY AND EQUIPMENT

Property and equipment as of March 31, 2024 and December 31, 2023 are summarized as follows:

	March 31, 2024	December 31, 2023
	(Unaudited)
Land	$347,856	$363,416
Construction-in-Progress	7,400,000	7,400,000
Buildings and leasehold improvements	2,222,222	2,227,431
Machinery and equipment	1,133,899	1,138,675
Office equipment	167,575	174,797
	11,271,552	11,304,319
Less: accumulated depreciation	(3,322,402)	(3,335,041)
Property and equipment, net	$7,949,150	$7,969,278

Construction-in-progress consists of the property recently acquired in Chengdu, China. The Company entered into a cooperation agreement on August 14, 2023, with Zhong Hui Lian He Ji Tuan, Ltd. (the “Zhonghui”). Pursuant thereto, the Company acquired 20% of the ownership of certain property and a parcel of the land, with a view to jointly develop the property into a healthcare center for senior living, long-term care, and medical care in the areas of ABVC’s special interests, such as Ophthalmology, Oncology, and Central Nervous Systems. The plan is to establish a base for the China market and global development of these interests.

The valuation of such property is US$37,000,000; based on the Company’s 20% ownership, the Company acquired the value of US$7,400,000. In exchange, the Company issued to Zhonghui an aggregate of 370,000 shares (the “Shares”) of common stock, at a per share price of $20.0. The Shares are subject to a lock-up period of one year following the closing date of the transaction. In addition, the parties agreed that, after one year following the closing of the transaction, if the market value of the Shares or the value of the Property increases or decreases, the parties will negotiate in good faith to make reasonable adjustments.

The asset ownership certification is in the application process. However, the Company’s ownership rights to the property and the associated land parcel, or a suitable replacement property, are safeguarded under the terms of the cooperation agreement, which is legally binding and enforceable.

The Construction-in-progress is planned to finish before the end of 2024.

Depreciation expenses were $1,286 and $6,493 for three months ended March 31, 2024 and 2023, respectively.

6. LONG-TERM INVESTMENTS

(1)	The ownership percentages of each investee are listed as follows:

	Ownership percentage
	March 31,	December 31,	Accounting
Name of related party	2024	2023	treatments
Braingenesis Biotechnology Co., Ltd.	0.17%	0.17%	Cost Method
Genepharm Biotech Corporation	0.67%	0.67%	Cost Method
BioHopeKing Corporation	5.90%	5.90%	Cost Method
BioFirst Corporation	18.68%	18.68%	Equity Method
Rgene Corporation	26.65%	26.65%	Equity Method

(2)	The extent the investee relies on the company for its business are summarized as follows:

Name of related party	The extent the investee relies on the Company for its business
Braingenesis Biotechnology Co., Ltd.	No specific business relationship
Genepharm Biotech Corporation	No specific business relationship
BioHopeKing Corporation	Collaborating with the Company to develop and commercialize drugs
BioFirst Corporation	Loaned from investee and provides research and development support service
Rgene Corporation	Collaborating with the Company to develop and commercialize drugs

(3)	Long-term investment mainly consists of the following:

	March 31, 2024	December 31, 2023
	(Unaudited)
Non-marketable Cost Method Investments, net
Braingenesis Biotechnology Co., Ltd.	$6,904	$7,213
Genepharm Biotech Corporation	21,078	22,021
BioHopeKing Corporation	782,995	818,018
Sub total	810,977	847,252
Equity Method Investments, net
BioFirst Corporation	1,663,537	1,680,488
Rgene Corporation	-	-
Total	$2,474,514	$2,527,740

(a)	BioFirst Corporation (the “BioFirst”):

The Company holds an equity interest in BioFirst Corporation, accounting for its equity interest using the equity method to accounts for its equity investment as prescribed in ASC 323, Investments—Equity Method and Joint Ventures (“ASC 323”). Equity method adjustments include the Company’s proportionate share of investee’s income or loss and other adjustments required by the equity method. As of March 31, 2024 and December 31, 2023, the Company owns 18.68% and 18.68% common stock shares of BioFirst, respectively. The Company made a prepayment for equity investment in BioFirst to purchase additional shares to be issued by BioFirst in the aggregate amount of $2,688,578, recorded as prepayment for long-term investments as of December 31, 2022. On July 19, 2023, the Company successfully completed the registration process for this investment. The initial prepayment was $1,895,556, which is a portion of the prepayment as of December 31, 2022, and was converted into 994,450 shares of BioFirst stock. As of March 31, 2024, the amount of prepayment for long-term investments in BioFirst is $1,124,842.

Summarized financial information for the Company’s equity method investee, BioFirst, is as follows:

Balance Sheets

	March 31, 2024	December 31, 2023
	(Unaudited)
Current Assets	$1,439,444	$1,451,877
Non-current Assets	651,560	686,206
Current Liabilities	2,663,111	2,286,058
Non-current Liabilities	101,908	347,193
Stockholders’ Equity (Deficit)	(674,015)	(495,168)

Statement of Operations

	Three months Ended March 31,
	2024	2023
	(Unaudited)
Net sales	$363	$-
Gross profit	220	-
Net loss	(203,077)	(406,233)
Share of losses from investments accounted for using the equity method	-	-

(b)	Rgene Corporation (the “Rgene”)

Both Rgene and the Company are under common control by Dr. Tsung-Shann Jiang, the CEO and Chairman of the BioLite Inc. Since Dr. Tsung-Shann Jiang is able to exercise significant influence, but not control, over the Rgene, the Company determined to use the equity method to account for its equity investment as prescribed in ASC 323, Investments—Equity Method and Joint Ventures (“ASC 323”). Equity method adjustments include the Company’s proportionate share of investee’s income or loss and other adjustments required by the equity method. As of March 31, 2024 and December 31, 2023, the Company owns 26.65% and 26.65% Common Stock shares of Rgene, respectively.

Summarized financial information for the Company’s equity method investee, Rgene, is as follows:

Balance Sheets

	March 31, 2024	December 31, 2023
	(Unaudited)
Current Assets	$49,496	$50,538
Non-current Assets	238,193	250,716
Current Liabilities	2,535,581	2,591,960
Non-current Liabilities	1,194	811
Shareholders’ Deficit	(2,249,086)	(2,291,517)

Statement of Operations

	Three months Ended March 31,
	2024	2023
	(Unaudited)
Net sales	$-	$-
Gross Profit	-	-
Net loss	(56,567)	(81,842)
Share of loss from investments accounted for using the equity method	-	-

(4)	Disposition of long-term investment

During the three months ended March 31, 2024 and 2023, there is no disposition of long-term investment.

(5)	Losses on Equity Investments

The components of losses on equity investments for each period were as follows:

	Three months Ended March 31,
	2024	2023
	(Unaudited)
Share of equity method investee losses	$-	$-

7. CONVERTIBLE NOTES PAYABLE

On February 23, 2023, the Company entered into a securities purchase agreement (the “Lind Securities Purchase Agreement”) with Lind Global Fund II, LP (“Lind”), pursuant to which the Company issued Lind a secured, convertible note in the principal amount of $3,704,167 (the “Lind Offering”), for a purchase price of $3,175,000 (the “Lind Note”), that is convertible into shares of the Company’s common stock at an initial conversion price of $1.05 per share, subject to adjustment (the “Note Shares”). The Company also issued Lind a common stock purchase warrant (the “Lind Warrant”) to purchase up to 5,291,667 shares of the Company’s common stock at an initial exercise price of $1.05 per share, subject to adjustment (each, a “Warrant Share,” together with the Note, Note Shares and Warrants, the “Lind Securities”).

Beginning with the date that is six months from the issuance date of the Lind Note and on each one (1) month anniversary thereafter, the Company shall pay Lind an amount equal to $308,650.58, until the outstanding principal amount of the Lind Note has been paid in full prior to or on the Maturity Date or, if earlier, upon acceleration, conversion or redemption of the Lind Note in accordance with the terms thereof (the “Monthly Payments”). At the Company’s discretion, the Monthly Payments shall be made in (i) cash, (ii) shares of the Company’s common stock, or (iii) a combination of cash and Shares; if made in shares, the number of shares shall be determined by dividing (x) the principal amount being paid in shares by (y) 90% of the average of the 5 lowest daily VWAPs during the 20 trading days prior to the applicable payment date. The Lind Notes sets forth certain conditions that must be satisfied before the Company may make any Monthly Payments in shares of common stock. If the Company makes a Monthly Payment in cash, the Company must also pay Lind a cash premium of 5% of such Monthly Payment.

Upon the occurrence of any Event of Default (as defined in the Lind Note), the Company must pay Lind an amount equal to 120% of the then outstanding principal amount of the Lind Note (the “Mandatory Default Amount”), in addition to any other remedies under the Note or the other Transaction Documents. The Company and Lind entered into a letter agreement on September 12, 2023, pursuant to which the Mandatory Default Amount was reduced to 115% of the then outstanding principal amount of the Lind Note; pursuant to the letter agreement, Lind also agreed to waive any default associated with the Company’s market capitalization being below $12.5 million for 10 consecutive days through February 23, 2024, but retained its right to convert its Note. In addition, if the Company is unable to increase its market capitalization and is unable to obtain a further waiver or amendment to the Lind Note, then the Company could experience an event of default under the Lind Note, which could have a material adverse effect on the Company’s liquidity, financial condition, and results of operations. The Company cannot make any assurances regarding the likelihood, certainty, or exact timing of the Company’s ability to increase its market capitalization, as such metric is not within the immediate control of the Company and depends on a variety of factors outside the Company’s control.

The Lind Warrant may be exercised via cashless exercise.

The warrant exercise price was reset to $3.5 in accordance to the issuance of common stock in relation to securities purchase agreement on July 2023.

On November 17, 2023, the Company entered another securities purchase agreement with Lind, pursuant to which the Company issued Lind a secured, convertible note in the principal amount of $1,200,000, for a purchase price of $1,000,000, that is convertible into shares of the Company’s common stock at a conversion price, which shall be the lesser of (i) $3.50 and (ii) 90% of the average of the three lowest VWAPs during the 20 trading days prior to conversion. Lind will also receive a 5-year, common stock purchase warrant to purchase up to 1,000,000 shares of the Company’s common stock at an initial exercise price of $2 per share for a period of 5 years. The warrants were valued using the Black-Scholes model. The fair value of the warrants was determined to be $480,795, which was recorded to debt discount. An amendment was filed on February 29, 2024 to disclose that due to Nasdaq requirements, the parties entered into an amendment to the Note, pursuant to which the conversion price shall have a floor price of $1.00 (the “Amendment”). Additionally, the Amendment requires the Company to make a cash payment to Lind if in connection with a conversion, the conversion price is deemed to be the floor price.

On January 17, 2024, the Company entered another securities purchase agreement with Lind, pursuant to which the Company issued Lind a secured, convertible note in the principal amount of $1,000,000, for a purchase price of $833,333, that is convertible into shares of the Company’s common stock at a conversion price, which shall be the lesser of (i) $3.50 and (ii) 90% of the average of the three lowest VWAPs during the 20 trading days prior to conversion. Lind will also receive a 5-year, common stock purchase warrant to purchase up to 1,000,000 shares of the Company’s common stock at an initial exercise price of $2 per share. The warrants were valued using the Black-Scholes model. The fair value of the warrants was determined to be $394,071, which was recorded to debt discount.

As of March 31, 2024 and December 31, 2023, the aggregate carrying values of the convertible debentures were $842,567 and $569,456, respectively.

Total interest expenses in connection with the above convertible note payable were $672,016 and $31,587 for the three months ended March 31, 2024 and 2023, respectively.

8. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following as of the periods indicated:

	March 31,	December 31,
	2024	2023
Accrued research and development expense	$1,799,583	$1,799,583
Accrued compensation and employee benefits	1,061,083	1,184,505
Accrued royalties	262,296	274,028
Others	927,883	438,264
Total	$4,050,845	$3,696,380

9. BANK LOANS

(1)	Short-term bank loan consists of the following:

	March 31,	December 31,
	2024	2023
	(Unaudited)
Cathay United Bank	$234,750	$245,250
CTBC Bank	626,000	654,000
Total	$860,750	$899,250

Cathay United Bank

On June 28, 2016, BioLite Taiwan and Cathay United Bank entered into a one-year bank loan agreement (the “Cathay United Loan Agreement”) in a credit limit amount of NT$7,500,000, equivalent to $234,750. The term started June 28, 2016 with maturity date at June 28, 2017. The loan balance bears interest at a floating rate of prime rate plus 1.31%. The prime rate is based on term deposit saving interest rate of Cathay United Bank. The Company renews the agreement with the bank every year. On September 6, 2022, BioLite Taiwan extended the Cathay United Loan Agreement with the same principal amount of NT$7,500,000, equivalent to $234,750 for one year, which is due on September 6, 2023. On September 6, 2023, BioLite Taiwan extended the Cathay United Loan Agreement with the same principal amount of NT$7,500,000, equivalent to $234,750 for one year, which is due on September 6, 2024. As of March 31, 2024 and December 31, 2023, the effective interest rates per annum was 2.92% and 2.87%, respectively. The loan is collateralized by the building and improvement of BioLite Taiwan, and is also personal guaranteed by the Company’s chairman.

Interest expenses were $1,736 and $1,649 for the three months ended March 31, 2024 and 2023, respectively.

CTBC Bank

On June 12, 2017 and July 19, 2017, BioLite Taiwan and CTBC Bank entered into two short-term saving secured bank loan agreements (the “CTBC Loan Agreements”) in a credit limit amount of NT$10,000,000, equivalent to $313,000, and NT$10,000,000, equivalent to $313,000, respectively. Both two loans with the same maturity date at January 19, 2018. In February 2018, BioLite Taiwan combined two loans and extended the loan contract with CTBC for one year. The Company renews the agreement with the bank every year. The loan balances bear interest at a fixed rate of 2.5% per annum. The loan is secured by the money deposited in a savings account with the CTBC Bank. This loan was also personal guaranteed by the Company’s chairman and BioFirst. During the year ended December 31, 2020, BioLite Taiwan has opened a TCD account with CTBC bank to guarantee the loan going forward.

Interest expenses were $3,964 and $3,831 for the three months ended March 31, 2024 and 2023, respectively.

Cathay Bank

On January 21, 2019, the Company received a loan in the amount of $500,000 from Cathay Bank (the “Bank”) pursuant to a business loan agreement (the “Loan Agreement”) entered by and between the Company and Bank on January 8, 2019 and a promissory note (the “Note”) executed by the Company on the same day. The Loan Agreement provides for a revolving line of credit in the principal amount of $1,000,000 with a maturity date (the “Maturity Date”) of January 1, 2020. The Note executed in connection with the Loan Agreement bears an interest rate (the “Regular Interest Rate”) equal to the sum of one percent (1%) and the prime rate as published in the Wall Street Journal (the “Index”) and the accrued interest shall become payable each month from February 1, 2019. Pursuant to the Note, the Company shall pay the entire outstanding principal plus accrued unpaid interest on the Maturity Date and may prepay portion or all of the Note before the Maturity Date without penalty. If the Company defaults on the Note, the default interest rate shall become five percent (5%) plus the Regular Interest Rate.

In connection with the Note and Loan Agreement, on January 8, 2019, each of Dr. Tsung Shann Jiang and Dr. George Lee, executed a commercial guaranty (the “Guaranty”) to guaranty the loans for the Company pursuant to the Loan Agreement and Note, severally and individually, in the amount not exceeding $500,000 each until the entire Note plus interest are fully paid and satisfied. Dr. Tsung Shann Jiang is the Chairman and Chief Executive Officer of BioLite Holding, Inc. and Dr. George Lee serves as the Chairman of the board of directors of BioKey. On December 29, 2020, the Company entered into a new loan extension agreement and assignment of deposit account with the Bank, which allowed Dr. Tsung Shann Jiang and Dr. George Lee to be removed as guarantees from the list of Guaranty.

In addition, on January 8, 2019, each of the Company and BioKey, a wholly-owned subsidiary of the Company, signed a commercial security agreement (the “Security Agreement”) to secure the loans under the Loan Agreement and the Note. Pursuant to the Security Agreements, each of the Company and BioKey (each, a “Grantor”, and collectively, the “Grantors”) granted security interest in the collaterals as defined therein, comprised of almost all of the assets of each Grantor, to secure such loans for the benefit of the Bank. On June 30, 2020, the Company extended the Loan Agreement with the same term for seven months, which is due on October 31, 2020. On April 8, 2020 and October 3, 2020, the Company repaid an aggregated principal amount of $350,000. On December 3, 2020, the Company renewed the Loan Agreement with the principal amount of $650,000 for ten months, which is due on October 31, 2021. On October 31, 2021, the Company renewed the Loan Agreement with the principal amount of $650,000 for twelve months, which is due on October 30, 2022. On September 24, 2021, the Cathay Bank has increased the line of credit to $1,000,000 from $650,000. The Loan Agreement was further extended and due on December 31, 2022. The outstanding loan balance was $1,000,000 as of December 31, 2022. On February 23, 2023, the bank loan from Cathay Bank was fully repaid. As of March 31, 2024 and December 31, 2023, the effective interest rates per annum was 0% and 0%, respectively and the outstanding loan balance were $0 and $0.

Interest expenses were $1,736 and $10,209 for the three months ended March 31, 2024 and 2023, respectively.

10. RELATED PARTIES TRANSACTIONS

The related parties of the Company with whom transactions are reported in these financial statements are as follows:

Name of entity or Individual	Relationship with the Company and its subsidiaries
BioFirst Corporation (the “BioFirst”)	Entity controlled by controlling beneficiary shareholder of YuanGene
BioFirst (Australia) Pty Ltd. (the “BioFirst (Australia)”)	100% owned by BioFirst; Entity controlled by controlling beneficiary shareholder of YuanGene
Rgene Corporation (the “Rgene”)	Shareholder of the Company; Entity controlled by controlling beneficiary shareholder of YuanGene; the Chairman of Rgene is Mr. Tsung-Shann Jiang
YuanGene Corporation (the “YuanGene”)	Controlling beneficiary shareholder of the Company
AsiaGene Corporation (the “AsiaGene”)	Shareholder; entity controlled by controlling beneficiary shareholder of YuanGene
Keypoint Technology Ltd. (the “Keypoint’)	The Chairman of Keypoint is Eugene Jiang’s mother.
Lion Arts Promotion Inc. (the “Lion Arts”)	Shareholder of the Company
Yoshinobu Odaira (the “Odaira”)	Director of the Company
GenePharm Inc. (the “GenePharm”)	Dr. George Lee, Board Director of BioKey, is the Chairman of GenePharm.
Euro-Asia Investment & Finance Corp Ltd. (the “Euro-Asia”)	Shareholder of the Company
LBG USA, Inc. (the “LBG USA”)	100% owned by BioFirst; Entity controlled by controlling beneficiary shareholder of YuanGene
LionGene Corporation (the “LionGene”)	Shareholder of the Company; Entity controlled by controlling beneficiary shareholder of YuanGene
Kimho Consultants Co., Ltd. (the “Kimho”)	Shareholder of the Company
The Jiangs	Mr. Tsung-Shann Jiang, the controlling beneficiary shareholder of the Company; the Chairman of Rgene; the Chairman and CEO of the BioLite Holding Inc. and BioLite Inc. and the President and a member of board of directors of BioFirst

Ms. Shu-Ling Jiang, Mr. Tsung-Shann Jiang’s wife, is the Chairman of Keypoint; and a member of board of directors of BioLite Inc.

Mr. Eugene Jiang is Mr. and Ms. Jiang’s son. Mr. Eugene Jiang is the chairman, and majority shareholder of the Company and a member of board of directors of BioLite Inc.

Mr. Chang-Jen Jiang is Mr. Tsung-Shann Jiang’s sibling and the director of the Company.

Ms. Mei-Ling Jiang is Ms. Shu-Ling Jiang’s sibling.
Zhewei Xu	Shareholder of the Company
BioHopeKing Corporation	Entity controlled by controlling beneficiary shareholder of ABVC
Jaimes Vargas Russman	CEO of AiBtl BioPharma Inc
Amkey Ventures, LLC (“Amkey”)	An entity controlled by Dr. George Lee, who serves as one of the board directors of BioKey, Inc
BioLite Japan	Entity controlled by controlling beneficiary shareholder of ABVC
BioHopeKing Corporation	Entity controlled by controlling beneficiary shareholder of ABVC
ABVC BioPharma (HK), Limited	An entity 100% owned by Mr. Tsung-Shann Jiang

Accounts receivable - related parties

Accounts receivable due from related parties consisted of the following as of the periods indicated:

	March 31,	December 31,
	2024	2023
	(Unaudited)
Rgene	$10,463	$10,463
Total	$10,463	$10,463

Due from related parties

Amount due from related parties consisted of the following as of the periods indicated:

Due from related–party - Current

	March 31,	December 31,
	2024	2023
	(Unaudited)
Rgene	$541,372	$541,486
BioFirst	346,565	206,087
Total	$887,937	$747,573

Due from related parties – Non-Current

	March 31,	December 31,
	2024	2023
BioFirst (Australia)	$839,983	$839,983
BioHopeKing Corporation	123,363	113,516
Total	963,346	953,499
Less: allowance for expected credit losses accounts	(839,983)	(839,983)
Net	$123,363	$113,516

(1)	On June 16, 2022, the Company entered into a one-year convertible loan with Rgene, with a principal amount of $1,000,000 to Rgene which bears interest at 5% per annum for the use of working capital that, if fully converted, would result in ABVC owning an additional 6.4% of Rgene. The Company may convert the Note at any time into shares of Rgene’s common stock at either (i) a fixed conversion price equal to $1.00 per share or (ii) 20% discount of the stock price of the then most recent offering, whichever is lower; the conversion price is subject to adjustment as set forth in the Note. The Note includes standard events of default, as well as a cross default provision pursuant to which a breach of the Service Agreement will trigger an event of default under the convertible note if not cured after 5 business days of written notice regarding the breach is provided.

As of March 31, 2024 and December 31, 2023, the outstanding loan balance were both $500,000; and accrued interest was $38,819 and $38,819, respectively.

As of March 31, 2024 and December 31, 2023, the Company has other receivables amounted $2,553 and $2,667 from Rgene due to daily operations, respectively.

(2)	The balances mainly represent advances to BioFirst (Australia) for research and development purposes. The business conditions of BioFirst (Australia) deteriorated and, as a result, the Company recognized expected credit losses of $839,983 for the year ended December 31, 2023.

(3)	On February 24, 2015, BioLite Taiwan and BioHopeKing Corporation (the “BHK”) entered into a co-development agreement, (the “BHK Co-Development Agreement”, see Note 3). The development costs shall be shared 50/50 between BHK and the Company. Under the term of the agreement, BioLite issued relevant development cost to BHK. As of March 31, 2024 and December 31, 2023, due from BHK was $123,363 and $113,516, respectively.

(4)	On December 31, 2023, the Company entered into a loan agreement with BioFirst, with a principal amount of $346,565 to BioFirst which bears interest at 12% per annum for the use of working capital. As of March 31, 2024 and December 31, 2023, the outstanding loan balance was $346,565 and $206,087, respectively; accrued interest was $0 and $0, respectively.

Due to related parties

Amount due to related parties consisted of the following as of the periods indicated:

	March 31,	December 31,
	2024	2023
	(Unaudited)
The Jiangs	$152,501	$19,789
Due to shareholders	145,858	152,382
Due to a Director	3,613	961
Total	$301,972	$173,132

(1)	Since 2019, the Jiangs advanced funds to the Company for working capital purpose. As of March 31, 2024, and December 31, 2023, the outstanding balance due to the Jiangs amounted to $152,501 and $19,789, respectively. These loans bear interest rate of 0% to 1% per month, and are due on demand.

(2)	Since 2018, the Company’s shareholders have advanced funds to the Company for working capital purpose. The advances bear interest rate of 12% per annum. As of March 31, 2024 and December 31, 2023, the outstanding principal and accrued interest was $145,858 and $152,382, respectively. Interest expenses in connection with these loans were $5,938 and $4,896 for the three months ended March 31, 2024 and 2023, respectively.

(3)	The Director of AiBtl has been paying on behalf of the company for setup fees. As of March 31, 2024, and December 31, 2023, the outstanding balance due to the Director amounted to $3,613 and $961, respectively.

11. INCOME TAXES

Deferred tax assets (liability) as of March 31, 2024 and December 31, 2023 consist approximately of:

	March 31, 2024	December 31, 2023
	(Unaudited)
Loss on impairment of Assets	644,978	713,223
Net operating loss carryforwards	5,607,804	5,568,391
Operating lease liabilities	213,482	213,482
Operating lease assets	(213,482)	(213,482)
Deferred tax assets, Gross	6,252,782	6,281,614
Valuation allowance	(6,252,782)	(6,281,614)
Deferred tax assets, net	$-	$-

12. EQUITY

On January 3, 2023, the Company issued 223,411 shares of common stock to a consultant for providing consulting services on listing to NASDAQ in 2021.

On February 23, 2023, the Company entered into a securities purchase agreement with Lind Global Fund II, LP (“Lind”), pursuant to which the Company issued Lind a secured, convertible note in the principal amount of $3,704,167, for a purchase price of $3,175,000, that is convertible into shares of the Company’s common stock at an initial conversion price of $1.05 per share, subject to adjustment. The Company also issued Lind a common stock purchase warrant to purchase up to 5,291,667 shares of the Company’s common stock at an initial exercise price of $1.05 per share, subject to adjustment. During the period ended March 31, 2024, the Company has been repaying Lind with securities for 751,795 shares, totaling $681,000. During July 2023, the warrant exercise price was reset to $3.5 in accordance to the issuance of common stock in relation to securities purchase agreement on July 2023. As of March 31, 2024, the warrant has not yet been exercised.

On July 27, 2023, the Company entered into that certain securities purchase agreement. relating to the offer and sale of 300,000 shares of common stock, par value $0.001 per share and 200,000 pre-funded warrants, at an exercise price of $0.001 per share, in a registered direct offering. Pursuant to the Purchase Agreement, the Company agreed to sell the Shares and/or Pre-funded Warrants at a per share purchase price of $3.50, for gross proceeds of $1,750,000, before deducting any estimated offering expenses. On August 1, 2023, the pre-funded warrants were exercised.

The above-mentioned equity is before the reverse stock split in 2023.

On August 14, 2023, the Company entered into a cooperation agreement with Zhonghui. Pursuant thereto, the Company acquired 20% of the ownership of a property and the parcel of the land owned by Zhonghui in Leshan, Sichuan, China. During the third quarter of 2023, the Company issued to Zhonghui, an aggregate of 370,000 shares of the Company’s common stock, at a per share price of $20.

On November 17, 2023, the Company entered another securities purchase agreement with Lind, pursuant to which the Company issued Lind a secured, convertible note in the principal amount of $1,200,000, for a purchase price of $1,000,000, that is convertible into shares of the Company’s common stock at a conversion price, which shall be the lesser of (i) $3.50 and (ii) 90% of the average of the three lowest VWAPs during the 20 trading days prior to conversion. Lind will also receive a 5-year, common stock purchase warrant to purchase up to 1,000,000 shares of the Company’s common stock at an initial exercise price of $2 per share for a period of 5 years. The warrants were valued using the Black-Scholes model. The fair value of the warrants was determined to be $480,795, which was recorded to debt discount. An amendment was filed on February 29, 2024 to disclose that due to Nasdaq requirements, the parties entered into an amendment to the Note, pursuant to which the conversion price shall have a floor price of $1.00 (the “Amendment”). Additionally, the Amendment requires the Company to make a cash payment to Lind if in connection with a conversion, the conversion price is deemed to be the floor price.

On January 17, 2024, the Company entered another securities purchase agreement with Lind, pursuant to which the Company issued Lind a secured, convertible note in the principal amount of $1,000,000, for a purchase price of $833,333, that is convertible into shares of the Company’s common stock at a conversion price, which shall be the lesser of (i) $3.50 and (ii) 90% of the average of the three lowest VWAPs during the 20 trading days prior to conversion. Lind will also receive a 5-year, common stock purchase warrant to purchase up to 1,000,000 shares of the Company’s common stock at an initial exercise price of $2 per share.

On January 27, 2024, the Company granted 1,241,615 restricted shares to its employees and directors under the 2016 Equity Incentive Plan, with an issuance date of February 2, 2024. These shares are subject to a three-year restriction period.

13. STOCK OPTIONS

On October 30, 2020, the Company issued an aggregate of 545,182 shares of common stock in lieu of unpaid salaries of certain employees and unpaid consulting fees under the 2016 Equity Incentive Plan, as amended, at a conversion price of $2 per share; the total amount of converted salaries and consulting fees was $1,090,361. On November 21, 2020, the Company entered into acknowledgement agreements and stock option purchase agreements with these employees and consultant; pursuant to which the Company granted stock options to purchase 545,182 shares of the Company’s common stock in lieu of common stock. The options were vested at the grant date and become exercisable for 10 years from the grant date.

On October 15, 2021, the Company entered into stock option agreements with 11 directors and 3 employees, pursuant to which the Company granted options to purchase an aggregate of 1,280,002 shares of common stock under the 2016 Equity Incentive Plan, as amended, at an exercise price of $3 per share. The options were vested at the grant date and become exercisable for 10 years from the grant date.

On April 16, 2022, the Company entered into stock option agreements with 5 directors, pursuant to which the Company agreed to grant options to purchase an aggregate of 761,920 shares of common stock under the 2016 Equity Incentive Plan, at an exercise price of $3 per share, exercisable for 10 years from the grant date. As of March 31, 2024, these stock options have not been granted.

Options issued and outstanding as of December 31, 2023, and their activities during the year then ended are as follows:

	Number of Underlying Shares	Weighted- Average Exercise Price Per Share	Weighted- Average Contractual Life Remaining in Years	Aggregate Intrinsic Value
Outstanding as of January 1, 2023	2,587,104	$2.79	8.74	$-
Granted	-	-	-	-
Forfeited	-	-	-	-
Outstanding as of December 31, 2023	2,587,104	2.79	7.74	$-
Exercisable as of December 31, 2023	2,587,104	2.79	7.74	$-
Vested and expected to vest	2,587,104	$2.79	7.74	$-

The fair value of stock options granted for the year ended December 31, 2023 was calculated using the Black-Scholes option-pricing model applying the following assumptions:

Year ended December 31, 2023

Risk free interest rate	2.79%
Expected term (in years)	5.00
Dividend yield	0%
Expected volatility	83.86%

The weighted average grant date fair value of options granted during the years ended December 31, 2023 was $2.79. There are 3,860,211 options available for grant under the 2016 Equity Incentive Plan as of December 31, 2023. Compensation costs associated with the Company’s stock options are recognized, based on the grant-date fair values of these options over vesting period. Accordingly, the Company recognized stock-based compensation expense of $0 and $0 for the three months ended March 31, 2024 and 2023, respectively. There were no options exercised during the three months ended March 31, 2024. As of March 31, 2024, there were no unvested options.

The above-mentioned equity is before the reverse stock split in 2023.

14. LOSS PER SHARE

Basic loss per share is computed by dividing net loss by the weighted-average number of common stock outstanding during the year. Diluted loss per share is computed by dividing net loss by the weighted-average number of common stock and dilutive potential common stock outstanding during the three months ended March 31, 2024 and 2023.

	For the Three Months Ended
	March 31, 2024	March 31, 2023
	(Unaudited)
Numerator:
Net loss attributable to ABVC’s common stockholders	$(3,932,976)	$(1,823,695)

Denominator:
Weighted-average shares outstanding:
Weighted-average shares outstanding - Basic	9,736,150	3,307,577
Stock options	–	–
Weighted-average shares outstanding - Diluted	9,736,150	3,307,577

Loss per share
-Basic	$(0.40)	$(0.55)
-Diluted	$(0.40)	$(0.55)

Diluted loss per share takes into account the potential dilution that could occur if securities or other contracts to issue Common Stock were exercised and converted into Common Stock.

15. LEASE

The Company adopted FASB Accounting Standards Codification, Topic 842, Leases (“ASC 842”) using the modified retrospective approach, electing the practical expedient that allows the Company not to restate its comparative periods prior to the adoption of the standard on January 1, 2019.

The Company applied the following practical expedients in the transition to the new standard and allowed under ASC 842:

●	Reassessment of expired or existing contracts: The Company elected not to reassess, at the application date, whether any expired or existing contracts contained leases, the lease classification for any expired or existing leases, and the accounting for initial direct costs for any existing leases.

●	Use of hindsight: The Company elected to use hindsight in determining the lease term (that is, when considering options to extend or terminate the lease and to purchase the underlying asset) and in assessing impairment of right-to-use assets.

●	Reassessment of existing or expired land easements: The Company elected not to evaluate existing or expired land easements that were not previously accounted for as leases under ASC 840, as allowed under the transition practical expedient. Going forward, new or modified land easements will be evaluated under ASU No. 2016-02.

●	Separation of lease and non- lease components: Lease agreements that contain both lease and non-lease components are generally accounted for separately.

●	Short-term lease recognition exemption: The Company also elected the short-term lease recognition exemption and will not recognize ROU assets or lease liabilities for leases with a term less than 12 months.

The new leasing standard requires recognition of leases on the consolidated balance sheets as right-of-use (“ROU”) assets and lease liabilities. ROU assets represent the Company’s right to use underlying assets for the lease terms and lease liabilities represent the Company’s obligation to make lease payments arising from the leases. Operating lease ROU assets and operating lease liabilities are recognized based on the present value and future minimum lease payments over the lease term at commencement date. The Company’s future minimum based payments used to determine the Company’s lease liabilities mainly include minimum based rent payments. As most of Company’s leases do not provide an implicit rate, the Company uses its estimated incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments.

The Company recognized lease liabilities, with corresponding ROU assets, based on the present value of unpaid lease payments for existing operating leases longer than twelve months. The ROU assets were adjusted per ASC 842 transition guidance for existing lease-related balances of accrued and prepaid rent, unamortized lease incentives provided by lessors, and restructuring liabilities. Operating lease cost is recognized as a single lease cost on a straight-line basis over the lease term and is recorded in Selling, general and administrative expenses. Variable lease payments for common area maintenance, property taxes and other operating expenses are recognized as expense in the period when the changes in facts and circumstances on which the variable lease payments are based occur.

The Company has no finance leases. The Company’s leases primarily include various office and laboratory spaces, copy machine, and vehicles under various operating lease arrangements. The Company’s operating leases have remaining lease terms of up to approximately five years.

	March 31, 2024	December 31, 2023
	(Unaudited)
ASSETS
Operating lease right-of-use assets	$708,023	$809,283
LIABILITIES
Operating lease liabilities (current)	389,870	401,826
Operating lease liabilities (non-current)	318,153	407,457

Supplemental Information

The following provides details of the Company’s lease expenses:

	Three Months Ended March 31,
	2024	2023
	(Unaudited)
Operating lease expenses	$98,502	$94,299

Other information related to leases is presented below:

	Three months Ended March 31,
	2024	2023
	(Unaudited)
Cash paid for amounts included in the measurement of operating lease liabilities	$98,502	$94,299

	March 31, 2024	December 31, 2023
Weighted Average Remaining Lease Term:
Operating leases	1.42 years	1.73 years

Weighted Average Discount Rate:
Operating leases	1.46%	1.5%

The minimum future annual payments under non-cancellable leases during the next five years and thereafter, at rates now in force, are as follows:

Operating leases
2024 (excluding three months ended March 31, 2024)	$303,008
2025	350,809
2026	56,916
Thereafter	-
Total future minimum lease payments, undiscounted	710,733
Less: Imputed interest	(2,711)
Present value of future minimum lease payments	$708,022

16. SUBSEQUENT EVENTS

The Company has evaluated subsequent events and transactions that occurred after March 31, 2024 up through the date the Company issued these unaudited consolidated financial statements on May 17, 2024. All subsequent events requiring recognition as of March 31, 2024 have been incorporated into these unaudited consolidated financial statements and there are no other subsequent events that require disclosure in accordance with FASB ASC Topic 855, “Subsequent Events.”

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Stockholders of
ABVC BioPharma, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ABVC BioPharma, Inc., and subsidiaries (collectively the “Company”) as of December 31, 2023, and 2022, and the related consolidated statements of operation and comprehensive loss, cash flows, stockholders’ equity (deficit), and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and 2022, and the results of its operations and its cash flows in each of the years for the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company incurred substantial losses during the year ended December 31, 2023. As of December 31, 2023, the Company had a working capital deficit and net cash outflows from operating activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of our internal control over financial reporting. Accordingly, we express no such opinion .

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Purchase of property via common stock

As described in Note 5 of the financial statements, the Company acquired the property by entered and governed by a complex cooperation agreement. The terms and conditions of the agreement dictate the proper categorization and recognition of these property in the Company’s financial statements. Accordingly, we have identified the purchase of property and equipment via common stock as a critical audit matter due to the complexity of such cooperation agreements.

The primary audit procedures we performed in order to address this critical audit matter were the following: (i) examined the cooperation agreement and other related documents, evaluated the terms and conditions, (ii) gained an understanding of the structure set forth by the agreement by enquiring with management, (iii) confirmed with the counterparty in the cooperation agreement with their understanding of the terms and conditions of the cooperation agreements and compared their responses with the Company’s books and records, (iv) tested the reasonableness, completeness, mathematical accuracy and relevance of key underlying data used in the valuation of the property. Common stock, additional paid in capital and property and equipment, net is affected by this critical audit matter.

Stock-based compensation to third parties

As described in Note 12 of the financial statements, the Company granted common stock to third parties as consideration to consultants for services rendered; these grants were recorded as stock-based compensation expense in the Company’s results of operations. We identified the recognition of stock-based compensation to non-employees as a critical audit matter due to the significant judgments and assumptions made by management to apply proper valuation and allocation to such grants.

The primary procedures we performed in order to address this critical audit matter were the following: (i) obtained and examined the board meeting minutes, board resolutions, and service contracts, (ii) evaluated the reasonableness of the fair value of services received from the non-employees receiving the grants, either measured at the fair value at the outset of the contract, or around the completion date of the service contract and compared those amounts against the fair value of the grants based on the prevailing market value. Common stock, additional paid in capital and stock-based compensation is affected by this critical audit matter.

WWC, P.C.

Certified Public Accountants

PCAOB ID No. 1171

We have served as the Company’s auditor since 2022.

San Mateo, California

March 13, 2024

ABVC BIOPHARMA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2023	December 31, 2022
ASSETS
Current Assets
Cash and cash equivalents	$60,155	$85,265
Restricted cash	656,625	1,306,463
Accounts receivable, net	1,530	98,325
Accounts receivable – related parties, net	10,463	757,343
Due from related parties – current	747,573	513,819
Short-term investments	79,312	75,797
Prepaid expense and other current assets	101,051	150,235
Total Current Assets	1,656,709	2,987,247

Property and equipment, net	7,969,278	573,978
Operating lease right-of-use assets	809,283	1,161,141
Long-term investments	2,527,740	842,070
Deferred tax assets, net	-	117,110
Prepaid expenses – non-current	78,789	135,135
Security deposits	62,442	58,838
Prepayment for long-term investments	1,274,842	2,838,578
Due from related parties – non-current, net	113,516	865,477
Total Assets	$14,492,599	$9,579,574

LIABILITIES AND EQUITY
Current Liabilities
Short-term bank loans	$899,250	$1,893,750
Accrued expenses and other current liabilities	3,696,380	2,909,587
Contract liabilities	79,500	10,985
Taxes payables	112,946	-
Operating lease liabilities – current portion	401,826	369,314
Due to related parties	173,132	359,992
Convertible notes payable – third parties, net	569,456	-
Total Current Liabilities	5,932,490	5,543,628

Tenant security deposit	21,680	7,980
Operating lease liability – non-current portion	407,457	791,827
Total Liabilities	6,361,627	6,343,435
COMMITMENTS AND CONTINGENCIES
Equity
Preferred stock, $0.001 par value, 20,000,000 authorized, nil shares issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 authorized, 7,940,298 and 3,286,190 shares issued and outstanding as of December 31, 2023 and 2022, respectively(1)	7,940	3,286
Additional paid-in capital	82,636,966	67,937,050
Stock subscription receivable	(451,480)	(1,354,440)
Accumulated deficit	(65,420,095)	(54,904,439)
Accumulated other comprehensive income	516,387	517,128
Treasury stock	(8,901,668)	(9,100,000)
Total Stockholders’ equity	8,388,050	3,098,585
Noncontrolling interest	(257,078)	137,554
Total Equity	8,130,972	3,236,139

Total Liabilities and Equity	$14,492,599	$9,579,574

(1)	Prior period results have been adjusted to reflect the 1-for-10 reverse stock split effected on July 25, 2023.

The accompanying notes are an integral part of these consolidated financial statements.

ABVC BIOPHARMA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year Ended December 31,
	2023	2022
Revenues	$152,430	$969,783

Cost of revenues	302,037	286,415

Gross (loss) profit	(149,607)	683,368

Operating expenses
Selling, general and administrative expenses	5,368,278	6,067,545
Research and development expenses	1,062,916	2,693,457
Stock-based compensation	1,635,708	7,036,778
Total operating expenses	8,066,902	15,797,780

Loss from operations	(8,216,509)	(15,114,412)

Other income (expense)
Interest income	185,481	187,817
Interest expense	(2,493,340)	(293,968)
Operating sublease income	65,900	107,150
Impairment loss	-	(110,125)
Investment loss	-	(7,446)
Gain (loss) on foreign exchange changes	22,690	(259,463)
Loss on investment in equity securities	(221,888)	-
Other income (expenses)	3,384	(24,149)
Total other income (expenses)	(2,437,773)	(400,184)

Loss before provision income tax	(10,654,282)	(15,514,596)

Provision for income tax expense	256,006	797,778

Net loss	(10,910,288)	(16,312,374)

Net loss attributable to noncontrolling interests	(394,632)	110,865

Net loss attributed to ABVC and subsidiaries	(10,515,656)	(16,423,239)
Foreign currency translation adjustment	(741)	(22,532)
Comprehensive loss	$(10,516,397)	$(16,445,771)

Net loss per share:
Basic and diluted	$(2.43)	$(5.19)

Weighted average number of common shares outstanding(1):
Basic and diluted	4,335,650	3,166,460

(1)	Prior period results have been adjusted to reflect the 1-for-10 reverse stock split effected on July 25, 2023.

The accompanying notes are an integral part of these consolidated financial statements.

ABVC BIOPHARMA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2023 AND 2022

	2023	2022
Cash flows from operating activities
Net loss	$(10,910,288)	$(16,312,374)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	28,531	23,799
Stock-based compensation	1,635,708	7,036,778
Inventory allowance for valuation losses	-	25,975
Provision for doubtful accounts	1,455,101	184,589
Other non-cash expenses	2,413,746	32,350
Impairment of prepaid expenses	-	110,125
Loss on investment in equity securities	221,888	-
Deferred tax expense	115,668	864,802
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	228,557	(614,166)
Decrease (increase) in prepaid expenses and other current assets	101,926	238,092
Decrease (increase) in due from related parties	(321,776)	(837,014)
Increase (decrease) in accrued expenses and other current liabilities	786,793	1,608,784
Increase (decrease) in contract liabilities	68,515	-
Increase (decrease) in tenant security deposit	13,700	(2,600)
Increase (decrease) in Taxes payables	112,946	-
Increase (decrease) in due to related parties	(186,860)	242,469
Net cash used in operating activities	(4,235,845)	(7,398,391)

Cash flows from investing activities
Purchase of equipment	(21,201)	(119,692)
Prepayment for equity investment	(338,985)	(1,601,992)
Net cash used in investing activities	(360,186)	(1,721,684)

Cash flows from financing activities
Issuance of common stock	1,050,000	3,663,925
Repayment of short-term bank loans	(1,000,000)	-
Proceeds from issuance of warrants	2,406,338	-
Proceeds from short-term bank loans	-	350,000
Proceeds from convertible notes payable	1,462,622	-
Net cash provided by financing activities	3,918,960	4,013,925

Effect of exchange rate changes on cash and cash equivalents and restricted cash	2,123	(67,337)

Net increase (decrease) in cash and cash equivalents and restricted cash	(674,948)	(5,173,487)

Cash and cash equivalents and restricted cash
Beginning	1,391,728	6,565,215
Ending	$716,780	$1,391,728

Supplemental disclosure of cash flows
Cash paid during the year for:
Interest expense paid	$33,180	$285,465
Income taxes paid	$27,392	$1,600
Non-cash financing and investing activities
Purchase of Property and equipment by issuing common stock to a third party	$7,400,000	$-
Issuance of common stock for conversion of debt	$3,306,112	$-

The accompanying notes are an integral part of these consolidated financial statements.

ABVC BIOPHARMA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEAR ENDED DECEMBER 31, 2023 AND 2022

	Common Stock		Stock	Additional		Accumulated Other	Treasury Stock		Non	Stockholders’
	Number of shares(1)	Amounts(1)	Subscription Receivable	Paid-in Capital(1)	Accumulated Deficit	Comprehensive Income	Number of Shares(1)	Amount	controlling Interest	Total Equity
Balance at December 31, 2021	2,893,089	$2,893	$(2,257,400)	$58,139,700	$(38,481,200)	$539,660	(27,535)	$(9,100,000)	$26,689	$8,870,342
Issuance of common shares for cash	200,000	200	-	3,663,725	-	-	-	-	-	3,663,925
Issuance of common shares for consulting service	193,101	193	-	4,891,695	-	-	-	-	-	4,891,888
Stock-based compensation for services	-	-	902,960	-	-	-	-	-	-	902,960
Stock-based compensation for options granted	-	-	-	1,241,930	-	-	-	-	-	1,241,930
Net loss for the year	-	-	-	-	(16,423,239)	-	-	-	110,865	(16,312,374)
Cumulative transaction adjustments	-	-	-	-	-	(22,532)	-	-	-	(22,532)
Balance at December 31, 2022	3,286,190	$3,286	$(1,354,440)	$67,937,050	$(54,904,439)	$517,128	(27,535)	$(9,100,000)	$137,554	$3,236,139
Issuance of common shares for cash	300,000	300	-	1,049,700	-	-	-	-	-	1,050,000
Issuance of common shares for consulting service	51,941	52	-	732,696	-	-	-	-	-	732,748
Issuance of common shares for property	370,000	370	-	7,399,630	-	-	-	-	-	7,400,000
Issuance of common shares upon exercise of convertible notes	3,732,167	3,732	-	3,302,380	-	-	-	-	-	3,306,112
Warrant issued with convertible notes payable	-	-	-	1,706,338	-	-	-	-	-	1,706,338
Issuance of pre-funded warrant	-	-	-	700,000	-	-	-	-	-	700,000
Exercise of pre-funded warrant	200,000	200	-	(200)	-	-	-	-	-	-
Stock-based compensation for services	-	-	902,960	-	-	-	-	-	-	902,960
Net loss for the year	-	-	-	-	(10,515,656)	-	-	-	(394,632)	(10,910,288)
Cumulative transaction adjustments	-	-	-	-	-	(741)	-	-	-	(741)
Distribute as Employee Compensation	-	-	-	(190,628)	-	-	591	198,332	-	7,704
Balance at December 31, 2023	7,940,298	$7,940	$(451,480)	$82,636,966	$(65,420,095)	$516,387	(26,553)	$(8,901,668)	$(257,078)	$8,130,972

(1)	Prior period results have been adjusted to reflect the 1-for-10 reverse stock split effected on July 25, 2023.

The accompanying notes are an integral part of these consolidated financial statements.

ABVC BIOPHARMA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

ABVC BioPharma, Inc. (the “Company”), formerly known as American BriVision (Holding) Corporation, a Nevada corporation, through the Company’s operating entity, American BriVision Corporation (“BriVision”), which was incorporated in July 2015 in the State of Delaware, engages in biotechnology to fulfill unmet medical needs and focuses on the development of new drugs and medical devices derived from plants. BriVision develops its pipeline by carefully tracking new medical discoveries or medical device technologies in research institutions in the Asia-Pacific region. Pre-clinical, disease animal model and Phase I safety studies are examined closely by the Company to identify drugs that BriVision believes demonstrate efficacy and safety. Once a drug appears to be a good candidate for development and ultimately commercialization, BriVision licenses the drug or medical device from the original researchers and begins to introduce the drugs clinical plan to highly respected principal investigators in the United States, Australia and Taiwan to conduct a Phase II clinical trial. At present, clinical trials for the Company’s drugs and medical devices are being conducted at such world-famous institutions as Memorial Sloan Kettering Cancer Center (“MSKCC”) and MD Anderson Cancer Center. BriVision had no predecessor operations prior to its formation on July 21, 2015.

Acquisition of AiBtl BioPharma Inc.

On November 12, 2023, the Company and one of its subsidiaries, BioLite, Inc. (“BioLite Taiwan”) each entered into a multi-year, global licensing agreement with AiBtl BioPharma Inc. (“AIBL”, or the acquired company) for the Company and BioLite Taiwan’s CNS drugs with the indications of MDD (Major Depressive Disorder) and ADHD (Attention Deficit Hyperactivity Disorder) (collectively, the “Licensed Products”). The potential license will cover the Licensed Products’ clinical trial, registration, manufacturing, supply, and distribution rights. The parties are determined to collaborate on the global development of the Licensed Products. The parties are also working to strengthen new drug development and business collaboration, including technology, interoperability, and standards development. As per each of the respective agreements, each of ABVC and BioLite Taiwan received 23 million shares of AIBL stock and as a result, the Company has a controlling interest over AIBL. If certain milestones are met, the Company and BioLite Taiwan are each eligible to receive $3,500,000 and royalties equaling 5% of net sales, up to $100 million.

The Company concluded the assets acquired and liabilities assumed did not meet the definition of a business as a limited number of inputs were acquired but no substantive business processes or signs of output were acquired. As such, the acquisition was accounted for as an asset purchase. The purchase consideration was nonmonetary assets (patent) and transfer on November12, 2023. The equity interest transferred to ABVC and BioLite Taiwan on December 15, 2023.

2. LIQUIDITY AND GOING CONCERN

The accompanying financial statements have been prepared in conformity with U.S. GAAP which contemplates continuation of the Company on a going concern basis. The going concern basis assumes that assets are realized, and liabilities are settled in the ordinary course of business at amounts disclosed in the financial statements. The Company’s ability to continue as a going concern depends upon its ability to market and sell its products to generate positive operating cash flows. For the year ended December 31, 2023, the Company reported net loss of $10,910,288. As of December 31, 2023, the Company’s working capital deficit was $4,275,781.  In addition, the Company had net cash outflows of $4,235,845 from operating activities for the year ended December 31, 2023. These conditions give rise to substantial doubt as to whether the Company will be able to continue as a going concern.

To sustain its ability to support the Company’s operating activities, the Company may have to consider supplementing its available sources of funds through the following sources:

●	cash generated from operations;

●	other available sources of financing from Taiwan banks and other financial institutions; and

●	financial support from the Company’s related party and shareholders.

Management’s plan is to continue improve operations to generate positive cash flows and raise additional capital through private or public offerings, or financial support from related parties or shareholders. If the Company is not able to generate positive operating cash flows, and raise additional capital, there is the risk that the Company may not be able to meet its short-term obligations. All of these factors raise substantial doubt about the ability of the Company to continue as a going concern. The audited financial statements for the years ended December 31, 2023 and 2022 have been prepared on a going concern basis and do not include any adjustments to reflect the possible future effects on the recoverability and classifications of assets or the amounts and classifications of liabilities that may result from the inability of the Company to continue as a going concern.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with the generally accepted accounting principles in the United States of America (the “U.S. GAAP”) and pursuant to the regulations of the Securities and Exchange Commission (the “SEC”). All significant intercompany transactions and account balances have been eliminated.

Reclassifications of Prior Year Presentation

Certain prior year unaudited consolidated balance sheet and unaudited consolidated cash flow statement amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

Fiscal Year

The Company changed its fiscal year from the period beginning on October 1st and ending on September 30th to the period beginning on January 1st and ending on December 31st, beginning January 1, 2018.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amount of revenues and expenses during the reporting periods. Actual results could differ materially from those results.

Stock Reverse Split

On July 25, 2023, the Company filed a Certificate of Amendment to its Articles of Incorporation authorizing a 1-for-10 reverse stock split of the issued and outstanding shares of its common stock. The Company’s stockholders previously approved the Reverse Stock Split at the Company’s Special Shareholder Meeting held on July 7, 2023. The Reverse Stock Split was effected to reduce the number of issued and outstanding shares and to increase the per share trading value of the Company’s common stock, although that outcome is not guaranteed. In turn, the Company believes that the Reverse Stock Split will enable the Company to restore compliance with certain continued listing standards of NASDAQ Capital Market. All shares and related financial information in this Form 10-K reflect this 1-for-10 reverse stock split.

Fair Value Measurements

FASB ASC 820, “Fair Value Measurements” defines fair value for certain financial and nonfinancial assets and liabilities that are recorded at fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It requires that an entity measure its financial instruments to base fair value on exit price, maximize the use of observable units and minimize the use of unobservable inputs to determine the exit price. It establishes a hierarchy which prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy increases the consistency and comparability of fair value measurements and related disclosures by maximizing the use of observable inputs and minimizing the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the assets or liabilities based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy prioritizes the inputs into three broad levels based on the reliability of the inputs as follows:

●	Level 1– Inputs are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. Valuation of these instruments does not require a high degree of judgment as the valuations are based on quoted prices in active markets that are readily and regularly available.

●	Level 2– Inputs other than quoted prices in active markets that are either directly or indirectly observable as of the measurement date, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3– Valuations based on inputs that are unobservable and not corroborated by market data. The fair value for such assets and liabilities is generally determined using pricing models, discounted cash flow methodologies, or similar techniques that incorporate the assumptions a market participant would use in pricing the asset or liability.

The carrying values of certain assets and liabilities of the Company, such as cash and cash equivalents, restricted cash, accounts receivable, due from related parties, inventory, prepaid expenses and other current assets, accrued expenses and other current liabilities, and due to related parties approximate fair value due to their relatively short maturities. The carrying value of the Company’s short-term bank loans, convertible notes payable, and accrued interest approximates their fair value as the terms of the borrowing are consistent with current market rates and the duration to maturity is short. The carrying value of the Company’s long-term bank loan approximates fair value because the interest rates approximate market rates that the Company could obtain for debt with similar terms and maturities.

Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments in high quality credit institutions, but these investments may be in excess of Taiwan Central Deposit Insurance Corporation and the U.S. Federal Deposit Insurance Corporation’s insurance limits. The Company does not enter into financial instruments for hedging, trading or speculative purposes.

We perform ongoing credit evaluation of our customers and requires no collateral. An allowance for doubtful accounts is provided based on a review of the collectability of accounts receivable. We determine the amount of allowance for doubtful accounts by examining its historical collection experience and current trends in the credit quality of its customers as well as its internal credit policies. Actual credit losses may differ from our estimates.

Concentration of Clients

As of December 31, 2023, the most major client, specializes in developing and commercializing of dietary supplements and therapeutics in dietary supplement industry, accounted for 87.24% of the Company’s total account receivable.

As of December 31, 2022, the most major clients, specializes in developing and commercializing of dietary supplements and therapeutics in dietary supplement industry, accounted for 71.89% of the Company’s total account receivable; the second major client with its Chairman being the Board of Director of BioKey, accounted for 16.62% of the Company’s total account receivable.

For the year ended December 31, 2023, the most major client, distributing nutritional supplement in Asia Pacific, accounted for 80.04% of the Company’s total revenues. For the year ended December 31, 2022, one major client, who is a Shareholder of the Company that works in development and commercialization of new drugs in Taiwan, accounted for 93.22% of the Company’s total revenues.

Cash and Cash Equivalents

The Company considers highly liquid investments with maturities of three months or less to be cash equivalents when purchased. As of December 31, 2023 and 2022, the Company’s cash and cash equivalents amounted to $60,155 and $85,265, respectively. Some of the Company’s cash deposits are held in financial institutions located in Taiwan where there is currently regulation mandated on obligatory insurance of bank accounts. The Company believes this financial institution is of high credit quality.

Restricted Cash

Restricted cash primarily consist of cash held in a reserve bank account in Taiwan. As of December 31, 2023 and 2022, the Company’s restricted cash amounted $656,625 and $1,306,463, respectively.

Inventory

Inventory consists of raw materials, work-in-process, finished goods, and merchandise. Inventories are stated at the lower of cost or market and valued on a moving weighted average cost basis. Market is determined based on net realizable value. The Company periodically reviews the age and turnover of its inventory to determine whether any inventory has become obsolete or has declined in value, and incurs a charge to operations for known and anticipated inventory obsolescence.

Accounts receivable and allowance for expected credit losses accounts

Accounts receivable is recorded and carried at the original invoiced amount less an allowance for any potential uncollectible amounts.

The Company make estimates of expected credit and collectability trends for the allowance for credit losses and allowance for unbilled receivables based upon our assessment of various factors, including historical experience, the age of the accounts receivable balances, credit quality of customers, current economic conditions reasonable and supportable forecasts of future economic conditions, and other factors that may affect our ability to collect from customers. The provision is recorded against accounts receivable balances, with a corresponding charge recorded in the consolidated statements of income. Actual amounts received may differ from management’s estimate of credit worthiness and the economic environment. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

Allowance for expected credit losses accounts was $616,505 and $194,957 as of December 31, 2023 and 2022, respectively.

Revenue Recognition

During the fiscal year 2018, the Company adopted Accounting Standards Codification (“ASC”), Topic 606 (ASC 606), Revenue from Contracts with Customers, using the modified retrospective method to all contracts that were not completed as of January 1, 2018, and applying the new revenue standard as an adjustment to the opening balance of accumulated deficit at the beginning of 2018 for the cumulative effect. The results for the Company’s reporting periods beginning on and after January 1, 2018 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported under the accounting standards in effect for the prior period. Based on the Company’s review of existing collaborative agreements as of January 1, 2018, the Company concluded that the adoption of the new guidance did not have a significant change on the Company’s revenue during all periods presented.

Pursuant to ASC 606, the Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that the Company determines is within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration the Company is entitled to in exchange for the goods or services the Company transfers to the customers. At inception of the contract, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract, determines those that are performance obligations, and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

The following are examples of when the Company recognizes revenue based on the types of payments the Company receives.

Collaborative Revenues — The Company recognizes collaborative revenues generated through collaborative research, development and/or commercialization agreements. The terms of these agreements typically include payment to the Company related to one or more of the following: non-refundable upfront license fees, development and commercial milestones, partial or complete reimbursement of research and development costs, and royalties on net sales of licensed products. Each type of payments results in collaborative revenues except for revenues from royalties on net sales of licensed products, which are classified as royalty revenues. To date, the Company has not received any royalty revenues. Revenue is recognized upon satisfaction of a performance obligation by transferring control of a good or service to the collaboration partners.

As part of the accounting for these arrangements, the Company applies judgment to determine whether the performance obligations are distinct, and develop assumptions in determining the stand-alone selling price for each distinct performance obligation identified in the collaboration agreements. To determine the stand-alone selling price, the Company relies on assumptions which may include forecasted revenues, development timelines, reimbursement rates for R&D personnel costs, discount rates and probabilities of technical and regulatory success.

The Company had multiple deliverables under the collaborative agreements, including deliverables relating to grants of technology licenses, regulatory and clinical development, and marketing activities. Estimation of the performance periods of the Company’s deliverables requires the use of management’s judgment. Significant factors considered in management’s evaluation of the estimated performance periods include, but are not limited to, the Company’s experience in conducting clinical development, regulatory and manufacturing activities. The Company reviews the estimated duration of its performance periods under its collaborative agreements on an annually basis, and makes any appropriate adjustments on a prospective basis. Future changes in estimates of the performance period under its collaborative agreements could impact the timing of future revenue recognition.

(i) Non-refundable upfront payments

If a license to the Company’s intellectual property is determined to be distinct from the other performance obligations identified in an arrangement, the Company recognizes revenue from the related non-refundable upfront payments based on the relative standalone selling price prescribed to the license compared to the total selling price of the arrangement. The revenue is recognized when the license is transferred to the collaboration partners and the collaboration partners are able to use and benefit from the license. To date, the receipt of non-refundable upfront fees was solely for the compensation of past research efforts and contributions made by the Company before the collaborative agreements entered into and it does not relate to any future obligations and commitments made between the Company and the collaboration partners in the collaborative agreements.

(ii) Milestone payments

The Company is eligible to receive milestone payments under the collaborative agreement with collaboration partners based on achievement of specified development, regulatory and commercial events. Management evaluated the nature of the events triggering these contingent payments, and concluded that these events fall into two categories: (a) events which involve the performance of the Company’s obligations under the collaborative agreement with collaboration partners, and (b) events which do not involve the performance of the Company’s obligations under the collaborative agreement with collaboration partners.

The former category of milestone payments consists of those triggered by development and regulatory activities in the territories specified in the collaborative agreements. Management concluded that each of these payments constitute substantive milestone payments. This conclusion was based primarily on the facts that (i) each triggering event represents a specific outcome that can be achieved only through successful performance by the Company of one or more of its deliverables, (ii) achievement of each triggering event was subject to inherent risk and uncertainty and would result in additional payments becoming due to the Company, (iii) each of the milestone payments is non-refundable, (iv) substantial effort is required to complete each milestone, (v) the amount of each milestone payment is reasonable in relation to the value created in achieving the milestone, (vi) a substantial amount of time is expected to pass between the upfront payment and the potential milestone payments, and (vii) the milestone payments relate solely to past performance. Based on the foregoing, the Company recognizes any revenue from these milestone payments in the period in which the underlying triggering event occurs.

(iii) Multiple Element Arrangements

The Company evaluates multiple element arrangements to determine (1) the deliverables included in the arrangement and (2) whether the individual deliverables represent separate units of accounting or whether they must be accounted for as a combined unit of accounting. This evaluation involves subjective determinations and requires management to make judgments about the individual deliverables and whether such deliverables are separate from other aspects of the contractual relationship. Deliverables are considered separate units of accounting provided that: (i) the delivered item(s) has value to the customer on a standalone basis and (ii) if the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially within its control. In assessing whether an item under a collaboration has standalone value, the Company considers factors such as the research, manufacturing, and commercialization capabilities of the collaboration partner and the availability of the associated expertise in the general marketplace. The Company also considers whether its collaboration partners can use the other deliverable(s) for their intended purpose without the receipt of the remaining element(s), whether the value of the deliverable is dependent on the undelivered item(s), and whether there are other vendors that can provide the undelivered element(s).

The Company recognizes arrangement consideration allocated to each unit of accounting when all of the revenue recognition criteria in ASC 606 are satisfied for that particular unit of accounting. In the event that a deliverable does not represent a separate unit of accounting, the Company recognizes revenue from the combined unit of accounting over the Company’s contractual or estimated performance period for the undelivered elements, which is typically the term of the Company’s research and development obligations. If there is no discernible pattern of performance or objectively measurable performance measures do not exist, then the Company recognizes revenue under the arrangement on a straight-line basis over the period the Company is expected to complete its performance obligations. Conversely, if the pattern of performance in which the service is provided to the customer can be determined and objectively measurable performance measures exist, then the Company recognizes revenue under the arrangement using the proportional performance method. Revenue recognized is limited to the lesser of the cumulative amount of payments received or the cumulative amount of revenue earned, as determined using the straight-line method or proportional performance method, as applicable, as of the period ending date.

At the inception of an arrangement that includes milestone payments, the Company evaluates whether each milestone is substantive and at risk to both parties on the basis of the contingent nature of the milestone. This evaluation includes an assessment of whether: (1) the consideration is commensurate with either the Company’s performance to achieve the milestone or the enhancement of the value of the delivered item(s) as a result of a specific outcome resulting from its performance to achieve the milestone, (2) the consideration relates solely to past performance and (3) the consideration is reasonable relative to all of the deliverables and payment terms within the arrangement. The Company evaluates factors such as the scientific, clinical, regulatory, commercial, and other risks that must be overcome to achieve the particular milestone and the level of effort and investment required to achieve the particular milestone in making this assessment. There is considerable judgment involved in determining whether a milestone satisfies all of the criteria required to conclude that a milestone is substantive. Milestones that are not considered substantive are recognized as earned if there are no remaining performance obligations or over the remaining period of performance, assuming all other revenue recognition criteria are met.

(iv) Royalties and Profit Sharing Payments

Under the collaborative agreement with the collaboration partners, the Company is entitled to receive royalties on sales of products, which is at certain percentage of the net sales. The Company recognizes revenue from these events based on the revenue recognition criteria set forth in ASC 606. Based on those criteria, the Company considers these payments to be contingent revenues, and recognizes them as revenue in the period in which the applicable contingency is resolved.

Revenues Derived from Research and Development Activities Services — Revenues related to research and development and regulatory activities are recognized when the related services or activities are performed, in accordance with the contract terms. The Company typically has only one performance obligation at the inception of a contract, which is to perform research and development services. The Company may also provide its customers with an option to request that the Company provides additional goods or services in the future, such as active pharmaceutical ingredient, API, or IND/NDA/ANDA/510K submissions. The Company evaluates whether these options are material rights at the inception of the contract. If the Company determines an option is a material right, the Company will consider the option a separate performance obligation.

If the Company is entitled to reimbursement from its customers for specified research and development expenses, the Company accounts for the related services that it provides as separate performance obligations if it determines that these services represent a material right. The Company also determines whether the reimbursement of research and development expenses should be accounted for as revenues or an offset to research and development expenses in accordance with provisions of gross or net revenue presentation. The Company recognizes the corresponding revenues or records the corresponding offset to research and development expenses as it satisfies the related performance obligations.

The Company then determines the transaction price by reviewing the amount of consideration the Company is eligible to earn under the contracts, including any variable consideration. Under the outstanding contracts, consideration typically includes fixed consideration and variable consideration in the form of potential milestone payments. At the start of an agreement, the Company’s transaction price usually consists of the payments made to or by the Company based on the number of full-time equivalent researchers assigned to the project and the related research and development expenses incurred. The Company does not typically include any payments that the Company may receive in the future in its initial transaction price because the payments are not probable. The Company would reassess the total transaction price at each reporting period to determine if the Company should include additional payments in the transaction price.

The Company receives payments from its customers based on billing schedules established in each contract. Upfront payments and fees may be recorded as advance from customers upon receipt or when due, and may require deferral of revenue recognition to a future period until the Company performs its obligations under these arrangements. Amounts are recorded as accounts receivable when the right of the Company to consideration is unconditional. The Company does not assess whether a contract has a significant financing component if the expectation at contract inception is such that the period between payment by the customers and the transfer of the promised goods or services to the customers will be one year or less.

Property and Equipment, net

Property and equipment, net is carried at cost net of accumulated depreciation. Repairs and maintenance are expensed as incurred. Expenditures that improve the functionality of the related asset or extend the useful life are capitalized. When property and equipment is retired or otherwise disposed of, the related gain or loss is included in operating income. Leasehold improvements are depreciated on the straight-line method over the shorter of the remaining lease term or estimated useful life of the asset. Depreciation is calculated on the straight-line method, including property and equipment under capital leases, generally based on the following useful lives:

Estimated Life in Years
Buildings and leasehold improvements	5 ~ 50
Machinery and equipment	5 ~ 10
Office equipment	3 ~ 6

Construction-in-Progress

The Company acquires constructions that constructs certain of its fixed assets. All direct and indirect costs that are related to the construction of fixed assets and incurred before the assets are ready for their intended use are capitalized as construction-in-progress. No depreciation is provided in respect of construction-in-progress. Construction in progress is transferred to specific fixed asset items and depreciation of these assets commences when they are ready for their intended use.

Impairment of Long-Lived Assets

The Company has adopted Accounting Standards Codification subtopic 360-10, Property, Plant and Equipment (“ASC 360-10”). ASC 360-10 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates its long-lived assets for impairment annually or more often if events and circumstances warrant. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. ASC 360-10 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Long-term Equity Investment

The Company acquires the equity investments to promote business and strategic objectives. The Company accounts for non-marketable equity and other equity investments for which the Company does not have control over the investees as:

●	Equity method investments when the Company has the ability to exercise significant influence, but not control, over the investee. Its proportionate share of the income or loss is recognized monthly and is recorded in gains (losses) on equity investments.

●	Non-marketable cost method investments when the equity method does not apply.

Significant judgment is required to identify whether an impairment exists in the valuation of the Company’s non-marketable equity investments, and therefore the Company considers this a critical accounting estimate. Its yearly analysis considers both qualitative and quantitative factors that may have a significant impact on the investee’s fair value. Qualitative analysis of its investments involves understanding the financial performance and near-term prospects of the investee, changes in general market conditions in the investee’s industry or geographic area, and the management and governance structure of the investee. Quantitative assessments of the fair value of its investments are developed using the market and income approaches. The market approach includes the use of comparable financial metrics of private and public companies and recent financing rounds. The income approach includes the use of a discounted cash flow model, which requires significant estimates regarding the investees’ revenue, costs, and discount rates. The Company’s assessment of these factors in determining whether an impairment exists could change in the future due to new developments or changes in applied assumptions.

Other-Than-Temporary Impairment

The Company’s long-term equity investments are subject to a periodic impairment review. Impairments affect earnings as follows:

●	Marketable equity securities include the consideration of general market conditions, the duration and extent to which the fair value is below cost, and our ability and intent to hold the investment for a sufficient period of time to allow for recovery of value in the foreseeable future. The Company also considers specific adverse conditions related to the financial health of, and the business outlook for, the investee, which may include industry and sector performance, changes in technology, operational and financing cash flow factors, and changes in the investee’s credit rating. The Company records other-than-temporary impairments on marketable equity securities and marketable equity method investments in gains (losses) on equity investments.

●

Non-marketable equity investments based on the Company’s assessment of the severity and duration of the impairment, and qualitative and quantitative analysis of the operating performance of the investee; adverse changes in market conditions and the regulatory or economic environment; changes in operating structure or management of the investee; additional funding requirements; and the investee’s ability to remain in business. A series of operating losses of an investee or other factors may indicate that a decrease in value of the investment has occurred that is other than temporary and that shall be recognized even though the decrease in value is in excess of what would otherwise be recognized by application of the equity method. A loss in value of an investment that is other than a temporary decline shall be recognized. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of the investee to sustain an earnings capacity that would justify the carrying amount of the investment. The Company records other-than-temporary impairments for non-marketable cost method investments and equity method investments in gains (losses) on equity investments.

Other-than-temporary impairments of equity investments were $0 and $0 for the year ended December 31, 2023 and 2022, respectively.

Goodwill

The Company evaluates goodwill for impairment annually or more frequently when an event occurs or circumstances change that indicate the carrying value may not be recoverable. In testing goodwill for impairment, the Company may elect to utilize a qualitative assessment to evaluate whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the qualitative assessment indicates that goodwill impairment is more likely than not, the Company performs a two-step impairment test. The Company tests goodwill for impairment under the two-step impairment test by first comparing the book value of net assets to the fair value of the reporting units. If the fair value is determined to be less than the book value or qualitative factors indicate that it is more likely than not that goodwill is impaired, a second step is performed to compute the amount of impairment as the difference between the estimated fair value of goodwill and the carrying value. The Company estimates the fair value of the reporting units using discounted cash flows. Forecasts of future cash flows are based on our best estimate of future net sales and operating expenses, based primarily on expected category expansion, pricing, market segment share, and general economic conditions.

The Company completed the required testing of goodwill for impairment as of December 31, 2023, and determined that goodwill was impaired because of the current financial condition of the Company and the Company’s inability to generate future operating income without substantial sales volume increases, which are highly uncertain. Furthermore, the Company anticipates future cash flows indicate that the recoverability of goodwill is not reasonably assured.

Convertible Notes Payable

The Company accounts for the convertible notes issued at a discount, by comparing the principal amount and book value, with the calculation of discounted method. The Company assess the discount per month. The amortization period of the promissory note is 18 months.

Beneficial Conversion Feature

From time to time, the Company may issue convertible notes that may contain an imbedded beneficial conversion feature. A beneficial conversion feature exists on the date a convertible note is issued when the fair value of the underlying common stock to which the note is convertible into is in excess of the remaining unallocated proceeds of the note after first considering the allocation of a portion of the note proceeds to the fair value of the warrants, if related warrants have been granted. The intrinsic value of the beneficial conversion feature is recorded as a debt discount with a corresponding amount to additional paid in capital. The debt discount is amortized to interest expense over the life of the note using the effective interest method.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. The Company determined that upon further review of the warrant agreement, the Public Warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

Research and Development Expenses

The Company accounts for the cost of using licensing rights in research and development cost according to ASC Topic 730-10-25-1. This guidance provides that absent alternative future uses the acquisition of product rights to be used in research and development activities must be charged to research and development expenses when incurred.

The Company accounts for R&D costs in accordance with Accounting Standards Codification (“ASC”) 730, Research and Development (“ASC 730”). Research and development expenses are charged to expense as incurred unless there is an alternative future use in other research and development projects or otherwise. Research and development expenses are comprised of costs incurred in performing research and development activities, including personnel-related costs, facilities-related overhead, and outside contracted services including clinical trial costs, manufacturing and process development costs for both clinical and preclinical materials, research costs, and other consulting services. Non-refundable advance payment for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made. In instances where the Company enters into agreements with third parties to provide research and development services, costs are expensed as services are performed.

Post-retirement and post-employment benefits

The Company’s subsidiaries in Taiwan adopted the government mandated defined contribution plan pursuant to the Labor Pension Act (the “Act”) in Taiwan. Such labor regulations require that the rate of contribution made by an employer to the Labor Pension Fund per month shall not be less than 6% of the worker’s monthly salaries. Pursuant to the Act, the Company makes monthly contribution equal to 6% of employees’ salaries to the employees’ pension fund. The Company has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were $10,314 and $13,031 for the years ended December 31, 2023 and 2022, respectively. Other than the above, the Company does not provide any other post-retirement or post-employment benefits.

Stock-based Compensation

The Company measures expense associated with all employee stock-based compensation awards using a fair value method and recognizes such expense in the consolidated financial statements on a straight-line basis over the requisite service period in accordance with FASB ASC Topic 718 “Compensation-Stock Compensation”. Total employee stock-based compensation expenses were $0 and $1,241,930 for the years ended December 31, 2023 and 2022, respectively.

The Company accounted for stock-based compensation to non-employees in accordance with FASB ASC Topic 718 “Compensation-Stock Compensation” and FASB ASC Topic 505-50 “Equity-Based Payments to Non-Employees” which requires that the cost of services received from non-employees is measured at fair value at the earlier of the performance commitment date or the date service is completed and recognized over the period the service is provided. Total non-employee stock-based compensation expenses were $1,635,708 and $5,794,848 for the years ended December 31, 2023 and 2022, respectively.

Income Taxes

The Company accounts for income taxes using the asset and liability approach which allows the recognition and measurement of deferred tax assets to be based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will expire before the Company is able to realize their benefits, or future deductibility is uncertain.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The evaluation of a tax position is a two-step process. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigations based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefits recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer satisfied. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the year incurred. No significant penalty or interest relating to income taxes has been incurred for the years ended December 31, 2023 and 2022. GAAP also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transition.

Valuation of Deferred Tax Assets

A valuation allowance is recorded to reduce the Company’s deferred tax assets to the amount that is more likely than not to be realized. In assessing the need for the valuation allowance, management considers, among other things, projections of future taxable income and ongoing prudent and feasible tax planning strategies. If the Company determines that sufficient negative evidence exists, then it will consider recording a valuation allowance against a portion or all of the deferred tax assets in that jurisdiction. If, after recording a valuation allowance, the Company’s projections of future taxable income and other positive evidence considered in evaluating the need for a valuation allowance prove, with the benefit of hindsight, to be inaccurate, it could prove to be more difficult to support the realization of its deferred tax assets. As a result, an additional valuation allowance could be required, which would have an adverse impact on its effective income tax rate and results. Conversely, if, after recording a valuation allowance, the Company determines that sufficient positive evidence exists in the jurisdiction in which the valuation allowance was recorded, it may reverse a portion or all of the valuation allowance in that jurisdiction. In such situations, the adjustment made to the deferred tax asset would have a favorable impact on its effective income tax rate and results in the period such determination was made.

Loss Per Share of Common Stock

The Company calculates net loss per share in accordance with ASC Topic 260, “Earnings per Share”. Basic loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive. Diluted earnings per share excludes all dilutive potential shares if their effect is anti-dilutive.

Commitments and Contingencies

The Company has adopted ASC Topic 450 “Contingencies” subtopic 20, in determining its accruals and disclosures with respect to loss contingencies. Accordingly, estimated losses from loss contingencies are accrued by a charge to income when information available before financial statements are issued or are available to be issued indicates that it is probable that an asset had been impaired or a liability had been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is at least reasonably possible that a material loss could be incurred.

Foreign-currency Transactions

For the Company’s subsidiaries in Taiwan, the foreign-currency transactions are recorded in New Taiwan dollars (“NTD”) at the rates of exchange in effect when the transactions occur. Gains or losses resulting from the application of different foreign exchange rates when cash in foreign currency is converted into New Taiwan dollars, or when foreign-currency receivables or payables are settled, are credited or charged to income in the year of conversion or settlement. On the balance sheet dates, the balances of foreign-currency assets and liabilities are restated at the prevailing exchange rates and the resulting differences are charged to current income except for those foreign currencies denominated investments in shares of stock where such differences are accounted for as translation adjustments under the Statements of Stockholders’ Equity (Deficit).

Translation Adjustment

The accounts of the Company’s subsidiaries in Taiwan were maintained, and their financial statements were expressed, in New Taiwan Dollar (“NT$”). Such financial statements were translated into U.S. Dollars (“$” or “USD”) in accordance ASC 830, “Foreign Currency Matters”, with the NT$ as the functional currency. According to the Statement, all assets and liabilities are translated at the current exchange rate, stockholder’s deficit are translated at the historical rates and income statement items are translated at an average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income (loss) as a component of stockholders’ equity (deficit).

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for convertible debt by eliminating the beneficial conversion and cash conversion accounting models. Upon adoption of ASU 2020-06, convertible debt, unless issued with a substantial premium or an embedded conversion feature that is not clearly and closely related to the host contract, will no longer be allocated between debt and equity components. This modification will reduce the issue discount and result in less non-cash interest expense in financial statements. ASU 2020-06 also updates the earnings per share calculation and requires entities to assume share settlement when the convertible debt can be settled in cash or shares. For contracts in an entity’s own equity, the type of contracts primarily affected by ASU 2020-06 are freestanding and embedded features that are accounted for as derivatives under the current guidance due to a failure to meet the settlement assessment by removing the requirements to (i) consider whether the contract would be settled in registered shares, (ii) consider whether collateral is required to be posted, and (iii) assess shareholder rights. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, and only if adopted as of the beginning of such fiscal year. The Company is currently evaluating the impact that the standard will have on its consolidated financial statements.

The Company is currently evaluating the impact that the standards mentioned above will have on its consolidated financial statements.

4. COLLABORATIVE AGREEMENTS

Collaborative agreements with BHK, a related party

(i)	On February 24, 2015, BioLite Taiwan and BioHopeKing Corporation (the “BHK”) entered into a co-development agreement, (the “BHK Co-Development Agreement”), pursuant to which it is collaborative with BHK to develop and commercialize BLI-1401-2 (Botanical Drug) Triple Negative Breast Cancer (TNBC) Combination Therapy (BLI-1401-2 Products) in Asian countries excluding Japan for all related intellectual property rights, and has developed it for medicinal use in collaboration with outside researchers. The development costs shall be shared 50/50 between BHK and the Company. The BHK Co-Development Agreement will remain in effect for fifteen years from the date of first commercial sale of the Product in in Asia excluding Japan.

On July 27, 2016, BioLite Taiwan and BHK agreed to amend the payment terms of the milestone payment in an aggregate amount of $10 million based on the following schedule:

●	Upon the signing of the BHK Co-Development Agreement: $1 million, or 10% of total payment

●	Upon the first Investigational New Drug (IND) submission and BioLite Taiwan will deliver all data to BHK according to FDA Reviewing requirement: $1 million, or 10% of total payment

●	At the completion of first phase II clinical trial: $1 million, or 10% of total payment

●	At the initiation of phase III of clinical trial research: $3 million, or 30% of total payment

●	Upon the New Drug Application (NDA) submission: $4 million, or 40% of total payment

In December 2015, BHK has paid a non-refundable upfront cash payment of $1 million, or 10% of $10,000,000, upon the signing of BHK Co-Development Agreement. The Company concluded that the deliverables are considered separate units of accounting as the delivered items have value to the customer on a standalone basis and recognized this cash receipt as collaboration revenue when all research, technical, and development data was delivered to BHK in 2015. The receipt is for the compensation of past research efforts and contributions made by BioLite Taiwan before this collaborative agreement was signed and it does not relate to any future commitments made by BioLite Taiwan and BHK in this collaborative agreement. In August 2016, the Company has received the second milestone payment of NT$31,649,000, approximately equivalent to $1 million, and recognized collaboration revenue for the year ended December 31, 2016. As of the date of this report, the Company has not completed the first phase II clinical trial.

In addition to the milestone payments, BioLite Taiwan is entitled to receive royalty on 12% of BHK’s net sales related to BLI-1401-2 Products. As of December 31, 2023 and 2022, the Company has not earned the royalty under the BHK Co-Development Agreement.

(ii) On December 9, 2015, BioLite Taiwan entered into another two collaborative agreements (the “BHK Collaborative Agreements”), pursuant to which it is collaborative with BHK to co-develop and commercialize BLI-1005 for “Targeting Major Depressive Disorder” (BLI-1005 Products) and BLI-1006 for “Targeting Inflammatory Bowel Disease” (BLI-1006 Products) in Asia excluding Japan for all related intellectual property rights, and has developed it for medicinal use in collaboration with outside researchers. The development costs shall be shared 50/50 between BHK and the Company. The BHK Co-Development Agreement will remain in effect for fifteen years from the date of first commercial sale of the Product in in Asia excluding Japan.

In 2015, the Company recognized the cash receipt in a total of NT$50 million, approximately equivalent to $1.6 million, as collaboration revenue when all research, technical, and development data was delivered to BHK. The Company concluded that the deliverables are considered separate units of accounting as the delivered items have value to the customer on a standalone basis and recognized this payment as collaboration revenue when all research, technical, data and development data was delivered to BHK. The cash receipt is for the compensation of past research efforts and contributions made by BioLite Taiwan before this BHK Collaborative Agreements was signed and it does not relate to any future commitments made by BioLite Taiwan and BHK in this BHK Collaborative Agreements.

In addition to the total of NT$50 million, approximately equivalent to $1.60 million, BioLite Taiwan is entitled to receive 50% of the future net licensing income or net sales profit. As of December 31, 2023 and 2022, the Company has not earned the royalty under the BHK Collaborative Agreements.

Collaborative agreement with BioLite, Inc., a related party

The Company entered into a collaborative agreement with BioLite, Inc. on December 29, 2015, and then entered into two addendums to such agreement, as amended and revised, (the “BioLite Agreement”). The majority shareholder of BioLite is one of the Company’s subsidiaries, Mr. Jiang, the Company’s Chairman is a director of BioLite and Dr. Jiang, the Company’s Chief Strategy Officer and a director, is the Chairman of BioLite.

Pursuant to the BioLite Agreement, the Company acquired the sole licensing rights to develop and commercialize for therapeutic purposes six compounds from BioLite. In accordance with the terms of the Agreement, the Company shall pay BioLite (i) milestone payments of up to $100 million in cash and equity of the Company or equity securities owned by it at various stages on a schedule dictated by BioLite’s achievements of certain milestones, as set forth in the Agreement (the “Milestone Payments”) and (ii) a royalty payment equal to 5% of net sales of the drug products when ABV-1501 is approved for sale in the licensed territories. If BioLite fails to reach any of the milestones in a timely manner, it may not receive the rest of the payments from the Company.

According to the BioLite Agreement, after Phase II clinical trials are completed, 15% of the Milestone Payment becomes due and shall be paid in two stages: (i) 5% no later than December 31, 2021 (the “December 2021 Payment”) and (ii) 10% no later than December 31, 2022.

On February 12, 2022, the Company’s Board of Directors determined that the December 2021 Payment, which is equal to $5,000,000, shall be paid via the cancellation of certain outstanding debt, in the amount of $5,000,000, that BioLite owes the Company as of December 31, 20212023.

On February 22, 2022, the parties entered into an amendment to the BioLite Agreement allowing the Company to make all payments due under the Agreement via the forgiveness of debt, in equal value, owed by BioLite to the Company.

This was a related party transaction.

Co-Development agreement with Rgene Corporation, a related party

On May 26, 2017, BriVision entered into a co-development agreement (the “Co-Dev Agreement”) with Rgene Corporation (the “Rgene”), a related party under common control by controlling beneficiary shareholder of YuanGene Corporation and the Company (See Note 12). Pursuant to Co-Dev Agreement, BriVision and Rgene agreed to co-develop and commercialize ABV-1507 HER2/neu Positive Breast Cancer Combination Therapy, ABV-1511 Pancreatic Cancer Combination Therapy and ABV-1527 Ovary Cancer Combination Therapy. Under the terms of the Co-Dev Agreement, Rgene is required to pay the Company $3,000,000 in cash or stock of Rgene with equivalent value by August 15, 2017. The payment is for the compensation of BriVision’s past research efforts and contributions made by BriVision before the Co-Dev Agreement was signed and it does not relate to any future commitments made by BriVision and Rgene in this Co-Dev Agreement. In addition to $3,000,000, the Company is entitled to receive 50% of the future net licensing income or net sales profit earned by Rgene, if any, and any development costs shall be equally shared by both BriVision and Rgene.

On June 1, 2017, the Company has delivered all research, technical, data and development data to Rgene. Since both Rgene and the Company are related parties and under common control by a controlling beneficiary shareholder of YuanGene Corporation and the Company, the Company has recorded the full amount of $3,000,000 in connection with the Co-Dev Agreement as additional paid-in capital during the year ended December 31, 2017. During the year ended December 31, 2017, the Company has received $450,000 in cash. On December 24, 2018, the Company received the remaining balance of $2,550,000 in the form of newly issued shares of Rgene’s Common Stock, at the price of NT$50 (approximately equivalent to $1.60 per share), for an aggregate number of 1,530,000 shares, which accounted for equity method long-term investment as of December 31, 2018. During the year ended December 31, 2018, the Company has recognized investment loss of $549. On December 31, 2018, the Company determined to fully write off this investment based on the Company’s assessment of the severity and duration of the impairment, and qualitative and quantitative analysis of the operating performance of the investee, adverse changes in market conditions and the regulatory or economic environment, changes in operating structure of Rgene, additional funding requirements, and Rgene’s ability to remain in business. All projects that have been initiated will be managed and supported by the Company and Rgene.

The Company and Rgene signed an amendment to the Co-Dev Agreement on November 10, 2020, pursuant to which both parties agreed to delete AB-1507 HER2/neu Positive Breast Cancer Combination Therapy and AB 1527 Ovary Cancer Combination Therapy and add ABV-1519 EGFR Positive Non-Small Cell Lung Cancer Combination Therapy and ABV-1526 Large Intestine / Colon / Rectal Cancer Combination Therapy to the products to be co-developed and commercialized. Other provisions of the Co-Dev Agreement remain in full force and effect.

On June 10, 2022, the Company expanded its co-development partnership with Rgene. On that date, BioKey, ABVC has entered into a Clinical Development Service Agreement with Rgene to guide three Rgene drug products, RGC-1501 for the treatment of Non-Small Cell Lung Cancer (NSCLC), RGC-1502 for the treatment of pancreatic cancer and RGC 1503 for the treatment of colorectal cancer patients, through completion of Phase II clinical studies under the U.S. FDA IND regulatory requirements. Under the terms of the new Services Agreement, BioKey is eligible to receive payments totaling $3.0 million over a 3-year period with each payment amount to be determined by certain regulatory milestones obtained during the agreement period. The Service Agreement shall remain in effect until the expiration date of the last patent and automatically renew for 5 more years unless terminated earlier by either party with six months written notice. Either party may terminate the Service Agreement for cause by providing 30 days written notice.

Through a series of transactions over the past 5 years, the Company and Rgene have co-developed the three drug products covered by the Service Agreement, which has resulted in the Company owning 31.62% of Rgene.

As part of the Rgene Studies, the Company agreed to loan $1.0 million to Rgene, for which Rgene has provided the Company with a 5% working capital convertible loan (the “Note”). If the Note is fully converted, the Company will own an additional 6.4% of Rgene. The Company is expected to receive the outstanding loan from the related party by the first half of 2024, either by cash or conversion of shares of Rgene. The Company may convert the Note at any time into shares of Rgene’s common stock at either (i) a fixed conversion price equal to $1.00 per share or (ii) 20% discount of the stock price of the then most recent offering, whichever is lower; the conversion price is subject to adjustment as set forth in the Note. The Note includes standard events of default, as well as a cross default provision pursuant to which a breach of the Service Agreement will trigger an event of default under the Note if not cured after 5 business days of written notice regarding the breach is provided. Upon an event of default, the outstanding principal and any accrued and unpaid interest shall be immediately due and payable.

The Service Agreement shall remain in effect until the expiration date of the last patent and automatically renew for 5 more years unless terminated earlier by either party with six months written notice. Either party may terminate the Service Agreement for cause by providing 30 days written notice.

Rgene has further agreed, effective July 1, 2022, to provide the Company with a seat on Rgene’s Board of Directors until the loan is repaid in full. The Company has nominated Dr. Jiang, its Chief Strategy Officer and Director to occupy that seat; Dr. Jiang is also one of the Company’s largest shareholders, owning 12.8% of the Company.

The Rgene Studies is a related party transaction.

Collaborative agreement with BioFirst Corporation, a related party

On July 24, 2017, BriVision entered into a collaborative agreement (the “BioFirst Collaborative Agreement”) with BioFirst Corporation (“BioFirst”), pursuant to which BioFirst granted the Company the global licensing right for medical use of the product (the “Product”): BFC-1401 Vitreous Substitute for Vitrectomy. BioFirst is a related party to the Company because a controlling beneficiary shareholder of YuanGene Corporation and the Company is one of the directors and Common Stock shareholders of BioFirst (See Note 8).

Pursuant to the BioFirst Collaborative Agreement, the Company will co-develop and commercialize the Product with BioFirst and pay BioFirst in a total amount of $3,000,000 in cash or stock of the Company before September 30, 2018. The amount of $3,000,000 is in connection with the compensation for BioFirst’s past research efforts and contributions made by BioFirst before the BioFirst Collaborative Agreement was signed and it does not relate to any future commitments made by BioFirst and BriVision in this BioFirst Collaborative Agreement. In addition, the Company is entitled to receive 50% of the future net licensing income or net sales profit, if any, and any development cost shall be equally shared by both BriVision and BioFirst.

On September 25, 2017, BioFirst has delivered all research, technical, data and development data to BriVision. The Company determined to fully expense the entire amount of $3,000,000 since currently the related licensing rights do not have alternative future uses. According to ASC 730-10-25-1, absent alternative future uses the acquisition of product rights to be used in research and development activities must be charged to research and development expenses immediately. Hence, the entire amount of $3,000,000 is fully expensed as research and development expense during the year ended December 31, 2017.

On June 30, 2019, BriVision entered into a Stock Purchase Agreement (the “Purchase Agreement”) with BioFirst. Pursuant to the Purchase Agreement, the Company issued 428,571 shares of the Company’s common stock to BioFirst in consideration for $3,000,000 owed by the Company to BioFirst (the “Total Payment”) in connection with a certain collaborative agreement between the Company and BioFirst dated July 24, 2017 (the “Collaborative Agreement”). Pursuant to the Collaborative Agreement, BioFirst granted the Company the global licensing right to co-develop BFC-1401 or ABV-1701 Vitreous Substitute for Vitrectomy for medical purposes in consideration for the Total Payment.

On August 5, 2019, BriVision entered into a second Stock Purchase Agreement (“Purchase Agreement 2”) with BioFirst. Pursuant to Purchase Agreement 2, the Company issued 414,702 shares of the Company’s common stock to BioFirst in consideration for $2,902,911 owed by the Company to BioFirst in connection with a loan provided to BriVision from BioFirst.

On November 4, 2020, the Company executed an amendment to the BioFirst Agreement with BioFirst to add ABV-2001 Intraocular Irrigation Solution and ABV-2002 Corneal Storage Solution to the agreement. ABV-2002 is utilized during a corneal transplant procedure to replace a damaged or diseased cornea while ABV-2001 has broader utilization during a variety of ocular procedures.

Initially the Company will focus on ABV-2002, a solution utilized to store a donor cornea prior to either penetrating keratoplasty (full thickness cornea transplant) or endothelial keratoplasty (back layer cornea transplant). ABV-2002 is a solution comprised of a specific poly amino acid that protects ocular tissue from damage caused by external osmolarity exposure during pre-surgery storage. The specific polymer in ABV-2002 can adjust osmolarity to maintain a range of 330 to 390 mOsM thereby permitting hydration within the corneal stroma during the storage period. Stromal hydration results in (a) maintaining acceptable corneal transparency and (b) prevents donor cornea swelling. ABV-2002 also contains an abundant phenolic phytochemical found in plant cell walls that provides antioxidant antibacterial properties and neuroprotection.

Early testing by BioFirst indicates that ABV-2002 may be more effective for protecting the cornea and retina during long-term storage than other storage media available today and can be manufactured at lower cost.    Further ABV-2002 product development was put on hold due the lack of funding.

In addition, BioFirst was incorporated on November 7, 2006, focusing on the R&D, manufacturing, and sales of innovative patented pharmaceutical products. The technology of BioFirst comes from the global exclusive licensing from domestic R & D institutions. Currently, the main research and development product is the vitreous substitute (Vitargus®) Licensed by the National Health Research Institutes. Vitargus is the world’s first bio-degradable vitreous substitute and offers a number of advantages over current vitreous substitutes by minimizing medical complications and reducing the need for additional surgeries.

Vitargus has started the construction of a GMP factory in Hsinchu Biomedical Science Park, Taiwan, with the aim at building a production base to supply the global market, and promote the construction of bio-degradable vitreous substitute manufacturing centers in Taiwan. Completion of this factory would allow ABVC to manufacture Vitargus with world-class technology in a GMP certified pharmaceutical factory. BioFirst is targeting to complete the construction in 2024.

The above-mentioned equity is before the reverse stock split in 2023.

5. PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2023 and 2022 are summarized as follows:

	December 31, 2023	December 31, 2022
Land	$363,416	$361,193
Construction-in-Progress	7,400,000	-
Buildings and leasehold improvements	2,227,431	2,226,687
Machinery and equipment	1,138,675	1,116,789
Office equipment	174,797	173,766
	11,304,319	3,878,435
Less: accumulated depreciation	(3,335,041)	(3,304,457)
Property and equipment, net	$7,969,278	$573,978

Construction-in-progress consists of the property recently acquired in Chengdu, China. The Company entered into a cooperation agreement on August 14, 2023, with Zhong Hui Lian He Ji Tuan, Ltd. (the “Zhonghui”). Pursuant thereto, the Company acquired 20% of the ownership of certain property and a parcel of the land, with a view to jointly develop the property into a healthcare center for senior living, long-term care, and medical care in the areas of ABVC’s special interests, such as Ophthalmology, Oncology, and Central Nervous Systems. The plan is to establish a base for the China market and global development of these interests.

The valuation of such property is US$37,000,000; based on the Company’s 20% ownership, the Company acquired the value of US$7,400,000. In exchange, the Company issued to Zhonghui an aggregate of 370,000 shares (the “Shares”) of common stock, at a per share price of $20.0. The Shares are subject to a lock-up period of one year following the closing date of the transaction. In addition, the parties agreed that, after one year following the closing of the transaction, if the market value of the Shares or the value of the Property increases or decreases, the parties will negotiate in good faith to make reasonable adjustments.

The asset ownership certification is in the application process. However, the Company’s ownership rights to the property and the associated land parcel, or a suitable replacement property, are safeguarded under the terms of the cooperation agreement, which is legally binding and enforceable.

The Construction-in-progress is planned to finish before the end of 2024.

Depreciation expenses were $28,531 and $23,799 for the years ended December 31, 2023 and 2022, respectively. As of December 31, 2023 and 2022, Land with book value amounted to approximately $363,416 and $361,193, respectively, were pledged for obtaining bank loan (see Notes 9 Bank loans).

6. LONG-TERM INVESTMENTS

(1)	The ownership percentages of each investee are listed as follows:

	Ownership percentage
	December 31,	December 31,	Accounting
Name of related party	2023	2022	treatments
Braingenesis Biotechnology Co., Ltd.	0.17%	0.17%	Cost Method
Genepharm Biotech Corporation	0.67%	0.67%	Cost Method
BioHopeKing Corporation	5.90%	5.90%	Cost Method
BioFirst Corporation	18.68%	15.51%	Equity Method
Rgene Corporation	26.65%	26.65%	Equity Method

(2)	The extent the investee relies on the company for its business are summarized as follows:

Name of related party	The extent the investee relies on the Company for its business
Braingenesis Biotechnology Co., Ltd.	No specific business relationship
Genepharm Biotech Corporation	No specific business relationship
BioHopeKing Corporation	Collaborating with the Company to develop and commercialize drugs
BioFirst Corporation	Loaned from the investee and provides research and development support service
Rgene Corporation	Collaborating with the Company to develop and commercialize drugs

(3)	Long-term investment mainly consists of the following:

	December 31, 2023	December 31, 2022
Non-marketable Cost Method Investments, net
Braingenesis Biotechnology Co., Ltd.	$7,213	$7,169
Genepharm Biotech Corporation	22,021	21,887
BioHopeKing Corporation	818,018	813,014
Subtotal	847,252	842,070
Equity Method Investments, net
BioFirst Corporation(a)	1,680,488	-
Rgene Corporation(b)	-	-
Total	$2,527,740	$842,070

(a)	BioFirst Corporation (the “BioFirst”):

The Company holds an equity interest in BioFirst Corporation, accounting for its equity interest using the equity method to accounts for its equity investment as prescribed in ASC 323, Investments—Equity Method and Joint Ventures (“ASC 323”). Equity method adjustments include the Company’s proportionate share of investee’s income or loss and other adjustments required by the equity method. As of December 31, 2023 and 2022, the Company owns 18.68% and 15.51% common stock shares of BioFirst, respectively. The Company made a prepayment for equity investment in BioFirst to purchase additional shares to be issued by BioFirst in the aggregate amount of $2,688,578, recorded as prepayment for long-term investments as of December 31, 2022. On July 19, 2023, the Company successfully completed the registration process for this investment. The initial prepayment was $1,895,556, which is a portion of the prepayment as of December 31, 2022, and was converted into 994,450 shares of BioFirst stock. As of December 31, 2023, the amount of prepayment for long-term investments in Biofirst is $1,124,842.

Summarized financial information for the Company’s equity method investee, BioFirst, is as follows:

Balance Sheet

	December 31, 2023	December 31, 2022
Current Assets	$1,451,877	$1,543,151
Non-current Assets	686,206	739,472
Current Liabilities	2,286,058	2,663,051
Non-current Liabilities	347,193	103,447
Stockholders’ Equity	(495,168)	(483,874)

Statement of operation

	Year Ended December 31,
	2023	2022
Net sales	$734	$30,162
Gross profit	289	8,239
Net loss	(1,194,797)	(1,274,539)
Share of losses from investments accounted for using the equity method	(221,888)	-

(b)	Rgene Corporation (the “Rgene”)

Both Rgene and the Company are under common control by Dr. Tsung-Shann Jiang, the CEO and chairman of the BioLite Inc. Since Dr. Tsung-Shann Jiang is able to exercise significant influence, but not control, over the Rgene, the Company determined to use the equity method to accounts for its equity investment as prescribed in ASC 323, Investments—Equity Method and Joint Ventures (“ASC 323”). Equity method adjustments include the Company’s proportionate share of investee’s income or loss and other adjustments required by the equity method. As of December 31, 2023 and 2022, the Company owns 26.65% and 26.65% common stock shares of Rgene, respectively.

Summarized financial information for the Company’s equity method investee, Rgene, is as follows:

Balance Sheets

	December 31, 2023	December 31, 2022
Current Assets	$50,538	$68,302
Non-current Assets	250,716	303,893
Current Liabilities	2,591,960	2,478,868
Non-current Liabilities	811	2,441
Shareholders’ Deficit	(2,291,517)	(2,481,309)

Statement of operations

	Year Ended December 31,
	2023	2022
Net sales	$-	$-
Gross Profit	-	-
Net loss	(291,522)	(1,550,123)
Share of loss from investments accounted for using the equity method	-	-

(4)	Disposition of long-term investment

During the years ended December 31, 2023 and 2022, there is no disposition of long-term investment.

(5)	Loss on investment in equity securities

The components of loss on investment in equity securities for each period were as follows:

	Year Ended December 31,
	2023	2022
Share of equity method investee losses	$(221,888)	$-

7. CONVERTIBLE NOTES PAYABLE

On February 23, 2023, the Company entered into a securities purchase agreement (the “Lind Securities Purchase Agreement”) with Lind Global Fund II, LP (“Lind”), pursuant to which the Company issued Lind a secured, convertible note in the principal amount of $3,704,167 (the “Lind Offering”), for a purchase price of $3,175,000 (the “Lind Note”), that is convertible into shares of the Company’s common stock at an initial conversion price of $1.05 per share, subject to adjustment (the “Note Shares”). The Company also issued Lind a common stock purchase warrant (the “Lind Warrant”) to purchase up to 5,291,667 shares of the Company’s common stock at an initial exercise price of $1.05 per share for a period of 5 years, subject to adjustment that immediately upon such issuance or sale, the Exercise Price in effect immediately prior to such issuance or sale shall be reduced (and in no event increased) to an Exercise Price equal to the consideration per share paid for such Additional Shares of Common Stock. The warrants were valued using the Black-Scholes model. The fair value of the warrants was determined to be $1,225,543, which was recorded to debt discount.

Beginning with the date that is six months from the issuance date of the Lind Note and on each one (1) month anniversary thereafter, the Company shall pay Lind an amount equal to $308,650.58, until the outstanding principal amount of the Lind Note has been paid in full prior to or on the Maturity Date or, if earlier, upon acceleration, conversion or redemption of the Lind Note in accordance with the terms thereof (the “Monthly Payments”). At the Company’s discretion, the Monthly Payments shall be made in (i) cash, (ii) shares of the Company’s common stock, or (iii) a combination of cash and Shares; if made in shares, the number of shares shall be determined by dividing (x) the principal amount being paid in shares by (y) 90% of the average of the 5 lowest daily VWAPs during the 20 trading days prior to the applicable payment date. The Lind Notes sets forth certain conditions that must be satisfied before the Company may make any Monthly Payments in shares of common stock. If the Company makes a Monthly Payment in cash, the Company must also pay Lind a cash premium of 5% of such Monthly Payment.

Upon the occurrence of any Event of Default (as defined in the Lind Note), the Company must pay Lind an amount equal to 120% of the then outstanding principal amount of the Lind Note (the “Mandatory Default Amount”), in addition to any other remedies under the Note or the other Transaction Documents. The Company and Lind entered into a letter agreement on September 12, 2023, pursuant to which the Mandatory Default Amount was reduced to 115% of the then outstanding principal amount of the Lind Note; pursuant to the letter agreement, Lind also agreed to waive any default associated with the Company’s market capitalization being below $12.5 million for 10 consecutive days through February 23, 2024, but retained its right to convert its Note. In addition, if the Company is unable to increase its market capitalization and is unable to obtain a further waiver or amendment to the Lind Note, then the Company could experience an event of default under the Lind Note, which could have a material adverse effect on the Company’s liquidity, financial condition, and results of operations. The Company cannot make any assurances regarding the likelihood, certainty, or exact timing of the Company’s ability to increase its market capitalization, as such metric is not within the immediate control of the Company and depends on a variety of factors outside the Company’s control.

The Lind Warrant may be exercised via cashless exercise.

The warrant exercise price was reset to $3.5 in accordance to the issuance of common stock in relation to securities purchase agreement on July 2023.

On November 17, 2023, the Company entered another securities purchase agreement with Lind, pursuant to which the Company issued Lind a secured, convertible note in the principal amount of $1,200,000, for a purchase price of $1,000,000, that is convertible into shares of the Company’s common stock at a conversion price, which shall be the lesser of (i) $3.50 and (ii) 90% of the average of the three lowest VWAPs during the 20 trading days prior to conversion. Lind will also receive a 5-year, common stock purchase warrant to purchase up to 1,000,000 shares of the Company’s common stock at an initial exercise price of $2 per share for a period of 5 years. The warrants were valued using the Black-Scholes model. The fair value of the warrants was determined to be $480,795, which was recorded to debt discount. An amendment was filed on February 29, 2024 to disclose that due to Nasdaq requirements, the parties entered into an amendment to the Note, pursuant to which the conversion price shall have a floor price of $1.00 (the “Amendment”). Additionally, the Amendment requires the Company to make a cash payment to Lind if in connection with a conversion, the conversion price is deemed to be the floor price.

As of December 31, 2023 and 2022, the aggregate carrying values of the convertible debentures were $569,456 and $0, respectively; and accrued convertible interest were both $0.

Total interest expenses in connection with the above convertible note payable were $2,412,951 and $0 for the years ended December 31, 2023 and 2022, respectively.

8. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following as of the periods indicated:

	December 31,	December 31,
	2023	2022
Accrued research and development expense	$1,799,583	$1,600,221
Accrued compensation and employee benefits	1,184,505	568,865
Accrued royalties	274,028	272,352
Others	438,264	468,150
Total	$3,696,380	$2,909,587

9. BANK LOANS

(1)	Short-term bank loans consists of the following:

	December 31,	December 31,
	2023	2022
Cathay United Bank	$245,250	$243,750
CTBC Bank	654,000	650,000
Cathay Bank	-	1,000,000
Total	$899,250	$1,893,750

Cathay United Bank

On June 28, 2016, BioLite Taiwan and Cathay United Bank entered into a one-year bank loan agreement (the “Cathay United Loan Agreement”) in a credit limit amount of NT$7,500,000, equivalent to $245,250. The term started June 28, 2016 with maturity date at June 28, 2017. The loan balance bears interest at a floating rate of prime rate plus 1.31%. The prime rate is based on term deposit saving interest rate of Cathay United Bank. The Company renews the agreement with the bank every year. On September 6, 2022, BioLite Taiwan extended the Cathay United Loan Agreement with the same principal amount of NT$7,500,000, equivalent to $245,250 for one year, which is due on September 6, 2023. On September 6, 2023, BioLite Taiwan extended the Cathay United Loan Agreement with the same principal amount of NT$7,500,000, equivalent to $245,250 for one year, which is due on September 6, 2024. As of December 31, 2023  and December 31, 2022, the effective interest rates per annum was 2.87% and 2.67%, respectively. The loan is collateralized by the building and improvement of BioLite Taiwan, and is also personal guaranteed by the Company’s chairman.

Interest expenses were $6,856 and $5,960 for the years ended December 31, 2023 and 2022, respectively.

CTBC Bank

On June 12, 2017 and July 19, 2017, BioLite Taiwan and CTBC Bank entered into two short-term saving secured bank loan agreements (the “CTBC Loan Agreements”) in a credit limit amount of NT$10,000,000, equivalent to $327,000, and NT$10,000,000, equivalent to $327,000, respectively. Both two loans with the same maturity date at January 19, 2018. In February 2018, BioLite Taiwan combined two loans and extended the loan contract with CTBC for one year. The Company renews the agreement with the bank every year. The loan balances bear interest at a fixed rate of 2.5% per annum. The loan is secured by the money deposited in a savings account with the CTBC Bank. This loan was also personal guaranteed by the Company’s chairman and BioFirst. During the year ended December 31, 2020, BioLite Taiwan has opened a TCD account with CTBC bank to guarantee the loan going forward.

Interest expenses were $15,610 and $12,220 for the years ended December 31, 2023 and 2022, respectively.

Cathay Bank

On January 21, 2019, the Company received a loan in the amount of $500,000 from Cathay Bank (the “Bank”) pursuant to a business loan agreement (the “Loan Agreement”) entered by and between the Company and Bank on January 8, 2019 and a promissory note (the “Note”) executed by the Company on the same day. The Loan Agreement provides for a revolving line of credit in the principal amount of $1,000,000 with a maturity date (the “Maturity Date”) of January 1, 2020. The Note executed in connection with the Loan Agreement bears an interest rate (the “Regular Interest Rate”) equal to the sum of one percent (1%) and the prime rate as published in the Wall Street Journal (the “Index”) and the accrued interest shall become payable each month from February 1, 2019. Pursuant to the Note, the Company shall pay the entire outstanding principal plus accrued unpaid interest on the Maturity Date and may prepay portion or all of the Note before the Maturity Date without penalty. If the Company defaults on the Note, the default interest rate shall become five percent (5%) plus the Regular Interest Rate.

In connection with the Note and Loan Agreement, on January 8, 2019, each of Dr. Tsung Shann Jiang and Dr. George Lee, executed a commercial guaranty (the “Guaranty”) to guaranty the loans for the Company pursuant to the Loan Agreement and Note, severally and individually, in the amount not exceeding $500,000 each until the entire Note plus interest are fully paid and satisfied. Dr. Tsung Shann Jiang is the Chairman and Chief Executive Officer of BioLite Holding, Inc. and Dr. George Lee serves as the Chairman of the board of directors of BioKey. On December 29, 2020, the Company entered into a new loan extension agreement and assignment of deposit account with the Bank, which allowed Dr. Tsung Shann Jiang and Dr. George Lee to be removed as guarantees from the list of Guaranty.

In addition, on January 8, 2019, each of the Company and BioKey, a wholly-owned subsidiary of the Company, signed a commercial security agreement (the “Security Agreement”) to secure the loans under the Loan Agreement and the Note. Pursuant to the Security Agreements, each of the Company and BioKey (each, a “Grantor”, and collectively, the “Grantors”) granted security interest in the collaterals as defined therein, comprised of almost all of the assets of each Grantor, to secure such loans for the benefit of the Bank. On June 30, 2020, the Company extended the Loan Agreement with the same term for seven months, which is due on October 31, 2020. On April 8, 2020 and October 3, 2020, the Company repaid an aggregated principal amount of $350,000. On December 3, 2020, the Company renewed the Loan Agreement with the principal amount of $650,000 for ten months, which is due on October 31, 2021. On October 31, 2021, the Company renewed the Loan Agreement with the principal amount of $650,000 for twelve months, which is due on October 30, 2022. On September 24, 2021, the Cathay Bank has increased the line of credit to $1,000,000 from $650,000. The Loan Agreement was further extended and due on December 31, 2022. The outstanding loan balance was $1,000,000 as of December 31, 2022. On February 23, 2023, the bank loan from Cathay Bank was fully repaid. As of December 31, 2023 and 2022, the effective interest rates per annum was 0% and 8%, respectively and the outstanding loan balance were $0 and $1,000,000.

Interest expenses were $10,209 and $46,957 for the years ended December 31, 2023 and 2022, respectively.

10. RELATED PARTIES TRANSACTIONS

The related parties of the company with whom transactions are reported in these financial statements are as follows:

Name of entity or Individual	Relationship with the Company and its subsidiaries
BioFirst Corporation (the “BioFirst”)	Entity controlled by controlling beneficiary shareholder of YuanGene
BioFirst (Australia) Pty Ltd. (the “BioFirst (Australia)”)	100% owned by BioFirst; Entity controlled by controlling beneficiary shareholder of YuanGene
Rgene Corporation (the “Rgene”)	Shareholder of the Company; Entity controlled by controlling beneficiary shareholder of YuanGene; the Chairman of Rgene is Mr. Tsung-Shann Jiang
Eugene Jiang	Former President and Chairman
GenePharm Inc. (the “GenePharm”)	Dr. George Lee, Board Director of Biokey, is the Chairman of GenePharm.
The Jiangs	Mr. Tsung-Shann Jiang, the controlling beneficiary shareholder of the Company and Rgene, the Chairman and CEO of the BioLite Holding Inc. and BioLite Inc. and the President and a member of board of directors of BioFirst

Ms. Shu-Ling Jiang, Mr. Tsung-Shann Jiang’s wife, is the Chairman of Keypoint; and a member of board of directors of BioLite Inc.

Mr. Eugene Jiang is Mr. and Ms. Jiang’s son. Mr. Eugene Jiang is the chairman, and majority shareholder of the Company and a member of board of directors of BioLite Inc.

Mr. Chang-Jen Jiang is Mr. Tsung-Shann Jiang’s sibling and the director of the Company. Ms. Mei-Ling Jiang is Ms. Shu-Ling Jiang’s sibling.
Zhewei Xu	Shareholder of the Company.
BioHopeKing Corporation	Entity controlled by controlling beneficiary shareholder of ABVC
Jaimes Vargas Russman	CEO of AiBtl BioPharma Inc.

Accounts receivable - related parties

Accounts receivable due from related parties consisted of the following as of the periods indicated:

	December 31,	December 31,
	2023	2022
GenePharm Inc.	$-	$142,225
Rgene	10,463	615,118
Total	$10,463	$757,343

Revenue - related parties

Revenue due from related parties consisted of the following as of the periods indicated:

	December 31,	December 31,
	2023	2022
Rgene	$2,055	$904,043
Total	$2,055	$904,043

Due from related parties

Amount due from related parties consisted of the following as of the periods indicated:

Due from related party - Current

	December 31,	December 31,
	2023	2022
Rgene	$541,486	$513,819
BioFirst	206,087	-
Total	$747,573	$513,819

Due from related parties - Non-current, net

	December 31,	December 31,
	2023	2022
BioFirst (Australia)	$839,983	$ 752,655
BioHopeKing Corporation	113,516	112,822
Total	953,499	865,477
Less: allowance for expected credit losses accounts	(839,983)	-
Net	$113,516	$865,477

(1)

On June 16, 2022, the Company entered into a one-year convertible loan agreement with Rgene, with a principal amount of $1,000,000 to Rgene which bears interest at 5% per annum for the use of working capital that, if fully converted, would result in ABVC owning an additional 6.4% of Rgene. The Company may convert the Note at any time into shares of Rgene’s common stock at either (i) a fixed conversion price equal to $1.00 per share or (ii) 20% discount of the stock price of the then most recent offering, whichever is lower; the conversion price is subject to adjustment as set forth in the Note. The Note includes standard events of default, as well as a cross-default provision pursuant to which a breach of the Service Agreement will trigger an event of default under the convertible note if not cured after 5 business days of written notice regarding the breach is provided.

As of December 31, 2023 and December 31, 2022, the outstanding loan balance were both $500,000; and accrued interest was $38,819 and $13,819.

As of December 31, 2023, the Company has other receivables amounted $2,667 from Rgene due to daily operations.

(2)

On July 1, 2020, the Company entered into a loan agreement with BioFirst (Australia) for $361,487 to properly record R&D cost and tax refund allocation based on co-development contract executed on July 24, 2017. The loan was originally set to be mature on September 30, 2021 with an interest rate of 6.5% per annum, but on September 7, 2021, the Company entered into a loan agreement with BioFirst (Australia) for $67,873 to meet its new project needs. On July 27, 2021, the Company repaid a loan 249,975 to BioFirst (Australia). On December 1, 2021, the Company entered into a loan agreement with BioFirst (Australia) for $250,000 to increase the cost for upcoming projects. The loan will be matured on November 30, 2022 with an interest rate of 6.5% per annum. In 2022, the Company entered into several loan agreements with BioFirst (Australia) for a total amount of $507,000 to increase the cost for upcoming projects.  During the first quarter of 2023, the Company entered into several loan agreements with BioFirst (Australia) for a total amount of $88,091 to increase the cost for upcoming projects. During the second quarter of 2023, the Company entered into several loan agreements with BioFirst (Australia) for a total amount of $25,500 to increase the cost for upcoming projects. All the loans period was twelve months with an interest rate of 6.5% per annum. For accounting purpose, the due from and due to related party balances was being net off. As of December 31, 2023 and December 31, 2022, the outstanding loan balance and allocated research fee was $681,185 and $660,484, respectively; and accrued interest was $158,798 and $92,171, respectively.  The outstanding amount was settled in 2023.

The balances mainly represent advances to BioFirst (Australia) for research and development purposes. The business conditions of BioFirst (Australia) deteriorated and, as a result, the Company recognized expected credit losses of $839,983 for the year ended December 31, 2023.

(3)	On February 24, 2015, BioLite Taiwan and BioHopeKing Corporation (the “BHK”) entered into a co-development agreement, (the “BHK Co-Development Agreement”, see Note 4). The development costs shall be shared 50/50 between BHK and the Company. Under the term of the agreement, BioLite issued relevant development cost to BHK. As of December 31, 2023 and 20212 due from BHK was $113,516 and $112,822, respectively.

Due to related parties

Amount due to related parties consisted of the following as of the periods indicated:

	December 31,	December 31,
	2023	2022
BioFirst	$-	$188,753
The Jiangs	19,789	19,789
Due to shareholders	152,382	151,450
Due to a Director	961	-
Total	$173,132	$359,992

(1)	Since 2019, BioFirst has advanced funds to the Company for working capital purpose. The advances bear interest 1% per month (or equivalent to 12% per annum). As of December 31, 2022, the aggregate amount of outstanding balance and accrued interest is $188,753, a combination of $147,875 from loan, and $40,878 from expense-sharing. The outstanding amount was being net off with amount due from BioFirst in 2023.

(2)	Since 2019, the Jiangs advanced funds to the Company for working capital purpose. As of December 31, 2023 and 2022, the outstanding balance due to the Jiangs amounted to $19,789 and $19,789, respectively. These loans bear interest rate of 0% to 1% per month, and are due on demand.

(3)	Since 2018, the Company’s shareholders have advanced funds to the Company for working capital purpose. The advances bear interest rate from 12% to 13.6224% per annum. As of December 31, 2023 and 2022, the outstanding principal and accrued interest was $152,382 and $151,450, respectively. Interest expenses in connection with these loans were $20,094 and $21,378 for the years ended December 31, 2023 and 2022, respectively.

(4)	As of December 31, 2023, due to a Director amounted $961 was related to the entity setup fee paid by the Director of AiBtl BioPharma Inc. on behalf of the entity.

11. INCOME TAXES

Income tax expense for the years ended December 31, 2023 and 2022 consisted of the following:

	Year Ended December 31,
	2023	2022
Current:
Federal	$-	$-
State	-	2,400
Foreign	140,338	-
Total Current	$140,338	$2,400
Deferred:
Federal	$-	$-
State	-	-
Foreign	115,668	795,378
Total Deferred	$115,668	$795,378
Total provision for income taxes	$256,006	$797,778

Deferred tax assets (liability) as of December 31, 2023 and 2022 consist approximately of:

	December 31,	December 31,
	2023	2022
Loss on impairment of Assets	713,223	709,961
Net operating loss carryforwards	5,568,391	5,866,623
Tax credit of investment	-	-
Operating lease liabilities	213,482	213,482
Operating lease assets	(213,482)	(213,482)
Deferred tax assets, Gross	6,281,614	6,576,584
Valuation allowance	(6,281,614)	(6,459,474)
Deferred tax assets, net	-	117,110

12. EQUITY

In January 2022, the Company agreed to pay the deferred service fees related to Public Offering amounted $4,296,763 by issuing 1,306,007 shares of unrestricted common stock, valued at $3.29 per share on the grant date. These shares have been issued in January 2022.

In March 2022, the Company issued 75,000 common stock to BarLew Holdings, LLC for consulting and advisory services amounted to $169,500, valued at $2.26 per share.

In May 2022, the Company and an institutional investor entered into certain securities purchase agreement relating to the offer and sale of 2,000,000 shares of common stock at an offering price of $2.11 per share in a registered direct offering. The shares of the Company’s common stock were issued for gross proceeds of $4,220,000, before placement agent fees and legal fees of $556,075. Pursuant to the offering, the Company will also issue 5-year warrants to purchase 2,000,000 shares of common stock, exercisable at a price of $2.45 per share. As of December 31, 2023, these warrants have been issued but not exercised.

On July 10, 2022, the Board approved the issuance of 75,000 shares of common stock to Barlew Holdings, LLC pursuant to the consulting agreement by and between Barlew Holdings, LLC and the Company dated July 1, 2022, and 250,000 shares of common stock to Inverlew Advisors, LLC, in accordance with the consulting agreement by and between Inverlew Advisors, LLC and the Company dated July 1, 2022.

On December 1, 2022, the Company issued 125,000 and 100,000 common stock to Euro-Asia Investment & Finance Corp Ltd. and Thalia Media Ltd. for consulting and advisory services.

On January 3, 2023, the Company issued 223,411 common stock to a consultant for providing consulting services on listing to NASDAQ in 2021.

On February 23, 2023, the Company entered into a securities purchase agreement with Lind Global Fund II, LP (“Lind”), pursuant to which the Company issued Lind a secured, convertible note in the principal amount of $3,704,167, for a purchase price of $3,175,000, that is convertible into shares of the Company’s common stock at an initial conversion price of $1.05 per share, subject to adjustment. The Company also issued Lind a common stock purchase warrant to purchase up to 5,291,667 shares of the Company’s common stock at an initial exercise price of $1.05 per share for a period of 5 years, subject to adjustment that immediately upon such issuance or sale, the Exercise Price in effect immediately prior to such issuance or sale shall be reduced (and in no event increased) to an Exercise Price equal to the consideration per share paid for such Additional Shares of Common Stock. The warrants were valued using the Black-Scholes model. The fair value of the warrants was determined to be $1,225,543, which was recorded to debt discount. During the year ended December 31, 2023, the Company has been repaying Lind with securities for 3,732,167 shares, totaling $3,306,112.

The warrant exercise price was reset to $3.5 in accordance to the issuance of common stock in relation to securities purchase agreement on July 2023. As of December 31, 2023, the warrant has not yet been exercised.

On July 27, 2023, the Company entered into that certain securities purchase agreement. relating to the offer and sale of 300,000 shares of common stock, par value $0.001 per share and 200,000 pre-funded warrants, at an exercise price of $0.001 per share, in a registered direct offering. Pursuant to the Purchase Agreement, the Company agreed to sell the Shares and/or Pre-funded Warrants at a per share purchase price of $3.50, for gross proceeds of $1,750,000, before deducting any estimated offering expenses. On August 1, 2023, 200,000  pre-funded warrants were exercised.

The above-mentioned equity is before the reverse stock split in July 2023.

On August 14, 2023, the Company entered into a cooperation agreement with Zhonghui. Pursuant thereto, the Company acquired 20% of the ownership of a property and the parcel of the land owned by Zhonghui in Leshan, Sichuan, China. During the third quarter of 2023, the Company issued to Zhonghui, an aggregate of 370,000 shares of the Company’s common stock, at a per share price of $20. The Company also issued 29,600 common stock to consultants for providing consulting services on the above transaction.

On November 17, 2023, the Company entered another securities purchase agreement with Lind, pursuant to which the Company issued Lind a secured, convertible note in the principal amount of $1,200,000, for a purchase price of $1,000,000, that is convertible into shares of the Company’s common stock at a conversion price, which shall be the lesser of (i) $3.50 and (ii) 90% of the average of the three lowest VWAPs during the 20 trading days prior to conversion. Lind will also receive a 5-year, common stock purchase warrant to purchase up to 1,000,000 shares of the Company’s common stock at an initial exercise price of $2 per share for a period of 5 years. The warrants were valued using the Black-Scholes model. The fair value of the warrants was determined to be $480,795, which was recorded to debt discount. An amendment was filed on February 29, 2024 to disclose that due to Nasdaq requirements, the parties entered into an amendment to the Note, pursuant to which the conversion price shall have a floor price of $1.00 (the “Amendment”). Additionally, the Amendment requires the Company to make a cash payment to Lind if in connection with a conversion, the conversion price is deemed to be the floor price.

13. STOCK OPTIONS

On October 30, 2020, the Company issued an aggregate of 545,182 shares of common stock in lieu of unpaid salaries of certain employees and unpaid consulting fees under the 2016 Equity Incentive Plan, as amended, at a conversion price of $2 per share; the total amount of converted salaries and consulting fees was $1,090,361. On November 21, 2020, the Company entered into acknowledgement agreements and stock option purchase agreements with these employees and consultant; pursuant to which the Company granted stock options to purchase 545,182 shares of the Company’s common stock in lieu of common stock. The options were vested at the grant date and become exercisable for 10 years from the grant date.

On October 15, 2021, the Company entered into stock option agreements with 11 directors and 3 employees, pursuant to which the Company granted options to purchase an aggregate of 1,280,002 shares of common stock under the 2016 Equity Incentive Plan, as amended, at an exercise price of $3 per share. The options were vested at the grant date and become exercisable for 10 years from the grant date.

On April 16, 2022, the Company entered into stock option agreements with 5 directors, pursuant to which the Company agreed to grant options to purchase an aggregate of 761,920 shares of common stock under the 2016 Equity Incentive Plan, at an exercise price of $3 per share, exercisable for 10 years from the grant date.

Options issued and outstanding as of December 31, 2023, and their activities during the year then ended are as follows:

			Weighted-
		Weighted-	Average
		Average	Contractual
	Number of	Exercise	Life	Aggregate
	Underlying Shares	Price Per Share	Remaining in Years	Intrinsic Value
Outstanding as of January 1, 2023	2,587,104	$2.79	8.74	-
Granted	-	-	-	-
Forfeited	-	-	-	-
Outstanding as of December 31, 2023	2,587,104	2.79	7.74	$-
Exercisable as of December 31, 2023	2,587,104	2.79	7.74	$-
Vested and expected to vest	2,587,104	$2.79	7.74	$-

The fair value of stock options granted for the years ended December 31, 2023 and 2022 was calculated using the Black-Scholes option-pricing model applying the following assumptions:

Year ended December 31
2022

Risk free interest rate	2.79%
Expected term (in years)	5.00
Dividend yield	0%
Expected volatility	83.86%

The Company granted options to purchase 0 and 761,920 shares of common stock to employees and certain consultants during the years ended December 31, 2023 and 2022, respectively. The weighted average grant date fair value of options granted during the years ended December 31, 2023 and 2022 was $2.79  and $2.79, respectively. There are 3,860,211 options available for grant under the 2016 Equity Incentive Plan as of December 31, 2023. Compensation costs associated with the Company’s stock options are recognized, based on the grant-date fair values of these options over vesting period. Accordingly, the Company recognized stock-based compensation expense of $0 and $1,241,930 for the years ended December 31, 2023 and 2022, respectively. As of December 31, 2023 and 2022, there were no unvested options. There were no options exercised during the years ended December 31, 2023 and 2022.

The above-mentioned equity is before the reverse stock split in July 2023.

14. LOSS PER SHARE

Basic loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the year. Diluted loss per share is computed by dividing net loss by the weighted-average number of common shares and dilutive potential common shares outstanding during the years ended December 31, 2023 and 2022.

	For the Year Ended
	December 31, 2023	December 31, 2022
Numerator:
Net loss attributable to ABVC’s common stockholders	$(10,856,656)	$(16,423,239)

Denominator:
Weighted-average shares outstanding:
Weighted-average shares outstanding - Basic	4,335,650	3,166,460
Stock options
Weighted-average shares outstanding - Diluted	4,335,650	3,166,460

Loss per share
-Basic	$(2.43)	$(5.19)
-Diluted	$(2.43)	$(5.19)

Diluted loss per share takes into account the potential dilution that could occur if securities or other contracts to issue Common Stock were exercised and converted into Common Stock.

15. LEASE

The Company adopted FASB Accounting Standards Codification, Topic 842, Leases (“ASC 842”) using the modified retrospective approach, electing the practical expedient that allows the Company not to restate its comparative periods prior to the adoption of the standard on January 1, 2019.

The Company applied the following practical expedients in the transition to the new standard and allowed under ASC 842:

●	Reassessment of expired or existing contracts: The Company elected not to reassess, at the application date, whether any expired or existing contracts contained leases, the lease classification for any expired or existing leases, and the accounting for initial direct costs for any existing leases.

●	Use of hindsight: The Company elected to use hindsight in determining the lease term (that is, when considering options to extend or terminate the lease and to purchase the underlying asset) and in assessing impairment of right-to-use assets.

●	Reassessment of existing or expired land easements: The Company elected not to evaluate existing or expired land easements that were not previously accounted for as leases under ASC 840, as allowed under the transition practical expedient. Going forward, new or modified land easements will be evaluated under ASU No. 2016-02.

●	Separation of lease and non- lease components: Lease agreements that contain both lease and non-lease components are generally accounted for separately.

●	Short-term lease recognition exemption: The Company also elected the short-term lease recognition exemption and will not recognize ROU assets or lease liabilities for leases with a term less than 12 months.

The new leasing standard requires recognition of leases on the consolidated balance sheets as right-of-use (“ROU”) assets and lease liabilities. ROU assets represent the Company’s right to use underlying assets for the lease terms and lease liabilities represent the Company’s obligation to make lease payments arising from the leases. Operating lease ROU assets and operating lease liabilities are recognized based on the present value and future minimum lease payments over the lease term at commencement date. The Company’s future minimum based payments used to determine the Company’s lease liabilities mainly include minimum based rent payments. As most of Company’s leases do not provide an implicit rate, the Company uses its estimated incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments.

The Company recognized lease liabilities, with corresponding ROU assets, based on the present value of unpaid lease payments for existing operating leases longer than twelve months. The ROU assets were adjusted per ASC 842 transition guidance for existing lease-related balances of accrued and prepaid rent, unamortized lease incentives provided by lessors, and restructuring liabilities. Operating lease cost is recognized as a single lease cost on a straight-line basis over the lease term and is recorded in Selling, general and administrative expenses. Variable lease payments for common area maintenance, property taxes and other operating expenses are recognized as expense in the period when the changes in facts and circumstances on which the variable lease payments are based occur.

The Company has no finance leases. The Company’s leases primarily include various office and laboratory spaces, copy machine, and vehicles under various operating lease arrangements. The Company’s operating leases have remaining lease terms of up to approximately five years.

	December 31, 2023	December 31, 2022
ASSETS
Operating lease right-of-use assets	$809,283	$1,161,141
LIABILITIES
Operating lease liabilities (current)	401,826	369,314
Operating lease liabilities (non-current)	407,457	791,827

Supplemental Information

The following provides details of the Company’s lease expenses:

	Year Ended December 31,
	2023	2022
Operating lease expenses	$358,576	$358,576

Other information related to leases is presented below:

	Year Ended December 31,
	2023	2022
Cash paid for amounts included in the measurement of operating lease liabilities	$385,659	$358,576

	December 31, 2023	December 31, 2022
Weighted Average Remaining Lease Term:
Operating leases	1.73 years	2.48 years

Weighted Average Discount Rate:
Operating leases	1.5%	1.49%

The minimum future annual payments under non-cancellable leases during the next five years and thereafter, at rates now in force, are as follows:

Operating leases
2024	$404,745
2025	351,352
2026	56,916
2027	-
Thereafter	-
Total future minimum lease payments, undiscounted	813,013
Less: Imputed interest	(3,730)
Present value of future minimum lease payments	$809,283

16. COMMITMENTS AND CONTINGENCIES

Contingencies

In the ordinary course of business, the Company may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Company records contingent liabilities resulting from such claims, when a loss is assessed to be probable, and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of December 31, 2023 and up through March 13, 2024, date of the consolidated financial statements were available to the issued.

17. ACQUISITION

On November 12, 2023, the Company and one of its subsidiaries, BioLite, Inc. (“BioLite Taiwan”)  each entered into a multi-year, global licensing agreement with AiBtl BioPharma Inc. (“AIBL”, or the acquired company) for the Company and BioLite Taiwan’s CNS drugs with the indications of MDD (Major Depressive Disorder) and ADHD (Attention Deficit Hyperactivity Disorder) (collectively, the “Licensed Products”). The potential license will cover the Licensed Products’ clinical trial, registration, manufacturing, supply, and distribution rights. The parties are determined to collaborate on the global development of the Licensed Products. The parties are also working to strengthen new drug development and business collaboration, including technology, interoperability, and standards development. As per each of the respective agreements, each of ABVC and BioLite Taiwan received 23 million shares of AIBL stock and as a result, the Company has a controlling interest over AIBL. If certain milestones are met, the Company and BioLite Taiwan are each eligible to receive $3,500,000 and royalties equaling 5% of net sales, up to $100 million.

The Company concluded the assets acquired and liabilities assumed did not meet the definition of a business as a limited number of inputs were acquired but no substantive business processes or signs of output were acquired. As such, the acquisition was accounted for as an asset purchase. The purchase consideration was nonmonetary assets (patent) and transfer on November12, 2023. The equity interest transferred to ABVC and BioLite Taiwan on December 15, 2023.

Cash and cash equivalents	$-
Total assets acquired	-
Accrued expense	(243,888)
Due to Director	(498)
Total liabilities acquired	(243,386)
Total consideration (Intangible assets)	-

18. SUBSEQUENT EVENTS

On January 12, 2024, BioLite Taiwan extended the CTBC Loan Agreement with the same principal amount of NT$20,000,000, equivalent to $654,000 for one year.

On January 17, 2024, the Company entered another securities purchase agreement with Lind, pursuant to which the Company issued Lind a secured, convertible note in the principal amount of $1,000,000, for a purchase price of $833,333, that is convertible into shares of the Company’s common stock at a conversion price, which shall be the lesser of (i) $3.50 and (ii) 90% of the average of the three lowest VWAPs during the 20 trading days prior to conversion. Lind will also receive a 5-year, common stock purchase warrant to purchase up to 1,000,000 shares of the Company’s common stock at an initial exercise price of $2 per share.

An amendment was filed on February 29, 2024 to disclose that due to Nasdaq requirements, the parties entered into an amendment to the Note, pursuant to which the conversion price shall have a floor price of $1.00 (the “Amendment”). Additionally, the Amendment requires the Company to make a cash payment to Lind if in connection with a conversion, the conversion price is deemed to be the floor price.

On January 27, 2024, the company granted 1,241,615 restricted shares to its employees and directors under the 2016 Equity Incentive Plan, with an issuance date of February 2, 2024. These shares are subject to a three-year restriction period.

On February 6, 2024, the Company entered into a definitive agreement with Shuling Jiang (“Shuling”), pursuant to which Shuling shall transfer the ownership of certain land she owns located at Taoyuan City, Taiwan (the “Land”) to the Company (the “Agreement”). In consideration for the Land, the Company issued Shuling (i) 703,495 restricted shares of the Company’s common stock (the “Shares”) at a price of $3.50 per share and (ii) five-year warrants to purchase up to 1,000,000 shares of the Company’s common stock, with an exercise price of $2.00 per share.

The Company has assessed all events from December 31, 2023, up through March 13, 2024, which is the date that these consolidated financial statements are available to be issued, Other than the events disclosed above, no other subsequent events have occurred that would require recognition or disclosure in the Company’s consolidated financial statements.